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                                 SCHEDULE 14A
                                (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

                  EXCHANGE ACT OF 1934 (AMENDMENT NO. 2)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:                [_] Confidential, for use of the
 [X] Preliminary Proxy Statement              Commission Only (as permitted by
 [_] Definitive Proxy Statement               Rule 14a-6(e)(2))
 [_] Definitive Additional Materials
 [_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              HOOPER HOLMES, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  ------------------------------------------
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
 [_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or Item 22(a)(2)
     of Schedule 14A.
 [_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
     6(i)(3).
 [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
     (1) Title of each class of securities to which transaction applies:
-------------------------------------
     (2) Aggregate number of securities to which transaction applies:
-------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
-------------------------------------
     (4) Proposed maximum aggregate value of transaction:
-------------------------------------
     (5) Total fee paid:
-------------------------------------
 [X] Fee paid previously with preliminary materials.
-------------------------------------
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
-------------------------------------
     (2) Form, Schedule or Registration Statement No.:
-------------------------------------
     (3) Filing Party:
-------------------------------------
     (4) Date Filed:
-------------------------------------

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

                              HOOPER HOLMES, INC.
                               170 MT. AIRY ROAD
                        BASKING RIDGE, NEW JERSEY 07920

Dear Fellow Shareholder:

  You are cordially invited to attend a Special Meeting of Shareholders of Hooper Holmes, Inc., to be held on September , 1995, at the American Stock Exchange, 86 Trinity Place, New York, New York.


  The meeting will be held in the Board of Governors Room on the 13th floor
and will begin promptly at     a.m.

  The Notice of Special Meeting and Proxy Statement which follow describe the transaction being submitted to shareholders for approval.

  Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted, particularly since the approval of the transaction described in the accompanying Proxy Statement contemplates the sale of approximately sixty-eight percent (68%) of the Company's total assets and requires the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the Company's issued and outstanding common stock. ACCORDINGLY, EVEN IF YOU EXPECT TO BE PERSONALLY PRESENT AT THE MEETING, PLEASE BE SURE THAT THE ENCLOSED PROXY IS PROPERLY COMPLETED, DATED, SIGNED AND RETURNED WITHOUT DELAY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. Telephonic proxies will not be permitted.

  IF YOU HAVE ANY QUESTIONS CONCERNING THIS PROPOSED TRANSACTION OR RELATING TO THE EXECUTION AND RETURN OF THE ENCLOSED PROXY, PLEASE CALL (TOLL-FREE) 1-800-957-7699.

  On behalf of the Officers and Directors of Hooper Holmes, Inc., I wish to thank you for your interest in the Company and I hope that you will be able to attend our meeting.

                                          Thank you,

                                          James M. McNamee
                                          President and Chief Executive
                                           Officer

        , 1995

                              HOOPER HOLMES, INC.
                               170 MT. AIRY ROAD
                        BASKING RIDGE, NEW JERSEY 07920

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD SEPTEMBER  , 1995
                               ----------------

  NOTICE IS HEREBY GIVEN that a Special Meeting (the "Special Meeting") of Shareholders of Hooper Holmes, Inc., a New York corporation (the "Company"),
will be held on September  , 1995 at    a.m. local time, at the American Stock
Exchange, 86 Trinity Place, New York, New York, for the following purposes:

  1. To consider and vote upon a proposal to approve the sale, transfer and assignment of substantially all of the assets and business of the Company's health care division (the "NHC Division") to Olsten Corporation, a Delaware corporation ("Olsten"), or an affiliate thereof, in return for all of the outstanding stock of American Service Bureau, Inc., cash and certain other consideration as more fully described in the accompanying Proxy Statement, pursuant to an agreement of acquisition between the Company and Olsten dated as of the 26th day of May, 1995 (the "Acquisition Agreement").

  2. To transact such other business as may properly come before the Special Meeting and any adjournment thereof.

  Holders of record of the Company's common stock, par value $.04 per share (the "Common Stock"), as of the close of business on August 25, 1995, the record date fixed by the Board of Directors for such purpose (the "Record Date"), are entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof.

  Holders of record of the Common Stock are entitled to dissent from the NHC Transaction and to receive payment of the "fair value" of their shares if they comply with certain procedures specified in New York Business Corporation Law
Section 623 ("Section 623"). For a more complete discussion thereof, see "The NHC Transaction--Appraisal Rights" and the full text of Section 623, a copy of which is attached to this Proxy Statement as Exhibit E and incorporated herein by reference.

  The Board of Directors recommends that the above proposal be approved. It is hoped that you will agree with the recommendations of the Board of Directors and Management, and that you will vote "FOR" the above proposal.

                                   IMPORTANT

  APPROVAL OF THE TRANSACTION DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF TWO-THIRDS OF THE COMPANY'S ISSUED AND OUTSTANDING COMMON STOCK. ACCORDINGLY, EVEN IF YOU EXPECT TO BE PERSONALLY PRESENT AT THE MEETING, PLEASE BE SURE THAT THE ENCLOSED PROXY IS PROPERLY COMPLETED, DATED, SIGNED AND RETURNED WITHOUT DELAY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                      BY ORDER OF THE BOARD OF DIRECTORS

Robert William Jewett                     James M. McNamee
Secretary                                 President and Chief Executive Officer


-------------------------------------     -------------------------------------


Dated:        , 1995

                              HOOPER HOLMES, INC.
                               170 MT. AIRY ROAD
                        BASKING RIDGE, NEW JERSEY 07920
                                 908-766-5000

                               ----------------

                                PROXY STATEMENT
                               ----------------

                                 INTRODUCTION

  This Proxy Statement relates to the proposed sale, transfer and assignment of substantially all of the assets and business (the "NHC Assets") of the health care division (the "NHC Division") of Hooper Holmes, Inc., a New York corporation (the "Company"), to Olsten Corporation, a Delaware corporation ("Olsten"), or an affiliate thereof (the "NHC Transaction"), pursuant to an Agreement of Acquisition between the Company and Olsten, dated as of the 26th day of May, 1995 (the "Acquisition Agreement"). The NHC Division consists of the assets and business of the Company and its wholly-owned subsidiary Hooper Holmes Health Care, Inc. which are utilized principally in (a) providing comprehensive home health care services, including, without limitation, skilled and unskilled home health care services, pharmaceutical and ancillary services and products, (b) providing private duty nursing services in institutional settings; (c) providing supplemental staffing services to or on behalf of health care facilities, providers and payors, and (d) operating six pharmacies. The NHC Division includes the assets and business of Nurse's House Call (R).

  The Acquisition Agreement provides that as consideration for the sale of the NHC Assets, Olsten will transfer, assign and deliver to the Company all of the issued and outstanding capital stock ("ASB Meditest Stock") of American Service Bureau, Inc., an Illinois corporation engaged in the business of providing paramedical examinations and related services to the life and health insurance industries under the name ASB Meditest ("ASB Meditest"), pay the Company Thirty-Four Million Five Hundred Thousand Dollars ($34,500,000) in cash, as adjusted to reflect changes in the NHC Division Net Asset Amount (as defined below) between November 30, 1994 and the Closing Date, and in the ASB Meditest Net Asset Amount between December 31, 1994 and the Closing Date ("Cash Portion of the Purchase Price"), and assume certain specified liabilities relating to the NHC Division. If the Closing had taken place on June 30, 1995, the Cash Portion of the Purchase Price would have been $30.0 million after making this adjustment, and the liabilities to be assumed by Olsten would have been approximately $4.5 million. The Purchase Price was determined through arm's-length negotiation between the officers and financial advisors of Olsten and those of the Company. For a more extensive discussion of the mechanics of and reasons for the adjustment in the Cash Portion of the Purchase Price, see "The Acquisition Agreement--Cash Purchase Price Adjustment."

  The enclosed proxy is solicited by the Board of Directors of the Company for use at the Special Meeting of Shareholders to be held on September , 1995 to consider and vote upon the approval of the NHC Transaction.

  This Proxy Statement was first sent to shareholders on or about the date stated in the accompanying Notice of Special Meeting of Shareholders.

  Only shareholders of record as of the Record Date are entitled to vote at the meeting and any adjournments thereof. As of that date, 6,707,052 shares of Common Stock of the Company were issued and outstanding. Each share outstanding as of the record date will be entitled to one vote, and shareholders may vote in person or by proxy. Execution of a proxy will not in any way affect a shareholder's right to attend the meeting and vote in person. Any shareholder giving a proxy has the right to revoke it at any time before it is voted by providing written notice to the Secretary of the Company or by submitting another proxy bearing a later date. In addition, shareholders attending the meeting may revoke their proxies at any time prior to the time such proxies are exercised.

  The presence in person or by proxy of the holders of a majority of the votes entitled to be cast at the meeting will constitute a quorum. Broker non-votes, abstentions and withhold-authority votes all count for the purpose of determining a quorum. Under the laws of the State of New York, the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the Company's Common Stock issued and outstanding on the Record Date is required to authorize the NHC Transaction. Abstentions and broker non-votes will be included in the calculation for purposes of determining whether the NHC Transaction has been approved and will have the effect of "no" votes. All properly executed proxies returned in time to be cast at the meeting will be voted as specified. If no contrary instruction is indicated, they will be voted FOR the approval of the NHC Transaction.

  The mailing address and telephone number of the Company's principal executive offices are: Hooper Holmes, Inc., 170 Mt. Airy Road, Basking Ridge, New Jersey 07920, (908) 766-5000. The mailing address and telephone number of Olsten's principal executive offices are: Olsten Corporation, Olsten Kimberly QualityCare, 175 Broad Hollow Road, Melville, New York 11747-8905, (516) 844-7800. The mailing address and telephone number of ASB Meditest's principal executive offices are: ASB Meditest, 492 Old Connecticut Path, Framingham, Massachusetts 01701, (508) 935-3700.

                             AVAILABLE INFORMATION

  No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Proxy Statement, and if given or made, such information or representations should not be relied upon as having been authorized. All information regarding ASB Meditest in this Proxy Statement has been supplied by Olsten, and all information regarding the Company has been supplied by the Company.

  The Company and Olsten are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, are required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional offices of the SEC: Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511; and Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is listed and traded on the American Stock Exchange (the "AMEX") and Olsten Common Stock is listed and traded on the New York Stock Exchange (the "NYSE"). Reports, proxy statements and other information concerning the Company may be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York 10006, and reports, proxy statements and other information concerning Olsten may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  This Proxy Statement incorporates certain documents by reference which are not presented herein or delivered herewith. These documents are available upon request from Robert William Jewett, Secretary, Hooper Holmes, Inc., 170 Mt. Airy Road, Basking Ridge, New Jersey 07920, telephone number (908) 766-5000. In order to ensure timely delivery of these documents, any request should be made by September , 1995.

  The Company hereby undertakes to provide, without charge, to each person, including any beneficial owner of the Company's Common Stock, to whom a copy of this Proxy Statement has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to below which have been or may be incorporated herein by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated herein by reference. Requests for such documents should be directed to the person indicated in the immediately preceding paragraph.

  The following documents, which have been filed with the SEC pursuant to the Exchange Act, are hereby incorporated herein by reference:

    (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1994;

    (b) The Company's Quarterly Report on Form 10-Q for the period ended March 31, 1995;

    (c) The Company's Quarterly Report on Form 10-Q for the period ended June 30, 1995;

    (d) The information set forth under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Consolidated Balance Sheets," "Consolidated Statements of Income," "Consolidated Statements of Shareholders' Equity," "Consolidated Statements of Cash Flows," "Notes to Consolidated Financial Statements," "Independent Auditors' Report," "Selected Financial Data," "Quarterly Common Stock Price Ranges and Dividends" and "Quarterly Financial Data (Unaudited)" in the Company's 1994 Annual Report to Shareholders.

  This Proxy Statement is accompanied by a copy of the Company's 1994 Annual Report to Shareholders. Information set forth under the captions "Financial Highlights," "The Company," "Letter to Shareholders," "Home Healthcare," "Health Information" and "Directors and Officers" in the Company's 1994 Annual Report to Shareholders is not part of this Proxy Statement.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   2
SUMMARY...................................................................   4
SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION....................  14
MARKET PRICE DATA.........................................................  19
THE SPECIAL MEETING.......................................................  20
  Purpose of the Meeting..................................................  20
  Date, Time and Place; Record Date.......................................  20
  Voting Rights...........................................................  20
  Security Ownership of Certain Persons...................................  20
THE NHC TRANSACTION.......................................................  21
  Background of the NHC Transaction.......................................  21
  Recommendation of the Board of Directors; Reasons for, Effects of and
   Alternatives to the NHC Transaction....................................  23
  Risks of the NHC Transaction............................................  28
  Opinion of the Financial Advisor........................................  30
  Interests of Certain Persons in the NHC Transaction.....................  37
  General Description of the NHC Transaction..............................  37
  Closing; Effective Time.................................................  38
  Accounting Treatment....................................................  38
  Income Tax Consequences of the NHC Transaction..........................  38
  Regulatory Approvals....................................................  38
  Appraisal Rights........................................................  39
  Effect of the Approval of the NHC Transaction on the Company's Share-
   holders................................................................  40
  Cash Proceeds of the NHC Transaction....................................  40
  Civil Investigative Demand..............................................  41
THE ACQUISITION AGREEMENT.................................................  42
  The NHC Transaction.....................................................  42
  Cash Purchase Price Adjustment..........................................  42
  Escrow Agreement and Accounts Receivable Collection Agreement...........  45
  Specified Liabilities Assumed by Olsten.................................  45
  Representations and Warranties..........................................  46
  Certain Covenants.......................................................  46
  Indemnification Provisions..............................................  47
  No Solicitations of Other Transactions..................................  48
  Expenses and Termination Fee............................................  48
  Insurance...............................................................  49
  Conditions to the NHC Transaction.......................................  49
  Termination.............................................................  49
HOOPER HOLMES, INC. PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS...........  51
DESCRIPTION OF THE NHC DIVISION...........................................  59
DESCRIPTION OF THE HEALTH INFORMATION SERVICES DIVISION...................  61
DESCRIPTION OF ASB MEDITEST...............................................  64
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............  66
SHAREHOLDER PROPOSALS FOR THE 1996 ANNUAL MEETING.........................  68
SOLICITATION OF PROXIES...................................................  69
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS................................ F-1
  EXHIBIT A--AGREEMENT OF ACQUISITION..................................... A-1
  EXHIBIT B--ACCOUNTS RECEIVABLE COLLECTION AGREEMENT..................... B-1
  EXHIBIT C--FORM OF ESCROW AGREEMENT..................................... C-1
  EXHIBIT D--OPINION OF BEAR STEARNS...................................... D-1
  EXHIBIT E--SECTION 623 OF THE NEW YORK BUSINESS CORPORATION LAW......... E-1

                                    SUMMARY

  The following is a brief summary of information contained elsewhere in this Proxy Statement. This summary is not a complete statement of all information, facts or materials to be voted on at the Special Meeting. This summary should only be read in conjunction with, and is qualified in its entirety by reference to, the more detailed information contained in this Proxy Statement and the Exhibits hereto. Unless otherwise defined, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Proxy Statement. Shareholders are urged to review carefully this Proxy Statement and the Exhibits hereto in their entirety.


THE NHC TRANSACTION.........  This Proxy Statement relates to the proposed sale, transfer and assignment of substantially all of the assets and business (the "NHC Assets") of the health care division (the "NHC Division") of Hooper Holmes, Inc., a New York corporation (the "Company"), to Olsten Corporation, a Delaware corporation ("Olsten"), or an affiliate thereof (the "NHC Transaction"), pursuant to an Agreement of Acquisition between the Company and Olsten, dated as of the 26th day of May, 1995 (the "Acquisition Agreement"). The NHC Division consists of the assets and business of the Company and its wholly-owned subsidiary Hooper Holmes Health Care, Inc. which are utilized principally in (a) providing comprehensive home health care services, including, without limitation, skilled and unskilled home health care services, pharmaceutical and ancillary services and products, (b) providing private duty nursing services in institutional settings, (c) providing supplemental staffing services to or on behalf of health care facilities, providers and payors, and (d) operating six pharmacies. The NHC Division includes the assets and business of Nurse's House Call(R) and accounted for approximately sixty-eight percent (68%) of the Company's assets at June 30, 1995 and approximately sixty-two percent (62%) of its revenues during the six months ended June 30, 1995. The Acquisition Agreement provides that as consideration for the sale of the NHC Assets, Olsten will transfer, assign and deliver to the Company all of the issued and outstanding capital stock ("ASB Meditest Stock") of American Service Bureau, Inc., an Illinois corporation engaged in the business of providing paramedical examinations and related services to the life and health insurance industries under the name ASB Meditest ("ASB Meditest"), pay the Company Thirty-Four Million Five Hundred Thousand Dollars ($34,500,000) in cash, as adjusted to reflect changes in the NHC Division Net Asset Amount (as defined below) between November 30, 1994 and the Closing Date, and in the ASB Meditest Net Asset Amount between December 31, 1994 and the Closing Date ("Cash Portion of the Purchase Price"), and assume certain specified liabilities relating to the NHC Division. If the Closing had taken place on June 30, 1995, the Cash Portion of the Purchase Price would have been $30.0 million after making this adjustment, and the liabilities to be assumed by Olsten would have been approximately $4.5 million. However, the actual amount of cash to be received by the Company as a result of the NHC Transaction will not be finally ascertained until after the Closing Date, but this fact is not determinative of whether the NHC Transaction will be consummated. The Purchase Price was determined through arm's-length negotiation between the officers and financial advisors of Olsten and those of the Company. See "The NHC Transaction," "The NHC Transaction--Risks of the NHC Transaction," "The Acquisition Agreement--Cash Purchase Price Adjustment," "The Acquisition Agreement--Escrow Agreement and Accounts Receivable Collection Agreement" and "Description of ASB Meditest."



 ESCROW AGREEMENT AND
  ACCOUNTS RECEIVABLE
  COLLECTION AGREEMENT.....   The Acquisition Agreement provides for $15
                               million of the Cash Portion of the Purchase
                               Price ("Escrowed Funds") to be delivered into an escrow account and disbursed to the Company only as the accounts receivable of the NHC Division (the "Receivables"), which are being acquired by Olsten pursuant to the NHC Transaction, are collected pursuant to an Accounts Receivable Collection Agreement, a copy of which is attached hereto as Exhibit B, and an Escrow Agreement to be executed at Closing, the form of which is attached hereto as Exhibit C. Under the Accounts Receivable Collection Agreement, the Company will not receive any of the Escrowed Funds until the outstanding balance of the Receivables has been reduced to $30 million. Thereafter for a period of eighteen months after the Closing Date (the "Collection Period") the Company is entitled to receive one dollar for each additional dollar of Receivables collected until $15 million of Receivables are collected. Accordingly, the Company will not receive all of the $15 million portion of the purchase price to be delivered into the escrow account unless and until all but the last $15 million of Receivables owed by the NHC Division on the Closing Date are collected within the Collection Period. Olsten is entitled to retain any collections received after the end of the Collection Period. The Company is entitled to receive all interest earned on the Escrowed Funds. As of June 30, 1995, the NHC Division had Receivables of approximately $53 million. See "The Acquisition Agreement--Escrow Agreement and Accounts Receivable Collection Agreement."

THE COMPANIES


 Hooper Holmes, Inc........   The Company is a nationally recognized provider
                               of health information and home health care services through a network of 233 branch offices in 49 states. Through its Health Information Services Division, the Company provides services to the life and health insurance industries under the trade names "Portamedic" and "Infolink." These services include providing medical and paramedical examinations (which typically involve taking a medical history, recording physical information and obtaining specimens) and related services to life and health insurance companies. See "Description of the Health Information Services Division." The NHC Division offers home health care for individuals and a variety of complementary services to hospitals, nursing homes and other institutions under the trade name "Nurse's House Call." The assets and business of this division are proposed to be sold to Olsten pursuant to the Acquisition Agreement. See "Description of the NHC Division."

 Olsten Corporation........   Olsten operates through subsidiaries principally
                               under the trade names "Olsten Kimberly
                               QualityCare" and "Olsten Staffing Services" and engages in and derives substantially all its revenues from two industry segments, Health Care Services and Staffing Services. Olsten furnishes, through offices operated or licensed by it and its subsidiaries or pursuant to franchises granted by Olsten, health care personnel in home, health care facility and business settings and temporary personnel to business, industry and government. Olsten also provides management services for hospital-based home health agencies and owns all of the outstanding ASB Meditest Stock.

 American Service Bureau,
  Inc. ....................   American Service Bureau, Inc., a wholly-owned
                               subsidiary of Olsten, operates under the name ASB Meditest. ASB Meditest provides on-site diagnostic and paramedical examination services for insurance, corporate and government clients through 104 offices across the United States. See "Description of ASB Meditest."


THE SPECIAL MEETING.........  At the Special Meeting of Shareholders of the
                               Company and any adjournment thereof (the
                               "Special Meeting"), the shareholders of the
                               Company will be asked to consider and vote upon
                               (i) the approval of the NHC Transaction and (ii) such other matters as may properly come before the Special Meeting. The Special Meeting is
                               scheduled to be held at    a.m., local time, on
                               September  , 1995 at the American Stock
                               Exchange, 86 Trinity Place, New York, New York. The Board of Directors of the Company has fixed the close of business on August 25, 1995 as the Record Date for the determination of holders of Common Stock entitled to notice of and to vote at the Special Meeting. See "Special Meeting."

                              THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED
                               THE NHC TRANSACTION AND RECOMMENDS THAT THE
                               COMPANY'S SHAREHOLDERS VOTE "FOR" APPROVAL OF IT. SEE "THE NHC TRANSACTION--BACKGROUND OF THE NHC TRANSACTION," "THE NHC TRANSACTION-- RECOMMENDATION OF THE BOARD OF DIRECTORS; REASONS FOR, EFFECTS OF AND ALTERNATIVES TO THE NHC TRANSACTION" AND "THE NHC TRANSACTION--RISKS OF THE NHC TRANSACTION."


REQUIRED VOTE...............  The Board of Directors has fixed August 25, 1995 as the Record Date for determining holders of Common Stock entitled to receive notice of and to vote at the Special Meeting. As of the Record Date, there were 6,707,052 shares of Common Stock outstanding and entitled to vote. Each holder of record of Common Stock on the Record Date is entitled to cast one vote per share. The NHC Transaction will not be consummated without the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the Common Stock issued and outstanding on the Record Date. This is because under New York State law, the sale of the NHC Division, which at June 30, 1995, constituted approximately sixty-eight percent (68%) of the Company's total assets, might be deemed to be a sale of "substantially all" of the assets of the Company, not in the "usual or regular course of business." Abstentions and broker non-votes will be included in the calculation for purposes of determining whether the NHC Transaction has been approved and will be treated as "no" votes. See "The Special Meeting--Date, Time and Place; Record Date," "The Special Meeting--Voting Rights," "The Special Meeting--Security Ownership of Certain Persons" and "Stock Ownership of Certain Beneficial Owners and Management."
SECURITY OWNERSHIP OF
 CERTAIN PERSONS............  As of June 1, 1995, the Company's directors, executive officers and their affiliates and associates, as a group, may be deemed to own beneficially 21.95% of the outstanding shares of the Company's common stock ("Common Stock"). Frederick D. King and Kenneth R. Rossano, Trustees Under the Will of John J. King (the "Trustees"), beneficially own 9.65% of the outstanding shares of Common Stock. Each of the directors and executive officers of the Company has advised the Company that he or she intends to vote or direct the vote of all the outstanding shares of the Common Stock which he or she owns in his or her individual capacity in favor of the NHC Transaction. See "The Special Meeting--Voting Rights," "The Special Meeting-- Security Ownership of Certain Persons" and "Stock Ownership of Certain Beneficial Owners and Management."


RECOMMENDATION OF THE BOARD
 OF DIRECTORS; REASONS FOR,
 EFFECTS OF AND
 ALTERNATIVES TO THE NHC
 TRANSACTION...........       The directors of the Company believe that the
                               terms of the NHC Transaction as set forth in the Acquisition Agreement are fair to, and in the best interests of, the Company and its shareholders. Accordingly, the Company's Board has unanimously approved the NHC Transaction and recommends its approval by the Company's shareholders. The Company's Board believes that the NHC Transaction offers the Company a number of advantages, including eliminating a business segment that has incurred segmented operating losses in the past two fiscal years and during the first six months of 1995, enabling the Company to reduce its debt substantially and increasing the Company's presence in the health information services market. The Board of Directors believes that the Company will be able to run its combined ASB Meditest/Portamedic business profitably by eliminating certain duplicative branch offices and excess personnel. In making its decision to go forward with the NHC Transaction, the Board of Directors considered, among other factors set forth more fully below, certain alternative strategies, information and projections relating to the financial condition of the NHC Division and ASB Meditest (on a historical and pro forma basis), the potential efficiencies and savings to be achieved by the NHC Transaction, the effects of the NHC Transaction on the Company, the terms of the Acquisition Agreement and related agreements and the analyses and opinion of its financial advisor, Bear, Stearns & Co. Inc. ("Bear Stearns"). See "The NHC Transaction--Background of the NHC Transaction," "The NHC Transaction-- Recommendation of the Board of Directors; Reasons for, Effects of and Alternatives to the NHC Transaction," "The NHC Transaction--Opinion of the Financial Advisor" and "The NHC Transaction--Risks of the NHC Transaction."

RISKS OF THE NHC
 TRANSACTION...........       There are a number of risks relating to the NHC
                               Transaction as summarized below. For a more complete discussion of these risk factors, see "The NHC Transaction--Risks of the NHC Transaction."

                                 (i) The NHC Transaction leaves the Company
                                     with only one line of business, its
                                     health information services business.

                                 (ii) The Company, Olsten and ASB Meditest
                                      have been named as defendants in an
                                      action brought by Concorde, Inc.
                                      ("Concorde") seeking to enjoin the
                                      Company from acquiring the drug and
                                      alcohol testing business of ASB Meditest on grounds that to do so would result in the Company's breach of a covenant not to compete with Concorde. Although management of the Company believes it has valid defenses to, and intends to vigorously defend, this action, if the action is successful, the Company may be precluded from continuing ASB Meditest's drug and alcohol testing activities upon consummation of the NHC Transaction. During 1994 and the first six months of 1995, ASB Meditest's drug and alcohol testing activities accounted for approximately $3.8 million (4.6%) and $3.2 million (7.9%), respectively, of ASB Meditest's gross revenues. In any event, management believes that the loss of these revenues would not have a material adverse effect on the operations of the Company following the consummation of the NHC Transaction.

                                 (iii) It is possible that some of the
                                       Company's insurance company customers,
                                       who are also customers of ASB Meditest,
                                       will place some of the business
                                       currently conducted by the Company or
                                       ASB Meditest with other providers of
                                       such health information services.

                                 (iv) The Company--Olsten joint Collection
                                      Team may fail to reduce the outstanding
                                      balance of Receivables, (which are being acquired by Olsten pursuant to the NHC Transaction), to below $15 million within the eighteen-month Collection Period. In that event, the Company may not receive part or all of the $15 million portion of its purchase price placed in escrow. See "The Acquisition Agreement--Escrow Agreement and Accounts Receivable Collection Agreement" and "The NHC Transaction--Cash Proceeds of the NHC Transaction."

                                 (v) The amount of cash to be received by the
                                     Company at the Closing cannot be
                                     predicted since such amount is subject to adjustment. See "The Acquisition Agreement--Cash Purchase Price
                                     Adjustment."

                                 (vi) The sale of the NHC Division will result
                                      in an estimated pre-tax loss to the
                                      Company of $17.9 million (approximately
                                      $10.3 million after tax). See "Hooper
                                      Holmes, Inc. Summary Consolidated
                                      Financial Data Note 4."

                                 (vii) The indemnification provisions of the
                                       Acquisition Agreement permit Olsten to
                                       recover all costs, expenses and
                                       liabilities incurred by Olsten in
                                       connection with the Civil Investigative
                                       Demand made on the Company by the
                                       Department of Justice. See "The NHC
                                       Transaction--Civil Investigative
                                       Demand" and "The Acquisition
                                       Agreement--Indemnification Provisions."

                                 (viii) Certain of the Company's Independent
                                        Agents whose contracts are not being
                                        assumed by Olsten have asserted claims
                                        against the Company.

                                 (ix) The expected benefits of a combination
                                      of ASB Meditest with the Company's
                                      Health Information Services Division may not be achieved.

                                 (x) Bear Stearns' Fairness Opinion, dated as
                                     of the date of this Proxy Statement, will not be updated to the Closing Date.

                                 (xi) Management's projections, upon which the
                                      Bear Stearns' Fairness Opinion was
                                      based, may not be achieved.

                                 (xii) Unforeseen problems may restrict the
                                       Company's ability to make ASB Meditest
                                       profitable.

INTERESTS OF CERTAIN
 PERSONS IN THE NHC
 TRANSACTION................   Certain of ASB Meditest's executive officers and
                               other employees are entitled, if their
                               employment is terminated following the NHC
                               Transaction, to receive severance benefits from ASB Meditest. Olsten has agreed to reimburse the Company for certain of these severance benefits.
                               See "The NHC Transaction--Interests of Certain
                               Persons in the NHC Transaction" and "EXHIBIT A--
                               The Acquisition Agreement, (S) 7.19."

OPINION OF THE FINANCIAL      Bear, Stearns & Co. Inc. ("Bear Stearns") has
 ADVISOR....................   delivered its written opinion to the Board of
                               Directors, dated    , 1995, to the effect that,
                               as of the date of such opinion and based upon and subject to certain matters as stated therein, the NHC Transaction is fair, from a financial point of view, to the shareholders of the Company. The full text of the opinion of Bear Stearns, which sets forth the procedures followed, assumptions made, matters considered and limitations of the review by Bear Stearns, is attached as Exhibit D to this Proxy Statement and should be read carefully in its entirety.
                               See "The NHC Transaction--Background of the NHC
                               Transaction," "The NHC Transaction--Opinion of the Financial Advisor" and Exhibit D hereto.

CONDITIONS TO THE NHC
 TRANSACTION; TERMINATION
 OF THE ACQUISITION
 AGREEMENT..................
                              In addition to the approval of the NHC
                               Transaction by the shareholders of the Company, the consummation of the NHC Transaction is subject to the satisfaction or waiver of certain other conditions, including, among others, that there be no pending or threatened litigation before or by any administrative or governmental authority to restrain or prohibit or obtain damages or other relief with respect to the Acquisition Agreement or the consummation of the transactions contemplated thereby or as a result of which, in the reasonable judgment of Olsten, Olsten could be deprived of any material benefits of such transactions; the consent of the Company's banks to the termination of certain liens and encumbrances on, and security interests in, the NHC Assets; and the termination or expiration of the waiting period or periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The Company made the required filings under the HSR Act on June 12, 1995, and the waiting period was terminated on June 20, 1995. In addition, the Acquisition Agreement may be terminated in certain events. If the NHC Transaction is not approved, the Company will consider certain alternative strategies, including (i) actively soliciting other buyers for the NHC Division, (ii) maintaining the status quo and continuing to attempt to make the NHC Division profitable by closing a substantial number of underperforming branches and seeking business not requiring typical health care support costs, and/or (iii) acquiring ASB Meditest in a separate transaction. However, there is no assurance that, given the intense competition currently existing in the home health care business, the Company will be able to operate the NHC Division profitably. There is also no assurance that another buyer could be found for the NHC Division on terms equal to or better than those of the NHC Transaction. Finally, if the Company does not sell the NHC Division, it probably would not be able to finance the acquisition of ASB Meditest even if such company would be available on terms acceptable to the Company. See "The Acquisition Agreement--Conditions to the NHC Transaction," "The

                               Acquisition Agreement--Termination" and "The NHC Transaction--Recommendation of the Board of Directors; Reasons for, Effects of and Alternatives to the NHC Transaction."

CERTAIN COVENANTS...........  The Acquisition Agreement provides that the
                               Company will make certain transition services available to Olsten for up to twelve months after the Closing and will take certain other actions to assist Olsten after the Closing. See "The Acquisition Agreement--Certain Covenants."

NONCOMPETE AGREEMENTS ......  The Company has agreed that it will not for a period of five years after Closing engage in the business of performing any of the services currently performed by the NHC Division anywhere within the United States, and Olsten has agreed not to engage in the business of performing paramedical examinations and related services to the life and health insurance industries anywhere in the United States for a similar period. See "The Acquisition Agreement--Certain Covenants."

CIVIL INVESTIGATIVE DEMAND..  The Company was served with a Civil Investigative
                               Demand ("CID") by the United States Department of Justice ("DOJ") on April 4, 1995. The CID relates to an investigation by DOJ of "allegations that Hooper Holmes, Inc.'s Nurse's House Call division, and specifically its Columbus, Ohio office, falsified records and submitted false claims for reimbursement under Medicare and/or Medicaid." The CID requires the Company to provide documents and answers to interrogatories to the DOJ. The Company is cooperating with the DOJ to resolve this matter. This investigation is not related to the NHC Transaction (although it concerns billings of the NHC Division) and under the terms of the Acquisition Agreement, the Company has indemnified Olsten against all loss, expense or liability, if any, related to this investigation. The Acquisition Agreement provides for termination at any time prior to Closing by Olsten if Olsten reasonably determines that the nature or scope of, or remedies sought with respect to, the CID or any other Investigation (as defined in the Acquisition Agreement) has or might reasonably be expected to have a material adverse effect on the NHC Assets or NHC Division business; Olsten becomes aware of any facts, circumstances or developments with respect to the CID or any other Investigation which could reasonably be expected to materially and adversely impact Olsten's operation and conduct of the NHC Business; or any proceeding is initiated by a governmental authority based upon or related to substantially similar circumstances as those of the CID or any other Investigation. See "The NHC Transaction--Civil Investigative Demand," "The Acquisition Agreement--Indemnification
                               Provisions," and "The Acquisition Agreement-- Termination."

INDEMNIFICATION PROVISIONS..
                              In the Acquisition Agreement, the Company and
                               Olsten have agreed that they will indemnify and hold each other harmless from certain liabilities, obligations and claims relating to the NHC Transaction, including but not limited to breaches of the terms of the Acquisition Agreement. In addition, the Company has agreed to indemnify and hold harmless Olsten from all losses or liabilities related to (a) any Investigation or Proceeding, including, but not limited to, the CID, (b) liabilities of the Company not expressly assumed by Olsten, (c) any violation, or alleged violation, of any state's bulk sales or transfers act (related to the transactions contemplated by the Acquisition Agreement), and (d) the liabilities of ASB Meditest reflected on the ASB Meditest Closing Statement. See "The Acquisition Agreement-- Indemnification Provisions," "EXHIBIT A--The Acquisition Agreement, (S) 12" and "The NHC Transaction--Civil Investigative Demand."

TERMINATION FEE.............  The Company will pay Olsten a fee equal to
                               $3,750,000 (the "Termination Fee") in the event that the Company receives from any person other than Olsten or its Affiliates an offer with respect to an Acquisition Proposal (as defined below) and the Company's Board of Directors terminates the Acquisition Agreement after receipt of a written opinion from its outside counsel that to cause the Company to proceed with the NHC Transaction in light of the receipt of such offer would violate the Board of Directors' fiduciary duties to the Company's shareholders. This Termination Fee shall also be payable to Olsten in the event Olsten terminates the Acquisition Agreement as a result of the occurrence of either of the following events:
                               (i) if the Company's Board of Directors shall have withdrawn or materially modified its approval or recommendation of the Acquisition Agreement for any reason, or (ii) if the NHC Transaction shall not have been approved by a requisite vote of the Company's shareholders in circumstances where (a) an offer or proposal to effect an Acquisition Proposal with or for the Company or its subsidiaries has been publicly announced or (b) any person or group, as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than Olsten or any of its Affiliates, shall have become a beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange
                               Act) of at least 15% of the outstanding shares of the Common Stock, or any person or group shall have commenced, or shall have publicly announced its intention to commence, a tender or exchange offer for at least 25% of the outstanding shares of the Company's Common Stock unless at least five days prior to the latest scheduled date for the Special Meeting, such person or group publicly announces its withdrawal of such offer or intention not to commence such tender or exchange offer (or transaction having similar purpose or effect). Moreover, the Company would be required to pay Olsten the Termination Fee in the event that either party terminates the

                               Acquisition Agreement for failure to consummate the NHC Transaction on or before October 31, 1995 and within one year after such termination the Company effects or enters into an agreement to effect a merger or other business combination involving the Company or the NHC Division or any of the Company's subsidiaries or any proposal or offer to acquire any equity interest in, or a material portion of the assets of the Company (including any capital stock of any of its subsidiaries) other than the transactions contemplated by the Acquisition Agreement. See "The Acquisition Agreement--Expenses and Termination Fee" and "The Acquisition Agreement--No Solicitation of Other Transactions."

ACCOUNTING TREATMENT........  The sale of the NHC Assets included in the NHC
                               Transaction will be accounted for as a sale of certain assets and a transfer of certain liabilities. The consideration (which includes the ASB Meditest Stock) received by the Company less the book value of the assets sold will result in a loss. The estimated loss is included in the discontinued operations charge recorded by the Company during the second quarter of 1995. The assets and liabilities of ASB Meditest will be recorded using the purchase method of accounting. See "The NHC Transaction--Accounting Treatment" and "The NHC Transaction--Income Tax Consequences of the NHC Transaction."

APPRAISAL RIGHTS............  Holders of the Common Stock are entitled to dissenters' appraisal rights under New York
                               Business Corporation Law Section 910, subject to and by complying with Section 623, which sets forth the procedure to enforce the shareholder's right to receive payment for shares. See "The NHC Transaction--Appraisal Rights."

CERTAIN FEDERAL INCOME TAX
 CONSEQUENCES OF THE NHC
 TRANSACTION................  The NHC Transaction will be a taxable transaction for federal and state income tax purposes. The Company expects to recognize a pre-tax loss of approximately $17.9 million and a net loss of approximately $10.3 million with respect to such Transaction. The NHC Transaction will not result in any direct federal or state income tax consequences to the shareholders of the Company, except for those who perfect their rights as dissenting shareholders. See "The NHC Transaction--Certain Federal Income Tax Consequences of the NHC Transaction" and "The NHC Transaction--Appraisal Rights."

                             SUMMARY HISTORICAL AND
                        PRO FORMA FINANCIAL INFORMATION

  The following tables present summary reclassified historical financial data of the Company (see Note 2) and historical ASB Meditest and summary pro forma financial data after giving effect to the NHC Transaction. Each of the Company's and ASB Meditest's fiscal years ends on December 31st. The summary data as of the end of and for the first six months of 1995 and 1994 have been derived from unaudited financial statements and, in the opinion of the Company's and ASB Meditest's respective managements, include all adjustments consisting of only normal recurring adjustments necessary for a fair presentation of the results of operations for such interim periods.

  The summary pro forma financial data have been derived from or prepared consistently with the unaudited pro forma consolidated financial statements included herein. The pro forma data are presented for illustrative purposes only and are not necessarily indicative of the financial position or operating results that would have occurred or that will occur upon consummation of the NHC Transaction. The following summary financial data should be read in conjunction with such historical and pro forma consolidated financial statements and notes thereto incorporated by reference or included herein. See "Incorporation of Certain Documents by Reference" and "Hooper Holmes, Inc. Pro Forma Consolidated Financial Statements."

                              HOOPER HOLMES, INC.

                  SUMMARY CONSOLIDATED FINANCIAL DATA(2)

                                                                       SIX MONTHS
                                  YEARS ENDED DECEMBER 31,           ENDED JUNE 30,
                          ---------------------------------------- -------------------
                           1990    1991    1992    1993     1994     1994   1995(3)(4)
                          ------- ------- ------- ------- -------- -------- ----------
                                   (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME
 DATA:
Revenues................  $53,879 $61,585 $68,931 $80,600 $ 92,534 $ 45,678  $ 48,393
Operating income........    3,561   4,079   4,548   5,020    3,803    2,110     2,109
Interest expense........      332     319     144     237      994      261       747
Income (loss) from
 continuing operations..    1,916   2,159   2,779   2,739    1,480    1,055       852
Income from discontinued
 operations.............    1,065   1,427   2,099     867    1,184      576   (13,658)
Net income (loss).......    2,981   3,586   4,878   3,606    2,664    1,631   (12,806)
Earnings from continuing
 operations per
 share(1)...............     0.42    0.42    0.42    0.41     0.22     0.16      0.13
Earnings (loss) from
 discontinued operations
 per share(1)...........     0.23    0.28    0.31    0.13     0.18     0.08     (2.03)
Earnings (loss) per
 share(1)...............     0.65    0.70    0.73    0.54     0.40     0.24     (1.90)
Cash dividends per
 share(1)...............     0.23    0.24    0.25    0.30     0.30     0.15      0.04
Weighted average number
 of shares
 outstanding(1).........    4,580   5,141   6,718   6,714    6,707    6,710     6,704
BALANCE SHEET DATA:
Working capital.........  $ 7,793 $15,720 $ 9,861 $ 4,024 $  6,407 $  5,152  $  4,340
Total assets............   31,480  48,962  52,754  88,355  103,172  101,071    96,339
Current maturities of
 long-term debt.........      190      93       0   1,550    2,150    2,050     2,800
Long-term debt, less
 current maturities.....    9,972   3,078   3,000  29,950   46,327   44,400    43,127
Total long-term debt....   10,162   3,171   3,000  31,500   48,477   46,450    45,927
Total shareholders'
 equity.................   18,835  41,160  44,384  45,916   46,502   46,557    33,470

--------
(1) Adjusted to reflect a 3 for 2 stock split effective February 28, 1992.

(2) Based on management's decision during the second quarter of 1995 to cease operating in the health care industry, the Company has entered into an agreement to sell the NHC Division. Such proposed sale is subject to shareholder approval. The Company has accounted for the NHC Division as a discontinued operation in the second quarter of 1995. Accordingly, the summary consolidated financial data presented herein has been reclassified to conform with discontinued operations presentation.

    Certain corporate selling, general and administrative costs which were previously allocated to the NHC Division have been reclassified to the continuing operations as these costs may continue to be incurred by the Company after the disposition of the NHC Division. Prior to reclassifying the NHC Division as a discontinued operation, the NHC Division incurred segmented operating losses for the years ended December 31, 1993 and 1994 of $1.5 million and $.95 million, respectively.

(3) Net sales of the Company's discontinued operation (the "NHC Division") for the six months ended June 30, 1995 were $79.7 million, compared to $79.1 million for the six months ended June 30, 1994. Sales of the NHC Division for the years ended December 31, 1990, 1991, 1992, 1993 and 1994 were $54.3, $70.3, $85.9, $106.8, and $159.3 million, respectively.

    In the six months ended June 30, 1995, the Company has taken an after tax operating charge totaling $3.3 million pertaining to the discontinued operations. This charge relates to losses of the NHC Division in the second quarter and other aspects of the NHC Division.

    The loss on disposal of $10.3 million (net of tax benefits of $7.6 million) includes a provision of $0.9 million for operating losses during the phase out period.

    The net assets of discontinued operations consist primarily of accounts receivable, fixed assets, goodwill and intangibles, net of its related accounts payable and other accrued expenses.

(4) The charge taken in the second quarter of 1995, net of tax, for the discontinued operation loss on disposal of the NHC Division was $10.3 million based on information available at that time. Such amount is calculated as follows (in thousands):

    Proceeds from sale of NHC:
      Estimated fair value of ASB Meditest...................  $30,000
      Estimated cash to be received..........................   29,768
                                                               -------
                                                                         59,768
    Basis in NHC net assets..................................   71,993
    Transaction costs........................................    4,796
                                                               -------
                                                                         76,789
                                                                       --------
    Loss on disposal.........................................           (17,021)
    Provision for operating losses on discontinued operations
     during phase out period.................................              (877)
                                                                       --------
                                                                        (17,898)
    Estimated pro forma tax rate.............................              42.3%
    Tax benefits on loss on disposal.........................             7,572
                                                                       --------
    Net loss on disposal of discontinued operations..........          $(10,326)
                                                                       ========

  Additionally, the Company had losses from operations of the NHC Division through June 30, 1995 of $3.3 million.

                         AMERICAN SERVICE BUREAU, INC.

                             SUMMARY FINANCIAL DATA

                                                                        SIX MONTHS
                                 YEARS ENDED DECEMBER 31,             ENDED JUNE 30,
                          ------------------------------------------  ----------------
                           1990    1991     1992     1993     1994     1994     1995
                          ------- -------  -------  -------  -------  -------  -------
                                  (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME
 DATA:
Revenue.................  $66,490 $73,052  $81,910  $85,163  $81,846  $41,106  $41,014
Operating income (loss).    4,690   1,498    1,026    1,995     (612)     565     (883)
Interest expense........    2,285   2,315    2,298    2,067       58       18       16
Net income (loss).......      209  (2,287)  (2,624)  (1,865)  (2,444)    (493)  (1,723)
BALANCE SHEET DATA:
Working capital.........  $ 6,976 $ 6,627  $ 8,173  $10,650  $ 9,456  $ 9,623  $11,339
Total assets............   34,680  39,661   40,375   37,515   43,245   39,314   44,148
Long-term payable to
 affiliated companies...    6,598  11,892   16,441   16,708   24,530   19,127   28,446
Total shareholders'
 equity.................   20,801  18,514   15,890   14,025   11,581   13,629    9,858

                              HOOPER HOLMES, INC.

                      SUMMARY PRO FORMA FINANCIAL DATA(1)

                                             YEAR ENDED   SIX MONTHS ENDED
                                            DECEMBER 31, AND AS OF JUNE 30,
                                                1994            1995
                                            ------------ ------------------
                                                  (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA:
Revenues...................................   $174,380        $89,407
Operating income...........................      2,222            713
Interest expense...........................      1,052            763
Income from continuing operations..........        743             76
Earnings from continuing operations per
 share.....................................        .11            .01
Cash dividends per share...................        .30            .04
Weighted average number of shares
 outstanding...............................      6,707          6,704
BALANCE SHEET DATA:
Working capital............................                   $29,423
Total assets...............................                    93,197
Current maturities of long-term debt.......                     2,800
Long-term debt, less current maturities....                    30,085
Total long-term debt.......................                    32,885
Total shareholders' equity.................                    33,470
Book value per share(2)....................                      4.99

CERTAIN COMPARATIVE INFORMATION:

                                                            HISTORICAL PRO FORMA
                                                            ---------- ---------
Book value per common share at June 30, 1995..............    $4.99      $4.99
Earnings from continuing operations per share for the year
 ended
 December 31, 1994........................................      .22        .11
Earnings from continuing operations per share for the six
 months ended June 30, 1995...............................      .13        .01
Cash dividend per share for the year ended December 31,
 1994.....................................................      .30        .30
Cash dividend per share for the six months ended June 30,
 1995.....................................................      .04        .04

--------

(1) See "Pro Forma Consolidated Financial Statements--Unaudited."

(2) Book value per share is based on outstanding shares at June 30, 1995 (6,707,110 shares).

                               MARKET PRICE DATA

  The Company's Common Stock is traded on the American Stock Exchange ("AMEX") under the symbol HH. The common stock of ASB Meditest ("ASB Meditest Stock") is wholly owned by Olsten and does not have a public trading market. The table below sets forth, for the calendar quarters indicated, the reported high and low sale prices of the Company's Common Stock as reported on the AMEX, based on published financial sources.

                                                                    HIGH   LOW
                                                                   ------ ------
   Fiscal Year 1993
     First Quarter................................................ 18 1/8 14 1/2
     Second Quarter............................................... 15 5/8 13 7/8
     Third Quarter................................................ 14 3/8  9
     Fourth Quarter............................................... 14 7/8 11 3/4
   Fiscal Year 1994
     First Quarter................................................ 14 3/4 11 1/8
     Second Quarter............................................... 13 5/8 11 5/8
     Third Quarter................................................ 11      7 5/8
     Fourth Quarter...............................................  8 3/8  5 3/4
   Fiscal Year 1995
     First Quarter................................................ 10 3/4  6 1/2
     Second Quarter............................................... 10 1/2  7 5/8
     Third Quarter (through August  , 1995).......................

  The Company paid quarterly dividends on the Company's Common Stock in each of fiscal 1993 and fiscal 1994 of $.075 per share. The Company paid a quarterly dividend of $.03 per share for the first quarter 1995, $.01 per share for the second quarter 1995, and $.01 per share for the third quarter 1995.

  ASB Meditest has paid no dividends on the ASB Meditest Stock since prior to January 1, 1993.

  On May 26, 1995, the trading day immediately prior to the public announcement of the NHC Transaction, the closing price of a share of the Company's Common Stock on the AMEX was $7 7/8.

  On     , 1995 (the last practicable date prior to the mailing of this Proxy
Statement), the closing price of a share of the Company's Common Stock on the AMEX was $ .

                              THE SPECIAL MEETING

PURPOSE OF THE MEETING

  At the Special Meeting and any adjournment thereof, the holders of the Company's Common Stock eligible to vote will be asked to consider and vote upon (i) the approval of the NHC Transaction and (ii) such other matters as may properly come before the Special Meeting and any adjournment thereof.

DATE, TIME AND PLACE; RECORD DATE

  The Special Meeting is scheduled to be held on , 1995 at a.m. local time, at the American Stock Exchange, 86 Trinity Place, New York, New York. The Board of Directors has fixed August 25, 1995 as the Record Date for determining holders of Common Stock entitled to receive notice of and to vote at the Special Meeting. As of the Record Date, there were 6,707,052 shares of Common Stock outstanding and entitled to vote.

VOTING RIGHTS

  Each holder of record of Common Stock on the Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, with respect to the approval of the NHC Transaction and any other matter to be submitted to a vote of shareholders at the Special Meeting.

  The presence in person or by proxy of the holders of a majority of the votes entitled to be cast at the meeting will constitute a quorum. Broker non-votes, abstentions and withhold-authority votes all count for the purpose of determining a quorum. The affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the Common Stock issued and outstanding on the Record Date is required to authorize the NHC Transaction since Section 909(a) of the New York Business Corporation Law ("BCL (S) 909(a)") provides that a sale of substantially all the assets of a corporation, not in the usual or regular course of business, requires the approval of the holders of two-thirds of all outstanding shares entitled to vote. As of June 30, 1995, the assets of the NHC Division constituted approximately sixty-eight percent (68%) of the Company's total assets. In addition, the Company derived approximately sixty-two percent (62%) of its revenues from the NHC Division for the six months ended June 30, 1995. Thus, the sale of the NHC Division may be deemed to constitute a sale of substantially all of the assets of the Company not in the usual or regular course of business under BCL (S) 909(a). In addition, the Acquisition Agreement requires, as a condition to Closing, that the NHC Transaction receive shareholder approval. Abstentions and broker non-votes will be included in the calculation for purposes of determining whether the NHC Transaction has been approved and will be treated as "no" votes.

  All properly executed proxies returned in time to be cast at the meeting, and not duly and timely revoked, will be voted at the Special Meeting in accordance with the choices marked thereon by the shareholders. Unless a contrary choice is marked, the shares will be voted FOR approval of the NHC Transaction.

  Any shareholder who executes and returns a proxy card may revoke such proxy at any time before it is voted by (i) filing a notice of such revocation or a later dated proxy with Robert William Jewett, Secretary, Hooper Holmes, Inc. at 170 Mt. Airy Road, Basking Ridge, New Jersey 07920 or (ii) appearing in person and voting at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy.

SECURITY OWNERSHIP OF CERTAIN PERSONS

  As of June 1, 1995, the Company's directors, executive officers and their affiliates and associates as a group may be deemed to own beneficially 21.95% of the outstanding shares of the Common Stock. Each of the directors and officers the Company has advised the Company that he or she intends to vote or direct the vote of all the outstanding shares of the Common Stock which he or she owns in his or her individual capacity in favor of the NHC Transaction. See "Stock Ownership of Certain Beneficial Owners and Management."

                              THE NHC TRANSACTION

  The following is a brief summary of certain aspects of the NHC Transaction. This summary does not purport to be complete and is qualified in its entirety by reference to the Acquisition Agreement, a copy of which is attached to this Proxy Statement as Exhibit A and is incorporated herein by reference.

BACKGROUND OF THE NHC TRANSACTION

  In the process of formulating its business and financial plans, the Board of Directors and senior management of the Company regularly examine the Company's long-term prospects in light of general economic, regulatory and business conditions, management's forecasts for the business segments in which the Company is engaged, and opportunities which present themselves for acquisitions, dispositions or joint ventures to further the Company's strategic objectives. In this regard, in late March and early April 1993, senior management of the Company, in order to enhance its Health Information Services Division, had discussions with Lifetime Corporation ("Lifetime") concerning the possible acquisition of ASB Meditest, then a subsidiary of Lifetime.

  During the 1970's, the Company and ASB Meditest were among the first companies to provide services to the life and health insurance industry. In 1993, they were two of the five leading nationwide providers of paramedical examinations for applicants seeking insurance coverage from life and health insurers. Management believed that the combination of the two companies would add additional branch offices, strengthen the Company's existing branch network and provide greater geographical coverage to insurance customers. However, in May 1993, Olsten agreed to acquire Lifetime, including ASB Meditest. The Company continued to be interested in acquiring ASB Meditest.

  In October, 1993, the Company made the largest acquisition in its history, acquiring a substantial portion of the assets of Norrell Health Care, Inc. ("Norrell"), to expand its NHC Division. During 1994, this acquisition strained the Company's financial, systems and personnel resources. It resulted in a large increase in accounts receivable which necessitated an extensive increase in outstanding bank debt. In late 1994, senior management concluded that although the integration of Norrell had been progressing satisfactorily, future NHC Division profitability growth would require an ongoing commitment of financial and managerial resources which would impede the performance of the higher-margin Health Information Services Division.

  Accordingly, in late 1994, the Company began to explore the possibility of selling the NHC Division, in addition to its continuing interest in acquiring ASB Meditest. In connection with this decision, the Company interviewed five investment banking firms and selected Bear, Stearns & Co. Inc. ("Bear Stearns") as its financial advisor. In the opinion of senior management, Bear Stearns had the greatest experience both in the health care area and in advising companies with respect to enhancing shareholder value, including bringing about the type of transactions being considered by the Company. The Company and Bear Stearns entered into a letter agreement dated February 2, 1995.

  In January, 1995, the NHC Division continued to deteriorate and it sustained a segmented operating loss of $0.5 million. During early February, senior officers of the Company met, and participated in telephone conversations, with Bear Stearns to provide financial information on the NHC Division, including initial projections for 1995 (which were updated from time to time by the Company and communicated to Bear Stearns as 1995 monthly actual results became available). Following those discussions, Bear Stearns provided senior management a preliminary range of values for the NHC Division and for ASB Meditest.

  During February 1995, Bear Stearns and senior management held preliminary discussions with senior management of Olsten and Olsten's financial advisor, Smith Barney Inc. ("Smith Barney"). On the basis of these preliminary discussions, senior management of Olsten expressed an interest in negotiating an agreement to acquire the NHC Division in a swap transaction for the issued and outstanding stock of ASB Meditest plus a cash payment to be negotiated following the conduct of certain due diligence procedures.

  On February 15, 1995, senior officers of the Company and Olsten and their respective advisors met to discuss preliminary due diligence information primarily related to the NHC Division. They discussed, among other things, sales and earnings trends and market share information, organizational structures, and the treatment of employees not necessary to the acquiring entity.

  On February 23, 1995, senior officers of the Company, Olsten and ASB Meditest and their respective advisors met at Bear Stearns' offices, primarily to discuss ASB Meditest. They discussed sales and earnings trends and market share information concerning ASB Meditest.

  On March 7, 1995, Bear Stearns made a presentation to the Company's Executive Committee of the Board of Directors regarding the valuation of the NHC Division and ASB Meditest. Bear Stearns reviewed with the Executive Committee certain preliminary analyses it performed regarding the valuation of the NHC Division on both a stand alone basis and from the point of view of a strategic buyer, i.e., a buyer already engaged in the home health care business, such as Olsten, or a related business. Bear Stearns also reviewed and discussed certain analyses regarding the valuation of ASB Meditest on a stand alone basis and from the point of view of a strategic buyer such as the Company. The presentation also included (i) an analysis of certain financial and stock price data of selected publicly traded companies which were deemed to be comparable to ASB Meditest and the NHC Division, (ii) an analysis of certain financial and purchase price data of selected target companies in merger and acquisition transactions which were deemed to be comparable to the NHC Transaction and (iii) a discounted cash flow analysis for each of the NHC Division and ASB Meditest. Thereafter, senior management brought the Committee up to date on the negotiations. Following the meeting, there was a telephone conference call between senior officers of the Company and Olsten and their respective advisors to continue negotiations over valuation and the size of the cash payment.

  On March 15, 1995, senior officers of the Company and Olsten and their respective advisors met at Smith Barney's offices to discuss the valuation ranges of the NHC Division and ASB Meditest and cash payment issues. Following this meeting, there were a number of telephone negotiations focusing on valuation issues and the size of the cash payment and Olsten's desire for an escrow agreement. These negotiations continued in a number of telephone calls between either senior officers or the respective investment bankers during the remainder of March. In addition, due diligence investigations were conducted on behalf of both Olsten and the Company.

  On March 25, 1995, Olsten provided a draft of a proposed agreement of acquisition to the Company. On March 30, senior officers of the Company and Olsten met in New Jersey to discuss organization matters, quality assurance programs and other due diligence issues.

  On March 31, 1995, Bear Stearns and the Company's senior management and its legal advisors discussed the proposed transaction at a meeting of the Company's Board of Directors. Bear Stearns presented and discussed updated analyses of the same financial information provided to the Executive Committee of the Board of Directors on March 7, 1995. In addition, Bear Stearns reviewed certain analyses it performed to examine the pro forma impact on the Company of (i) a sale of the NHC Division and (ii) the NHC Transaction. Following the Board of Directors meeting, further negotiation of the transaction terms, including the size of the cash payment and the terms of the escrow agreement, took place between the officers and financial advisors of the Company and those of Olsten.

  On April 3, 1995, the Company's and Olsten's legal advisors met at Olsten's offices and engaged in further negotiations regarding the proposed swap transaction, with a view toward finalizing the terms of the proposed agreement of acquisition within a relatively short period of time.

  On April 4, 1995, the United States Department of Justice (the "DOJ") served a Civil Investigative Demand ("CID") on the Company. The CID relates to an investigation by the DOJ of "allegations that Hooper Holmes, Inc.'s Nurse's House Call division, and specifically its Columbus, Ohio office, falsified records and submitted false claims for reimbursement under Medicare and/or Medicaid." The CID requires the Company to provide documents and answers to interrogatories to the DOJ. After receipt of the CID, the Company and Olsten suspended further negotiations pending a review of the nature and scope of matters covered by the CID; however, the Company and Olsten periodically discussed the progress of the DOJ investigation. See "The NHC Transaction--Civil Investigative Demand."

  On May 2, 1995 the Company issued a press release announcing, among other things, that it had retained Bear Stearns to assist the Company in evaluating and pursuing various alternatives with respect to the NHC Division, including the possible sale of the NHC Division.

  Between May 1, 1995 and May 5, 1995, representatives of Olsten performed additional due diligence procedures related to the CID matters, particularly with respect to the Columbus office of the NHC Division. Shortly thereafter, senior officers of Olsten and the Company and their respective financial and legal advisors participated in further negotiations concerning the terms of the proposed transaction, including selling the assets rather than the stock of Hooper Holmes Healthcare, Inc., establishing an additional escrow for CID matters, and extending indemnification and termination provisions to Olsten for CID related costs and expenses. On May 12, 1995, Olsten furnished the Company with a revised draft acquisition agreement.

  On May 22, 1995, senior officers of Olsten and the Company and their legal advisors met at the offices of Steptoe & Johnson, in Washington, D.C. to attempt to finalize the terms of the proposed transaction. At that meeting, the parties agreed (i) that there would be no additional escrow for CID related costs and expenses, (ii) to exclude the Columbus assets of the NHC Division from the transaction and (iii) that the Company would indemnify Olsten for CID related costs and expenses. Following this meeting, there were additional telephonic negotiations between members of senior management of Olsten and the Company to finalize the terms of the proposed transaction. See "The Acquisition Agreement--Indemnification Provisions."

  On May 26, 1995, the Company's Board of Directors met to review the terms of the Acquisition Agreement. Members of the Company's senior management and its financial and legal advisors made detailed presentations concerning all material aspects of the NHC Transaction. Bear Stearns reviewed and discussed with the Board of Directors various updated analyses it performed regarding the valuation of the NHC Division and ASB Meditest on both a stand alone basis and from the point of view of a strategic buyer. Bear Stearns also reviewed and discussed its updated analyses of (i) certain financial and stock price data of selected publicly traded companies which were deemed to be comparable to ASB Meditest and the NHC Division, (ii) certain financial and purchase price data of selected target companies in merger and acquisition transactions which were deemed to be comparable to the NHC Transaction and (iii) the pro forma impact on the Company of the NHC Transaction. Bear Stearns also reviewed with the Board of Directors its final estimate of ranges of values for each of ASB Meditest and the NHC Division (see "The NHC Transaction--Opinion of the Financial Advisor") and, at the request of the Board of Directors, gave its oral opinion that the NHC Transaction was fair, from a financial point of view, to the shareholders of the Company. The Board then approved the NHC Transaction, the Acquisition Agreement, and the Accounts Receivable Collection Agreement. Following this meeting, the Company and Olsten executed the definitive Acquisition Agreement and the Accounts Receivable Collection Agreement.

  In negotiating the Purchase Price for the NHC Division, management asked
Bear Stearns to develop a range of values for both the NHC Division and ASB Meditest. As discussed under the caption "The NHC Transaction--Opinion of the Financial Advisor," Bear Stearns determined that an appropriate range of values for ASB Meditest was $25 million to $35 million and that an appropriate range of values for the NHC Division was $50 million to $65 million. Senior management of the Company sought to negotiate a cash payment from Olsten, which would be consistent with these respective ranges of values. The parties never reached an agreement upon valuation for either of the NHC Division or ASB Meditest; instead they focused on negotiating the Cash Portion of the Purchase Price. Based on the recommendation of its senior officers and the advice of its financial advisor, and following arm's-length negotiation between senior management of the Company and senior management of Olsten, the Board of Directors determined that the agreed upon consideration would be the stock of ASB Meditest and $34.5 million in cash, as adjusted to reflect changes in relative net asset values as described under the caption "The Acquisition Agreement--Cash Purchase Price Adjustment." The proposed consideration was discussed by the Board of Directors at its meeting on March 31, 1995 and again at its meeting on May 26, 1995. At these meetings the Board of Directors gave significant weight to the range of values placed on ASB Meditest and the NHC Division by Bear Stearns. The manner in which Bear Stearns determined the range of values for ASB Meditest and for the NHC Division is set out below under the caption "The NHC Transaction--Opinion of the Financial Advisor."

RECOMMENDATION OF THE BOARD OF DIRECTORS; REASONS FOR, EFFECTS OF AND ALTERNATIVES TO AND RISKS OF THE NHC TRANSACTION

  The Company's Board of Directors (the "Board of Directors") believes that the terms of the NHC Transaction are fair to, and in the best interests of, the Company and its shareholders. Accordingly, the Board of Directors has unanimously approved the NHC Transaction and recommends approval of the NHC Transaction by the shareholders for the following reasons.

 Reasons for the NHC Transaction

  First, the NHC Transaction would eliminate a business segment that incurred segmented operating losses of approximately $1.5 million in 1993, $.95 million in 1994 and is continuing to suffer losses in 1995.

  Second, the cash consideration included in the NHC Transaction will enable the Company to substantially reduce much of the debt incurred in the acquisition of Norrell Health Care, Inc., thereby reducing interest expense on an ongoing basis and strengthening the Company's balance sheet. If the Closing had taken place on June 30, 1995, the Company would have received cash consideration of approximately $30.0 million (of which $15 million would have been placed in escrow), enabling it to immediately reduce its debt by $13.0 million, and by an additional $15 million as the NHC Division accounts receivable as of the Closing Date are collected by a Company-Olsten Collection Team. See "The Acquisition Agreement--Escrow Agreement and Accounts Receivable Collection Agreement."

  Third, the acquisition of ASB Meditest, a leading provider of health information services, will immediately increase the Company's presence in the health information services market. For the two fiscal years ended December 31, 1993 and 1994, the Company's Health Information Services Division had segmented operating profits of approximately $8.3 million and $8.0 million, respectively, on gross revenues of $80.6 million and $92.5 million, respectively. Although ASB Meditest incurred pre-tax losses of $2.2 million in 1993 and $3.4 million in 1994, its gross revenues for such periods were, respectively, $85.2 million and $81.8 million. Acquiring ASB Meditest will give the Company approximately 200 health information service branch offices after consolidating certain of the ASB Meditest and Company branch offices. The Company currently has approximately 186 health information service branch offices. With a strengthened branch network, the Company will be able to provide greater geographical coverage to its customers.

  Fourth, the Board of Directors believes that significant cost savings can be achieved by combining the operations of ASB Meditest and the Company's existing Health Information Services Division. Upon consummation of the NHC transaction, ASB Meditest will not be required to pay Olsten management fees and royalty fees which in 1994 and in the six months ended June 30, 1995, aggregated to approximately $2.9 million and $1.4 million, respectively. In addition, Management believes that up to 60 branch offices can be consolidated following consummation of the NHC Transaction with resultant annual savings estimated at up to $4.0 million. Management also believes that following the consummation of the NHC Transaction estimated cost savings of up to $3.0 million per year may be achieved by eliminating certain managerial and management information system personnel who will not be needed to operate the combined business. The potential savings resulting from consolidation of branch offices and elimination of duplicative personnel are not reflected in the Pro Forma statements set forth in this Proxy Statement, since there can be no assurance that these savings can be achieved. Moreover, even if these savings are achieved, there can be no assurance that other costs will not be significantly greater following consummation of the transaction.

 Effects of the NHC Transaction

  The consummation of the NHC Transaction will result in the sale by the Company of the NHC Division. As of June 30, 1995, the NHC Division accounted for approximately sixty-eight percent (68%) of the assets of the Company; for the six months ended on June 30, 1995, the NHC Division accounted for approximately sixty-two percent (62%) of the Company's revenues. After the Closing Date the Company will no longer be in the home health care business and its sole business activity will be providing health information services (see "Description of the Health Information Services Division"). Although management believes that the Company's Health Information Services Division's operating profits will be enhanced by the sale of the NHC Division and the acquisition of ASB Meditest (see "Reasons for the NHC Transaction" above), the costs of the NHC Transaction, including costs of the solicitation, are estimated at approximately $5.9 million pre-tax and $3.6 million after tax. In total, the Company will incur a pre-tax loss of approximately $17.9 million and a net loss of approximately $10.3 million with respect to the NHC Transaction. At the time that the Board of Directors approved the NHC Transaction, it was aware that such transaction would result in a loss, although the magnitude of such loss had not then been fully determined.

 Alternatives to the NHC Transaction

  Before reaching its conclusion to go forward with the NHC Transaction, the Board of Directors considered disposing of the NHC Division in a separate transaction, but concluded that the NHC Transaction was a better opportunity for the shareholders because it enables the Company to acquire ASB Meditest in exchange for the NHC Division. The Board of Directors also considered the possibility of maintaining the status quo and continuing to attempt to make the NHC Division profitable by closing a substantial number of underperforming branch offices of the NHC Division and seeking business not requiring typical health care support costs. However, management believed that the NHC Division did not have the revenue volume and profits sufficient to service the existing debt attributable to such business. The Company did not solicit any bidders for the NHC Division other than Olsten because management believed that (i) Olsten would be one of the most logical buyers of the NHC Division, (ii) ASB Meditest, an Olsten subsidiary, would complement the Company's Health Information Services Division, and (iii) the NHC Transaction presented a unique opportunity for the Company both to sell an unprofitable division and to substantially increase the revenues of its Health Information Services Division by acquiring ASB Meditest in the same transaction. Moreover, the Company's public announcement on May 2, 1995 that it had retained Bear Stearns to assist the Company in evaluating and pursuing various alternatives with respect to the Nurse's House Call Division, including the possible sale of the Division, had attracted no serious bidders. Finally, Bear Stearns advised the Board of Directors that, in its opinion, the NHC Transaction was fair, from a financial point of view, to the Company's shareholders.

  If the NHC Transaction is not consummated, the Company will be required to either continue operating the NHC Division or attempt to locate another buyer for the NHC Division. There can be no assurance that the NHC Division will not continue to incur operating losses. There is also no assurance that the Company would be able to find another buyer for the NHC Division or that if a buyer is located that the terms of any sale of the NHC Division would be equal to or better than the terms available in the NHC Transaction.

  If the NHC Transaction is not consummated, and the NHC Division is not otherwise sold at an early date, the Company will be required to refinance its long term debt. The Company currently is a party to a credit agreement with three banks that include a $20 million term loan, due on October 31, 2000, which requires escalating quarterly amortization payments and a $30 million revolving loan due on January 2, 1997, with an extension option of one year. As of June 30, 1995, the Company had available unused credit under these agreements of approximately $3.7 million. Although the Company's management believes that the Company will be able to refinance this existing Credit Agreement if the Company does not sell the NHC Division pursuant to the NHC Transaction or otherwise, there is no assurance that the Company will be able to do so on terms favorable to the Company.

  Management of the Company believes that the acquisition of ASB Meditest would permit the Company to spread the costs of its Health Information Services Division over a significantly larger book of business since ASB Meditest revenues in 1994 aggregated approximately $82 million vs. approximately $93 million of revenues generated in 1994 by the Company's Health Information Services Division. If the NHC Transaction is not consummated, the Company may not be able to acquire ASB Meditest or any other company engaged in the Health Information Services business on terms acceptable to the Company. Unless the Company sells the NHC

Division, in all likelihood, it would not be able to obtain the financing necessary to acquire ASB Meditest, even if ASB Meditest could be acquired on terms deemed to be favorable by the Company.

 Factors Considered by the Board of Directors in Making Its Recommendations

  In making its determination that the NHC Transaction is fair to the Company's shareholders, the Board of Directors considered the following factors:

    (i) the opinion of Bear Stearns described below under "The NHC Transaction--Opinion of the Financial Advisor" and set forth as Exhibit D, to the effect that the NHC Transaction is fair, from a financial point of view, to the Company's shareholders;

    (ii) the various analyses and other information presented to the Board of Directors by Bear Stearns, including the analyses described under the captions "The NHC Transaction--Background of the NHC Transaction" and "The NHC Transaction--Opinion of the Financial Advisor" ;

    (iii) information concerning the financial performance, condition, business operations and prospects of each of the NHC Division, the Health Information Services Division and ASB Meditest, including information set forth in (a) the Company's 1994 Annual Report to Shareholders (incorporated herein by reference), (b) the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1995 (incorporated herein by reference) and (c) American Service Bureau, Inc. historical audited financial statements;

    (iv) historical market, price and trading information with respect to the Company's Common Stock, as set forth in the Company's 1994 Annual Report to Shareholders (incorporated herein by reference);

    (v) the strategic benefits the Company might gain through the NHC Transaction (as set forth above under "Reasons for the NHC Transaction"), particularly (a) the ability to generate certain operating synergies and cost savings by acquiring ASB Meditest and combining its operations with the operations of the Company's Health Information Services Division, and
  (b) the ability to divest the NHC Assets of the NHC Division which were not performing to a level desired by the senior management of the Company, at what the Board believed to be a fair price;

    (vi) the potential positive pro forma impact of the NHC Transaction on the Company's earnings per share (as set forth below) based on historical audited financial statements of the Company and ASB Meditest and financial forecasts of both the NHC Division and ASB Meditest, prepared by the Company and ASB Meditest, respectively, and reviewed by Bear Stearns;

    (vii) the terms and conditions of the Acquisition Agreement, the Escrow Agreement and the Accounts Receivable Collection Agreement; and

    (viii) the possible alternatives to the NHC Transaction described above.

  Each of the factors cited above was considered by the Board of Directors at one or more of the meetings described under "The NHC Transaction--Background of the NHC Transaction". The consideration of factors (iii), (iv), (v), (vi),
(vii) and (viii) involved primarily discussions among the Board of Directors and its legal and financial advisors, and was based upon information and advice received by the Board of Directors with respect to each factor from senior management of the Company and the Company's legal and financial advisors, as well as the Board's own knowledge about the matters involved in the NHC Transaction. The consideration of factors (i) and (ii) involved detailed reviews by the Board of Directors of factual, financial and numerical information and analyses presented to the Board by Bear Stearns as described under "The NHC Transaction--Background of the NHC Transaction" and "The NHC Transaction--Opinion of the Financial Advisor." With respect to factor (ii), the Board of Directors noted particularly that the analyses of Bear Stearns indicated: (a) subject to certain adjustments and assumptions (including the assumption that the NHC Transaction would have been effective on or about January 1, 1995), a potential increase in pro forma net income to the Company of $4.7 million ($0.69 per share), $5.0 million ($0.74 per share), and $5.2 million ($0.77 per share) for the years ending December 31, 1995, 1996 and 1997, respectively; and (b) an implied valuation range for the NHC Division of $50 million to $65 million, and that, according to Bear Stearns' analyses, the total consideration to be received by the Company exceeded this range. Based upon these considerations, the Board of Directors concluded that factors (i), (ii), (iii), (iv), (v), (vi) and (viii) were favorable as to the fairness of the NHC Transaction and factor (vii), while having both positive and negative implications, was on the whole favorable.

  Although the Board considered the projected pro forma net revenue increases referred to in the immediately preceding paragraph in determining that the NHC Transaction was fair to the Company's shareholders, these projections are based on assumptions regarding certain cost savings reflecting the combination of ASB Meditest with the Company's Health Information Services Division. These projected cost savings are subject to timing of implementation (e.g., they are based on an assumption that the NHC Transaction would have been effective on or about January 1, 1995) and other significant business, economic and competitive uncertainties, contingencies and risks, all of which are difficult to quantify and many of which are beyond the control of the Company. Accordingly, because of the delay in closing the NHC Transaction, the Company believes that any potential cost savings will be minimal in 1995. Also, there can be no assurance that these cost savings will, in fact, be realized at any time. AS THERE IS UNCERTAINTY TO WHETHER THE RESULTS CONTEMPLATED BY THE FOREGOING INCREMENTAL NET INCOME PROJECTIONS WILL BE REALIZED, SHAREHOLDERS SHOULD NOT BASE THEIR DECISION AS TO WHETHER TO VOTE FOR THE NHC TRANSACTION ON THESE INCREMENTAL NET INCOME PROJECTIONS. Moreover, the Company undertakes no obligation to further update, revise or modify these financial projections after the date of this Proxy Statement.

  Members of the Board of Directors were generally aware of the risks outlined below under the caption "The NHC Transaction--Risks of the NHC Transaction," other than claims of independent agents which were first made subsequent to the public announcement by the Company of the NHC Transaction. However, the Board of Directors did not consider and discuss each such risk in determining to make its recommendation to the shareholders. Nonetheless, the Board of Directors believes that the potential advantages to the Company of the NHC Transaction far outweigh the risks related to the NHC Transaction.

  In reaching its determination that the Acquisition is fair to the Company's shareholders, the Board of Directors considered solely the interests of such shareholders and did not consider the interests of other parties or of officers or directors of either the Company or ASB Meditest. See "The NHC Transaction--Interests of Certain Persons in the NHC Transaction."

  In view of the wide variety of factors considered in connection with its evaluation of the NHC Transaction, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determinations.

  Under the terms of the Acquisition Agreement, the Company has agreed not to solicit any proposal or offer for a merger or other business combination involving the Company, the NHC Business or any of the Company's subsidiaries or any proposal or offer to acquire any equity interest in, or material portion of the Assets of the Company or its subsidiaries other than the transactions contemplated by the Acquisition Agreement. The Board of Directors had and reviewed copies of the Acquisition Agreement containing this provision prior to its approval of the NHC Transaction and considered it as one of the many terms of the Acquisition Agreement in making its recommendation that the NHC Transaction was fair and in the best interest of the Company's shareholders.

  On May 26, 1995, prior to approval of the NHC Transaction by the Board of Directors and at the Board's request, Bear Stearns rendered its oral opinion that the NHC Transaction was fair, from a financial point of view, to the shareholders of the Company as of that date. Bear Stearns has also delivered its written opinion, dated as of the date of this proxy statement, to the same effect. It is not contemplated that Bear Stearns will further update its opinion. The Acquisition Agreement provides that certain conditions be satisfied as a condition to the Company's obligation to consummate the NHC Transaction, including a requirement that certain representations and warranties made by Olsten be true and correct at and as of the Closing and that there be no material adverse change in the condition (financial or otherwise), business properties, assets or prospects of ASB Meditest. Accordingly, the Board of Directors did not give any particular consideration to either changing circumstances between the date of Bear Stearns opinion and the date of the consummation of the NHC Transaction or to the fact that Bear Stearns' opinion would not be updated to the Closing Date. See "The NHC Transaction--Risks of the NHC Transaction."

  THE BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE NHC TRANSACTION AND RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE NHC TRANSACTION.

RISKS OF THE NHC TRANSACTION

  Shareholders of the Company should consider the following risk factors in determining whether to vote for the NHC Transaction.

  The Company will be left with only one line of business. The NHC Division constitutes approximately sixty-eight percent (68%) of the Company's assets as of June 30, 1995 and accounted for approximately sixty-two (62%) of the Company's revenues for the six month period ended June 30, 1995. The sale of the NHC Division will leave the Company with only its Health Information Services Division and will result in a change in the Company's primary business activities from home health care to health information services. The Company's future success and financial performance will be totally dependent on the Company's ability to meet the needs of its health information services customers. See "Description of the Health Information Services Division." Although the Company's Health Information Services Division currently is operating profitably (see "Hooper Holmes, Inc. Summary of Consolidated Financial Data"), ASB Meditest had pre-tax net losses of approximately $2.2 million, $3.4 million and $2.3 million, during the two years ended December 31, 1994 and the six months ended June 30, 1995, respectively. Accordingly, there is no assurance that the combination of ASB Meditest and the Company's Health Information Services Division will operate profitably.

  The Company may be precluded from acquiring ASB Meditest's drug and alcohol testing business. On August 22, 1994, Concorde, Inc. ("Concorde") filed an action in the Superior Court for Burlington County, New Jersey, seeking to enjoin the Company from purchasing or acquiring from Olsten and/or ASB Meditest any assets or any portion of any business that would result in the Company competing with Concorde's substance abuse testing business in the United States and asking for compensatory and punitive damages in unstated amounts and costs. A hearing on plaintiff's motion to enjoin the Company has been set for September 15, 1995, and the Company has agreed not to close the NHC Transaction until after that date. Approximately $3.8 million (4.6%) and $3.2 million (7.9%), respectively, of ASB Meditest's revenues in 1994 and the first six months of 1995 were derived from its drug and alcohol testing activities. On or about January 31, 1994, in conjunction with the sale of certain assets and business pertaining to occupational health services and urine specimen collection drug testing to Concorde, Inc. ("Concorde") for $25,000, the Company entered into a noncompetition agreement with Concorde whereby it agreed, subject to certain exceptions, not to directly or indirectly engage in any business or enterprise similar to or in competition with the business of Concorde within the United States for a period of four (4) years from the date of such agreement, without Concorde's prior consent. Concorde has indicated that it believes ASB Meditest's drug and alcohol testing activities are directly competitive with Concord's business and has refused its consent for the Company to engage in such activities as currently conducted by ASB Meditest. Management believes the Company has defenses to these allegations and that it intends to vigorously defend this case. However, if the plaintiff is successful, upon acquiring ASB Meditest, the Company may not be able to continue the drug and alcohol testing activities currently conducted by ASB Meditest. In any event, management believes that the loss of these revenues would not have a material adverse effect on the operations of the Company following the consummation of the NHC Transaction.

  Probable loss of business from customers common to both the Company and -ASB Meditest. The Company and ASB Meditest are two of the largest companies currently engaged in the health information services business. Insurance company customers frequently use two or three different providers of these services, and accordingly to the extent that ASB Meditest and the Company currently both serve the same insurance company customers, it is possible that such customers will place some of the business currently being placed with ASB Meditest and the Company with another provider. The incremental income projections of Bear Stearns referred to under the caption "Opinion of the Financial Advisor" assumed a loss of fifteen percent (15%) of ASB Meditest's revenues as a result of the NHC Transaction. However, the actual loss may be greater than this estimate.

  Possible loss of all or part of Escrowed Funds. The Company may lose all of the $15 million portion of the purchase price ("Escrowed Funds") if the Company-Olsten joint Collection Team ("Collection Team") fails to reduce the outstanding balance of Receivables (which are being acquired by Olsten pursuant to the NHC Transaction) to below $30 million within 18 months after the Closing Date ("Collection Period"), although Management believes such a prospect is remote. The Company will lose a portion of the Escrowed Funds if the Collection Team fails to reduce the outstanding Receivables balance to $15 million within the Collection Period. As of June 30, 1995, the NHC Division had Receivables of approximately $53 million. See "The NHC Transaction--Escrow Agreement and Accounts Receivable Collection Agreement."

  Amount of cash to be received will not be certain until after the Closing Date. The actual amount of cash to be obtained in this Transaction is not certain because the cash portion of the purchase price is subject to adjustment depending upon the amount of NHC assets and the amount of ASB Meditest assets at the Closing Date. The Company intends to use the cash proceeds of the NHC Transaction to reduce its total debt which aggregated approximately $45.9 million as of June 30, 1995. To the extent it receives less cash than the $34.5 million contemplated by the Acquisition Agreement, it will have less to apply to the payment of its debt.

  The NHC Transaction will result in a substantial loss to the Company. The NHC Transaction will result in an estimated pre-tax loss to the Company of approximately $17.9 million (approximately $10.3 million after tax). The Company recorded this charge in the second quarter of 1995 and its net worth at June 30, 1995 reflects this charge.

  Civil Investigative Demand. The Acquisition Agreement provides that Olsten is entitled to be indemnified against costs, expenses and liabilities incurred by it in connection with the Civil Investigation Demand made against the Company by the United States Department of Justice. See "The NHC Transaction--Civil Investigative Demand" and "The Acquisition Agreement--Indemnification Provisions." Accordingly, Olsten may not be required to close the NHC Transaction notwithstanding the substantial expense incurred by the Company in negotiating the Acquisition Agreement, obtaining shareholder approval and preparing for the Closing. Hence there can be no assurance that the terms of the NHC Transaction can be satisfied by the Company.

  Agent Claims. Eight of the NHC Division's branch offices are operated by independent agents. The contracts between the Company and six of these independent agents are not proposed to be assigned to Olsten in connection with the NHC Transaction. These six independent agents accounted for approximately $7.9 million of the Company's gross revenues in 1994 and approximately $3.7 million in the first six months of 1995. The Company has had negotiations with each of these six independent agents in an attempt to amicably terminate their agreements with the Company. However, two of these agents have instituted lawsuits against the Company (one of which was filed in 1994 prior to announcement of the NHC Transaction and dismissed without prejudice on August 14, 1995) alleging, among other things, breach of agreement, fraud, and in one case, breach of the California Franchise Investment Law and praying for damages aggregating $750,000. Each of the other four independent agents whose contracts will not be assumed by Olsten has also indicated to the Company that he or she may pursue claims against the Company. It is not likely that these claims will be resolved prior to the Closing Date of the NHC Transaction. The Company has no way of predicting the outcome of these claims or the cost to the Company which will be incurred in responding to them.

  The expected benefits of a combination of ASB Meditest with the Company's Health Information Services Division may not be achieved. The Company proposes to acquire ASB Meditest because, among other reasons, it is in the same business as the Company's Health Information business and the Company's management believes that substantial cost savings can be achieved in operating ASB Meditest as part of the Company. See "Recommendation of the Board of Directors; Reasons for, Effects of and Alternatives to the NHC Transaction." However no assurance can be given that such cost savings will in fact be achieved.

  No update of the Bear Stearns Fairness Opinion. The Company has received an opinion from its financial advisor, Bear Stearns, dated as of the date of this Proxy Statement to the effect that the NHC Transaction was fair from a financial point of view to the shareholders of the Company as of such date. The Company's obligation to close the NHC Transaction is not conditioned on the receipt of an updated fairness opinion. The Company does not intend to obtain, and Bear Stearns has no obligation to provide, an update of such fairness opinion as of the Closing Date, which is expected to be on or shortly after the date of the special meeting of shareholders, assuming the necessary approval of the shareholders is obtained. Although the Company's management believes that the Acquisition Agreement contains covenants that protect the Company against materially adverse events which may occur between the date of the Proxy Statement and the Closing Date, it is possible that such an event might occur during such period. It is also possible that the Company would be legally required to close the NHC Transaction notwithstanding the occurrence of such an event.

  Management's projections may not be achieved. The Bear Stearns Fairness Opinion relies in part on financial projections prepared by the management of the Company as to the Company and financial projections prepared by Olsten as to ASB Meditest. See "The NHC Transaction--Opinion of the Financial Advisor." These projections are based on certain assumptions which are subject to significant business, economic and competitive uncertainties, contingencies and risks, all of which are difficult to quantify and many of which are beyond the control of the Company. Thus, there can be no assurance that these projections will, in fact, be realized.

  Unforeseen problems may restrict the Company's ability to make ASB Meditest profitable. As in any acquisition or merger of two businesses, significant and material problems and expenses not immediately apparent may surface after the consummation of the NHC Transaction and integration of ASB Meditest with the Company's Health Information Services Business. Accordingly, no assurance can be given that the cost savings expected to result from operating ASB Meditest as part of the Company's Health Information Division summarized under the caption "Recommendation of the Board of Directors; Reasons for, Effects of and Alternatives to the NHC Transaction" will be achieved or that the Company will operate profitably after the consummation of the NHC Transaction.

OPINION OF THE FINANCIAL ADVISOR

  The Board of Directors retained Bear Stearns in a letter agreement dated February 2, 1995 to act as its financial advisor and to render an opinion to the Board of Directors as to the fairness of the NHC Transaction, from a financial point of view, to the shareholders of the Company. On May 26, 1995, at the request of the Company, Bear Stearns rendered its oral opinion to the Board of Directors that the NHC Transaction was fair, from a financial point of view, to the shareholders of the Company as of the date thereof. Bear Stearns subsequently issued its written opinion to the Board of Directors which has been updated to the date of this Proxy Statement (the "Bear Stearns Opinion").

  THE FULL TEXT OF THE BEAR STEARNS OPINION IS ATTACHED AS EXHIBIT D TO THIS PROXY STATEMENT. THE COMPANY'S SHAREHOLDERS ARE URGED TO, AND SHOULD, READ THE BEAR STEARNS OPINION IN ITS ENTIRETY IN CONJUNCTION WITH THIS PROXY STATEMENT FOR ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY BEAR STEARNS.

  The Bear Stearns Opinion addresses only the fairness of the NHC Transaction, from a financial point of view, to the shareholders of the Company and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the approval of the NHC Transaction. The summary of the Bear Stearns Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

  Although Bear Stearns evaluated the financial terms of the NHC Transaction and participated in discussions concerning the consideration to be paid, Bear Stearns did not recommend the specific consideration to be paid in the NHC Transaction. The consideration to be received by the Company as a result of the NHC Transaction was determined by negotiations between the Company and Olsten after consultation by each of such parties with their respective financial advisors. In connection with rendering its opinion, Bear Stearns, among other things: (i) reviewed this Proxy Statement, including the Agreement of Acquisition; (ii) reviewed the Company's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1992 through 1994, and its Quarterly Report on Form 10-Q for the period ended March 31, 1995; (iii) reviewed certain operating and financial information, including financial projections, provided to Bear Stearns by the Company's management relating to the NHC Division's business and prospects; (iv) met with certain members of the

Company's senior management to discuss the NHC Division's operations, historical financial statements and future prospects; (v) visited the Company's facilities in Basking Ridge, New Jersey; (vi) reviewed Olsten's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1992 through 1994, and its Quarterly Report on Form 10-Q for the period ended March 31, 1995; (vii) reviewed certain operating and financial information, including financial projections, provided to Bear Stearns by the managements of Olsten and ASB Meditest relating to ASB Meditest's business and prospects; (viii) met with certain members of the senior managements of Olsten and ASB Meditest to discuss ASB Meditest's operations, historical financial statements and future prospects; (ix) visited ASB Meditest's headquarters in Framingham, Massachusetts; (x) reviewed publicly available financial data and stock market performance data of companies which were deemed generally comparable to the NHC Division and ASB Meditest; (xi) reviewed the terms of recent acquisitions of companies which were deemed generally comparable to the NHC Division and ASB Meditest and (xii) conducted such other studies, analyses, inquiries and investigations as it deemed appropriate.

  Bear Stearns relied upon, and assumed without independent verification, (i) the accuracy and completeness of all of the financial and other information provided to it by the Company and Olsten for purposes of its opinion, and (ii) the reasonableness of the assumptions made by the managements of the Company and Olsten with respect to projected financial results of the NHC Division and ASB Meditest, respectively, and potential synergies (consisting primarily of cost savings) which could be achieved by each of the respective acquirers upon consummation of the NHC Transaction. In addition, Bear Stearns did not make or seek to obtain appraisals of the NHC Division's or ASB Meditest's assets or liabilities in rendering its opinion. Bear Stearns further relied upon the assurances of the managements of the Company and Olsten that they are unaware of any facts that would make the information provided to Bear Stearns incomplete or misleading. The Bear Stearns Opinion is also necessarily based upon the market, economic and other conditions as in effect on, and the information made available to it as of, the date of the opinion.

  In addition to its review of the results of the financial analyses described below, Bear Stearns held conversations with the management of the Company concerning the strategic implications of the NHC Transaction. Accordingly, Bear Stearns assumed, based upon such conversations, that the Company might gain several strategic benefits through the NHC Transaction, including (i) the ability to generate certain operating synergies and cost savings by acquiring ASB Meditest and combining its operations with the operations of the Company's Health Information Services Division and (ii) the ability to divest the NHC Assets of the NHC Division which were not performing to a level desired by the senior management of the Company.

  In connection with its opinion, Bear Stearns performed analyses to assess (i) the pro forma effect of the NHC Transaction on the Company's earnings per share, (ii) the value of the consideration to be received in the NHC Transaction (the capital stock of ASB Meditest plus $34.5 million in cash, as adjusted to reflect changes in the NHC Division Net Asset Amount between November 30, 1994 and the Closing Date, and in the ASB Meditest Net Asset Amount between December 31, 1994 and the Closing Date) for the NHC Assets and
(iii) the value of the NHC Assets of the NHC Division. Bear Stearns' analysis of the value of the consideration to be received by the Company for the NHC Division utilized several methodologies to determine the valuation range for the capital stock of ASB Meditest and the NHC Assets of the NHC Division, including: (i) an analysis of certain financial and stock price data of selected publicly traded companies which were deemed to be comparable to ASB Meditest and the NHC Division, (ii) an analysis of certain financial and purchase price data of selected target companies in merger and acquisition transactions which were deemed to be comparable to the NHC Transaction and
(iii) a discounted cash flow analysis.

  The following is a brief summary of certain of the financial analyses used by Bear Stearns in connection with providing its opinion to the Board of Directors of the Company.

  Pro Forma Analysis. Bear Stearns analyzed the pro forma effects of the NHC Transaction upon the earnings per share of the Company. The pro forma analysis compared the projected financial results of the Company assuming it did not consummate the NHC Transaction with the pro forma projected financial results for the Company assuming it consummated the NHC Transaction. The projected financial results for the Company and for the NHC Division used in the analysis were prepared internally by the management of the

Company. The projected financial results for ASB Meditest were prepared internally by the managements of ASB Meditest and Olsten. In addition, the pro forma analysis performed by Bear Stearns reflected certain assumptions made by Bear Stearns and by the Company, some of which may be beyond the control of the Company and which may not reflect what actually occurs upon the consummation of the NHC Transaction. The pro forma analysis assumed that upon consummation of the NHC Transaction (i) the Company would eliminate the earnings contribution (or earnings deficit) of the NHC Division, (ii) the Company would realize the earnings contribution of ASB Meditest, (iii) the Company would realize savings in interest expense assuming it used the net proceeds of the cash received in the NHC Transaction to reduce its outstanding debt balance, and (iv) the Company would be able to generate certain cost savings by combining the operations of ASB Meditest with the operations of the Company's Health Information Services Division. Such analysis did not take into account the potential impact of the timing of the implementation of such adjustments on the Company's earnings. In general, the pro forma analysis examined the ongoing impact of such adjustments on an annual basis as if the NHC Transaction had been consummated on January 1, 1995. In addition, the pro forma analysis did not factor in the potential cost of implementation of any of the adjustments referenced above.

  Giving effect to the adjustments described above, as well as the assumptions incorporated in the pro forma analysis, Bear Stearns noted that the pro forma analysis indicated that the aggregate annual impact of the adjustments could potentially result in incremental net income to the Company of $4.7 million, $5.0 million and $5.2 million for the years ending December 31, 1995, 1996 and 1997, respectively. On a per share basis, the annual impact of such adjustments could potentially increase earnings per share of the Company by $0.69, $0.74 and $0.77 for the years ending December 31, 1995, 1996 and 1997, respectively. The pro forma analysis included certain assumptions regarding certain cost savings reflecting the combination of ASB Meditest with the Company's Health Information Services Division (see "The NHC Transaction--Recommendations of the Board of Directors; Reasons for, Effects of and Alternatives to the NHC Transaction") and the timing of the implementation of such cost savings which may or may not reflect the actual cost savings achieved by the Company upon the consummation of the NHC Transaction. Bear Stearns noted, based upon the pro forma analysis, that the NHC Transaction could potentially have a substantial positive impact on the Company's earnings per share.

  Based upon the pro forma analysis, Bear Stearns concluded that the NHC Transaction was fair, from a financial point of view, to the shareholders of the Company.

  Going Concern Value of ASB Meditest. Bear Stearns performed a valuation analysis of ASB Meditest based upon the methodologies summarized below. The valuation analysis of ASB Meditest was based upon projected financial results for ASB Meditest prepared internally by the managements of Olsten and ASB Meditest, and reflected certain assumptions made by the Company regarding ASB Meditest's projected financial results and certain cost savings which could be achieved by combining the operations of ASB Meditest with the operations of the Company.

  Going Concern Value of ASB Meditest--Analysis of Selected Publicly Traded Companies. Bear Stearns performed an analysis of selected publicly traded companies which it deemed to have businesses that were similar to the business of ASB Meditest. Although Bear Stearns believes there are no public companies which have businesses that are directly comparable to the business of ASB Meditest (the four largest competitors in the insurance testing industry are either private companies or divisions of large public companies with multiple lines of business), Bear Stearns reviewed a group of companies that provide, among other services, home health care services, including: Olsten, Lincare Holdings Inc., Coram Healthcare Corporation, Inc., Homedco Group, Inc., Abbey Healthcare Group, Inc., Interim Services, Inc., RoTech Medical Corporation, American HomePatient Inc., Career Horizons, Inc., and Staff Builders, Inc. In its review of the companies referenced above, Bear Stearns focused specifically upon the companies within this group that provided home nursing services, namely Olsten; Interim Services, Inc.; Career Horizons, Inc. and Staff Builders, Inc. (the "Comparable Companies"). Bear Stearns deemed the home health care companies to incorporate business fundamentals which were similar to the business fundamentals of the insurance testing business, including the health care orientation, growth prospects and a high level of labor involved in the delivery of the service. For each of the Comparable Companies, Bear Stearns examined certain publicly available financial data, including net revenue, gross margin, selling, general and administrative expenses, contribution margin, earnings before interest and taxes ("EBIT"), EBIT margin, net income, earnings per share and net income margin. Bear Stearns examined the balance sheet items of each of the Comparable Companies and published earnings forecasts and the trading performance of the various companies' common stock. In addition, Bear Stearns calculated the ratio of the market price (as of May 25, 1995) of the stock to the projected earnings per share for calendar year 1995 of each Comparable Company and the ratio of the enterprise value (the total market value of the common stock outstanding plus the Company's total debt at par less cash and cash equivalents) to the latest twelve months' ("LTM") net revenue and to the LTM EBIT of each Comparable Company. Bear Stearns noted that the harmonic mean (Harmonic mean is a statistical term used to calculate the average of ratios in which price is the numerator (e.g., enterprise value/EBIT or price/earnings). Bear Stearns believes that the harmonic mean usually represents the best and most reliable average of such ratios because the effect of the harmonic mean is to give equal weight to equal dollar investments in the securities whose ratios are being averaged. By way of comparison, an arithmetic mean gives greater weight to higher ratios, which is why it may yield an inappropriate result.) of the ratios of the stock price to projected earnings per share for the calendar year 1995 of the Comparable Companies was 15.2x and that the range of ratios was from 13.8x to 17.2x. The harmonic mean of the ratios of the enterprise value to LTM net revenue of the Comparable Companies was 0.42x and the range of ratios was from 0.30x to 0.56x. The harmonic mean of the ratios of the enterprise value to LTM EBIT of the Comparable Companies was 10.8x and the range of ratios was from 9.9x to 11.4x.

  The ratios referenced above were used by Bear Stearns to impute a range of values for ASB Meditest. Based upon the harmonic mean and the range of ratios of the stock price to projected earnings per share for calendar year 1995 of the Comparable Companies, the imputed value of ASB Meditest was $40 million, and the imputed range of values of ASB Meditest was $36 million to $45 million. Based upon the harmonic mean and the range of ratios of the enterprise value to LTM net revenue of the Comparable Companies, the imputed value of ASB Meditest was $34 million, and the imputed range of values of ASB Meditest was $25 million to $46 million. Based upon the ratios of the enterprise value to LTM EBIT of the Comparable Companies, the imputed values of ASB Meditest were not meaningful, as ASB Meditest recorded an operating loss for its latest historical period.

  Going Concern Value of ASB Meditest--Analysis of Selected Merger and
  --------------------------------------------------------------------
Acquisition Transactions. Bear Stearns performed an analysis of selected
-------------------------
precedent merger and acquisition transactions in the home health care industry including (target company/acquiring company): In Home Health, Inc./Manor Care, Inc.; Lincare Holdings Inc./Coram Healthcare Corporation, Inc.; Abbey Healthcare Group, Inc./Homedco Group, Inc.; Caremark International Inc.'s home health care business/Coram Healthcare Corporation, Inc.; HMSS, Inc./Coram Healthcare Corporation, Inc.; Home Nutritional Services, Inc./W.R. Grace & Co., Inc.; Curaflex Health Services, Inc., HealthInfusion, Inc. and Medysis, Inc./T(2) Medical, Inc.; Critical Care America, Inc./Caremark International Inc.; Total Pharmaceutical Care, Inc./Abbey Healthcare Group, Inc.; Lifetime Corporation/Olsten; Home Intensive Care Inc./W.R. Grace & Co., Inc.; The IV Clinic, Inc./Quantum Health Resources, Inc.; Clinical Homecare, Ltd./Curaflex Health Services, Inc.; Total Home Care, Inc./Curaflex Health Services, Inc.; Critical Care America, Inc./Medical Care International, Inc.; Glasrock Home Health Care Inc./Homedco Group, Inc.; CareLink Corp./Tokos Medical Corporation; TeamCare, Inc./Critical Care America, Inc.; Medical Research Management, Inc./Tokos Medical Corporation; Care Plus, Inc./New England Critical Care, Inc.; Upjohn Healthcare Services, Inc./Olsten; Mentor Clinical Care, Inc./Lifetime Corporation; HMSS, Inc./Secomerica, Inc.; ASB Meditest, Inc./Lifetime Corporation; Quality Care, Inc./Lifetime Corporation and Caremark International Inc./Baxter Travenol Laboratories, Inc. In its review of the transactions referenced above, Bear Stearns focused specifically upon the following transaction within this group (the "Precedent NHC Transactions"), namely. The following transactions were reviewed in Bear Stearns' analysis (target company/acquiring company) (the "Precedent NHC Transactions"): In Home Health, Inc./Manor Care, Inc.; Caremark International Inc.'s home health care business/Coram Healthcare Group, Inc.; Critical Care America, Inc. (a subsidiary of Medical Care International, Inc.)/Caremark International Inc.; and Lifetime Corporation/Olsten Corporation. For each of the target companies involved in the Precedent NHC Transactions, Bear Stearns examined certain publicly available financial data, including net revenue, gross margin, selling, general and administrative expenses, contribution margin, EBIT, EBIT margin, net income, earnings per share and net income margin. Bear Stearns examined the balance sheet items of each of the target companies involved in the Precedent NHC Transactions and published earnings forecasts and the trading performance of the various target companies' common stock. In addition, Bear Stearns calculated the ratio of the purchase price of the target company in relation to the target company's LTM and projected net income (for the next calendar year) and the ratio of the transaction value (the total purchase price of the equity plus the target company's total debt at par less cash and cash equivalents) of each target company to its LTM net revenue and LTM EBIT. Bear Stearns noted that the harmonic mean of the ratios of the purchase price of the equity to LTM net income of the target companies in the Precedent NHC Transactions was 20.0x and that the range of ratios was from 12.7x to 46.1x. The harmonic mean of the ratios of the purchase price of the equity to projected net income of the target companies in the Precedent NHC Transactions was 20.1x and the range of ratios was from 18.6x to 22.4x. The harmonic mean of the ratios of the transaction value to LTM net revenue of the target companies in the Precedent NHC Transactions was 0.56x and the range of ratios was from 0.47x to 0.75x. The harmonic mean of the transaction value to LTM EBIT of the target companies in the Precedent NHC Transactions was 11.8x and the range of ratios was from 5.6x to 41.6x.

  The ratios referenced above were used by Bear Stearns to impute a range of values for ASB Meditest. Based upon the ratios of the purchase price to LTM net income of the target companies in the Precedent NHC Transactions, the imputed values of ASB Meditest were not meaningful, as ASB Meditest recorded a loss for its latest historical period. Based upon the harmonic mean and the range of ratios of the purchase price to projected earnings per share of the target companies in the Precedent NHC Transactions, the imputed value of ASB Meditest was $52 million and the imputed range of values of ASB Meditest was $48 million to $58 million. Based upon the harmonic mean and the range of ratios of the transaction value to LTM net revenue of the target companies in the Precedent NHC Transactions, the imputed value of ASB Meditest was $46 million and the imputed range of values of ASB Meditest was $39 million to $62 million. Based upon the ratios of the transaction value to LTM EBIT of the target companies in the Precedent NHC Transactions, the imputed values of ASB Meditest were not meaningful, as ASB Meditest recorded an operating loss for its latest historical period.

  Going Concern Value of ASB Meditest--Discounted Cash Flow Analysis. Bear
  -------------------------------------------------------------------
Stearns performed a discounted cash flow analysis of ASB Meditest using projected financial results for ASB Meditest prepared internally by the managements of Olsten and ASB Meditest, which financial results reflected certain assumptions made by the management of the Company regarding ASB Meditest's projected results and certain cost savings which could be achieved by combining the operations of ASB Meditest with the operations of the Company. The analysis included certain assumptions including a range of price-to-earnings ratios in the terminal year of the projection period of 16.0x to 20.0x and a range of discount rates of 15% to 20%. Based upon the discounted cash flow analysis, the imputed range of values of ASB Meditest was $14 million to $18 million.

  Valuation of Consideration to be Received for the NHC Division. In assessing the value of the consideration to be received by the Company in the NHC Transaction for the NHC Assets of the NHC Division, which comprises the capital stock of ASB Meditest plus $34.5 million in cash, as adjusted to reflect changes in the NHC Division Net Asset Amount (as defined below) between November 30, 1994 and the Closing Date, and in the ASB Meditest Net Asset Amount between December 31, 1994 and the Closing Date. Bear Stearns concluded that an appropriate range of values for ASB Meditest was $25 million to $35 million. Bear Stearns noted that while this range of values was below the mean values imputed in the valuation analyses it had performed (except for the discounted cash flow analysis), it believed that ASB Meditest should be accorded a range of values at the lower end of the imputed range of values, as, among other things, ASB Meditest recorded an operating loss for its latest historical period. Based upon the range of the values of ASB Meditest, the imputed range of values of the consideration to be received by the Company for the NHC Assets of the NHC Division was approximately $60 million to $70 million.

  Going Concern Value of the NHC Division. Bear Stearns performed a valuation analysis of the NHC Division based upon the methodologies summarized below. The valuation analysis of the NHC Division was based upon projected financial results for the NHC Division prepared internally by the management of the Company.

  Going Concern Value of the NHC Division--Analysis of Publicly Traded
  --------------------------------------------------------------------
Companies. Bear Stearns performed an analysis of the Comparable Companies in
----------
which it examined certain publicly available financial data, including net revenue, gross margin, selling, general and administrative expenses, contribution margin, EBIT, EBIT margin, net income, earnings per share and net income margin. Bear Stearns examined the balance sheet items of each of the Comparable Companies and published earnings forecasts and the trading performance of the various companies' common stock. In addition, Bear Stearns calculated the ratio of the market price (as of May 25, 1995) of the stock to the projected earnings per share for calendar year 1995 of each Comparable Company and the ratio of the enterprise value (the total market value of the common stock outstanding plus the company's total debt at par less cash and cash equivalents) to the LTM net revenue and to the LTM EBIT of each Comparable Company. Bear Stearns noted that the harmonic mean of the ratios of the stock price to projected earnings per share for the calendar year 1995 of the Comparable Companies was 15.2x and that the range of ratios was from 13.8x to 17.2x. The harmonic mean of the ratios of the enterprise value to LTM net revenue of the Comparable Companies was 0.42x and the range of ratios was from 0.30x to 0.56x. The harmonic mean of the ratios of the enterprise value to LTM EBIT of the Comparable Companies was 10.8x and the range of ratios was from 9.9x to 11.4x.

  The ratios referenced above were used by Bear Stearns to impute a range of values for the NHC Division. Based upon the ratios of the stock price to projected earnings per share for calendar year 1995 of the Comparable Companies, the imputed values of the NHC Division were not meaningful, as the NHC Division recorded a loss in its latest historical period. Based upon the mean and the range of ratios of the enterprise value to LTM net revenue of the Comparable Companies, the imputed value of the NHC Division was $65 million, and the imputed range of values of the NHC Division was $47 million to $87 million. Based upon the ratios of the enterprise value to LTM EBIT of the Comparable Companies, the imputed values of the NHC Division were not meaningful, as the NHC Division recorded an operating loss in its latest historical period.

  Going Concern Value of the NHC Division--Analysis of Selected Merger and
  ------------------------------------------------------------------------
Acquisition Transactions. Bear Stearns performed an analysis of the Precedent
-------------------------
NHC Transactions. For each of the target companies involved in the Precedent NHC Transactions, Bear Stearns examined certain publicly available financial data, including net revenue, gross margin, selling, general and administrative expenses, contribution margin, EBIT, EBIT margin, net income, earnings per share and net income margin. Bear Stearns examined the balance sheet items of each of the target companies involved in the Precedent NHC Transactions and published earnings forecasts and the trading performance of the various target companies' common stock. In addition, Bear Stearns calculated the ratio of the purchase price of the target company in relation to the target company's LTM and projected net income (for the next calendar year) and the ratio of the transaction value (the total purchase price of the equity plus the target company's total debt at par less cash and cash equivalents) of each target company to its LTM net revenue and LTM EBIT. Bear Stearns noted that the harmonic mean of the ratios of the purchase price of the equity to LTM net income of the target companies in the Precedent NHC Transactions was 20.0x and that the range of ratios was from 12.7x to 46.1x. The harmonic mean of the ratios of the purchase price of the equity to projected net income of the target companies in the Precedent NHC Transactions was 20.1x and the range of ratios was from 18.6x to 22.4x. The harmonic mean of the ratios of the transaction value to LTM net revenue of the target companies in the Precedent NHC Transactions was 0.56x and the range of ratios was from 0.47x to 0.75x. The harmonic mean of the transaction value to LTM EBIT of the target companies in the Precedent NHC Transactions was 11.8x and the range of ratios was from 5.6x to 41.6x.

  The ratios referenced above were used by Bear Stearns to impute a range of values for the NHC Division. Based upon the ratios of the purchase price to LTM net income of the target companies in the Precedent NHC Transactions, the imputed values of the NHC Division were not meaningful, as the NHC Division recorded a loss in its latest historical period. Based upon the ratios of the purchase price to projected net income of the target companies in the Precedent NHC Transactions, the imputed values of the NHC Division were not meaningful, as the NHC Division was not projected to record a material level of earnings. Based upon the mean and the range of ratios of the transaction value to LTM net revenue of the target companies in the Precedent NHC Transactions, the imputed value of the NHC Division was $87 million, and the imputed range of values of the NHC Division was $73 million to $116 million. Based upon the ratios of the transaction value to LTM EBIT of the target companies in the Precedent NHC Transactions, the imputed values of the NHC Division were not meaningful, as the NHC Division recorded an operating loss in its latest historical period.

  Going Concern Value of the NHC Division--Discounted Cash Flow Analysis. Bear Stearns performed a discounted cash flow analysis of the NHC Division using projected financial results for the NHC Division prepared internally by the management of the Company and provided to Bear Stearns. The analysis included certain assumptions including a range of price-to-earnings ratios in the terminal year of the projection period of 18.0x to 22.0x and a range of discount rates of 12.5% to 17.5%. Based upon the discounted cash flow analysis, the imputed range of values of the NHC Division was $6 million to $7 million.

  Valuation of the NHC Division. Bear Stearns noted that the NHC Division reported an operating loss for its latest historical period and was not projected to earn a material level of earnings in the current fiscal period. Based upon the NHC Division's historical and projected operating results, among other things, Bear Stearns concluded that the values of the NHC Division imputed in its valuation analyses by the ratios of the enterprise and transaction values to LTM net revenue was high in relation to its assessment of the appropriate range values of the NHC Division; Bear Stearns believed that an appropriate range of values of the NHC Division was $50 million to $65 million. Bear Stearns noted further that the imputed range of values of the consideration to be received by the Company in the NHC Transaction for the NHC Division, approximately $60 million to $70 million, was greater than the range of values of the NHC Division. Bear Stearns concluded that the NHC Transaction was fair, from a financial point of view, to the shareholders of the Company.

  In determining that the NHC Transaction was fair, from a financial point of view, to the stockholders of the Company, Bear Stearns performed the analyses discussed above to determine the pro forma impact of the NHC Transaction on the Company and to determine the valuation of the capital stock of ASB Meditest and the NHC Division. In concluding that the NHC Transaction was fair, from a financial point of view, to the shareholders of the Company, Bear Stearns noted that the pro forma impact of the NHC Transaction would have a potential positive impact on the Company's earnings per share since the Company (i) would realize the potential earnings contribution of the ASB Meditest operations after giving effect to cost savings which the Company believes can be realized by combining the operations of ASB Meditest with the operations of the Company's Health Information Services Division, (ii) would realize savings in interest expense assuming it used the net proceeds of the cash received in the NHC Transaction to reduce its outstanding debt balance and (iii) would eliminate the potential operating loss of the NHC Division. In concluding that the NHC Transaction was fair, from a financial point of view, to the shareholders of the Company, Bear Stearns also noted that the range of values of the capital stock of ASB Meditest, when added to the $34.5 million in cash, as adjusted to reflect changes in the NHC Division Net Asset Amount between November 30, 1994 and the Closing Date, and in the ASB Net Asset Amount between December 31, 1994 and the Closing Date, to be received by the Company in the NHC Transaction, exceeded the range of values of the NHC Division. Based upon this analysis, Bear Stearns concluded that the range of values of the consideration to be received by the Company in the NHC Transaction exceeded the range of values of the NHC Division.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Bear Stearns' opinion. In arriving at its opinion, Bear Stearns considered the results of such analyses but did not ascribe particular weight to any one analysis. The analyses were prepared solely for the purposes of providing its opinion as to the fairness of the NHC Transaction, for a financial point of view, to the shareholders of the Company and do not purport to be appraisals or necessarily reflect the price at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, Bear Stearns did not, in arriving at its fairness opinion, evaluate alternatives to the NHC Transaction. As described above, Bear Stearns' opinion and presentation to the Board of Directors was one of many factors taken into consideration by the Board of Directors in making its determination to approve the Agreement of Acquisition. The foregoing summary does not purport to be a complete description of the analyses performed by Bear Stearns.

  The Board of Directors retained Bear Stearns to act as its financial advisor based upon its qualifications, experience and expertise. Bear Stearns, as part of its investment banking business, is engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. In the ordinary course of business, Bear Stearns may actively trade the equity securities of the Company for its own accounts and for the accounts of customers and, accordingly, may, at any time, hold a long or short position in such securities.

  Pursuant to a letter agreement, dated February 2, 1995, the Company agreed to pay Bear Stearns a fee of $300,000 upon the rendering of its fairness opinion relating to the NHC Transaction. The Company also agreed to pay Bear Stearns, upon consummation of the NHC Transaction, a fee equal to 2% of the consideration to be received for the assets and liabilities of the NHC Division, less the $300,000 paid to Bear Stearns upon the rendering of its fairness opinion. The Company also agreed to reimburse Bear Stearns for its reasonable out-of-pocket expenses and to indemnify Bear Stearns and certain related persons against certain liabilities in connection with the engagement of Bear Stearns, including certain liabilities under federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE NHC TRANSACTION

  Pursuant to individual severance agreements certain of ASB Meditest's executive officers and other employees are entitled, if their employment is terminated following the NHC Transaction, to receive severance benefits from ASB Meditest. Pursuant to the Acquisition Agreement, Olsten has agreed to reimburse the Company for (i) any and all severance benefits required to be paid to one executive officer of ASB Meditest, and (ii) all severance benefits, except for one month's salary required to be paid to six other executive officers and key employees of ASB Meditest, if such persons are terminated within ninety days following Closing (or 50% of such severance benefits if such persons are terminated following the 90th day after Closing). Except for these benefits, the Company is not aware of any benefit, direct or indirect, to be received by any officer, director, or affiliate of the Company, Olsten or ASB Meditest as a result of the NHC Transaction, other than as a shareholder on a pro rata basis with other shareholders of the Company. The Company is not aware of any conflicts of interest among any officer, director, or affiliate of the Company, Olsten or ASB Meditest and their respective shareholders arising as a result of the NHC Transaction. Except for the Acquisition Agreement (and schedules thereto), the Accounts Receivable Collection Agreement, the Escrow Agreement and the discussions and negotiations among the Company, ASB Meditest and Olsten referred to under the caption "The NHC Transaction--Background of the NHC Transaction" above, the Company is not aware of any past, present or proposed material contracts, arrangements, understandings, relationships, negotiations or transactions during the periods for which financial statements are presented or incorporated by reference herein between Olsten, ASB Meditest or their respective affiliates and the Company or its affiliates. See "EXHIBIT A--The Acquisition Agreement, (S) 7.19."

GENERAL DESCRIPTION OF THE NHC TRANSACTION

  As of the Effective Time (See "Closing; Effective Time" below), Olsten agrees to purchase or acquire from the Company substantially all of the assets and business (the "NHC Assets") of the NHC Division. The NHC Division consists of the assets and business of the Company and its wholly-owned subsidiary Hooper Holmes Health Care, Inc. which are utilized principally in (a) providing comprehensive home health care services, including, without limitation, skilled and unskilled home health care services, pharmaceutical and ancillary services and products, (b) providing private duty nursing services in institutional settings, (c) providing supplemental staffing services to or on behalf of health care facilities, providers and payors, and (d) operating six pharmacies. The NHC Division includes the assets and business of Nurse's House Call(R). See "Description of the NHC Division."

  The Acquisition Agreement provides that as consideration for the sale of the NHC Assets, Olsten will transfer, assign and deliver to the Company all of the issued and outstanding capital stock ("ASB Meditest Stock") of American Service Bureau, Inc., an Illinois corporation engaged in the business of providing paramedical examinations and related services to the life and health insurance industries (referred to herein as "ASB Meditest"), pay the Company Thirty-Four Million Five Hundred Thousand Dollars ($34,500,000) in cash, as adjusted to reflect changes in the NHC Division Net Asset Amount (as defined below) between November 30, 1994 and the Closing Date, and in the ASB Meditest Net Asset Amount between December 31, 1994 and the Closing Date ("Cash Portion of the Purchase Price"), and assume certain specified liabilities relating to the NHC Division. If the Closing had taken place on June 30, 1995, the Cash Portion of the Purchase Price would have been $30.0 million after making this adjustment, and the liabilities to be assumed by Olsten would have been approximately $4.5 million. The Company intends to operate ASB Meditest as part of its health information services business and does not intend to distribute the stock of ASB Meditest. The Purchase Price was determined through arm's-length negotiation between the officers and financial advisors of Olsten and those of the Company.

  The Acquisition Agreement also provides for $15 million of the Cash Portion of the Purchase Price to be delivered into an escrow account and disbursed to the Company only as the accounts receivable of the NHC Division (the "Receivables") which are being acquired by Olsten pursuant to the NHC Transaction are collected pursuant to an Accounts Receivable Collection Agreement, a copy of which is attached hereto as Exhibit B, and an Escrow Agreement to be executed at Closing, the form of which is attached hereto as Exhibit C. See "The NHC Transaction," "The Acquisition Agreement--Cash Purchase Price Adjustment," "The Acquisition Agreement--Additional Agreements" and "Description of ASB Meditest."

CLOSING; EFFECTIVE TIME

  The closing of the transactions contemplated by the Acquisition Agreement will take place at 10:00 a.m. on a date (the "Closing Date") to be specified by the parties, which shall be no later than the second business day immediately following the date on which the last of the regulatory approvals and other conditions set forth in the Acquisition Agreement is satisfied or waived, or at such other time as the Company and Olsten agree. The Effective Time for the transfer of assets and Shares and any other transactions contemplated by the Acquisition Agreement shall be at 11:59 p.m. on the Closing Date (the "Effective Time").

ACCOUNTING TREATMENT

  The sale of the NHC Assets included in the NHC Transaction will be accounted for as a sale of certain assets and a transfer of certain liabilities. The consideration (which includes the ASB Meditest Stock) received by the Company less the book value of the assets sold will result in a loss. The estimated loss is included in the discontinued operations charge recorded by the Company during the second quarter of 1995. The assets and liabilities of ASB Meditest will be recorded using the purchase method of accounting.

  The Company expects that representatives of its principal accountants, KPMG Peat Marwick LLP, will be present at the Special Meeting, will have the opportunity to make a statement regarding the matters described in this Proxy Statement if they desire to do so and will be available to respond to reasonable and appropriate questions.

INCOME TAX CONSEQUENCES OF THE NHC TRANSACTION

  The NHC Transaction will be a taxable transaction for federal and state income tax purposes. The Company expects to recognize a pre-tax loss in the approximate amount of $17.9 million ($10.3 million after tax) with respect to such Transaction. The NHC Transaction will not result in any direct federal or state income tax consequences to the shareholders of the Company, except for those who perfect their rights as dissenting shareholders. See "The NHC Transaction--Appraisal Rights."

REGULATORY APPROVALS

  The NHC Transaction is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations thereunder, which provide that certain transactions may not be consummated until required information and materials have been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting periods have been terminated or expired. On June 12, 1995, the Company filed the required information and materials with the Antitrust Division and the FTC, and the waiting period was terminated June 20, 1995.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the NHC Transaction. Moreover, the expiration of the HSR Act waiting period does not preclude the Antitrust Division, the FTC or state antitrust authorities from challenging the NHC Transaction on antitrust grounds. Accordingly, at any time before or after the consummation of the NHC Transaction, any of the Antitrust Division, the FTC or state antitrust authorities could take such action under the antitrust laws as they deem necessary or desirable in the public interest, or certain other private persons could take action under the antitrust laws, including seeking to enjoin the NHC Transaction.

APPRAISAL RIGHTS

  Holders of the Common Stock who object to the NHC Transaction and who exercise appraisal rights in connection with the NHC Transaction under New York Business Corporation Law Section 623 will be entitled to receive payment of the "fair value" of their shares. The shares of Common Stock with respect to which Dissenting Shareholders have perfected their demand for appraisal rights in accordance with Section 623 and have not effectively withdrawn or lost such rights, are referred to in this Proxy Statement as "Dissenting Shares."

  THE FOLLOWING SUMMARY OF THE PROVISIONS OF SECTION 623 IS NOT INTENDED TO BE A COMPLETE STATEMENT OF SUCH PROVISIONS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SECTION 623, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT AS EXHIBIT E AND INCORPORATED HEREIN BY REFERENCE.

  Under Section 623 a holder electing to exercise appraisal rights must, prior to the vote concerning the NHC Transaction at the Special Meeting, perfect his or her appraisal rights by filing with the Company written objection to the NHC Transaction. A proxy or vote against the NHC Transaction will not constitute a demand for appraisal. A shareholder electing to take such action must do so by a separate written objection to the action to be taken as provided in Section 623. Such shareholder who elects to exercise appraisal rights should mail or deliver his or her written objection to Robert William Jewett, Secretary, Hooper Holmes, Inc. at 170 Mt. Airy Road, Basking Ridge, New Jersey 07920. The objection must include a notice of such shareholder's election to dissent, his name and residence address, the number of shares held and a demand for payment of the fair value of his shares if the NHC Transaction is consummated. Within ten days after the date on which the shareholders' vote authorizing the NHC Transaction is taken (the date such vote is taken is referred to herein as the "Authorization Date"), the Company must provide notice to all shareholders who have complied with Section 623 and have not voted for approval of the NHC Transaction that the NHC Transaction has been approved. Only a holder of record of shares of Common Stock (or his or her duly appointed representative) is entitled to assert appraisal rights for the shares registered in that shareholder's name.

  A shareholder may not dissent as to less than all of the shares, as to which he or she has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

  At the time of filing the demand for appraisal or within one month thereafter, the holder of Common Stock must submit the certificates representing his shares to the Company or its transfer agent, which will note thereon that a notice of election has been filed and will return the certificates to the holder or other person who submitted them on the holder's behalf.

  If the Company fails to make a written offer by registered mail to each shareholder who has filed a demand for appraisal to pay for his or her shares at a specified price which the Company considers to be their fair value within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the NHC Transaction is consummated, whichever is later (but in no case later than ninety days from the Authorization Date), or if any dissenting shareholder or shareholders fail to agree with the price to be paid for their shares within the period of thirty days thereafter, the Company shall, within twenty days after the expiration of whichever is applicable of the two periods just mentioned, institute a special proceeding in the supreme court in the judicial district for New York, New York, to determine the rights of dissenting shareholders and to fix the fair value of their shares. If the Company fails to institute such proceeding within such period of twenty days, a dissenting shareholder may institute such proceeding for the same purpose within thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, otherwise directs.

  If such a proceeding is instituted in a timely manner, at a hearing on such proceeding the Court is required to determine the holders of Dissenting Shares entitled to appraisal rights and to determine the "fair value" of the Dissenting Shares, together with a fair rate of interest, if any, to be paid upon the value of the Dissenting Shares. In determining such "fair value", the Court is required to take into account all relevant factors. In determining the fair value of interest, the Court may consider the rate of interest which the Company would have had to pay to borrow money during the pendency of the proceeding. Each party to the proceeding will bear its own costs and expenses, including legal fees. The Court may, in its discretion, order that all or a portion of the expenses incurred by dissenting shareholders be charged against the Company under certain circumstances.

  A holder of Common Stock will effectively lose his or her right to appraisal if he or she votes for the approval of the NHC Transaction, or if no demand for appraisal is filed on or before the Authorization Date, or if the holder delivers to the Company a written withdrawal of such holder's demand for an appraisal and an acceptance of the NHC Transaction, except that any such attempt to withdraw made more than sixty days after the date on which the NHC Transaction is consummated requires the written consent of the Company.

  For federal income tax purposes, a dissenting shareholder who receives payment for its shares upon exercise of his, her or its dissenter's rights may recognize capital gain or loss thereon measured by the difference between the basis for its shares and the amount of payment received. Due to the individual nature of tax consequences, each dissenting shareholder is urged to consult with his, her or its own tax advisor as to the particular tax consequences to such shareholder of dissenting from the NHC Transaction, including the effect and applicability of federal, state, local and foreign tax laws.

EFFECT OF THE APPROVAL OF THE NHC TRANSACTION ON THE COMPANY'S SHAREHOLDERS

  If the NHC Transaction is consummated, the shareholders of the Company will retain their equity interest in the Company. The consummation of the NHC transaction will not result in any changes in the rights of the Company's shareholders.

CASH PROCEEDS OF THE NHC TRANSACTION

  The Acquisition Agreement provides that the Company will receive Thirty-Four Million Five Hundred Thousand Dollars ($34,500,000) in cash proceeds at the closing of the NHC Transaction, as adjusted to reflect changes in the NHC Division Net Asset Amount (as defined below) between November 30, 1994 and the Closing Date, and in the ASB Meditest Net Asset Amount between December 31, 1994 and the Closing Date ("Cash Portion of the Purchase Price"). If the Closing had taken place on June 30, 1995, the Cash Portion of the Purchase Price would have been $30.0 million after making this adjustment, and the liabilities to be assumed by Olsten would have been approximately $4.5 million. The Purchase Price was determined through arm's-length negotiation between the officers and financial advisors of Olsten and those of the Company.

  The Acquisition Agreement provides for $15 million of the Cash Portion of the Purchase Price to be delivered into an escrow account and disbursed to the Company only as the accounts receivable of the NHC Division (the "Receivables") which are being acquired by Olsten pursuant to the NHC Transaction are collected pursuant to an Accounts Receivable Collection Agreement, a copy of which is attached hereto as Exhibit B and an Escrow Agreement to be executed at Closing, the form of which is attached hereto as Exhibit C. The Company entered into these agreements at Olsten's request to facilitate and assist in the collection of accounts receivable acquired by Olsten pursuant to the NHC Transaction. While it is possible that the Company would not recover any or all of the $15 million to be deposited into the escrow account ("Escrowed Funds"), management believes that either possibility is remote because of the terms of the Accounts Receivable Collection Agreement and the Company's past receivables collection experience. Pursuant to the Accounts Receivable Collection Agreement, for eighteen months following the Closing Date ("Collection Period"), the Company will receive one dollar (up to a maximum $15 million) for each dollar of Receivables collected by a Company-Olsten joint Collection Team ("Collection Team") after the outstanding balance of Receivables has been reduced to $30 million, together with all interest earned thereon. Thus, in order for the Company to lose all of the Escrowed Funds, the Collection Team would have to fail to reduce the outstanding Receivables balance to below $30 million. In order for the Company to lose any of the escrow funds, the Collection Team will have to fail to reduce the outstanding Receivables balance to below $15 million. As of June 30, 1995, the NHC Division had Receivables of approximately $53 million.

  For the years ended December 31, 1992, 1993 and 1994, and the six months ended June 30, 1995, the Company had accounts receivable reserves of approximately $1.1 million, $1.9 million, $2.8 million and $3.1 million, respectively, which management deemed sufficient to provide for any uncollectible accounts receivable balances, based on its review of specific accounts, aging of receivables, and past collection history. Historically, for the years ended December 31, 1992, 1993 and 1994, and the six months ended June 30, 1995, the Company experienced accounts receivable write-offs, net of recoveries, of approximately $0.4 million, $0.6 million, $0.8 million, and $0.3 million, respectively. Additionally, the accounts receivable are recorded net of any contractual allowances. See "The NHC Transaction," "The Acquisition Agreement--Cash Purchase Price Adjustment," "The Acquisition Agreement--Escrow Agreement and Accounts Receivable Collection Agreement" and "Description of ASB Meditest."

CIVIL INVESTIGATIVE DEMAND

  The Company was served with a Civil Investigative Demand ("CID") by the United States Department of Justice (the "DOJ") on April 4, 1995. The CID relates to an investigation by the DOJ of "allegations that Hooper Holmes, Inc.'s Nurse's House Call division, and specifically its Columbus, Ohio office, falsified records and submitted false claims for reimbursement under Medicare and/or Medicaid." The CID requires the Company to provide documents and answers to interrogatories to the DOJ. The Company is cooperating with the DOJ to resolve this matter. This investigation is not related to the NHC Transaction (although it concerns billings of the NHC Division) and under the terms of the Acquisition Agreement, the Company has indemnified Olsten against all loss, expense or liability, if any, related to this investigation. The Acquisition Agreement provides for termination at any time prior to Closing by Olsten if Olsten reasonably determines that the nature or scope of, or remedies sought with respect to, the CID or any other Investigation (as defined in the Acquisition Agreement) has or might reasonably be expected to have a material adverse effect on the NHC Assets or NHC Division business; Olsten becomes aware of any facts, circumstances or developments with respect to the CID or any other Investigation which could reasonably be expected to materially and adversely impact Olsten's operation and conduct of the NHC Business; or any proceeding is initiated by a governmental authority based upon or related to substantially similar circumstances as those of the CID or any other Investigation. See "The Acquisition Agreement--Indemnification Provisions," "The Acquisition Agreement--Termination" and "EXHIBIT A--The Acquisition Agreement, (S) 5.09."

                           THE ACQUISITION AGREEMENT

  The following is a brief summary of certain provisions of the Acquisition Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Acquisition Agreement, a copy of which is attached to this Proxy Statement as Exhibit A and is incorporated herein by reference.

THE NHC TRANSACTION

  As of the Effective Time, Olsten agrees to purchase or acquire from the Company substantially all of the assets and business of the NHC Division. The NHC Division consists of the assets and business of the Company and its wholly-owned subsidiary Hooper Holmes Health Care, Inc. which are utilized principally in (a) providing comprehensive home health care services, including, without limitation, skilled and unskilled home health care services, pharmaceutical and ancillary services and products, (b) providing private duty nursing services in institutional settings, (c) providing supplemental staffing services to or on behalf of health care facilities, providers and payors, and (d) operating six pharmacies. The NHC Division includes the assets and business of Nurse's House Call (R). See "Description of the NHC Division."

  The Acquisition Agreement provides that as consideration for the sale of the NHC Assets, Olsten will transfer, assign and deliver to the Company all of the issued and outstanding capital stock ("ASB Meditest Stock") of American Service Bureau, Inc., an Illinois corporation engaged in the business of providing paramedical examinations and related services to the life and health insurance industries (referred to herein as ("ASB Meditest"), pay the Company Thirty-Four Million Five Hundred Thousand Dollars ($34,500,000) in cash, as adjusted to reflect changes in the NHC Division Net Asset Amount (as defined below) between November 30, 1994 and the Closing Date, and in the ASB Meditest Net Asset Amount between December 31, 1994 and the Closing Date ("Cash Portion of the Purchase Price"), and assume certain specified liabilities relating to the NHC Division. If the Closing had taken place on June 30, 1995, the Cash Portion of the Purchase Price would have been $30.0 million after making this adjustment, and the liabilities to be assumed by Olsten would have been approximately $4.5 million. Immediately prior to the transfer of ASB Meditest Stock, Olsten will forgive all intercompany liabilities and obligations owed by ASB Meditest to Olsten, and those amounts forgiven shall be deemed to constitute a capital contribution to ASB Meditest. The Purchase Price was determined through arm's-length negotiation between the officers and financial advisors of Olsten and those of the Company.

  The Acquisition Agreement also provides for $15 million of the Cash Portion of the Purchase Price to be delivered into an escrow account and disbursed to the Company only as the accounts receivable of the NHC Division (the "Receivables") which are being acquired by Olsten pursuant to the NHC Transaction are collected pursuant to an Accounts Receivable Collection Agreement, a copy of which is attached hereto as Exhibit B and an Escrow Agreement to be executed at Closing, the form of which is attached hereto as Exhibit C. See "The Acquisition Agreement--Cash Purchase Price Adjustment," "The Acquisition Agreement--Additional Agreements" and "Description of ASB Meditest."

CASH PURCHASE PRICE ADJUSTMENT

  The Acquisition Agreement provides for an adjustment in the Cash Portion of the Purchase Price: (i)(x) upward by the amount by which the amount equal to the NHC Division Net Asset Amount (as defined below) on the Closing Date exceeds $75,125,000 (the NHC Division Net Asset Amount as of November 30,
1994) or (y) downward by the amount by which the amount equal to the NHC Division Net Asset Amount on the Closing Date is less than $75,125,000; and
(ii)(x) upward by the amount by which the amount equal to the ASB Meditest Net Asset Amount on the Closing Date is less than $35,649,000 (the ASB Meditest Net Asset Amount as of December 31, 1994); and (y) downward by the amount by which the amount equal to the ASB Meditest Net Asset Amount on the Closing Date exceeds $35,649,000. The NHC Division Net Asset Amount and the ASB Meditest Net Asset Amount shall be the amounts for (i) the NHC Division and
(ii) ASB Meditest, respectively, equal to their respective (x) total assets (defined as accounts receivable net of allowance for doubtful accounts, plus other current assets, plus property, plant and equipment net of depreciation, plus intangibles net of amortization, plus other assets) minus
(y) total current liabilities (defined as normal trade accounts payable, plus accrued or withheld payroll and related taxes, plus other miscellaneous current liabilities incurred in the normal course of business) calculated as of a given date. See "EXHIBIT A--The Acquisition Agreement, (S)3.03."

  When the parties negotiated the terms of the NHC Transaction, they used financial statements of the NHC Division as of November 30, 1994 and of ASB Meditest as of December 31, 1994 (each such date a "Benchmark Date"). They determined the $34.5 million Cash Portion of the Purchase Price with reference to the respective asset values of ASB Meditest and the NHC Division on December 31, 1994 and November 30, 1994, respectively. However, since a company's assets and liabilities change over time, the parties determined that the Cash Portion of the Purchase price should be adjusted to reflect increases and decreases in the net assets of the two companies between their respective Benchmark Dates and the Closing Date. Thus, if the net book value of the assets of ASB Meditest is less on the Closing Date than on December 31, 1994, the Company would not be required to pay for the amount of the shortfall. If the net book value of the ASB Meditest assets at the Closing Date is greater than it was on December 31, 1994, the Cash Portion of the Purchase Price would be reduced by the amount of such excess. Likewise, if the net book value of the assets of the NHC Division to be conveyed to Olsten on the Closing Date is greater than it was on November 30, 1994, the Cash Portion of the Purchase Price would be increased by the amount of such excess. If the net book value of such assets is less on the Closing Date than on November 30, 1994, the Cash Portion of the Purchase Price would be reduced by this amount. Accordingly, the Cash Purchase Price adjustment is designed to ensure that both the Company and Olsten pay for the net assets they actually receive at Closing.

  Set out below is a table showing the assets and liabilities of each of the NHC Division and ASB Meditest which are the subject of the Acquisition Agreement as of their Benchmark Dates and as of June 30, 1995. This table shows the changes in each category of assets and liabilities between the respective Benchmark Dates and June 30, 1995. It reflects that since the net book value of ASB Meditest's assets has increased by $1.6 million and the net book value of the NHC Division's assets has decreased by $3.1 million, the Cash Portion of the Purchase Price would have decreased by an aggregate of $4.7 million had the Closing taken place on June 30, 1995. It also reflects that the reason the Cash Portion of the Purchase Price would have been reduced is because the Company would have received ASB Meditest assets with a book value of $1.6 million greater than the book value of ASB Meditest's assets on December 31, 1994 and would have conveyed to Olsten assets having a net book value of $3.1 million less than the net assets of the NHC Division at November 30, 1994.

              CALCULATION OF CASH PURCHASE PRICE ADJUSTMENT

                 ASSUMING A CLOSING DATE OF JUNE 30, 1995

                               (UNAUDITED)

                                              ASB MEDITEST    THE NHC DIVISION
                                            ----------------  ----------------
                                            12/31/94 6/30/95  11/30/94 6/30/95
                                            -------- -------  -------- -------
                                                       (UNAUDITED)
ASSETS
Current Assets:
  Cash & cash equivalents.................. $     0  $     0  $     0  $     0
  Accounts receivable......................  13,259   14,060   55,314   52,605
  Prepaid expenses.........................   2,137    1,200      977      637
                                            -------  -------  -------  -------
  Total current assets.....................  15,396   15,260   56,291   53,242
Net property, plant & equipment............   7,654    8,188    1,677    2,067
Cost in excess of net assets of acquired
 companies and intangible assets...........  19,733   19,444   21,285   20,368
Other Assets...............................       0        0    1,575      795
                                            -------  -------  -------  -------
                                            $42,783  $42,892  $80,828  $76,472
                                            =======  =======  =======  =======
LIABILITIES
Current liabilities........................ $ 6,402  $ 5,177  $ 5,703  $ 4,479
Other liabilities..........................     732      667        0        0
                                            -------  -------  -------  -------
                                            $ 7,134  $ 5,844  $ 5,703  $ 4,479
                                            =======  =======  =======  =======
Net asset value............................  35,649   37,048   75,125   71,993
                                            -------  -------  -------  -------
Increase/(decrease) of cash received.......          $(1,399)          $(3,132)
                                                     =======           =======

Cash Portion of the Purchase Price..................................... $34,500
Cash Purchase Price Adjustment.........................................  (4,531)
                                                                        -------
Cash Portion of Purchase Price (Adjusted).............................. $29,969
                                                                        =======

  The foregoing table indicates that as of November 30, 1994, approximately thirty-two percent (32%) of the assets being sold to Olsten by the Company represents prepaid expenses, property, plant and equipment, and goodwill (cost in excess of net assets of acquired companies) and intangibles. These assets are not expected to change materially between the Benchmark Date and the Closing. The remaining sixty-eight percent (68%) are Receivables. To the extent that the Company collects its Receivables prior to the Closing, it has received the cash for them and it is entitled to less cash from Olsten. Pursuant to the adjustment, the Cash Portion of the Purchase Price would be reduced by the amount that the NHC Division Receivables at Closing are less than those that existed on November 30, 1994. Similarly, if the NHC Division generates more Receivables than existed on the Benchmark Date, the Company has more assets to sell and Olsten would be required to pay for those additional Receivables. The adjustment works in the same fashion for ASB Meditest.

  Receivables which are not collected by the Company-Olsten joint Collection Team pursuant to the Accounts Receivable Collection Agreement and Escrow Agreement are exclusively governed by those agreements and do not enter into the calculation of the Purchase Price adjustment. See "The Acquisition Agreement--Escrow Agreement and Accounts Receivable Collection Agreement."

ESCROW AGREEMENT AND ACCOUNTS RECEIVABLE COLLECTION AGREEMENT

  The Acquisition Agreement provides for $15 million of the Cash Portion of the Purchase Price to be delivered into an escrow account and disbursed to the Company only as the accounts receivable of the NHC Division (the "Receivables") which are being acquired by Olsten pursuant to the NHC Transaction are collected pursuant to an Accounts Receivable Collection Agreement, a copy of which is attached hereto as Exhibit B, and an Escrow Agreement to be executed at Closing, the form of which is attached hereto as Exhibit C. Under the Accounts Receivable Collection Agreement, the Company will receive one dollar of Escrowed Funds (up to the $15 million escrow amount) for each dollar of Receivables collected after the outstanding balance of Receivables has been reduced to $30 million (the first $15 million of collections of Receivables after the outstanding balance of Receivables has been reduced to $30 million are defined as "Second Level Collections"), together with all interest earned on such Escrowed Funds since the Closing Date (the "Escrow Interest"), and Olsten will retain for its own account 100% of the actual collections. In addition, Olsten will pay to the Company an amount equal to 50% of: (x) an amount in cash equal to the interest which would have accrued during the same period on the principal amount of Escrowed Funds released to the Company (had interest accrued thereon at a rate equal to 0.25% less than the prime rate of interest as published from time to time by First Fidelity Bank, N.A.) less (y) the amount of Escrow Interest. As soon as practicable after the last day of the twelfth month following the Closing Date ("Escrow Release Date"), Olsten has the right to instruct the escrow agent to release to Olsten any remaining principal amount of the Escrowed Funds and to the Company any interest earned thereon since the Closing Date which has not previously been disbursed. After the release of any remaining principal amount of the Escrowed Funds to Olsten and until the last day of the eighteenth month following the Closing Date (the entire eighteen-month period referred to as the "Collection Period"), Olsten must remit to the Company 100% of any Second Level Collections made after the Escrow Release Date (until the Company has received an aggregate of $15 million including any principal amount of Escrowed Funds received by it) plus 50% of the first $3 million of the Receivables collected after the outstanding balance of Receivables has been reduced to $15 million. Olsten is entitled to retain all collections received after the end of the Collection Period. As of June 30, 1995, the NHC Division had Receivables of approximately $53 million.

  As of execution of the Acquisition Agreement, collections will be administered for the duration of the Collection Period by a Company-Olsten joint "Collection Team" headed by an Olsten designee. All costs and expenses of collection during the Collection Period, including salaries of the members of the Collection Team, will be borne equally by the Company and Olsten.

SPECIFIED LIABILITIES ASSUMED BY OLSTEN

  Under the terms of the Acquisition Agreement, Olsten is not assuming any liabilities of the Company or the NHC Division of whatever kind and nature except for those specifically assumed ("Specified Liabilities"). The Specified Liabilities which Olsten is assuming comprise approximately $4.5 million of the Company's total recorded liabilities of approximately $67.3 million as of June 30, 1995, and include: (i) the NHC Division's current liabilities (defined as normal trade accounts payable, plus accrued compensation, plus accrued or withheld payroll and related taxes, plus other miscellaneous current liabilities incurred in the normal course of business) existing on the Closing Date to the extent specifically set forth or reserved against on the NHC Division Closing Statement and (ii) obligations to be performed and fulfilled by the Company accruing or arising after Closing and relating solely to the NHC Division, under certain lawful and enforceable executory contracts, agreements, leases, commitments and undertakings of the NHC Division to be specifically assumed by Olsten.

  The liabilities not being assumed by Olsten and therefore being retained by the Company totaled approximately $62.8 million as of June 30, 1995. The principal liabilities not being assumed by Olsten include:

long-term debt, income taxes payable, accounts payable (related to the Health Information Services Division and corporate headquarters), and accrued expenses of insurance benefits, salaries, wages, payroll and other taxes. See "EXHIBIT A--The Acquisition Agreement, Schedule 1.03" for a complete description of the liabilities not being assumed by Olsten.

REPRESENTATIONS AND WARRANTIES

  The Acquisition Agreement contains various representations and warranties by each of the Company and Olsten relating to, among other things, (i) each of their and certain of their respective subsidiaries' organization and similar corporate matters, (ii) authorization, execution, delivery, performance and enforceability of the Acquisition Agreement and related matters, (iii) the existence of good title to and condition of certain assets, including receivables of the NHC Division and ASB Meditest, respectively, (iv) the absence of conflicts, breaches of or defaults under any lien, security interest or other encumbrance on assets, (v) any required consents, waivers or approvals, (vi) the completeness and accuracy of the Company's and ASB Meditest's financial statements, respectively, (vii) the absence of certain material events, changes or effects, (viii) disclosure of litigation, investigations, and proceedings, (ix) compliance with material contracts, leases, commitments, and laws, (x) compliance with all environmental laws,
(xi) contracts and property rights, including effectiveness and enforceability of material contracts, (xii) licenses, permits and authorizations, (xiii) retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (xiv) employee representation by labor unions or employee involvement in any other organizational activity, (xv) authority to use all patents and trademarks,
(xvi) real estate ownership, (xvii) insurance and worker's compensation coverages and claims, (xviii) taxes, (xix) conflicts of interests, (xx) absence of other agreements, (xxi) relationships with third parties, (xxii) absence of unlawful payments, (xxiii) absence of misrepresentations, and
(xxiv) in the case of the Company, Medicare participation and accreditation, and compliance with securities laws.

CERTAIN COVENANTS

  Pursuant to the Acquisition Agreement, during the period from the date of the execution of the Acquisition Agreement until the Effective Time, the Company and Olsten have each agreed, (with respect to the NHC Division in the case of the Company and ASB Meditest in the case of Olsten) that unless the other party agrees in writing, it will: (i) conduct its business in the ordinary course and in a manner consistent with past practice, (ii) not institute a new and material marketing campaign or materially change its collection practices, (iii) maintain its established advertising and promotion campaigns, (iv) not (other than pursuant to certain written agreements) engage in any transactions with affiliates (as the term is defined in federal securities laws) except in the ordinary course of business and consistent with past practice, (v) maintain all certificates of need, licenses, provider numbers, permits, etc. that are required to carry on the business, (vi) not increase the salary, wages, bonus, or other compensation to employees, directors, officers, contractors or other representatives of the business except in the ordinary course, (vii) not make any capital expenditures, additions, or improvements over $25,000 without the written consent of the other party, (viii) maintain books and accounts, (ix) maintain all insurance policies, bonds, letters of credit, and similar instruments, (x) not take any action that would cause the representations and warranties made by such party not to be true, correct and complete as of the Effective Time, (xi) take all reasonable steps to fulfill the conditions precedent to consummate the NHC Transaction and related transactions, (xii) subject to any applicable privileges, afford to the other party access to its respective officers, properties and information as the other party may reasonably request, (xiii) make all normal and customary repairs, (xiv) advise the other party of any material loss, theft, casualty or condemnation exceeding $25,000, (xv) use reasonable efforts to cause employees and agents to make their services available to the other party, and (xvi) file such filings with the appropriate governmental authority as are required to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act").

  In addition, the Company has agreed that it will: (i) make transition services available to Olsten as may reasonably be required by Olsten for the conduct of the NHC Division after the Closing for a period of up to twelve months after Closing, (ii) after Closing use reasonable efforts to cause its licensees and/or franchisees to amend their existing agreements with the Company or enter into substantially similar agreements with Olsten, (iii) prepare and file the final Medicare cost reports for all providers and the home office, and (iv) subject to any applicable privileges, including the attorney-client and work product privileges, advise Olsten of all actions taken or developments occurring with respect to any Investigation and provide Olsten with copies of all documents received by the Company from or delivered to any governmental or administrative agency by the Company with respect to any Investigation.

  For a period of five years from the Effective Time, the Company has agreed that it will not directly or indirectly: (i) engage in the business of performing any of the services currently performed by the NHC Division ("NHC Division Services") anywhere within the United States (the "NHC Division Market"), (ii) influence or attempt to influence any client or potential client of Olsten or any of its Affiliates in the NHC Division Market to purchase, acquire or contract for any NHC Division Services other than from Olsten or its Affiliates, or (iii) affiliate with any business or firm that is in competition with Olsten or its Affiliates in the NHC Division Market for the purpose of providing NHC Division Services. Olsten has agreed that for a period of five years from the Effective Time, neither Olsten nor any of its Affiliates will: (i) engage in the business of performing paramedical examinations and related services to the life and health insurance industries ("ASB Meditest Services") anywhere within the United States (the "ASB Meditest Market"), (ii) influence or attempt to influence any client or potential client of the Company or any of its Affiliates in the ASB Meditest Market to purchase, acquire or contract for any ASB Meditest Services other than from the Company or its Affiliates, or (iii) affiliate with any business or firm that is in competition with the Company or any of its Affiliates in the ASB Meditest Market, for the purpose of providing ASB Meditest Services.

INDEMNIFICATION PROVISIONS

  Pursuant to the Acquisition Agreement, the Company and Olsten have agreed that they will each indemnify and hold the other harmless from any and all liabilities, obligations, claims, damages, costs and expenses that in any way relate to the transactions contemplated in the Acquisition Agreement (including, without limitation, all court costs and reasonable attorneys' fees) exceeding Twenty-Five Thousand Dollars ($25,000) in the aggregate, (other than certain specified liabilities), which either party may suffer or incur as a result of or substantially relating to: (a) the breach or inaccuracy of any of the representations, warranties, covenants, or agreements, (b) any lawsuit, claim, or proceeding of any nature relating to
(i) either party or its Affiliates, its respective business or assets, and arising out of any act or omission of either party occurring prior to the Effective Time or arising out of any facts or circumstances that existed at or prior to the Effective Time, or (ii) arising out of any act or omission of either party occurring after the Effective Time except to the extent such lawsuits, claims, or proceedings result from the party's own negligent or willful acts or omissions; (c) any income or other tax assessed against either party or its Affiliates arising out of, or resulting from, the transactions contemplated by the Acquisition Agreement (except as otherwise expressly provided in the Acquisition Agreement), or arising out of or resulting from the operations, transactions or activities of either party (d) any wages, salaries, bonuses, commissions, rebates, expenses, benefits, and compensation, fees, and other liabilities, obligations, claims, of any nature due or payable at any time whatsoever to any director, officer, employee, contractor, agent, or representative of (i) either party, including, without limitation, any of such persons terminated by either party or any of its Affiliates at or prior to the Effective Time and (ii) any of such persons hired by either party as of the Effective Time, in connection with their services to or employment by either party or any of its Affiliates prior to the Closing, including, without limitation, any liabilities, obligations, or claims, with respect to, vacation or vacation pay, sick leave or sick pay, workers' compensation, unemployment compensation, or under any profit-sharing, pension, stock option, severance, retirement, bonus, deferred compensation, group life and health insurance, or other Employee Benefit Plan, or under any trust, agreement, or arrangement of any nature.

  In addition, the Company has agreed to indemnify and hold harmless Olsten from any and all liabilities, obligations, claims, damages, costs and expenses related to (a) any Investigation or Proceeding, including court costs and reasonable attorneys' and accountants' fees, allocated overhead, transportation or travel expenses, and storage and duplicating costs, incurred in connection with any internal document review or document production, attendance at meetings and negotiations with respect to any Investigations or Proceedings, (b) any liabilities or obligations of the Company not expressly assumed by Olsten pursuant to the Acquisition Agreement, (c) any violation, or alleged violation, of any state's bulk sales or transfers act (related to the transactions contemplated by the Acquisition Agreement), and (d) the liabilities of ASB Meditest reflected on the ASB Meditest Closing Statement.

NO SOLICITATION OF OTHER TRANSACTIONS

  The Acquisition Agreement provides that the Company will not, nor will it authorize or permit any of its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives to (i) solicit or otherwise encourage any inquiries or the making of any proposal or offer for a merger or other business combination involving the Company or any proposal or offer to acquire an equity interest in, or a material portion of the assets of, the Company (an "Acquisition Proposal") or
(ii) except as otherwise provided below, engage in negotiations concerning, provide any nonpublic information to, or have any discussions with, any person relating to any Acquisition Proposal. The Board of Directors may, without violating any of its covenants under the Acquisition Agreement (i) take and disclose to its shareholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act, or based upon advice of its outside counsel, make such other disclosures to its shareholders as may be required by law, (ii) withdraw, modify or change its recommendations to shareholders with respect to the transactions contemplated by the Acquisition Agreement or (iii) take, authorize or permit any action or actions in response to or in connection with any Acquisition Proposal, or permit disclosure of confidential information to, or engage in discussions or negotiations with, a potential acquirer if, based upon the written opinion of its outside counsel, the failure to do so would violate its fiduciary duties to the holders of the Common Stock under applicable law. The Company must immediately notify Olsten of any negotiations, requests for nonpublic information or discussions with respect to an Acquisition Proposal, and keep Olsten fully informed of the status and details of any such Acquisition Proposal or request.

EXPENSES AND TERMINATION FEE

  Except as set forth in the Acquisition Agreement, the Acquisition Agreement provides that, whether or not the NHC Transaction and related transactions are consummated, each party will bear its own attorneys', accountants', auditors', or other fees, costs, and expenses incurred in connection with the negotiation, execution, and performance of the Acquisition Agreement or any of the transactions contemplated thereby.

  The Acquisition Agreement also provides that the Company will pay to Olsten a fee (the "Termination Fee") in immediately available funds equal to $ 3,750,000 promptly, but in no event later than two business days, after any termination of the Acquisition Agreement (x) by Olsten as a result of the occurrence of any Trigger Event (as defined below) or (y) by the Company, if the Company receives from any person other than Olsten or its Affiliates an offer with respect to an Acquisition Proposal and the Board of Directors so terminates after receipt of a written opinion from its outside counsel that to cause the Company to proceed with the transactions contemplated by the Acquisition Agreement, in light of the receipt of such offer, would violate the Board of Directors' fiduciary duties to the Company's shareholders. A "Trigger Event" shall have occurred if: (i) the Board of Directors of the Company withdraws or materially modifies its approval or recommendation of the Acquisition Agreement for any reason; or (ii) the NHC Transaction is not approved by any requisite vote of the Company's shareholders in circumstances where (a) an offer or proposal to effect an Acquisition Proposal (as defined in the Acquisition Agreement) with or for the Company has been publicly announced or (b) any person or group (as defined in Section 13(d) (3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than Olsten or any of its Affiliates) becomes a beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of at least 15% of the outstanding shares of the Common Stock, or any person or group shall have commenced, or shall have publicly announced its intention to commence, a tender or exchange offer for at least 25% of the outstanding shares of the Common Stock unless at least five days prior to the latest scheduled date for the Special Meeting, such person or group publicly announces its withdrawal of such offer or intention not to commence such tender or exchange offer (or transaction having similar purpose or effect).

  The Company will also be required to pay the Termination Fee in the event that the Acquisition Agreement is terminated by either party because Closing has not occurred by October 31, 1995 and within one year after such termination the Company enters into a transaction to effect a merger or other business combination involving the Company or the NHC Division or accepts a proposal or offer to acquire any equity interest in, or material portion of, the assets of the Company other than the transactions contemplated by the Acquisition Agreement.

INSURANCE

  The Acquisition Agreement provides that for a period of five years after the Effective Time, each party shall maintain, at its sole expense, professional errors and omissions insurance or tail insurance, with such coverage of at least $1,000,000 per occurrence, for acts and omissions of the party relating to the operation of the NHC Division with respect to the Company and ASB Meditest with respect to Olsten on and prior to the Effective Time.

CONDITIONS TO THE NHC TRANSACTION

  The respective obligations of the Company and Olsten under the Acquisition Agreement are subject to the satisfaction at or prior to the Closing of a number of conditions, including among others (i) the NHC Transaction shall have been approved by the requisite number of shareholders of the Company,
(ii) all representations and warranties of the other party contained in the Acquisition Agreement shall be true and correct at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing, (iii) the other party shall have performed and complied with all the covenants and agreements and satisfied all of the conditions required by the Acquisition Agreement to be performed, complied with, or satisfied by them at or prior to the Closing, (iv) there shall be no pending or threatened litigation in any court or any proceeding before or by any administrative or governmental authority to restrain or prohibit or obtain damages or other relief with respect to the Acquisition Agreement or the consummation of the transactions contemplated thereby or as a result of which, in the reasonable judgment of the other party, such party could be deprived of any of the material benefits of the transactions contemplated thereby, (v) the Company and ASB Meditest shall have obtained all permits, licenses, approvals and other authorizations necessary to be obtained by the Company or ASB Meditest, as the case may be, in order to be permitted to use the NHC Assets and ASB Meditest assets, (vi) there shall not have occurred any material adverse change in the condition (financial or otherwise), business properties, assets, or prospects of the other party and each party shall have received a certificate to the foregoing effect from both the President or any Vice President and Chief Financial Officer of the other party, (vii) the waiting period or periods with respect to the Transactions shall have expired or been terminated under the HSR Act, (viii) the Company shall have furnished to Olsten acknowledgments, in form and substance satisfactory to Olsten, from the holders of indebtedness of the Company that arrangements have been made with the holders of such indebtedness so that neither the Company nor its assets shall be affected by such indebtedness after the Closing.

TERMINATION

  The Acquisition Agreement provides for termination as follows: (i) at any time prior to the Closing, by mutual written consent of the Board of Directors of Olsten and the Board of Directors of the Company, (ii) by either party if a condition to its performance shall not be satisfied or waived in writing at the Closing, provided however, that neither party shall be allowed to exercise such a right of termination if the event giving rise to the termination right is due to the material and willful breach of the Acquisition Agreement by the party seeking to terminate, (iii) by either party if a final, non-appealable judgment has been entered against it or its respective Affiliates restraining, prohibiting, declaring illegal or awarding substantial damages in connection with the Transactions, (iv) by either party, at any time on or prior to the earlier of (x) July 15, 1995 or (y) the twentieth (20th) business day following the date on which the other party delivers the amended Schedules to the Acquisition Agreement to the terminating party, in the event that the terminating party reasonably believes that the amended Schedules are materially adversely different from those delivered at execution of the Acquisition Agreement; (v) by either party, if the Closing does not occur on or before October 31, 1995, (vi) by Olsten, if a

Trigger Event occurs, (vii) by the Company, if the Company receives from any person other than Olsten or its Affiliates an offer with respect to an Acquisition Proposal and the Board of Directors so terminates after receipt of a written opinion from its outside counsel that to cause the Company to proceed with the transactions contemplated by the Acquisition Agreement, in light of the receipt of such offer, would violate the Board of Directors' fiduciary duties to the Company's shareholders, (viii) by either party if any required approval of the shareholders of the Company shall not have been obtained by reason of a failure to obtain the required vote at the Special Meeting, or (ix) by Olsten, if Olsten reasonably determines that the nature or scope of, or remedies sought with respect to, any Investigation has or might reasonably be expected to have a material adverse effect on the NHC Assets or NHC Division business; Olsten becomes aware of any facts, circumstances or developments with respect to an Investigation which could reasonably be expected to materially and adversely impact Olsten's operation and conduct of the NHC Business; or any proceeding is initiated by a governmental authority based upon or related to substantially similar circumstances as those of any Investigation.

  In the event of termination of the Acquisition Agreement by either party as described above, there will be no liability or obligation on the part of either the Company or Olsten to the other pursuant to the Acquisition Agreement, except that in certain circumstances the Company would be required to pay Olsten a Termination Fee of $3,750,000 as set forth in the Acquisition Agreement. See "The Acquisition Agreement--Expenses and Termination Fee."

                              HOOPER HOLMES, INC.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

  The following pro forma financial statements as of June 30, 1995, for the year ended December 31, 1994 and the six-month period ended June 30, 1995 are unaudited. The unaudited Pro Forma Consolidated Balance Sheet at June 30, 1995 was prepared as if the acquisition of the NHC Division by Olsten from the Company in exchange for cash and the ASB Meditest Stock (the "NHC Transaction") was effective at June 30, 1995. The unaudited Pro Forma Consolidated Statements of Income for the year ended December 31, 1994 and the six-month period ended June 30, 1995 were prepared as if the NHC Transaction was effective as of January 1, 1994. The unaudited pro forma statements do not purport to represent what the Company's financial position or results of operations would actually have been if the NHC Transaction had in fact occurred on such dates or to project the Company's financial position or results of operations as of any future date or for any future period. Amounts allocated to the acquired assets and liabilities of ASB Meditest will be based upon the estimated fair values at the Closing Date. The allocation of the purchase price in the accompanying unaudited pro forma financial statements is based on estimates and is subject to revision based on the value of ASB Meditest's assets and liabilities at the Closing Date. The estimates will be adjusted to reflect facts and circumstances as of the Closing Date. In the opinion of the Company's management, such adjustments, if any, are not expected to be material.

  Historical Consolidated Financial Statements of the Company for 1994 are incorporated by reference elsewhere herein. The unaudited condensed consolidated financial statements of the Company as of and for the six month period ended June 30, 1995 are included elsewhere herein. In addition, historical financial statements of ASB Meditest are included elsewhere herein.

  The unaudited pro forma financial statements show how the acquisition might have affected the historical financial statements if the NHC Transaction had been consummated at an earlier time and show the possible scope of the change to the historical financial position and results of operations caused by the NHC Transaction. The adjustments are intended to reflect the impact of three categories of events; (i) addition of the ASB Meditest operating results; (ii) ASB Meditest adjustments resulting from its new operating structure as part of the Company; and (iii) the changes in account balances and accounting basis (primarily valuation of assets and reduction of debt) of the Company that will result from accounting for the acquisition in accordance with purchase accounting and subsequent repayment of debt.

                           HOOPER HOLMES, INC.

                 UNAUDITED PRO FORMA STATEMENT OF INCOME

  GIVING EFFECT FOR THE ASB MEDITEST ACQUISITION AND NHC DIVISION DISPOSITION

                   FOR THE YEAR ENDED DECEMBER 31, 1994

                                                                                PRO FORMA
                                                     ------------------------------------------------------------------
                             HOOPER         ASB
                          HOLMES, INC.   MEDITEST      SUBTOTAL     ASB MEDITEST
                             1/1/94-      1/1/94-      1/1/94-       HISTORICAL         OTHER       HOOPER HOLMES, INC.
                          12/31/94 (15)  12/31/94      12/31/94      ADJUSTMENTS     ADJUSTMENTS     AFTER ADJUSTMENTS
                          ------------- -----------  ------------  ---------------  --------------  -------------------
Revenues................   $92,533,685  $81,846,000  $174,379,685  $             0  $            0     $174,379,685
Cost of operations......    70,677,574   46,028,000   116,705,574   (9) 18,096,000               0      134,801,574
                           -----------  -----------  ------------  ---------------  --------------     ------------
 Gross profit...........    21,856,111   35,818,000    57,674,111      (18,096,000)              0       39,578,111
                           -----------  -----------  ------------  ---------------  --------------     ------------
Selling, general and ad-
 ministrative...........    16,736,230   34,826,000    51,562,230  (9) (18,096,000)              0       33,466,230
Amortization and depre-
 ciation................     1,317,051    1,604,000     2,921,051  (10)   (897,000) (12) 1,865,583        3,889,634
Allocation of corporate
 expenses...............             0    2,868,000     2,868,000  (11) (2,868,000)              0                0
                           -----------  -----------  ------------  ---------------  --------------     ------------
Total selling, general
 and administrative.....    18,053,281   39,298,000    57,351,281      (21,861,000)      1,865,583       37,355,864
                           -----------  -----------  ------------  ---------------  --------------     ------------
 Operating income
  (loss)................     3,802,830   (3,480,000)      322,830        3,765,000      (1,865,583)       2,222,247
                           -----------  -----------  ------------  ---------------  --------------     ------------
Other income (expense):
 Interest expense.......      (994,208)     (58,000)   (1,052,208)               0               0       (1,052,208)
 Interest income........        21,682            0        21,682                0               0           21,682
 Other income...........             0      159,000       159,000                0               0          159,000
                           -----------  -----------  ------------  ---------------  --------------     ------------
                              (972,526)     101,000      (871,526)               0               0         (871,526)
                           -----------  -----------  ------------  ---------------  --------------     ------------
 Income (loss) before
  taxes.................     2,830,304   (3,379,000)     (548,696)       3,765,000      (1,865,583)       1,350,721
Income tax expense (ben-
 efit)..................     1,350,272     (935,000)      415,272   (13) 1,041,810   (13) (849,258)         607,824
                           -----------  -----------  ------------  ---------------  --------------     ------------
 Income (loss) from con-
  tinuing operations....   $ 1,480,032  $(2,444,000) $   (963,968) $     2,723,190  $   (1,016,325)    $    742,897
                           ===========  ===========  ============  ===============  ==============     ============
Earnings from continuing
 operations per share:
 Weighted average number
  of shares.............     6,706,713                                                                    6,706,713
 Income from continuing
  operations............   $      0.22                                                                 $  (14) 0.11
                           ===========                                                                 ============

     See accompanying notes to unaudited pro forma consolidated financial statements.

                           HOOPER HOLMES, INC.

                 UNAUDITED PRO FORMA STATEMENT OF INCOME

  GIVING EFFECT FOR THE ASB MEDITEST ACQUISITION AND NHC DIVISION DISPOSITION

                  FOR THE SIX MONTHS ENDED JUNE 30, 1995

                                                                              PRO FORMA
                                                     ---------------------------------------------------------------
                             HOOPER         ASB
                          HOLMES, INC.   MEDITEST     SUBTOTAL     ASB MEDITEST
                            1/1/95-       1/1/95-      1/1/95-      HISTORICAL        OTHER      HOOPER HOLMES, INC.
                            6/30/95       6/30/95      6/30/95     ADJUSTMENTS     ADJUSTMENTS    AFTER ADJUSTMENTS
                          ------------  -----------  -----------  --------------  -------------  -------------------
Revenues................  $48,393,054   $41,014,422  $89,407,476  $            0  $           0      $89,407,476
Cost of operations......   36,437,112    23,016,220   59,453,332  (9)  8,552,493              0       68,005,825
                          -----------   -----------  -----------  --------------  -------------      -----------
 Gross profit...........   11,955,942    17,998,202   29,954,144      (8,552,493)             0       21,401,651
                          -----------   -----------  -----------  --------------  -------------      -----------
Selling, general and
administrative..........    9,086,088    17,492,186   26,578,274  (9) (8,552,493)             0       18,025,781
Amortization and
depreciation............      761,201     1,388,544    2,149,745  (10)  (420,000)  (12) 932,792        2,662,537
Allocation of corporate
expenses................            0     1,436,511    1,436,511  (11)(1,436,511)             0                0
                          -----------   -----------  -----------  --------------  -------------      -----------
Total selling, general
and administrative......    9,847,289    20,317,241   30,164,530     (10,409,004)       932,792       20,688,318
                          -----------   -----------  -----------  --------------  -------------      -----------
 Operating income
 (loss).................    2,108,653    (2,319,039)    (210,386)      1,856,511       (932,792)         713,333
                          -----------   -----------  -----------  --------------  -------------      -----------
Other income (expense):
 Interest expense.......     (746,625)      (16,032)    (762,657)              0              0         (762,657)
 Interest income........      187,219             0      187,219               0              0          187,219
                          -----------   -----------  -----------  --------------  -------------      -----------
                             (559,406)      (16,032)    (575,438)              0              0         (575,438)
                          -----------   -----------  -----------  --------------  -------------      -----------
 Income (loss) before
 taxes..................    1,549,247    (2,335,071)    (785,824)      1,856,511       (932,792)         137,895
Income tax expense
(benefit)...............      697,161      (612,375)      84,786  (13)   486,872  (13) (509,605)          62,053
                          -----------   -----------  -----------  --------------  -------------      -----------
 Income (loss) from
 continuing operations..  $   852,086   $(1,722,696) $  (870,610) $    1,369,639  $    (423,187)     $    75,842
                          ===========   ===========  ===========  ==============  =============      ===========
Earnings from continuing
operations per share:
 Weighted average number
 of shares..............    6,704,398                                                                  6,704,398
 Income from continuing
 operations.............  $      0.13                                                                $(14)  0.01
                          ===========                                                                ===========

     See accompanying notes to unaudited pro forma consolidated financial statements.

                              HOOPER HOLMES, INC.

                       UNAUDITED PRO FORMA BALANCE SHEET
  GIVING EFFECT FOR THE ASB MEDITEST ACQUISITION AND NHC DIVISION DISPOSITION
                              AS OF JUNE 30, 1995

                      HOOPER          ASB
                   HOLMES, INC.    MEDITEST     CASH PROCEEDS
                   AS OF 6/30/95 AS OF 6/30/95   ADJUSTMENTS
                   ------------- ------------- ---------------
ASSETS
Current Assets:
 Cash & cash
 equivalents.....   $         0   $ 1,256,000  $(8) 29,969,092
 Accounts receiv-
 able............    13,220,972    14,060,000                0
 Prepaid ex-
 penses..........     1,645,723     1,200,000                0
 Refundable and
 deferred income
 taxes...........     9,215,575             0                0
 Escrow funds....             0             0                0
                    -----------   -----------  ---------------
 Total current
 assets..........    24,082,270    16,516,000       29,969,092
                    -----------   -----------  ---------------
Net property,
plant & equip-
ment.............     6,219,968     8,188,000                0
                    -----------   -----------  ---------------
Cost in excess of
net assets of
acquired
companies........     3,970,333    19,444,000                0
Intangibles as-
sets.............       180,868             0                0
Other assets.....     2,117,596             0                0
Net assets --
discontinued op-
erations.........    59,768,092             0  (8) (59,768,092)
                    -----------   -----------  ---------------
                    $96,339,127   $44,148,000  $   (29,799,000)
                    ===========   ===========  ===============
LIABILITIES &
STOCKHOLDERS'
EQUITY
Current Liabili-
ties:
 Current maturi-
 ties of long
 term debt.......   $ 2,800,000   $         0  $             0
 Accounts pay-
 able............     4,495,919     5,177,000                0
 Accrued ex-
 penses:
 Insurance bene-
 fits............       101,915             0                0
 Salaries and
 wages...........        92,952             0                0
 Payroll and
 other taxes.....       354,988             0                0
 Discontinued op-
 erations........     8,957,941             0                0
 Other...........     2,938,789             0                0
                    -----------   -----------  ---------------
 Total current
 liabilities.....    19,742,504     5,177,000                0
                    -----------   -----------  ---------------
Long term debt
less current ma-
turities.........    43,126,942             0                0
Other liabili-
ties.............             0       667,000                0
Deferred income
taxes............             0             0                0
Parent company
investment.......             0    28,446,000                0
                    -----------   -----------  ---------------
STOCKHOLDERS' EQ-
UITY:
 Common stock....       269,777         5,000                0
 Additional paid-
 in capital......    24,097,717    20,726,000                0
 Retained earn-
 ings (deficit)..     9,515,299   (10,873,000)               0
                    -----------   -----------  ---------------
                     33,882,793     9,858,000                0
                    -----------   -----------  ---------------
 Less: Treasury
 stock...........       413,112             0                0
                    -----------   -----------  ---------------
 Total stockhold-
 ers' equity.....    33,469,681     9,858,000                0
                    -----------   -----------  ---------------
                    $96,339,127   $44,148,000  $             0
                    ===========   ===========  ===============
                                               PRO FORMA
                   ---------------------------------------------------------------------
                                   ASB MEDITEST
                     SUBTOTAL       HISTORICAL          OTHER        HOOPER HOLMES, INC.
                   AS OF 6/30/95    ADJUSTMENTS      ADJUSTMENTS      AFTER ADJUSTMENTS
                   -------------- ---------------- ----------------- -------------------
ASSETS
Current Assets:
 Cash & cash
 equivalents.....  $ 31,225,092   $(2) (1,256,000) $(6) (29,969,092)     $         0
 Accounts receiv-
 able............    27,280,972                 0                 0       27,280,972
 Prepaid ex-
 penses..........     2,845,723                 0                 0        2,845,723
 Refundable and
 deferred income
 taxes...........     9,215,575                 0                 0        9,215,575
 Escrow funds....             0                 0  (5)   15,000,000       15,000,000
                   -------------- ---------------- ----------------- -------------------
 Total current
 assets..........    70,567,362        (1,256,000)      (14,969,092)      54,342,270
                   -------------- ---------------- ----------------- -------------------
Net property,
plant & equip-
ment.............    14,407,968                 0  (4)   (1,789,000)      12,618,968
                   -------------- ---------------- ----------------- -------------------
Cost in excess of
net assets of
acquired
companies........    23,414,333   (1) (19,444,000) (4)    9,166,660       13,136,993
Intangibles as-
sets.............       180,868                 0  (4)   10,800,000       10,980,868
Other assets.....     2,117,596                 0                 0        2,117,596
Net assets --
discontinued op-
erations.........             0                 0                 0                0
                   -------------- ---------------- ----------------- -------------------
                   $110,688,127   $   (20,700,000) $      3,208,568      $93,196,695
                   ============== ================ ================= ===================
LIABILITIES &
STOCKHOLDERS'
EQUITY
Current Liabili-
ties:
 Current maturi-
 ties of long
 term debt.......  $  2,800,000   $             0  $              0      $ 2,800,000
 Accounts pay-
 able............     9,672,919                 0                 0        9,672,919
 Accrued ex-
 penses:
 Insurance bene-
 fits............       101,915                 0                 0          101,915
 Salaries and
 wages...........        92,952                 0                 0           92,952
 Payroll and
 other taxes.....       354,988                 0                 0          354,988
 Discontinued op-
 erations........     8,957,941                 0                 0        8,957,941
 Other...........     2,938,789                 0                 0        2,938,789
                   -------------- ---------------- ----------------- -------------------
 Total current
 liabilities.....    24,919,504                 0                 0       24,919,504
                   -------------- ---------------- ----------------- -------------------
Long term debt
less current ma-
turities.........    43,126,942                 0  (6)  (13,041,932)      30,085,010
Other liabili-
ties.............       667,000                 0                 0          667,000
Deferred income
taxes............             0                 0  (7)    4,055,500        4,055,500
Parent company
investment.......    28,446,000   (2) (28,446,000)                0                0
                   -------------- ---------------- ----------------- -------------------
STOCKHOLDERS' EQ-
UITY:
 Common stock....       274,777   (3)      (5,000)                0          269,777
 Additional paid-
 in capital......    44,823,717   (3) (20,726,000)                0       24,097,717
 Retained earn-
 ings (deficit)..    (1,357,701)  (3)  10,873,000                 0        9,515,299
                   -------------- ---------------- ----------------- -------------------
                     43,740,793        (9,858,000)                0       33,882,793
                   -------------- ---------------- ----------------- -------------------
 Less: Treasury
 stock...........       413,112                 0                 0          413,112
                   -------------- ---------------- ----------------- -------------------
 Total stockhold-
 ers' equity.....    43,327,681        (9,858,000)                0       33,469,681
                   -------------- ---------------- ----------------- -------------------
                   $140,487,127   $   (38,304,000) $     (8,986,432)     $93,196,695
                   ============== ================ ================= ===================

     See accompanying notes to unaudited pro forma consolidated financial statements.

                              HOOPER HOLMES, INC.

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

  The accompanying unaudited pro forma consolidated financial statements give effect to the acquisition of the NHC Division by Olsten in exchange for $34.5 million in cash and ASB Meditest. The $34.5 million in cash to be received by the Company is subject to either a downward or upward adjustment based on the deviation of the net asset values of ASB Meditest and the NHC Division from set amounts contained in the Acquisition Agreement. Additionally, $15 million of the $34.5 million will be held in escrow after the Closing Date. The $15 million held in escrow is subject to collection of certain of the NHC Division's accounts receivable. The escrow funds will be fully released once the NHC Division's accounts receivable fall below $15 million outstanding. See "The Acquisition Agreement--Cash Purchase Price Adjustment" and "The Acquisition Agreement--Additional Agreements." The pro forma financial statements assume that $30.0 million in cash (adjusted based on June 30, 1995 net asset values) will be received by the Company.

  The acquisition of ASB Meditest by the Company will be accounted for using the purchase method of accounting. Accordingly, assets and liabilities acquired will be recorded at historical cost adjusted by the amount of the excess purchase price (estimated fair value of ASB Meditest). The excess purchase price will be allocated to the ASB Meditest assets and liabilities based on their estimated fair value on the Closing Date. For accounting purposes, the NHC Division is reported as a discontinued operation as of June 30, 1995, and therefore, income from continuing operations of the Company for the year ended December 31, 1994 and the six months ended June 30, 1995 exclude the results of the NHC Division.

  For purposes of the pro forma financial statements, it is assumed that the Company will receive the $30.0 million in cash and the fair value of ASB Meditest is assumed to be $30 million based on an independent valuation of ASB Meditest.

  The estimated fair value of assets and liabilities is calculated as follows (in thousands):

   Estimated fair value of ASB Meditest....................... $30,000
   Direct transaction costs...................................   1,100
                                                               -------
     Purchase Price...........................................           31,100
   Assets & Liabilities:
     Accounts receivable......................................  14,060
     Prepaid expense & other assets...........................   1,200
     Fixed assets (net).......................................   6,600
     Covenant not to compete..................................   2,000
     Referral base............................................   4,100
     Assembled workforce......................................   2,300
     Contractor network.......................................   2,400
     Accounts payable.........................................  (5,177)
     Other current liabilities................................    (827)
     Other liabilities........................................    (667)
     Deferred income taxes....................................  (4,056)
                                                               -------
       NET ASSETS PURCHASED...................................           21,933
                                                                        -------
       EXCESS PURCHASE PRICE..................................          $ 9,167
                                                                        =======

  The fair values of ASB Meditest's assets and liabilities are based on estimates at this time and are subject to revision based on the value of ASB Meditest's assets and liabilities on the Closing Date. The estimates will be adjusted to reflect facts and circumstances as of the Closing Date. In the opinion of the Company's management such adjustments, if any, are not expected to be material.

PRO FORMA ADJUSTMENTS:

  Following are the pro forma adjustments and key assumptions made, as of the period referenced, to reflect the transactions to:

 1) Eliminate ASB Meditest's historical cost in excess of acquired companies.

 2) Eliminate ASB Meditest's parent company investment (payable) and cash balance which pursuant to the Acquisition Agreement has been forgiven and excluded, respectively.

 3) Eliminate ASB Meditest's historical equity accounts.

 4) Record the fair value of ASB Meditest's assets and liabilities and the allocation of the excess purchase price to ASB Meditest's assets and liabilities, as detailed in the table above.

 5) Record the $15 million held in escrow.

 6) Record a reduction of debt utilizing the proceeds received on the Closing Date of approximately $13.0 million ($30.0 less $15.0 escrow funds and approximately $2.0 million used to pay estimated direct transaction costs of $1.1 million and unreimbursed severance costs and lease buy-outs on the acquired business of $0.9 million).

 7) Record deferred tax liability related to the difference between the assigned book value to ASB Meditest by the Company and the tax bases.

 8) Record the cash proceeds to be received by the Company, and the disposition of Net Assets--Discontinued Operations.

 9) The Company has reclassified this amount to conform with its Statement of Income presentation.

10) Eliminate ASB Meditest historical amortization for cost in excess of acquired companies.

11) Eliminate ASB historical corporate expense allocation. In the estimation of the Company, functions associated with these costs will no longer be applicable or will be performed by the Company with no anticipated incremental costs. Pursuant to paragraph 6.17 "Intangible Rights" of the Agreement of Acquisition, the Company will and have conveyed to it, the right to use the "ASB Meditest" trade name. All royalty fees associated with the use of this name will cease. These amounts are as follows (in thousands):

                                                                      SIX MONTHS
                                                           YEAR ENDED   ENDED
                                                            12/31/94   06/30/95
                                                           ---------- ----------
     Management Fees......................................   $  830     $  415
     Royalty Fees.........................................    2,038      1,022
                                                             ------     ------
     Total................................................   $2,868     $1,437
                                                             ======     ======

12) Adjust for increased amortization expense associated with the acquired intangible assets and the excess purchase price paid by the Company for ASB Meditest. The detailed pro forma amortization expense is calculated as follows (in thousands):

                                           ESTIMATED      YEARLY     SIX MONTHS
                                ESTIMATED    USEFUL    AMORTIZATION AMORTIZATION
            INTANGIBLES            FMV    LIFE (YEARS)   EXPENSE      EXPENSE
            -----------         --------- ------------ ------------ ------------
     Assembled work force......  $ 2,300        6         $  383        $192
     Covenant not to compete...    2,000        5            400         200
     Contractor network........    2,400        7            343         172
     Referral base.............    4,100       11            373         186
                                 -------                  ------        ----
     Subtotal..................   10,800                   1,499         750
     Excess purchase price.....    9,166       25            367         183
                                 -------                  ------        ----
     Total.....................  $19,966                  $1,866        $933
                                 =======                  ======        ====

13) Record the tax effect associated with the pro forma adjustments. These amounts are based on producing a pro forma estimated effective tax rate of 45% after the acquisition and disposition by the Company. These amounts when summed with the historical amounts produce a 45% effective tax rate.

14) For year ended December 31, 1994 and the six months ended June 30, 1995, the assumed exercise of certain outstanding stock options have not been included in the calculation of unaudited pro forma earnings per share as they do not cause a material dilutive effect. As a result, unaudited pro forma primary and fully diluted earnings per share are the same.

15) Reclassified based on discontinued operations presentation. See "Supplemental Information Note 1."

                       SUPPLEMENTAL INFORMATION(1)

  The following table is for informational purposes and is not covered by the Independent Auditors' Report. The following Consolidated Statements of Income for Hooper Holmes, Inc. represent their historical results giving effect to the inclusion of the NHC Division as a discontinued operation. Such format requires exclusion of certain amounts relating to the NHC Division for discontinued operations from captions applicable to continuing operations. The loss on disposal has been recorded in the Second Quarter of 1995.

                                YEARS ENDED DECEMBER 31,           SIX MONTHS
                           -------------------------------------      ENDED
                              1992         1993         1994      JUNE 30, 1995
                           -----------  -----------  -----------  -------------
Revenues.................. $68,931,281  $80,600,398  $92,533,685  $ 48,393,054
Cost of operations........  52,426,951   60,799,945   70,677,574    36,437,112
                           -----------  -----------  -----------  ------------
  Gross profit............  16,504,330   19,800,453   21,856,111    11,955,942
                           -----------  -----------  -----------  ------------
Selling, general and
 administrative expenses..  11,956,184   14,780,902   18,053,281     9,847,289
                           -----------  -----------  -----------  ------------
  Operating income........   4,548,146    5,019,551    3,802,830     2,108,653
                           -----------  -----------  -----------  ------------
Other income (expense):
  Interest expense........    (143,539)    (237,420)    (994,208)     (746,625)
  Interest income.........     133,887       65,151       21,682       187,219
  Other...................     291,743            0            0             0
                           -----------  -----------  -----------  ------------
                               282,091     (172,269)    (972,526)     (559,406)
                           -----------  -----------  -----------  ------------
  Income before income
   taxes..................   4,830,237    4,847,282    2,830,304     1,549,247
Income taxes..............   2,051,087    2,108,045    1,350,272       697,161
                           -----------  -----------  -----------  ------------
  Income from continuing
   operations.............   2,779,150    2,739,237    1,480,032       852,086
                           -----------  -----------  -----------  ------------
Discontinued operations:
  Income (loss) from
   operations, net of
   taxes..................   2,098,724      866,654    1,183,488    (3,331,864)
  Loss on disposal, net of
   taxes..................           0            0            0   (10,326,068)
                           -----------  -----------  -----------  ------------
  Income (loss) from
   discontinued
   operations.............   2,098,724      866,654    1,183,488   (13,657,932)
                           -----------  -----------  -----------  ------------
  Net income.............. $ 4,877,874  $ 3,605,891  $ 2,663,520  $(12,805,846)
                           ===========  ===========  ===========  ============
Earnings per share:
  Weighted average number
   of shares..............   6,717,667    6,714,061    6,706,713     6,704,398
    Income from continuing
     operations........... $      0.42  $      0.41  $      0.22  $       0.13
    Income (loss) from
     discontinued
     operations...........        0.31         0.13         0.18         (2.03)
                           -----------  -----------  -----------  ------------
    Net income............ $      0.73  $      0.54  $      0.40  $      (1.90)
                           ===========  ===========  ===========  ============

  Net sales of the NHC Division for the years ended December 31, 1992, 1993, 1994 and the six months ended June 30, 1995 were $85,877,229, $106,831,787,
$159,255,788 and $79,681,644 respectively. Income (loss) from operations from such business for the years end December 31, 1992, 1993, 1994 and the six months ended June 30, 1995 are net of taxes (benefit) of $1,548,913, $666,955, $1,079,728, and $(797,161) respectively.

(1) Based on management's decision during the second quarter of 1995 to cease operating in the health care industry, the Company has entered into a sale agreement to sell the NHC Division. Such proposed sale is subject to shareholder approval. The Company has accounted for the NHC Division as a discontinued operation in the second quarter of 1995. Accordingly, the supplemental information herein has been reclassified to conform with discontinued operations presentation.

    Certain corporate selling, general and administrative costs which were previously allocated to the NHC Division have been reclassified to the continuing operations as these costs may continue to be incurred by the Company after the disposition of the NHC Division.

                        DESCRIPTION OF THE NHC DIVISION

NURSE'S HOUSE CALL

  Through its current network of 107 branch offices in 28 states, the NHC Division, under the name Nurse's House Call, offers a broad range of home health care services on a long and short-term basis, including 24 hour per day, seven day per week skilled nursing services and homemaker and companion services. Nurse's House Call provides home health care services through a pool of over 1,000 full-time and over 20,000 part-time registered nurses, licensed practical nurses, home companions and other caregivers. Nurse's House Call also contracts with licensed physical, speech and occupational therapists to provide these services to its patients when appropriate.

  The Nurse's House Call health care providers perform a broad range of services including monitoring life support systems, administering injections, changing dressings, preparing meals and providing other homemaker services. Additionally, Nurse's House Call offers more highly skilled services such as intravenous administration of drugs, nutrients and other solutions and specialized pediatric care.

  Each Nurse's House Call branch office is staffed by an Administrator, a Director of Nursing, one or more health care coordinators and teams of nurses and other caregivers. The Administrator is responsible for the administrative functions of the office as well as having local sales and marketing responsibilities. The Director of Nursing is responsible for ensuring that the plan of care prescribed by a patient's physician is fully complied with and delivered within the cost guidelines established by reimbursement sources. The Director of Nursing also periodically visits patients' homes to assess the level of care provided and address any issues that might arise as services are delivered to the patient.

  Health care coordinators are responsible for obtaining clearance from private health insurance carriers or from other reimbursement sources to determine the level of reimbursement coverage available for the patient services requested. They also assign a specific caregiver or team of caregivers who are responsible for providing treatment to the patient. Typically, patient services are provided by teams of caregivers in order to promote continuity of care and to encourage the development of relationships between caregivers, patients and their families. A registered nurse assigned to a case prepares progress reports which are included in the patient's charts and sent periodically to the patient's physician and, if requested, to the referral source.

OTHER HEALTH CARE SERVICES

  The NHC Division provides supplemental staffing of skilled and non-skilled medical personnel to hospitals, nursing homes, industrial facilities, mental institutions and other health care institutions. An institution usually requests supplemental staffing on an interim basis to augment its own staffing. At times, however, the NHC Division's health care personnel may make up the entire nursing staff of an institution such as a correctional facility.

  The demand for supplemental staffing services arises predominately from emergencies, vacations and other periodic fluctuations in the number of patients and types of skills required at health care institutions. To better control employee costs, institutions rely on temporary staffing to accommodate these fluctuations. If hospitals experience sharp declines in profitability, however, administrators may determine to reduce the amounts spent for supplemental staffing which is viewed as a variable cost. The supply of supplemental nurses is affected to a large degree by overall economic conditions. During strong economic periods, many nurses are increasingly attracted to the flexibility and variety of work assignments offered by supplemental staffing positions. In periods of lower household income and high unemployment, many nurses tend to seek permanent positions to supplement family income.

  In general, health care institutions do not have exclusive arrangements with any one provider of supplemental personnel, but typically utilize the services of several different entities. Management believes that institutions select supplemental health care staff providers based on proximity of location and the ability to consistently provide staff with a variety of skills for assignments of varying duration.

NHC DIVISION REVENUES

  The NHC Division provided $159.3 million or 63% of the Company's total revenue in 1994, broken down as follows:

                                                   (MILLIONS) % OF TOTAL REVENUE
                                                   ---------- ------------------
   Home Health Care...............................   $144.7          58%
   Supplemental Staffing..........................     14.6           5%

 HEALTH CARE REIMBURSEMENT

  The NHC Division's home health care revenues are paid by commercial insurance carriers and individuals (commonly referred to as "private payors"); Medicare and Medicaid; and other sources including federal and state governments, hospices, medical centers and health maintenance organizations. Medicare reimbursement accounts for approximately 27% of the Company's home health care revenues.

  Medicare, Medicaid and other government-sponsored reimbursement sources are typically referred to as "certified payors." Medicare is a federally funded insurance program for persons 65 years of age or older and persons with certain disabilities regardless of age. Each branch office that provides health care services for Medicare-eligible claimants must obtain home health agency certification from the Health Care Financing Administration. The NHC Division has 67 offices located in Ohio, Michigan, Illinois, Florida, Indiana, Iowa, Colorado, California, Utah, Nevada, Arizona, Oklahoma, Maine, Pennsylvania, Massachusetts, Missouri, Maryland, Texas, Virginia, West Virginia and Washington that are certified to provide services covered by Medicare. Medicaid provides insurance for certain financially or medically needy persons, regardless of age and is funded jointly by federal, state and local governments. Certain states have funded additional programs to pay for health care services provided to qualified low income persons.

  During 1994, the proportion of the NHC Division's home health care revenues reimbursed by certified sources decreased over previous years as a result of the acquisition of mostly non-certified business as part of the Norrell acquisition.

MARKETING AND SALES

  The core of the health care marketing effort involves the branch administrator calling on potential business referral sources in the medical and paramedical support community. Branch administrators and local nursing personnel establish and maintain relationships with private physicians, and with medical professionals, patient discharge planners and other staff at hospitals, nursing homes and other health care institutions who generate referrals for the NHC Division's health care branch offices. The NHC Division markets its health care services to national insurance companies and health maintenance organizations. The NHC Division also advertises in local newspapers and telephone directories, and participates in health fairs and other community events.

HEALTH CARE REGULATION

  The Health Care Financing Administration ("HCFA") regulates Medicare certification and related reimbursement procedures of the NHC Division's home health care branch offices. HCFA also regulates the provision of care by nurses as well as home health aides. The NHC Division must comply with a number of requirements to obtain and maintain its Medicare certifications.

  Each state establishes varying requirements with respect to the licensure of home health care service providers, and an increasing number of states require licensure. The NHC Division has obtained licenses in those states where it is required to do so. Intravenous administration of drugs or other solutions, commonly known as home infusion therapy services, is generally subject to state pharmacy and home health care licensing requirements. In states where the NHC Division provides home infusion therapy services, it has obtained appropriate licenses or conducts its business in a manner that does not require licensure.

  Certain states have enacted Certificate of Need legislation which requires a home health care provider to demonstrate to the appropriate regulatory authority that the need exists for the provider's services within that geographical region. In states where such requirements are in effect, the HCFA will grant Medicare certification only to providers that have obtained a Certificate of Need. Of the 28 states in which the NHC Division provides home health care services, eight have established Certificate of Need requirements. The NHC Division has not elected to pursue Medicare certification in these eight states; nevertheless, the NHC Division is able to provide services in these states for reimbursement by private payors.

CIVIL INVESTIGATIVE DEMAND

  The Company was served with a Civil Investigative Demand ("CID") by the United States Department of Justice (the "DOJ") on April 4, 1995. See "The NHC Transaction--Civil Investigative Demand."

HEALTH CARE COMPETITION

  The home health care and supplemental health care staffing business is highly fragmented, with no one entity dominating the market. Management believes that the principal competitive factors in this business are proximity of location, quality and diversity of services, strength of referral relationships and price.

            DESCRIPTION OF THE HEALTH INFORMATION SERVICES DIVISION

PORTAMEDIC (R)--MEDICAL AND PARAMEDICAL EXAMINATIONS

  The Company's Health Information Services Division, under the trade name Portamedic, provides medical and paramedical examinations for applicants seeking insurance coverage from life and health insurers through 128 branch offices in 49 states. During 1994, the Company performed over 1,479,000 paramedical examinations, covering all 50 states, Guam and Puerto Rico.

  Each branch office is staffed with a branch manager, who is responsible for local business development and general oversight of the local health information operation, and a support staff who are responsible for coordinating examination and reporting procedures. Each branch office typically uses full-time, part-time and contract personnel to perform examinations, including registered nurses, licensed practical nurses, physicians, medical and paramedical technicians. Portamedic's examiners provide examinations at the request of insurance agents at times and locations convenient to applicants, including the applicants' homes or places of business. Each office is automated via a personal computer network using Novell networking software. The application software is written and maintained by in-house personnel.

  Because almost all of Portamedic's examiners are medically trained professionals, the Company is able to provide its clients with a full range of medical and paramedical examination services. These services primarily involve recording an applicant's medical history, height and weight, measuring blood pressure and collecting and testing urine specimens. In addition, examiners increasingly perform more sophisticated procedures requested by insurance underwriters, including electrocardiograms, lung capacity measurements and blood sample collections which are sent to independent laboratories for testing for AIDS and other life-threatening diseases. Written reports of examination results are provided to insurance clients typically within three to five days of the initial request for an examination.

INFOLINK SERVICES GROUP

  Under the Infolink name, the Company's Health Information Services Division offers comprehensive life and health inspection reports and Attending Physician Statements to its insurance clients. During 1994, the

Company provided over 266,000 Infolink reports. These reports, available in varying degrees of detail pursuant to the client's request, assist insurance underwriters in developing a more comprehensive profile of an insurance applicant. A life and health inspection report includes information relating to an insurance applicant's lifestyle, employment history and financial status.

  A member of the branch office staff prepares the Infolink report primarily based upon telephone interviews with the applicant, his or her employer and his or her business and personal associates and electronically transmits the report to the insurance underwriter. An Attending Physician Statement provides details of an applicant's medical history which is obtained, with the insurance applicant's consent, from notes and records maintained by the physician responsible for administering treatment.

  From time to time, the Company performs other health information services such as occupational health screening and substance abuse testing for corporations and other organizations outside of the insurance industry. These other services presently do not constitute a significant portion of the Company's health information business.

HEALTH INFORMATION SERVICES DIVISION REVENUES

  Health information services accounted for $92.5 million or 37% of the Company's total revenue for 1994 as follows:

                                                   (MILLIONS) % OF TOTAL REVENUE
                                                   ---------- ------------------
   Portamedic.....................................   $83.3           33%
   Infolink.......................................     9.2            4%

HEALTH INFORMATION SERVICES MARKETING

  The Company markets Portamedic and Infolink health information services on a national level through eight full-time sales representatives who call on senior underwriting executives at the home offices of insurance companies. This Division serves some 900 active life and health underwriting clients, including their extensive network of agency, district and brokerage offices. National sales representatives promote the Company's consistently high quality of service and rapid response time to examination requests and are responsible for maintaining the Company's position on each insurance company's approved list of examination providers. The Company regularly attends and occasionally sponsors client conferences to provide national sales representatives with opportunities to further develop key relationships.

  At the local level, branch managers and, in certain offices, additional marketing personnel market the Company's services directly to the local insurance agents and local managers who have the authority to select examination providers from the list approved by the insurance companies' home offices. These local marketing efforts highlight the quality of the Company's examiners and the speed and accuracy of its services, including the ability of each branch to ascertain quickly the status of each examination request through the Company's automated branch management information system.

  The Company has developed a comprehensive automated branch management information system which is now "on-line" in all branch offices. A key benefit of the system is that it permits each branch office to monitor instantly and regularly the status of a particular examination request, which results in more responsive client service. The Company has been making its "status" information available to its clients on a dial-in electronic basis. The system also enables personnel at the Company's corporate headquarters to compile Company-wide information regarding quality assurance standards as well as other administrative and accounting information.

  One of the Company's customers, Prudential Insurance Company of America, accounted for 12%, 15% and 16% of the Company's health information services revenues (or 4%, 6% and 7% of its total revenues) for 1994, 1993 and 1992, respectively. Accordingly, the loss of this customer could have a material adverse effect on the Company's business.

HEALTH INFORMATION SERVICES COMPETITION

  Management believes that the Company is one of four firms operating nationally to provide health information services to insurance companies. A large number of regional and local firms also offer these services. In management's opinion, the principal competitive factors in the health information services market are speed of response, delivery of complete and accurate information, and price. The Health Information Services Division, through its nationwide branch office network and highly qualified examiners, seeks to provide accurate and reliable health information reports at competitive prices to its insurance clients promptly, generally, within three to five days of receiving a request for an examination.

                          DESCRIPTION OF ASB MEDITEST

BUSINESS DESCRIPTION

  A wholly-owned subsidiary of Olsten, American Service Bureau, Inc. operates under the name ASB Meditest. Headquartered in Framingham, Massachusetts, ASB Meditest provides health information and occupational health services, including drug testing, physical exams, blood specimen collection, immunizations, cholesterol screenings and various health management programs to insurance companies and private and government employers.

  ASB Meditest is composed of two divisions: the Insurance Services Division and the Occupational Health Services Division. The Insurance Services Division provides medical and paramedical exams, physician exams, inspection reports and Attending Physician Statements (APS). ASB Meditest's medical and paramedical examinations involve taking an insurance applicant's medical history, performing various examinations, collecting specimens, and providing the information and examination results to insurance underwriter clients. Through APSs and inspections, ASB Meditest assists insurance underwriters in developing a more comprehensive profile of an insurance applicant.

  The Occupational Health Services Division provides mobile, on-site and in-office drug testing, physical exam services, immunizations, vaccinations, and other health management programs for business and government. The bulk of ASB Meditest's Occupational Health Services business consists of four services-- Drug and Alcohol Testing, Health Promotions/Wellness, Physical Exams, and Immunizations.

  ASB Meditest's Drug and Alcohol Testing services include pre-employment, post-accident, random, reasonable suspicion, and rehab testing/periodic testing for various substances. Such drug testing is usually performed by trained and certified collectors in conjunction with laboratories and/or with medical review officers for employers. ASB Meditest also provides random selection and program management services as well as total turnkey programs. ASB Meditest's Health Promotions/Wellness services are generally provided in conjunction with another provider to bring together a full spectrum of wellness services for an employer. These services are performed by trained medical teams at the client site. Typically, ASB Meditest measures an employee's height and weight, draws a blood specimen, and has the employee complete a questionnaire. The lab results from the blood draw and the questionnaire responses are used to develop an individual's Health Risk Appraisal.

  ASB Meditest manages Physical Exam programs for employers, providing a variety of different types of physical exams including: general pre-employment exams, required DOT exams, and required OSHA exams. ASB Meditest also performs Immunizations on a mobile basis, serving corporate clients, and works in conjunction with several national pharmacy chains and other large retail customers to conduct flu shot clinics for the public.

  In 1994, $72.8 million of ASB Meditest's revenues came from the Insurance Services Division and $9 million came from the Occupational Health Services Division.

  ASB Meditest has 104 office locations across the United States, including Alaska, Hawaii, Puerto Rico, and Guam. More than 4,700 examiners and 1,000 physicians provide both in-office and on-site services. ASB Meditest uses full-time, part-time and contract personnel to perform these services.

CUSTOMERS

  ASB Meditest numbers among its customers approximately 1,300 life and health insurance companies in the United States. No one customer has accounted for more than ten percent of ASB Meditest's revenues in any of the last three fiscal years.

DESCRIPTION OF PROPERTY

  ASB Meditest's headquarters is located in Framingham, Massachusetts. ASB Meditest leases 27,000 square feet of office space in this location; the lease expires in 1996. ASB Meditest has 104 offices in 48 states. All such offices are maintained on three to five year leases, except those maintained by independent contractors.

COMPETITION

  See "Description of the Health Information Services Division--Competition" for a description of competition in the health information services industry. The occupational health services market is composed of a diverse set of competitors, including large corporations, hospitals, orthopedic doctors, physical therapists, occupational medicine physicians and therapists, chiropractors, health fitness operators and hospital/physical therapist joint ventures.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of June 1, 1995 (December 31, 1994 in the case of J.P. Morgan & Co., Incorporated, Kopp Investment Advisors, Inc., Nicholas Company, Inc. and Dimensional Fund Advisors), the beneficial ownership of the Company's issued and outstanding Common Stock (on the basis of 6,707,052 shares outstanding), including the stock ownership of each person who, to the Company's knowledge, owns over 5% of the Company's outstanding Common Stock, each of the directors of the Company, certain of the Company's executive officers and the directors and officers of the Company as a group, and the percentage which the shares owned constitute of the total shares outstanding.

                                                          PERCENT OF CLASS
                          AMOUNT & NATURE OF BENEFICIAL  (BASED ON NUMBER OF
NAME, POSITION & ADDRESS          OWNERSHIP OF          SHARES OUTSTANDING ON
  OF BENEFICIAL OWNERS           COMMON STOCK(1)               6/1/95)
------------------------  ----------------------------- ---------------------
Frederick D. King and
 Kenneth R. Rossano,
 Trustees Under the Will
 of John J. King........             647,550                     9.65%
 c/o Kenneth R. Rossano,
 Trustee
 63 Hundreds Circle
 Wellesley Hills, MA
 02181
J.P. Morgan & Co.,                   604,600(2)                  9.01%
 Incorporated...........
 60 Wall Street
 New York, NY 10260
Kopp Investment                      532,061(3)                  7.93%
 Advisors, Inc. ........
 6600 France Ave.,
 South,
 Suite 672
 Edina, MN 55435
Nicholas Company, Inc. .             513,900(4)                  7.66%
 700 North Water Street
 Milwaukee, WI 53202
Dimensional Fund                     360,850(5)                  5.38%
 Advisors...............
 1299 Ocean Avenue
 Santa Monica, CA 90401
DIRECTORS
Frederick D. King.......             798,358(6)                 11.90%
 6 Cross Street
 Newport, RI 02840
G. Earle Wight..........             244,138(7)                  3.64%
 59 Oriole Road
 Toronto, Ontario, CAN
 M4V 2E9
John E. Nolan, Jr. .....               5,000                      .07%
 1330 Connecticut
 Avenue, N.W.
 Washington, D.C. 20036
Kenneth R. Rossano......             790,701(8)                 11.79%
 63 Hundreds Circle
 Wellesley Hills, MA
 02181
Anne King Sullivan......              71,555(9)                  1.07%
 RR #2, Box 349
 Peterborough, NH 03458

                                                          PERCENT OF CLASS
                          AMOUNT & NATURE OF BENEFICIAL  (BASED ON NUMBER OF
NAME, POSITION & ADDRESS          OWNERSHIP OF          SHARES OUTSTANDING ON
  OF BENEFICIAL OWNERS           COMMON STOCK(1)               6/1/95)
------------------------  ----------------------------- ---------------------
James M. McNamee........              149,819(10)                2.23%
 34 Buckley Hill Road
 Morristown, NJ 07960
Quentin J. Kennedy .....                1,500                     .02%
 22 Old Smith Road
 Tenafly, NJ 07670
Elaine L. La Monica.....                  600                     .01%
 245 E. 63rd Street,
 Apt. 1914
 New York, NY 10021
OTHER MOST HIGHLY PAID
 EXECUTIVE OFFICERS
Paul W. Kolacki.........               16,837(11)                 .25%
 923 Manchester Drive
 Somerville, NJ 08876
Fred Lash...............               19,892(12)                 .30%
 14 Mirador Court
 Denville, NJ 07834
Robert William Jewett...               13,677(13)                 .20%
 71 Wexford Way
 Basking Ridge, NJ 07920
All officers and                    1,472,259(14)               21.95%
 directors as a group
 (13 total).............

--------
 (1) Includes shares, if any, held by or for a spouse or minor children or as a trustee. Unless otherwise indicated, the director or 5% stockholder possesses sole investment and voting power in respect of these shares.
 (2) J.P. Morgan & Co., Incorporated ("J.P. Morgan"), a parent holding company, filed a statement on Schedule 13G disclosing that on December
     31, 1994 it beneficially owned 604,600 shares of Common Stock of the Company, representing approximately 9.0% of the Common Stock. Such shares are owned by various individual and institutional investors for which J.P. Morgan is empowered to direct investments and/or sole power to vote the Common Stock. For purposes of the reporting requirements of the Securities Exchange Act of 1934, J.P. Morgan is deemed to be a beneficial owner of such securities. In the Schedule 13G, J.P. Morgan certifies that the shares of Common Stock were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the Company and were not acquired in connection with, or as a participant in, any transaction having such purpose or effect.
 (3) Kopp Investment Advisors, Inc. ("Kopp"), a registered investment advisor, filed a statement on Schedule 13G dated February 10, 1995, disclosing that on December 31, 1994, it beneficially owned 532,061 shares of Common Stock of the Company, representing approximately 7.9% of the Common
     Stock. Such shares are owned by various individual and institutional investors for which Kopp serves as investment advisor with power to direct investments and/or sole power to vote the Common Stock. In the
     Schedule 13G, Kopp certifies that the shares of Common Stock were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the Company and were not acquired in connection with, or as a participant in, any transaction having such purpose of effect.
 (4) Nicholas Company, Inc. ("Nicholas") a registered investment advisor, filed a statement on Schedule 13G dated February 3, 1995, disclosing that on December 31, 1994, it beneficially owned 513,900 shares of Common
     Stock of the Company, representing approximately 7.7% of the Common
     Stock. Such shares are owned by various individual and institutional investors for which Nicholas serves as investment advisor, with power to direct investments and sole dispositive power. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Nicholas is deemed to be a beneficial owner of such securities. In Schedule 13G, Nicholas certifies that the shares of Common Stock were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the Company and were not acquired in connection with, or as a participant, any transaction having such purpose or effect.
 (5) Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, filed a statement on Schedule 13G dated January 30, 1995, disclosing that on December 31, 1994, it beneficially owned 360,850 shares of Common Stock of the Company, representing approximately 5.4% of the Common Stock. Such shares are held in portfolios of DFA Investment Trust Company, a Delaware Business Trust, or the DFA Group Trust and DFA Participator Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. In
     Schedule 13G, Dimensional certifies the shares of Common Stock were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the Company and were not acquired in connection with, or as a participant, any transaction having such purpose or effect.
 (6) Includes 647,550 shares held by the John J. King Trust of which Mr. King is a co-trustee with shared voting and dispositive power, and 280 shares held by Mr. King's spouse, Natalie.
 (7) Includes 189,843 shares held by the Lucille K. Wight Trust, of which Mr. Wight is trustee with sole voting and dispositive power, and 44,295 shares held by 874367 Ontario, Inc., a corporation of which Mr. Wight and his spouse Sonia are sole shareholders.
 (8) Includes 132,889 shares held by Mr. Rossano's spouse, Cynthia, and
     647,550 shares held by the John J. King Trust, of which Mr. Rossano is a co-trustee with shared voting and dispositive power.
 (9) Includes 71,405 shares held by the Anne K. Sullivan Trust, of which Mrs. Sullivan is co-trustee but has sole voting and dispositive power, and 150 shares held by Mrs. Sullivan's spouse, Donald.
(10) Includes 27,387 shares held by Mr. McNamee and his spouse Patricia as joint tenants, 450 shares held by Mr. McNamee's spouse, Patricia, 700 shares held by Mr. McNamee's spouse Patricia as custodian for Ryan NcNamee, their child, and 450 shares held by Mr. McNamee's spouse
     Patricia as custodian for Sean McNamee, their minor child. Also includes 84,750 shares currently issuable upon the exercise of options.
(11) Includes 400 shares held by Mr. Kolacki and his spouse, Sandra, as joint tenants. Also includes 15,500 shares currently issuable upon the exercise of options.
(12) Includes 300 shares held by Mr. Lash and his spouse, Suzanne, as joint tenants. Also includes 19,375 shares currently issuable upon the exercise of options.
(13) Includes 12,625 shares currently issuable upon the exercise of options.
(14) Includes shares owned individually by each officer and director in the group as well as shares indirectly owned by such persons as trustees of various trusts; however, where more than one officer or director is a trustee of the same trust, the total number of shares owned by such trust is counted only once in determining the amount owned by all officers and directors as a group. Also includes 139,900 shares currently issuable upon the exercise of options.

               SHAREHOLDER PROPOSALS FOR THE 1996 ANNUAL MEETING

  Proposals of shareholders intended for inclusion in the Proxy Statement for the Annual Meeting of Shareholders to be held in 1996, must be received at the Company's executive offices not later than December 19, 1995. Proponents should submit their proposals by Certified Mail--Return Receipt Requested.

                            SOLICITATION OF PROXIES

  The solicitation of proxies will be made primarily by mail. Proxies may also be solicited personally and by telephone or telegraph by regular employees of the Company, without any additional remuneration and at minimal cost. The Company has also retained the services of D.F. King & Co., Inc., New York, New York and Solakian & Associates, Inc., Flemington, New Jersey to solicit proxies on behalf of the Company. The fee to be paid by the Company for such services is not expected to exceed $33,000. The cost of soliciting the proxies will be borne by the Company.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                           OF HOOPER HOLMES, INC.

                                          Robert William Jewett
                                          Secretary

    , 1995

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
HOOPER HOLMES, INC. CONSOLIDATED BALANCE SHEETS...........................  F-2
HOOPER HOLMES, INC. CONSOLIDATED STATEMENTS OF INCOME.....................  F-3
HOOPER HOLMES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS.................  F-4
HOOPER HOLMES, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS............  F-5
HOOPER HOLMES, INC. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATION.......................................  F-7
AMERICAN SERVICE BUREAU, INC. BALANCE SHEETS..............................  F-9
AMERICAN SERVICE BUREAU, INC. STATEMENTS OF OPERATIONS AND ACCUMULATED
 DEFICIT.................................................................. F-10
AMERICAN SERVICE BUREAU, INC. STATEMENTS OF CASH FLOWS.................... F-11
AMERICAN SERVICE BUREAU, INC. MANAGEMENT'S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATION............................. F-12
REPORT OF INDEPENDENT ACCOUNTANTS......................................... F-13
REPORT OF INDEPENDENT ACCOUNTANTS......................................... F-14
AMERICAN SERVICE BUREAU, INC. BALANCE SHEETS.............................. F-15
AMERICAN SERVICE BUREAU, INC. STATEMENTS OF OPERATIONS AND ACCUMULATED
 DEFICIT.................................................................. F-16
AMERICAN SERVICE BUREAU, INC. STATEMENTS OF CASH FLOWS.................... F-17
AMERICAN SERVICE BUREAU, INC. NOTES TO FINANCIAL STATEMENTS............... F-18
AMERICAN SERVICE BUREAU, INC. MANAGEMENT'S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS............................ F-24

                              HOOPER HOLMES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                          12/31/94    06/30/95
                                                        ------------ -----------
                                                              (UNAUDITED)
ASSETS
Current Assets
  Cash & Cash Equivalents.............................. $  1,695,844 $       --
  Accounts Receivable..................................   12,706,513  13,220,972
  Prepaid Expenses.....................................    2,347,383   1,645,723
  Deferred/refundable taxes............................          --    9,215,575
                                                        ------------ -----------
      Total Current Assets.............................   16,749,740  24,082,270
Property, Plant and Equipment
  Land and Land Improvements...........................      567,947     570,116
  Building.............................................    3,432,655   3,438,634
  Furniture, Fixtures & Equipment......................    8,179,498   8,766,783
  Leasehold Improvements...............................      110,726     118,676
                                                        ------------ -----------
  Total Property, Plant & Equipment....................   12,290,826  12,894,209
  Less Accumulated Depreciation........................    6,027,686   6,674,241
                                                        ------------ -----------
      Net Property, Plant & Equipment..................    6,263,140   6,219,968
Costs in Excess of Net Assets of Acquired Companies....    4,283,384   3,970,333
Intangible Assets......................................      197,284     180,868
Other Assets...........................................    1,632,763   2,117,596
Net Assets--discontinued operations (Note 3)...........   74,045,993  59,768,092
                                                        ------------ -----------
      Total Assets..................................... $103,172,304 $96,339,127
                                                        ============ ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Current Maturities of Long Term Debt................. $  2,150,000 $ 2,800,000
  Accounts Payable.....................................    5,043,424   4,495,919
  Accrued Expenses:
    Insurance Benefits.................................      117,717     101,915
    Salaries, Wages and Fees...........................      522,181      92,952
    Payroll and Other Taxes............................      422,392     354,988
    Income Taxes Payable...............................      450,518         --
    Discontinued Operations............................          --    8,957,941
    Other..............................................    1,636,722   2,938,789
                                                        ------------ -----------
      Total Current Liabilities........................   10,342,954  19,742,504
Long Term Debt, Less Current Maturities................   46,326,942  43,126,942
Shareholders' Equity:
  Common Stock.........................................      269,777     269,777
  Additional Paid in Capital...........................   24,114,410  24,097,717
  Retained Earnings....................................   22,589,370   9,515,299
                                                        ------------ -----------
                                                          46,973,557  33,882,793
  Less: Treasury Stock.................................      471,149     413,112
                                                        ------------ -----------
    Total Shareholders' Equity.........................   46,502,408  33,469,681
                                                        ------------ -----------
      Total Liabilities & Shareholders' Equity......... $103,172,304 $96,339,127
                                                        ============ ===========

See Notes to Hooper Holmes, Inc. Consolidated Financial Statements (Unaudited).

                              HOOPER HOLMES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                        FOR THE SIX MONTHS
                                                          ENDED JUNE 30,
                                                     -------------------------
                                                        1994          1995
                                                     -----------  ------------
                                                           (UNAUDITED)
Revenues............................................ $45,677,792  $ 48,393,054
Cost of operations..................................  34,990,360    36,437,112
                                                     -----------  ------------
Gross profit........................................  10,687,432    11,955,942
Selling, general and administrative expenses........   8,576,949     9,847,289
                                                     -----------  ------------
Operating income....................................   2,110,483     2,108,653
Other income (expense):
  Interest expense..................................    (261,310)     (746,625)
  Interest Income...................................      18,061       187,219
  Other.............................................         --            --
                                                     -----------  ------------
                                                        (243,249)     (559,406)
                                                     -----------  ------------
  Income before income taxes........................   1,867,234     1,549,247
Income taxes........................................     812,699       697,161
                                                     -----------  ------------
  Income from continuing operations.................   1,054,535       852,086
                                                     -----------  ------------
Discontinued Operations: (Note 3)
  Income (loss) from operations, net of taxes.......     576,512    (3,331,864)
  Loss on Disposal, net of taxes....................         --    (10,326,068)
                                                     -----------  ------------
  Income (loss) from discontinued operations........     576,512   (13,657,932)
                                                     -----------  ------------
Net income (loss)................................... $ 1,631,047  $(12,805,846)
                                                     ===========  ============
Earnings (loss) per share:
  Weighted average number of shares.................   6,709,628     6,704,398
  Income from continuing operations.................        0.16          0.13
  Income (loss) from discontinued operations........        0.08         (2.03)
  Net income (loss)................................. $      0.24  $      (1.90)
                                                     ===========  ============

See Notes to Hooper Holmes, Inc. Consolidated Financial Statements (Unaudited).

                            HOOPER HOLMES, INC.

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        FOR THE SIX MONTHS
                                                          ENDED JUNE 30,
                                                     -------------------------
                                                         1994         1995
                                                     ------------  -----------
                                                           (UNAUDITED)
Cash flows from operating activities:
  Income from continuing operations................. $  1,054,535  $   852,086
  Adjustments to reconcile income from continuing
   operations to net cash provided by operating
   activities:
    Depreciation and amortization...................      618,289      922,767
    Provision for bad debt expense..................       40,883       47,500
    Change in assets and liabilities:
      Accounts receivable...........................     (566,889)    (561,959)
      Prepaid expenses and other assets.............   (1,608,624)     216,827
      Deferred/refundable taxes.....................            0   (9,215,575)
      Accrued expenses--discontinued operations.....            0    8,957,941
      Accounts payable and accrued expenses.........      125,879     (208,393)
                                                     ------------  -----------
  Net cash provided by (used in) operating
   activities of continuing operations..............     (335,927)   1,011,194
  Net cash provided by (used in) operating
   activities of discontinued operations............  (11,422,893)     921,121
                                                     ------------  -----------
  Net cash provided by (used in) operating
   activities.......................................  (11,758,820)   1,932,315
                                                     ------------  -----------
Cash flows from investing activities:
  Capital expenditures, net of disposals............     (627,363)    (550,127)
  Net investing activities of discontinued
   operations.......................................     (158,106)    (301,152)
                                                     ------------  -----------
  Net cash used in investing activities.............     (785,469)    (851,279)
                                                     ------------  -----------
Cash flows from financing activities:
  Issuance of long term debt........................   15,500,000    6,000,000
  Principal payments on long term debt..............     (550,000)  (8,550,000)
  Payment of note...................................   (3,000,000)           0
  Proceeds from exercise of stock options...........       15,472            0
  Issuance of stock awards..........................            0       41,344
  Dividends paid....................................   (1,006,382)    (268,224)
                                                     ------------  -----------
  Net cash (used in) provided by financing
   activities.......................................   10,959,090   (2,776,880)
                                                     ------------  -----------
Net (decrease) in cash and cash equivalents.........   (1,585,199)  (1,695,844)
Cash and cash equivalents at beginning of year......    1,585,199    1,695,844
                                                     ------------  -----------
Cash and cash equivalents at end of period.......... $          0  $         0
                                                     ============  ===========

See Notes to Hooper Holmes, Inc. Consolidated Financial Statements (Unaudited).

                           HOOPER HOLMES, INC.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               (UNAUDITED)

                              JUNE 30, 1995

NOTE 1: BASIS OF PRESENTATION

  The financial information included herein is unaudited unless otherwise indicated; however, such information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim periods.

  The results of operations for the six month period ended June 30, 1995 are not necessarily indicative of the results to be expected for the full year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional information.

NOTE 2: EARNINGS PER SHARE

  Earnings per share are computed by dividing net earnings by the weighted average number of shares of common stock outstanding during the respective periods as outlined in Part 1.

NOTE 3: DISCONTINUED OPERATIONS

  The Company has entered into an agreement that relates to the proposed sale, transfer and assignment of substantially all of the assets and business of the health care division of Hooper Holmes, Inc. a New York corporation, to Olsten Corporation, a Delaware corporation, or an affiliate thereof (the "NHC Transaction"), pursuant to an Agreement of Acquisition ("Acquisition Agreement") between the Company and Olsten, dated as of the 26th day of May, 1995. the NHC Division consists of the assets and business of the Company and its wholly-owned subsidiary Hooper Holmes Health Care, Inc. which are utilized principally in (a) providing comprehensive home health care services, including, without limitation, skilled and unskilled home health care services, pharmaceutical and ancillary services and products, (b) providing private duty nursing services in institutional settings; (c) providing supplemental staffing services to or on behalf of health care facilities, providers and payors, and (d) operating six pharmacies. The NHC Division includes the assets and business of Nurse's House Call.

  The Acquisition Agreement provides that as consideration for the sale of the NHC Assets, Olsten will transfer, assign and deliver to the Company all of the issued and outstanding capital stock of American Service Bureau, Inc., an Illinois corporation engaged in the business of providing paramedical examinations and related services to the life and health insurance industries under the name ASB Meditest, pay the Company Thirty-Four Million Five Hundred Thousand Dollars ($34,500,000) in cash as adjusted to reflect changes in the NHC Division Net Asset Amount between November 30, 1994 and the Closing Date, and in the ASB Meditest Net Asset Amount between December 31, 1994 and the Closing Date and assume certain specified liabilities relating to the NHC Division. If the Closing had taken place on June 30, 1995, the Cash Portion of the Purchase Price would have been $30.0 million after making this adjustment. The Purchase Price was determined through arm's-length negotiation between the officers and financial advisors of Olsten and those of the Company.

  Based on management's decision during the second quarter of 1995 to cease operating in the health care industry, the Company has entered into a sale agreement to sell the NHC Division. Such proposed sale is subject to shareholder approval. The Company has accounted for the NHC Division as a discontinued operation in the second quarter of 1995. Accordingly, the accompanying consolidated financial statements have been reclassified to conform with the discontinued operations presentation.

  Net sales of the Company's discontinued operation (the "NHC Division") for the six months ended June 30, 1995 were $79.7 million compared to $79.1 million for the six months ended June 30, 1994.

                           HOOPER HOLMES, INC.

  In the second quarter ended June 30, 1995, the Company has taken an after tax operating charge totaling $3.0 million pertaining to the discontinued operations. This charge relates to losses of the NHC Division in the second quarter and other aspects of the NHC Division.

  The loss on disposal of $10.3 million (net of tax benefits of $7.6 million) includes a provision of $.9 million for operating losses during the phase out period.

  Earnings (loss), from discontinued operations for the six months ended June 30, 1995 and 1994 are net of taxes (benefits) of $(0.8) million,and $0.4 million, respectively. The net assets of discontinued operations consist primarily of accounts receivable, fixed assets, goodwill and intangibles, net of its related accounts payable and other accrued expenses.

                           HOOPER HOLMES, INC.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF

               FINANCIAL CONDITION AND RESULTS OF OPERATION

RESULTS OF OPERATIONS

 Six months ended June 30, 1995 compared to six months ended June 30, 1994

  Revenues from continuing operations for the first six months ended June 30, 1995 were $48,393,000 compared to $45,678,000 for the six months ended June 30, 1994, an increase of 5.9%. The growth in Health Information Services revenue is primarily due to internal growth, resulting in part to increased utilization of our premium priced services for the first six months of 1995 compared to the first six months of 1994.

  The Company's direct cost of operations from continuing operations for the six months ended June 30, 1995 decreased to 75.3%, as a percentage of revenues, compared to 76.6% for the same period in 1994. This improvement resulted from the review, in 1994, of unprofitable operations of the businesses acquired during late 1993, which resulted in the closing of nine
(9) offices, and the elimination of certain contractor revenue sources with less than acceptable margins.

  Selling, general and administrative (SG&A) expenses increased as a percentage of revenues, to 20.3% from 18.8% for the first six months of 1995 compared to the first six months of 1994. This increase is primarily the result of additional sales and marketing expenses and data processing resources required to maintain and grow Health Information Services as the premier and preferred provider of examination services. Additionally, overall general corporate expenses have increased.

  The Company's operating profit for the six months ended June 30, 1995, decreased slightly as a percentage of revenue to 4.4% from 4.6% as a result of the above increase in SG&A. Interest expense for the six months ended June 1995 was up nearly $0.5 million as a result of higher interest rates and higher net borrowings. The increase in interest expense was partially offset by the $0.2 million increase in interest income. This increase is due primarily to a deferred gain recognized on the partial payment of the fully reserved note receivable resulting from the sale of our Direct Marketing operation in 1992.

  Earnings per share from continuing operations, for the six months ended June 1995 was $.13 per share versus $.16 per share for the six months ended June 1994. Average shares outstanding for the respective periods were 6,704,398 and 6,709,628, respectively.

FINANCIAL CONDITION

  The Company's primary sources of cash are the Company's bank credit facility and internally generated funds. As of June 30, 1995, the Company had total outstanding debt of $45.9 million, compared to $48.5 million as of December 31, 1994.

  The Company's current ratio, as of June 30, 1995 was 1.2 to 1. The Company closed the first six months of 1995 with $4.3 million in working capital.

  The assets and liabilities classified as "Net Assets--Discontinued Operation" are those net assets expected to be sold to Olsten in return for the stock of American Service Bureau, Inc. and a substantial cash payment. Had the closing occurred on June 30, 1995, the cash payment would have been $30.0 million. The cash payment will be utilized to ultimately pay down the Company's outstanding long term debt. It is anticipated that the Company's bank credit facility, cash flows from operations and cash payment from the sale of the NHC Division to Olsten will provide sufficient capital resources over the next twelve months. It is anticipated that the sale transaction, improved cash flows and a revised bank debt arrangement will provide longer term liquidity.

  Due to the current performance of the NHC Division, and in the event that the NHC Transaction is not consummated, the Company would be required to renegotiate its debt financing arrangements or obtain other sources of debt financing. While management expects this would be available, there is no assurance that the financing could be obtained on terms favorable to the Company.

  Following the sale of the NHC Division and the acquisition of ASB Meditest business, the Company's business will be primarily health information services. Historically, Health Information Services has experienced lower accounts receivable days sales outstanding (DSO's) than the DSO of the NHC Division. Management believes that if this trend continues it should further strengthen the balance sheet, and provide increased liquidity.

  Inflation has not nor will it have a material impact on the Company results nor have there been any material commitments for capital expenditures.

                         AMERICAN SERVICE BUREAU, INC.

                                 BALANCE SHEETS

                                                       12/31/94       6/30/95
                                                       ----------   ------------
                                                                    (UNAUDITED)
                                                       (DOLLARS IN THOUSANDS)
ASSETS
Cash.................................................  $      --     $     1,256
Accounts receivable, less allowance for doubtful
 accounts of $571 and $522, respectively.............      13,259         14,060
Prepaids & other assets..............................       1,879          1,200
Deferred tax asset...................................         720            --
                                                       ----------    -----------
    Total current assets.............................      15,858         16,516
Fixed assets, net....................................       7,654          8,188
Intangibles, principally goodwill, net of accumulated
 amortization of $3,658 and $4,078, respectively.....      19,733         19,444
                                                       ----------    -----------
    TOTAL ASSETS.....................................     $43,245    $    44,148
                                                       ==========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses................  $    6,402    $     5,177
Other liabilities....................................         732            311
Deferred taxes.......................................         --             356
Payable to affiliated companies......................      24,530         28,446
Stockholders' equity:
  Common stock, $5 par value, 1,000 shares autho-
   rized, issued and outstanding.....................           5              5
  Additional paid-in capital.........................      20,726         20,726
  Accumulated deficit................................      (9,150)       (10,873)
                                                       ----------    -----------
    Total stockholders' equity.......................      11,581          9,858
                                                       ----------    -----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.......     $43,245    $    44,148
                                                       ==========    ===========

                         AMERICAN SERVICE BUREAU, INC.

                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                                         FOR THE SIX MONTHS
                                                           ENDED JUNE 30,
                                                       -----------------------
                                                          1994        1995
                                                       ----------- -----------
                                                            (UNAUDITED)
                                                       (DOLLARS IN THOUSANDS)
Net revenues and services.............................    $41,106  $    41,014
Operating costs and expenses
  Direct cost of services.............................     22,980       23,016
  Selling, general & administrative expenses..........     16,427       17,492
  Amortization and depreciation.......................      1,134        1,389
                                                       ----------  -----------
                                                           40,541       41,897
                                                       ----------  -----------
Operating income (loss)...............................        565         (883)
Other expenses:
  Interest expense....................................         18           16
  Management and royalty fees.........................      1,029        1,436
                                                       ----------  -----------
                                                            1,047        1,452
                                                       ----------  -----------
Loss before income taxes..............................       (482)      (2,335)
Income tax (provision) benefit .......................        (11)         612
                                                       ----------  -----------
Net loss..............................................       (493)      (1,723)
Retained deficit beginning of period..................     (6,609)      (9,150)
                                                       ----------  -----------
Retained deficit end of period........................ $ (7,102)   $   (10,873)
                                                       ==========  ===========

                         AMERICAN SERVICE BUREAU, INC.

                            STATEMENTS OF CASH FLOWS

                                                        FOR THE SIX MONTHS
                                                          ENDED JUNE 30,
                                                      ------------------------
                                                         1994         1995
                                                      -----------  -----------
                                                            (UNAUDITED)
                                                      (DOLLARS IN THOUSANDS)
Cash flows from operating activities
  Net Loss........................................... $      (493) $    (1,723)
  Adjustments to reconcile net loss to net cash used
   in operating activities:
    Deferred income taxes............................         160          --
    Depreciation and Amortization....................       1,158        1,456
    Provision for uncollectible accounts.............         181          154
    Changes in assets and liabilities:
      Accounts receivable............................          79         (955)
      Prepaid assets.................................         874        1,399
      Accounts payable and accrued expenses..........        (395)      (1,225)
      Payable to affiliates..........................       2,419         (684)
      Other, net.....................................      (2,283)         (29)
                                                      -----------  -----------
  Net cash provided by (used in) operating
   activities........................................       1,700       (1,607)
Cash flows from investing activities:
  Investment in fixed assets.........................      (1,424)      (1,538)
  Business acquisitions..............................        (186)        (199)
                                                      -----------  -----------
  Net cash used in investing activities..............      (1,610)      (1,737)
Cash flows from financing activities:
  Advances from the parent company...................         --         4,600
                                                      -----------  -----------
  Net cash provided by financing activities..........         --         4,600
                                                      -----------  -----------
Net (decrease) increase in cash......................          90        1,256
Cash, beginning of period............................       1,607          --
                                                      -----------  -----------
Cash, end of period.................................. $     1,697  $     1,256
                                                      ===========  ===========
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest........... $         5  $         5
  Cash paid during the period for income taxes.......          38           17

                      AMERICAN SERVICE BUREAU, INC.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF

               FINANCIAL CONDITION AND RESULTS OF OPERATION

FIRST SIX MONTHS OF 1995 COMPARED TO FIRST SIX MONTHS OF 1994

  Total revenues for the first six months of 1995 were $41.0 million compared to $41.1 million for the first six months of 1994. The slight decrease in revenue was the net effect of a decrease in exam business of $1.5 million and an increase $1.4 million in occupational health services.

  The decrease in the exam business is attributable to the loss of one exam business customer and a decrease in the number of life insurance policies tested. On the other hand, the increase in the occupational health services revenues is attributable to the introduction of a breath alcohol testing service. This new service has resulted in sales to new significant customers who also purchased other occupational health services.

  ASB Meditest's costs of operation in the first six months of 1995 remained at $23.0 million. In addition, direct costs as a percent of revenue remained constant as a result of higher margins related to the breath alcohol testing services being offset by continued discounting pressure.

  Selling, general and administrative (SG&A) expenses and depreciation and amortization increased to $18.9 million from $17.6 million in the first six months of 1994. The increase in SG&A is primarily related to the cost of the MIS conversion.

  ASB Meditest reported an operating loss for the first six months of 1995 of $883,000 as compared to operating income of $565,000 for the first six months of 1994. The operating loss was the result of the increase in SG&A expenses. The net loss of $1.7 million was the result of the operating loss and higher management and royalty fees for the parent company.

FIRST SIX MONTHS OF 1995

 Liquidity and Financial Resources

  ASB Meditest's historical primary sources of cash are internally generated funds and the Company's parent, Olsten Corporation.

  For 1994 and the first six months of 1995, Olsten provided $10.9 million, and $8.1 million of the funds were used for one-time projects that have now been halted. Accordingly, management presently does not anticipate the need for any significant amounts of cash infusion from external sources.

  Net cash used in operating activities was $1.6 million during the first six months of 1995. The use of cash was the result of an operating loss of $883,000. The operating loss was the result of an increase of expenses related to the MIS conversion. The MIS conversion has been halted and SG&A expenses will decrease during the remainder of 1995.

  Cash used in investigating activities was $1.7 million during the first six months of 1995. Most of the investments were for the aforementioned MIS conversion.

  Cash provided by financing activities was $4.6 million during the first six months of 1995. All of the financing proceeds were advances from Olsten.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of American Service Bureau, Inc.:

  We have audited the accompanying balance sheets of American Service Bureau, Inc., (a wholly-owned subsidiary of Olsten Corporation) as of December 31, 1993 and 1994, and the related statements of operations and accumulated deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with general accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Service Bureau, Inc. as of December 31, 1993 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

  As discussed in Notes 2 and 7 to the financial statements, the Company changed its method of accounting for income tax and post retirement benefits in 1993.

                                          Coopers & Lybrand L.L.P.

Melville, New York
March 3, 1995

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of American Service Bureau, Inc.

  In our opinion, the accompanying statements of operations and accumulated deficit and of cash flows for the year ended December 31, 1992 present fairly, in all material respects, the results of operations and cash flows of American Service Bureau, Inc. (the "Company") for the year ended December 31, 1992, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. We have not audited the financial statements of American Service Bureau, Inc. for any period subsequent to December 31, 1992.

  The Company is a member of a group of affiliated companies and, as disclosed in the financial statements, has certain transactions and relationships with members of the group. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

PRICE WATERHOUSE LLP
BOSTON, MASSACHUSETTS

February 19, 1993, except as to Note 1,
which is as of December 30, 1994

                         AMERICAN SERVICE BUREAU, INC.

                                 BALANCE SHEETS

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1993         1994
                                                       -----------  -----------
                                                       (DOLLARS IN THOUSANDS)
ASSETS:
Cash.................................................  $     1,607  $       --
Accounts receivable, less allowance for doubtful
 accounts of $514 and $571, respectively.............       11,942       13,259
Prepaid and other assets.............................        1,283        1,879
Deferred tax asset (Note 6)..........................          704          720
                                                       -----------  -----------
    Total current assets.............................       15,536       15,858
Fixed assets, net (Note 3)...........................        1,908        7,654
Intangibles, principally goodwill, net of accumulated
 amortization of $3,040 and $3,658, respectively.....       20,071       19,733
                                                       -----------  -----------
    Total current assets.............................  $    37,515  $    43,245
                                                       ===========  ===========
LIABILITIES AND STOCKHOLDER'S EQUITY:
Accounts payable and accrued expenses (Note 4).......  $     4,886  $     6,402
                                                       -----------  -----------
    Total current liabilities........................        4,886        6,402
Other liabilities (Notes 5 and 6)....................        1,896          732
Payable to affiliated companies (Note 8).............       16,708       24,530
Commitments and contingencies (Note 9)
Stockholder's equity (Note 1):
  Common stock, $5 par value, 1,000 shares
   authorized, issued and outstanding................            5            5
Additional paid-in capital...........................       20,726       20,726
Accumulated deficit..................................       (6,706)      (9,150)
                                                       -----------  -----------
    Total stockholder's equity.......................       14,025       11,581
                                                       -----------  -----------
    Total liabilities and stockholder's equity.......  $    37,515  $    43,245
                                                       ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                         AMERICAN SERVICE BUREAU, INC.

                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                                       FOR THE YEARS ENDED
                                                          DECEMBER 31,
                                                     -------------------------
                                                      1992     1993     1994
                                                     -------  -------  -------
                                                     (DOLLARS IN THOUSANDS)
Net revenues from services.......................... $81,910  $85,163  $81,846
Operating costs and expenses:
  Direct cost of services...........................  46,653   47,199   46,028
  Selling, general and administrative expenses......  31,783   30,819   34,826
  Amortization and depreciation.....................   1,648    1,812    1,604
  Merger and integration............................     --     3,338      --
  Restructuring charge..............................     800      --       --
                                                     -------  -------  -------
                                                       1,026    1,995     (612)
Other (income) expenses:
  Interest expense (Note 8).........................   2,298    2,067       58
  Settlement of early retiree medical benefit
   obligation (Note 7)..............................                      (159)
  Management and royalty fees (Note 8)..............   2,330    2,098    2,868
                                                     -------  -------  -------
    Loss before income taxes........................  (3,602)  (2,170)  (3,379)
Income tax benefit (Note 6).........................     978      557      935
                                                     -------  -------  -------
  Net loss before cumulative effect of changes in
   accounting principles............................  (2,624)  (1,613)  (2,444)
Cumulative effect of changes in accounting
 principles:
  Early retiree medical benefits, net of tax of
   $62,000 (Note 7).................................     --       114      --
  Income taxes (Note 6).............................     --       138      --
                                                     -------  -------  -------
    Net loss........................................  (2,624)  (1,865)  (2,444)
Accumulated deficit, beginning of year..............  (2,217)  (4,841)  (6,706)
                                                     -------  -------  -------
Accumulated deficit, end of year.................... $(4,841) $(6,706) $(9,150)
                                                     =======  =======  =======

   The accompanying notes are an integral part of these financial statements.

                         AMERICAN SERVICE BUREAU, INC.

                            STATEMENTS OF CASH FLOWS

                                                       FOR THE YEARS ENDED
                                                          DECEMBER 31,
                                                     -------------------------
                                                      1992     1993     1994
                                                     -------  -------  -------
                                                     (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net loss.......................................... $(2,624) $(1,865) $(2,444)
  Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
    Deferred income taxes...........................     --      (704)     (16)
    Depreciation and amortization...................   1,648    1,544    1,604
    Asset write-downs...............................     --     3,292      --
    Provision for uncollectible accounts............     677      346      546
    Changes in assets and liabilities:
      Accounts receivable...........................  (1,491)     (81)  (1,863)
      Prepaid assets................................      82      238     (596)
      Receivable due from Parent....................     427      --       --
      Accounts payable and accrued expenses.........    (731)    (607)   1,740
      Payable to affiliates.........................   4,549    1,063      918
      Other liabilities.............................    (340)    (660)  (1,164)
                                                     -------  -------  -------
        Net cash provided by (used in) operating ac-
         tivities...................................   2,197    2,566   (1,275)
                                                     -------  -------  -------
Cash flows from investing activities:
  Investment in fixed assets........................  (1,833)    (839)  (6,532)
  Business acquisitions.............................    (281)    (730)    (704)
                                                     -------  -------  -------
        Net cash used in investing activities.......  (2,114)  (1,569)  (7,236)
                                                     -------  -------  -------
Cash flows from financing activities:
  (Repayment to) advances from the parent company...    (105)     595    6,904
                                                     -------  -------  -------
        Net cash (used in) provided by financing ac-
         tivities...................................    (105)     595    6,904
                                                     -------  -------  -------
Net (decrease) increase in cash.....................     (22)   1,592   (1,607)
Cash, beginning of period...........................      37       15    1,607
                                                     -------  -------  -------
Cash, end of period................................. $    15  $ 1,607  $   --
                                                     =======  =======  =======
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest............ $    20  $    13  $    13
  Cash paid during the year for income taxes........      38       17       38

   The accompanying notes are an integral part of these financial statements.

                         AMERICAN SERVICE BUREAU, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION:

  American Service Bureau, Inc., doing business as ASB Meditest ("ASB Meditest"), is a nationwide provider of paramedical examinations and investigative services to life and health insurance companies. In addition, through its Occupational Health Services division, ASB Meditest provides mobile drug and health screening services to government and industry.

  ASB Meditest was formed when Lifetime Corporation ("Lifetime") acquired all of the outstanding shares of American Service Bureau, Inc. ("ASB") on August 25, 1989 for approximately $24.6 million, and merged ASB's operations with Meditest ("Meditest"), a division of Kimberly Services, Inc., which was also a wholly-owned subsidiary of Lifetime.

  On July 30, 1993, following approval by the shareholders of both companies, Lifetime merged into Olsten Corporation ("Olsten").

  In connection with the aforementioned event, ASB Meditest recorded a merger and integration charge of $3.3 million consisting of asset writedowns of $3.0 million and severance of approximately $.3 million as allocated to it by Olsten. In 1992, ASB Meditest recorded a non-recurring charge of $800,000 related to restructuring its operations. The restructuring plan was part of a Lifetime consolidated restructuring plan. The $800,000 charge includes severance costs, marketing research and lease terminations.

  The statements include allocations of certain parent company charges which are material in amount. The aforementioned statements may not necessarily be indicative of the results of operations had ASB Meditest functioned as a stand-alone entity. (See Note 8.)

2. SUMMARY OF ACCOUNTING POLICIES:

 Cash Equivalents

  ASB Meditest considers all investments with original maturities of three months or less to be cash equivalents.

 Fixed Assets

  Computer software is stated at cost, less accumulated amortization. Amortization is provided using the straight-line method over an estimated useful life of seven years.

  Furniture, fixtures and leasehold improvements are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over estimated useful lives of five to seven years, or lease terms, if shorter.

  Maintenance and repairs are charged to expense as incurred; betterments are capitalized. Upon disposal, the cost and related accumulated depreciation are removed from the respective accounts and any resulting gain or loss is included in income.

 Goodwill

  Goodwill resulting from Lifetime's acquisition of ASB is being amortized over forty years on a straight-line basis. Goodwill resulting from the acquisition of several smaller paramedical businesses is being amortized on a straight-line basis over three to twenty years. The Company periodically evaluates the realizability of goodwill based upon projected undiscounted cash flows.

                         AMERICAN SERVICE BUREAU, INC.

 Income Taxes

  Effective January 1, 1993, ASB Meditest adopted the provisions of SFAS No. 109 which changed the method of computing deferred income taxes to a liability approach. Under the liability method, deferred income taxes are determined based on temporary differences between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect during the years in which the differences are expected to reverse and on available tax credits and carryforwards. Prior to January 1, 1993, ASB Meditest accounted for income taxes in accordance with Accounting Principal Board Opinion No. 11, "Accounting for Income Taxes" ("APB 11"). APB 11 required that deferred income taxes be provided for timing differences between financial and income tax reporting, which include different methods of amortization and the deductibility of certain expenses in different periods for financial reporting and income tax purposes.

  The provision for income taxes is calculated on a separate company basis in accordance with the tax sharing agreement between ASB Meditest and its parent company. The taxable income of ASB Meditest is included in the consolidated federal income tax returns of the parent company. The parent company allocates any benefit for net operating losses to ASB Meditest.

  During 1992, ASB Meditest settled all current and deferred federal income tax obligations to the parent company in accordance with the tax sharing agreement.

3. FIXED ASSETS:

  Fixed Assets include (in thousands):

                                                                   1993   1994
                                                                  ------ ------
   Furniture, fixtures and equipment............................. $3,221 $7,651
   Software......................................................    279  2,169
   Leasehold improvements........................................     78    289
                                                                  ------ ------
                                                                   3,578 10,109
   Less accumulated depreciation and amortization (including
    software amortization of $38,000 and $89,000, respectively)..  1,670  2,455
                                                                  ------ ------
                                                                  $1,908 $7,654
                                                                  ====== ======

4. ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

  Accounts payable and accrued expenses are comprised of (in thousands):

                                                                   1993   1994
                                                                  ------ ------
   Accounts payable.............................................. $1,874 $4,398
   Accrued compensation and related taxes........................  1,683  1,673
   Other accruals, including current portion of payables to
    special contractors
    (Note 5).....................................................  1,329    331
                                                                  ------ ------
                                                                  $4,886 $6,402
                                                                  ====== ======

5. OTHER LIABILITIES:

  Since 1986, ASB Meditest has acquired several small paramedical businesses (special contractors). The long-term liabilities related to these acquisitions total approximately $342,000 and $103,000 as of December 31, 1993 and 1994, respectively, and are classified within other liabilities.

                         AMERICAN SERVICE BUREAU, INC.

6. INCOME TAXES:

  As discussed in Note 2, ASB Meditest adopted SFAS 109 in 1993. SFAS 109 requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to the differences between financial statement carrying amounts of existing assets and liabilities and their respective tax basis. The adoption of SFAS 109 resulted in a reduction of goodwill of $260,000 with a corresponding adjustment to long-term deferred taxes and a cumulative effect charge of $138,000 at January 1, 1993. As permitted by SFAS 109, the prior years' financial statements were not restated.

  Income tax expense (benefit) is comprised of the following (in thousands):

                                                        1992    1993    1994
                                                       -------  -----  -------
   Current:
     Federal.......................................... $(1,314) $ 218  $(1,475)
     State............................................      34     40       40
                                                       -------  -----  -------
                                                        (1,280)   258   (1,435)
                                                       -------  -----  -------
   Deferred:
     Federal..........................................     302   (815)     500
     State............................................      --     --       --
                                                       -------  -----  -------
                                                           302   (815)     500
                                                       -------  -----  -------
   Income tax benefit before cumulative effect of
    accounting changes................................ $  (978) $(557) $  (935)
                                                       =======  =====  =======

  Significant components of deferred tax assets and liabilities are as follows (in thousands):

                                                                   1993  1994
                                                                   ----  -----
   Current deferred tax assets:
     Allowance for doubtful accounts.............................  $180  $ 200
     Self-insurance reserve......................................    90    140
     Deferred compensation.......................................    70    122
     Provisions deductible for tax purposes in different periods.   364    258
                                                                   ----  -----
                                                                    704    720
                                                                   ----  -----
   Long-term deferred tax liabilities (included in other
    liabilities):
     Provisions deductible for tax purposes in different periods    (63)    12
     Capitalized software........................................         (591)
                                                                   ----  -----
                                                                    (63)  (579)
                                                                   ----  -----
       Net deferred tax asset....................................  $641  $ 141
                                                                   ====  =====

  A reconciliation of income tax benefit to that computed using the Federal statutory rate is as follows (in thousands):

                                                        1992    1993    1994
                                                       -------  -----  -------
   Statutory Federal income tax benefit............... $(1,225) $(765) $(1,183)
   State income taxes, net of Federal benefit.........      22     26       26
   Goodwill amortization..............................     230    290      310
   Other..............................................      (5)  (108)     (88)
                                                       -------  -----  -------
                                                       $  (978) $(557) $  (935)
                                                       =======  =====  =======

                         AMERICAN SERVICE BUREAU, INC.

7. EMPLOYEE BENEFIT PLANS:

 Employee Savings and Protection Plan

  ASB Meditest provides a defined contribution plan, the Employee Savings and Protection Plan (the "Plan"), for all full-time salaried employees. Currently, subject to the limitations of the Internal Revenue Code, each eligible employee can contribute from 1% to 18% of compensation to the Plan. For the Plan years ended December 31, 1992 and 1993, eligible employees could contribute from 1% to 23% of compensation to the Plan. ASB Meditest matches 25% of the first 6% of an employee's annual compensation. In 1992, 1993 and 1994, ASB Meditest made contributions of $45,000, $66,000 and $63,000, respectively.

 Executive Voluntary Deferred Compensation Plan

   Effective January 1, 1992, ASB Meditest established a non-qualified defined contribution plan. Under the provisions of the Executive Voluntary Deferred Compensation Plan (the "Executive Plan"), officers of ASB Meditest are immediately eligible to contribute up to 23% of their annual salary. For the Plan years ended December 31, 1993 and 1992, officers were required to have one year of service prior to eligibility. ASB Meditest matches 25% of the first 6% of contributions. Benefits under the Executive Plan are to be paid from the general funds of ASB Meditest. Pension expense related to the Executive Plan totaled approximately $16,000, $17,000 and $53,000 in 1992, 1993 and 1994, respectively.

 Supplemental Retirement Benefits

  In connection with the retirement of two officers in 1979, ASB Meditest agreed to provide aggregate monthly payments of $1,175 for the remainder of the former officers' lives. The long-term portion of this liability amounted to approximately $63,000 and $49,000 at December 31, 1993 and 1994, respectively, and is classified within other liabilities.

 Postretirement Benefits

  Under ASB Meditest's employment policy, ASB Meditest provided certain medical benefits until the age of 65 to certain early retirees. Effective January 1, 1993, ASB Meditest adopted Statement of Financial Accounting Standards No. 106, "Employers Accounting For Postretirement Benefits Other Than Pensions." In applying this pronouncement, ASB Meditest immediately recognized an accumulated postretirement benefit obligation of approximately $114,000 on an after-tax basis. Also, effective February 1, 1993, ASB Meditest amended the policy to eliminate such benefits for future retirees. ASB Meditest's previous practice was to recognize these costs as benefits were paid.

  In November 1994, ASB Meditest elected to terminate the benefits, effective February 1995. Accordingly, ASB Meditest recognized a pre-tax settlement gain of approximately $159,000.

 Vacation Policy

  In 1992, ASB Meditest's vacation policy was changed to require that vacation be used within the calendar year in which it is earned. This change in policy decreased operating costs and expenses by approximately $300,000.

                         AMERICAN SERVICE BUREAU, INC.

8. RELATED PARTIES:

  The payable to affiliated companies comprises the following (in thousands):

                                                               1993     1994
                                                              -------  -------
   Working capital advances and accumulated charges from the
    parent company........................................... $15,466  $23,200
   Payable to Olsten Kimberly Quality Care, a subsidiary of
    the parent company.......................................     954      997
   Receivable from Quality Managed Care, a subsidiary of the
    parent company...........................................     (32)    (183)
   Payable to Olsten Service Corp., a subsidiary of the
    parent company...........................................     320      516
                                                              -------  -------
                                                              $16,708  $24,530
                                                              =======  =======

  ASB Meditest and its affiliates do not have formal agreements regarding the scheduled repayment of intercompany balances. However, it is the intention of ASB Meditest and its affiliates that the intercompany balances will not be settled in the near term. With the exception of the $21 million advance related to the acquisition of ASB, Lifetime and its affiliates did not assess any interest charges on ASB Meditest. Interest charges related to the $21 million advance were approximately $2.3 million and $2.0 million in 1992 and 1993, respectively. The aforementioned debt was prepaid by Olsten in the latter half of 1993.

  The parent company provides administrative and operational support to ASB Meditest for which a management fee is charged. Management fees totaled approximately $1.1 million in 1992, and $830,000 in 1993 and 1994.

  ASB Meditest uses various trademarks in its operations, including "ASB Meditest" and "Meditest" both of which are owned by Olsten Service Corp., a wholly-owned subsidiary of the parent company. Royalties related to the use of these trademarks were $1.2 million, $1.3 million, and $2 million in 1992, 1993 and 1994, respectively.

9. COMMITMENTS AND CONTINGENCIES:

  ASB Meditest has entered into various employment agreements with certain officers and key employees which expire at varying dates through 1997. ASB Meditest's obligations under these agreements are approximately $559,000 in 1995, $147,000 in 1996 and $80,000 in 1997.

  ASB Meditest leases its offices and certain equipment under noncancelable operating leases which expire through 2000. Most of the office leases provide for additional payments based on increased operating costs of the lessor and escalation clauses. Rent expense charged to operations relating to these leases for the years ended December 31, 1992, 1993 and 1994 was $2.5 million, $3.1 million and $3.3 million, respectively. Future minimum rental payments required under these operating leases are as follows:

                                                                  (IN THOUSANDS)
   Year Ended December 31,
     1995........................................................     $2,843
     1996........................................................      1,896
     1997........................................................        891
     1998........................................................        478
     1999........................................................        251
     Thereafter..................................................         20

  ASB Meditest is subject to lawsuits arising in the normal course of business. In the opinion of management, the outcome of these matters will not have a material adverse effect on the Company's financial position or results of operations.

                         AMERICAN SERVICE BUREAU, INC.

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

  At the time of the acquisition by Lifetime in 1989, ASB Meditest was a party to a lawsuit brought by the U.S. Government. One of ASB Meditest's subsidiaries, Bodimetric Health Services, Inc. (BHSI) (dormant at the time of the acquisition), previously provided home health services from 1980 through 1986 and sought reimbursement for those services from the Medicare program. The government alleged that the amount of reimbursement received by BHSI was in excess of the amount to which it was entitled. As the claim was known at the time of the acquisition a reserve of approximately $537,000 was provided for at the purchase date in 1989. In April 1993, the Government and ASB Meditest settled the lawsuit, the terms of which required ASB Meditest to pay $203,000 as full satisfaction of the U.S. Government's claim. This settlement and the $334,000 of income generated as a result of reversing the excess reserve, were recorded in 1993.

10. CONCENTRATION OF CREDIT RISK:

  ASB Meditest derives in excess of 89% of its revenues from providing paramedical and investigative services to health and life insurance companies. Although ASB Meditest is directly affected by the well-being of the life and health insurance industry, management does not believe significant credit risk exists at December 31, 1994.

                         AMERICAN SERVICE BUREAU, INC.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATION

RESULTS OF OPERATIONS

 1994 Compared to 1993

  Total revenues for 1994 declined to $81.8 million from $85.2 million for 1993. This 4.0% decrease results primarily from the examination business.

  Revenues for the exam business reached $72.8 million in 1994, a decrease of $5.4 million from 1993. The decrease in the exam business was attributable to the cancellation of two contractor agreements and a decrease in exams performed for Prudential Insurance Company. The two contractors were terminated due to quality issues and resulted in a decrease in revenue of $1.9 million. During 1994 the Prudential Insurance Company issued fewer life insurance policies resulting in a decrease of $1.9 million of exam business. This decrease in exam business was offset by an increase of $2.1 million in occupational health services, primarily attributable to market share gains in wellness programs and immunization clinics.

  ASB Meditest's cost of operations in 1994 decreased 2.5% to $46.0 million from $47.2 million for 1993. The increase of occupational health services as a percentage of total revenues, from 8% to 11% caused this less than proportional decrease in cost of operations. Additionally, pricing pressures in both the examination and occupational health areas explains the slightly higher percentage increase in cost of operations than in revenues.

  Selling, general and administrative (SG&A) expenses and depreciation and amortization increased to $36.4 million from $32.6 million in 1993. During 1994 ASB Meditest began a complete overhaul of its operating and computer system. The cost of implementing the new operating system was approximately $1.4 million. In addition, ASB Meditest began a conversion from its existing outdated service bureau to a state-of-the-art client service network. The cost of the MIS conversion was $1.2 million.

  ASB Meditest reported an operating loss for 1994 of $.6 million, as compared to an operating income of $2.0 million for 1993. The increase in SG&A with a decline in revenue resulted in this operating income decline. The net loss of $2.4 million in 1994, was up from a $1.9 million net loss for 1993. Most of the net loss increase from 1993 resulted from the revenue loss.

  Liquidity and Financial Resources

  ASB Meditest's historical primary sources of cash are internally generated funds and ASB Meditest's parent, Olsten Corporation.

  For 1994 and the first quarter of 1995, Olsten provided $9.6 million, and $7.9 million of the funds were used for one-time projects that have been completed. Accordingly, management presently does not anticipate the need for any significant amounts of cash infusion from external sources.

  Cash used in operating activities was $1.3 million during 1994. This use of cash was the net result of an operating loss and an increase in accounts receivable being offset by an increase in accounts payable and accrued expenses.

  The operating loss was the result of a decrease in revenue and an increase in SG&A expenses. These charges are discussed in the results of operations section of the management discussion and analysis. The company believes that the investments made in 1994 will increase revenue in 1995. In addition, upon completion of the MIS conversion, SG&E expenses will decrease.

  ASB Meditest's accounts receivable balance increased during 1994. Due to the receivable increase, ASB Meditest experienced a negative cash flow of $1.9 million. The receivables increase was due to the increase in occupational health services revenue and an increase in the days sales outstanding for the exam business. The occupational health services product line increased from 8% to 11% of the Company's total revenues in 1995. OHS revenue historically has a larger days sales outstanding and has some late fall seasonality.

  The exam business has had an increase in days sales outstanding. This is related to customers delaying the timing of their payments. None of the delays in payments are related to uncollectible receivables.

  Accounts payable and accrued expenses increased $1.7 million during 1994. The increase was attributable to 1994 hardware and software purchases which were paid in 1995.

  Cash used in investing activities was $7.2 million during 1994. During 1994, ASB Meditest began a complete conversion of their MIS capabilities and on January 1, 1995 launched a new breath alcohol product line. These two initiatives resulted in hardware and software purchases totaling $5.8 million.

  Cash provided by financing activities was $6.9 million during 1994. All of the financing proceeds were advances from Olsten.

 1993 Compared to 1992

  Total revenues for 1993 increased to $85.2 million from $81.9 million for 1992. This 4.0% increase results from both examination and occupational health segments.

  Examination service revenues reached $78.3 million in 1993, an increase of $1.7 million. The increase was throughout all examination product lines and in keeping with the growth of the exam market.

  Occupational health services produced revenues of $6.9 million, an increase of nearly 33% from $5.3 million in 1992. The increase was the result of market share gains in all product lines.

  ASB Meditest's cost of operations in 1993 increased 1.2% to $47.2 million from $46.7 million for 1992. During 1993 ASB Meditest focused on growing its higher margin services which resulted in a lower direct cost percentage.

  Selling, general and administrative (SG&A) expenses and depreciation and amortization decreased to $32.6 million from $33.4 million. The decrease was the result of strong cost controls implemented during 1993.

  ASB Meditest reported an operating income of $2.0 million as compared to $1.0 million for 1992. The increase in revenue and the decrease in SG&A was offset by merger and integration costs related to the acquisition of ASB Meditest's parent company by Olsten Corporation.

  Liquidity and Financial Resources

  ASB Meditest's historical primary sources of cash are internally generated funds and its parents, Olsten Corporation and Lifetime Corporation. The 1993 net loss was the result of a non-cash write down of certain assets as a result of the merger of Lifetime and Olsten. Therefore, the operating activities increased the cash flow of ASB Meditest by $2.6 million.

                                                                       EXHIBIT A


                            AGREEMENT OF ACQUISITION

                                  BY AND AMONG

                               OLSTEN CORPORATION

                              HOOPER HOLMES, INC.

                                      AND

                        HOOPER HOLMES HEALTH CARE, INC.


                                  MAY 26, 1995

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 AGREEMENT OF ACQUISITION.................................................  A-1
 1.  PURCHASE AND SALE OF NHC BUSINESS AND NHC ASSETS....................   A-1
     1.01 NHC Assets Transferred.........................................   A-1
     1.02 Excluded NHC Assets............................................   A-2
     1.03 Specified Liabilities..........................................   A-2
     1.04 Licenses.......................................................   A-2
 2.  PURCHASE AND SALE OF ASB............................................   A-3
     2.01 ASB Shares Transferred.........................................   A-3
 3.  CONSIDERATION; ADJUSTMENTS TO CONSIDERATION; PAYMENT OF
      CONSIDERATION......................................................   A-3
     3.01 Consideration..................................................   A-3
     3.02 Prorations of Certain Expenses.................................   A-3
     3.03 Adjustments to Cash Price......................................   A-3
     3.04 Allocation of Purchase Price...................................   A-5
 4.  CLOSING.............................................................   A-5
     4.01 Time and Place.................................................   A-5
     4.02 Transfer of NHC Assets and ASB Shares..........................   A-5
     4.03 Employment and Contractor Arrangements.........................   A-5
     4.04 Sales Taxes on Transfer........................................   A-6
     4.05 Delivery of Instruments........................................   A-6
 5.  REPRESENTATIONS, WARRANTIES, AND COVENANTS OF HH AND HHHC...........   A-6
     5.01 Organization, Standing and Qualification.......................   A-6
     5.02 Authority......................................................   A-6
     5.03 Subsidiaries...................................................   A-6
     5.04 Title, Condition and Scope of NHC Assets; Receivables..........   A-6
     5.05 No Violation...................................................   A-7
     5.06 Governmental Consents..........................................   A-7
     5.07 Financial Statements...........................................   A-7
     5.08 Absence of Material Adverse Change.............................   A-8
     5.09 Litigation; Investigations.....................................   A-8
     5.10 Compliance.....................................................   A-9
     5.11 Environmental Compliance.......................................   A-9
     5.12 Certain Contracts and Property Rights..........................  A-10
     5.13 Licenses, Permits and Authorizations...........................  A-11
     5.14 Employee and Independent Contractors...........................  A-11
     5.15 Employee Benefit Plans.........................................  A-11
     5.16 Labor Matters..................................................  A-12
     5.17 Intangible Rights..............................................  A-12
     5.18 Real Estate and Improvements...................................  A-13
     5.19 Insurance, Unemployment and Worker's Compensation..............  A-13
     5.20 Taxes..........................................................  A-13
     5.21 Conflicts of Interests.........................................  A-13
     5.22 No Other Agreements............................................  A-14
     5.23 Relationships..................................................  A-14
     5.24 Medicare Participation/Accreditation...........................  A-14
     5.25 Certain Payments...............................................  A-14
     5.26 Purchase for Investment........................................  A-15
     5.27 No Misrepresentations..........................................  A-15

                                                                         PAGE
                                                                         ----
 6.  REPRESENTATIONS, WARRANTIES, AND COVENANTS OF OLSTEN.............   A-15
     6.01 Organization, Standing and Qualification....................   A-15
     6.02 Authority...................................................   A-15
     6.03 The ASB Shares; ASB Subsidiaries............................   A-15
     6.04 Title, Condition and Scope of ASB's Assets; Receivables.....   A-16
     6.05 No Violation................................................   A-16
     6.06 Governmental Consents.......................................   A-16
     6.07 Financial Statements........................................   A-16
     6.08 Absence of Material Adverse Change..........................   A-17
     6.09 Litigation; Investigations..................................   A-17
     6.10 Compliance..................................................   A-17
     6.11 Environmental Compliance....................................   A-18
     6.12 Certain Contracts and Property Rights.......................   A-18
     6.13 Licenses, Permits and Authorizations........................   A-19
     6.14 Employee and Independent Contractors........................   A-19
     6.15 Employee Benefit Plans......................................   A-19
     6.16 Labor Matters...............................................   A-19
     6.17 Intangible Rights...........................................   A-20
     6.18 Real Estate and Improvements................................   A-20
     6.19 Insurance, Unemployment and Worker's Compensation...........   A-20
     6.20 Taxes.......................................................   A-21
     6.21 Conflicts of Interests......................................   A-21
     6.22 No Other Agreements.........................................   A-21
     6.23 Relationships...............................................   A-21
     6.24 Certain Payments............................................   A-21
     6.25 No Misrepresentations.......................................   A-21
 7.  COVENANTS OF SELLER..............................................   A-21
     7.01 Conduct of Subject Business.................................   A-22
     7.02 Cooperation.................................................   A-22
     7.03 Certain Acts................................................   A-22
     7.04 Access and Information......................................   A-22
     7.05 Repair and Casualty.........................................   A-22
     7.06 Obligation to Maintain Insurance............................   A-23
     7.07 Employees...................................................   A-23
     7.08 HSR Act Filing..............................................   A-23
     7.09 Acquisition Proposals.......................................   A-24
     7.10 Transition Services.........................................   A-24
     7.11 Franchisees, Licensees, Joint Ventures and Other Third
           Parties....................................................   A-24
     7.12 Medicare Cost Reports.......................................   A-24
     7.13 HH Proxy Statement and Shareholders Meeting.................   A-24
     7.14 Pre-Closing Financial Statements............................   A-24
     7.15 Amendments to Schedules.....................................   A-25
     7.16 HH Stockholder Rights Plan..................................   A-25
     7.17 Investigations..............................................   A-25
     7.18 Certain Tax Returns of ASB..................................   A-26
     7.19 Certain ASB Employment Matters..............................   A-26
     7.20 ASB Intercompany Obligations................................   A-27
     7.21 Certain Assets and Liabilities..............................   A-27
 8.  COVENANTS OF BUYER...............................................   A-27
     8.01 Cooperation.................................................   A-27

                                                                            PAGE
                                                                            ----
     8.02 Certain Acts....................................................  A-27
     8.03 HSR Act Filing..................................................  A-27
 9.  CONDITIONS TO OBLIGATIONS............................................  A-27
     9.01 Representations and Warranties True; Conditions Satisfied.......  A-27
     9.02 Litigation......................................................  A-28
     9.03 Permits and Licenses............................................  A-28
     9.04 No Material Adverse Changes.....................................  A-28
     9.05 Expiration of HSR Act Waiting Period............................  A-28
     9.06 Liens...........................................................  A-28
     9.07 Stockholder Approval............................................  A-28
 10. [INTENTIONALLY LEFT BLANK]...........................................  A-28
 11. COVENANTS NOT TO COMPETE AND NOT TO DISPARAGE........................  A-28
     11.01 Terms of Covenants.............................................  A-28
     11.02 Consideration..................................................  A-29
     11.03 Remedies; Curtailment..........................................  A-29
     11.04 Limited License to Use Tradename, Service Marks and Logos......  A-29
 12. INDEMNIFICATION......................................................  A-29
     12.01 Olsten's Right to Indemnification..............................  A-29
     12.02 HH's Right to Indemnification..................................  A-30
     12.03 Notice.........................................................  A-30
     12.04 Third-Party Claims.............................................  A-31
 13. TERMINATION..........................................................  A-31
     13.01 Events of Termination..........................................  A-31
     13.02 Limitation on Right to Terminate...............................  A-32
     13.03 Rights Upon Termination........................................  A-32
 14. MISCELLANEOUS........................................................  A-32
     14.01 Notices........................................................  A-32
     14.02 [Intentionally Omitted]........................................  A-33
     14.03 Survival.......................................................  A-33
     14.04 Further Assurances.............................................  A-33
     14.05 Publicity......................................................  A-33
     14.06 Fees and Expenses..............................................  A-33
     14.07 Brokers........................................................  A-34
     14.08 Counterparts...................................................  A-34
     14.09 Agreement Binding; Assignment; No Third Party Beneficiaries....  A-34
     14.10 Entire Agreement...............................................  A-34
     14.11 Schedules......................................................  A-34
     14.12 Governing Law..................................................  A-35
     14.13 Severability...................................................  A-35
     14.14 Definition of Knowledge........................................  A-35
     14.15 Arbitration....................................................  A-35
     14.16 Continuing Obligations of Olsten and Hooper....................  A-35

                           AGREEMENT OF ACQUISITION

  AGREEMENT OF ACQUISITION (this "Agreement") made and entered into as of the
                                  ---------
26th day of May, 1995, by and among OLSTEN CORPORATION, a Delaware corporation ("Olsten"), HOOPER HOLMES, INC., a New York corporation ("HH") and HOOPER
  ------                                                  --
HOLMES HEALTH CARE, INC., a New Jersey corporation ("HHHC" and together with
                                                     ----
HH, "Hooper").
     ------
                                  WITNESSETH:

  WHEREAS, HH, through its Nurses House Call Division ("NHC") and through HHHC, its wholly owned subsidiary, is engaged in providing (a) comprehensive home health care services, including, without limitation, skilled and unskilled home health care services, pharmaceutical and ancillary services and products; (b) private duty nursing services in institutional settings; and (c) supplemental staffing services to or on behalf of health care facilities, providers and payors; and operates certain pharmacy operations (all of the foregoing, whether conducted by HH or HHHC, collectively, the "NHC Business");
                                                               ------------
  WHEREAS, HH and HHHC each desire to sell, transfer and assign to Olsten and Olsten desires to purchase from HH and HHHC substantially all of HH's and HHHC's respective assets and properties principally relating to the NHC Business as a going concern, and Olsten is willing to assume the Specified Liabilities (as defined in Section 1.03 hereof), for the consideration and upon the terms and conditions hereinafter set forth;

  WHEREAS, Olsten owns all of the issued and outstanding capital stock ("ASB
                                                                         ---
Shares") of American Service Bureau, Inc. ("ASB"), an Illinois corporation
------                                      ---
engaged in the business of providing paramedical examinations and related services to the life and health insurance industries; and

  WHEREAS, Olsten desires to sell, transfer and assign to HH and HH desires to purchase from Olsten, the ASB Shares, upon the terms and conditions hereinafter set forth;

  NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:

1. PURCHASE AND SALE OF NHC BUSINESS AND NHC ASSETS.

  1.01 NHC Assets Transferred. Subject to the terms and conditions of this Agreement, HH and HHHC each agree to sell, convey, transfer, assign, and deliver to Olsten, and Olsten agrees to purchase or acquire from HH or HHHC, as the case may be, at the Effective Time (as such term is defined in Section
4.01 hereof), the properties, assets, and rights of every nature, kind, and description, tangible and intangible (including goodwill), whether real, personal, or mixed, whether accrued, contingent, or otherwise and whether now existing or hereinafter acquired prior to the Closing (other than the Excluded NHC Assets, as defined below) (x) principally relating to or (y) used or held for use by HH, HHHC or any of their Affiliates in connection with and reasonably necessary for the operation of the NHC Business, as the same may exist on the Closing Date (collectively, the "NHC Assets"), including, without
                                              ----------
limitation, all those items in the following categories that conform to the definition of "NHC Assets":

    (a) all improvements, fixtures, furniture, equipment, software, vehicles, materials, office and other usable supplies, and similar operating property at the NHC Branches (as defined below); and selected assets in the HH home office as set forth on Schedule 1.01(a) hereof;
                         ----------------
    (b) except for those referred to on Schedule 1.03(b) hereto, all rights of Hooper under all contracts, arrangements, and agreements, including, without limitation, those set forth on Schedule 5.12 hereof;
                                         -------------
    (c) goodwill, fictitious names, and non-competition covenants running in favor of Hooper, including, without limitation, those set forth on Schedule
                                                                     --------
  1.01(c) hereof;
  -------
    (d) sales data, client lists and records, referral lists and records, advertising matter, price lists, correspondence, mailing lists, distribution lists, sales and promotional materials and records, personnel records, and all of the medical and administrative libraries, documents, catalogs, files, books and records of Hooper;

    (e) all leases and leasehold rights, including all security deposits and prepaid rents thereunder, and all easements and uses which benefit such property, all as set forth on Schedule 5.12(b) hereof (the premises covered
                                ----------------
  by such leases are sometimes hereinafter referred to as an "NHC Branch" or
                                                              ----------
  collectively as the "NHC Branches");
                       ------------
    (f) to the extent their transfer is permitted by law and is requested by Olsten prior to the Closing Date, any or all Medicare, Medicaid, and other provider numbers (including, without limitation, any and all waivers of any requirements pertaining to such provider numbers) (collectively, "Provider
                                                                    --------
  Numbers") and, to the extent their transfer is permitted by law, all
  -------
  certificates of need and other governmental licenses, permits, authorizations, approvals, license applications, and certifications necessary to operate and conduct the NHC Business (including, without limitation, any and all waivers of any requirements pertaining to such certificates of need, licenses, permits, authorizations, and certificates);

    (g) Hooper's telephone numbers utilized in the NHC Branches;

    (h) inventory consisting of pharmaceutical, pharmacy supplies and medical equipment and supplies to patients, wherever located;

    (i) trademarks, servicemarks, trade names, brand names, logos, copyrights, inventions and trade secrets, and interest thereunder and applications therefor, including those described on Schedule 1.01(i);
                                                      ----------------
    (j) notes and accounts receivable, prepaid insurance and other prepaid expenses; and

    (k) original medical records for current patients on the Closing Date.

  The NHC Assets shall be conveyed free and clear of all liabilities, liens, and encumbrances, excepting only "Specified Liabilities" (as defined in Section 1.03).

  As used in this Agreement, the term "Affiliate" means, as to the respective
                                       ---------
entity, any person or entity that directly or indirectly controls, is controlled by, or is under common control with, the entity in question; and the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity whether through ownership of voting securities, by contract or otherwise. The term "Affiliate" shall not include employees of any entity, other than supervisory, managerial and executive employees of such entity.

  1.02 Excluded NHC Assets. Schedule 1.02(a) contains a list of those assets
                            ----------------
which are included within the definition of NHC Assets, but which HH or HHHC will retain and not transfer and which Olsten will not purchase or acquire (the "Excluded NHC Assets").
      -------------------
  1.03 Specified Liabilities. In connection with the purchase and sale of the NHC Assets, Olsten shall assume only those liabilities and obligations of HH or HHHC set forth in subsection (a) on Schedule 1.03 hereto (the "Specified
                                       -------------
Liabilities") and no other debts, liabilities, or obligations of HH or HHHC
-----------
whatsoever. Except for the Specified Liabilities, HH and HHHC shall pay all of their respective debts, obligations, and liabilities which are in any way related to the NHC Assets or the NHC Business on or before the respective due dates thereof. After the Closing Date, Olsten shall pay the Specified Liabilities on or before the respective due dates thereof.

  1.04 Licenses. At Olsten's option, in addition to the above-referenced NHC Assets, at the Closing, HH, HHHC and Olsten will enter into an agreement (the "License Pending Management Services Agreements") pursuant to which, to the extent necessary to comply with applicable laws and regulations, Olsten shall receive that benefit of, and shall indemnify HH and HHHC as appropriate in connection with, any operations with respect to which, as of the Closing Date, Olsten shall not have received any required governmental approvals or licenses necessary for Olsten to operate any part of the NHC Business. Such agreement shall remain in effect until the earlier of (x) the first anniversary of the Closing Date or (y) such time as Olsten has obtained such approvals and licenses. The License Pending Management Services Agreement shall be in such form and have such terms as Olsten, HH and HHHC shall agree upon in good faith.

2. PURCHASE AND SALE OF ASB

  2.01 ASB Shares Transferred. Subject to the terms and conditions of this Agreement, Olsten agrees to sell, convey, transfer, assign and deliver to HH, and HH agrees to purchase and acquire from Olsten, at the Effective Time, the ASB Shares.

3. CONSIDERATION; ADJUSTMENTS TO CONSIDERATION; PAYMENT OF CONSIDERATION.

  3.01 Consideration. In full consideration (the "Consideration") of the
                                                  -------------
purchase of the NHC Assets, Olsten shall, at the Closing:

    (a) deliver to HH, on behalf of both HH and HHHC to be allocated between them as they determine (subject to Section 3.4 hereof), an aggregate amount of Thirty-Four Million Five Hundred Thousand Dollars ($34,500,000) ("Cash
                                                                       ----
  Purchase Price"), adjusted by the Closing Date Adjustment (as defined in
  --------------
  Section 3.03(a) below); provided, however, that Fifteen Million Dollars ($15,000,000) of the Cash Purchase Price will be deposited into an escrow account established by the parties hereto pursuant to the terms of the Escrow Agreement (as defined in Section 4.05(c) hereto); and

    (b) deliver to HH (i) certificates representing the ASB Shares duly endorsed or accompanied by stock powers duly endorsed in blank, and (ii) the minutes books and other corporate records of ASB.

  3.02 Prorations of Certain Expenses. Within 60 days after the Effective Time, Olsten and HH will prorate as of the Closing Date and determine the amount due to each for prepaid rent, utilities, taxes and similar items. Olsten or HH, as the case may be, shall immediately pay all sums due the other party for the total due for such prorations of expenses.

  3.03 Adjustments to Cash Purchase Price.

  (a) Closing Date Adjustment. At the Closing, the Cash Purchase Price shall be adjusted: (i)(x) upward by the amount by which the NHC Preliminary Net Asset Amount (as hereinafter defined) reflected on the most recent NHC Pre-Closing Balance Sheet (as defined in Section 7.14 hereof) available as of the Closing Date exceeds $75,125,000 or (y) downward by the amount by which the NHC Preliminary Net Asset Amount reflected on such NHC Pre-Closing Balance Sheet is less than $75,125,000; and (ii) upward by the amount by which the ASB Preliminary Net Asset Amount (as hereinafter defined) reflected on the most recent ASB Pre-Closing Balance Sheet (as defined in Section 7.14 hereof) available as of the Closing Date is less than $35,649,000 or (y) downward by the amount by which the ASB Preliminary Net Asset Amount reflected on such ASB Pre-Closing Balance Sheet is greater than $35,649,000. The net amount of the foregoing adjustments is referred to herein as the "Closing Date Adjustment."

  The "NHC Preliminary Net Asset Amount" shall be an amount equal to the net
       --------------------------------
assets of the NHC Business as of the date of the NHC Pre-Closing Balance Sheet used for the purpose of making such computation computed in the same manner as the NHC Net Asset Amount (as hereinafter defined) shall be computed in accordance with Section 3.03(c) below. The "ASB Preliminary Net Asset Amount"
                                            --------------------------------
shall be an amount equal to the net assets of ASB as of the date of the ASB Pre-Closing Balance Sheet used for the purpose of making such computation computed in the same manner as the ASB Net Asset Amount (as hereinafter defined) shall be computed in accordance with Section 3.03(c) below. At the Closing, HH and Olsten shall each execute and deliver a written acknowledgment of the amount of NHC Preliminary Net Asset Amount and the ASB Preliminary Net Asset Amount.

  (b) Closing Statements. As promptly as practicable after the Closing Date, but in any event not later than 60 days following Closing, (i) HH will deliver to Olsten a statement (the "NHC Closing Statement") setting forth the amount
                            ---------------------
of net assets of the NHC Business ("NHC Net Asset Amount") computed in
                                    --------------------
accordance with
subsection (c) of this Section; and (ii) Olsten will deliver to HH a statement (the "ASB Closing Statement") setting forth the amount of net assets of ASB ("ASB Net Asset Amount") computed in accordance with subsection (c) of this
  --------------------
Section.

  (c) Net Asset Amounts. The NHC Net Asset Amount and the ASB Net Asset Amount shall be the amounts for (i) the NHC Business and (ii) for ASB, respectively, equal to their respective (x) total assets (defined as accounts receivable net of allowance for doubtful accounts, plus other current assets, plus property, plant and equipment net of depreciation, plus intangibles net of amortization, plus other assets) minus (y) total current liabilities (defined as normal trade accounts payable, plus accrued compensation, plus accrued or withheld payroll and related taxes, plus other miscellaneous current liabilities incurred in the normal course of business), all as of the Closing Date, and (except as set forth in Schedule 3.03(c)) calculated in accordance with
                        ----------------
generally accepted accounting principles and prepared on a consistent basis with the November 30, 1994 NHC Unaudited Balance Sheets or the December 31, 1994 ASB Unaudited Balance Sheet, as the case may be.

  (d) Notice of Disagreements. If Olsten disagrees with HH's calculation of NHC Net Asset Amount or HH disagrees with Olsten's calculation of ASB Net Asset Amount (the "Disagreeing Party"), it may, within 20 days after delivery
                   -----------------
of the documents referred to in Section 3.03(b), deliver a notice to the other party disagreeing with such calculation and setting forth the Disagreeing Party's calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which the Disagreeing Party disagrees and the Disagreeing Party shall be deemed to have agreed with all other items and amounts contained in the respective Closing Statement and the calculation of NHC Net Asset Amount or ASB Net Asset Amount, as the case may be.

  (e) Settling Disagreements. If a notice of disagreement shall be duly delivered pursuant to Section 3.03(d), the parties shall, during the 15 days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of NHC Net Asset Amount or ASB Net Asset Amount, as the case may be, which amount shall not be less than the amount thereof shown in the calculation delivered pursuant to Section 3.03(b) nor more than the amount thereof shown in the calculation delivered pursuant to Section 3.03(d). If, during such period, the parties are unable to reach such agreement, they shall promptly thereafter cause Arthur Anderson & Co. or other independent accountants of nationally recognized standing reasonably satisfactory to both parties (who shall not have any material relationship with either party), promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the NHC Net Asset Amount or ASB Net Asset Amount, as the case may be. In making such calculation, such independent accountants shall consider only those items or amounts in the respective Closing Statement or the calculation of NHC Net Asset Amount or ASB Net Asset Amount, as the case may be, as to which the Disagreeing Party has disagreed. Such independent accountants shall deliver to HH and Olsten, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon the parties hereto. The cost of such review and report shall be borne equally by HH and Olsten.

  (f) Cooperation. The parties hereto agree that they will, and HH will cause ASB to, cooperate and assist in the preparation of, the respective Closing Statements and the calculation of the NHC Net Asset Amount and the ASB Net Asset Amount, as the case may be, and in the conduct of the reviews contemplated in this Section 3.03, including without limitation the making available to the extent necessary of books, records, work papers and personnel.

  (g) Payment. (i) Within ten days after determination of the NHC Net Asset Amount by notice pursuant to Section 3.03(b) without objection as provided in
Section 3.03(d), or by written agreement between HH and Olsten or action of the accountant as provided in Section 3.03(e), an adjusting payment or payments shall be made in accordance with this Section. If the NHC Net Asset Amount is less than the NHC Preliminary Net Asset Amount, then HH shall pay to Olsten in cash an amount equal to the amount by which the NHC Preliminary Net Asset Amount exceeds the NHC Net Asset Amount. If the NHC Net Asset Amount is more than the NHC Preliminary Net Asset Amount, then Olsten shall pay to HH in cash an amount equal to the amount by which the NHC Net Asset Amount exceeds the NHC Preliminary Net Asset Amount.

  (ii) Within ten days after determination of the ASB Net Asset Amount by notice pursuant to Section 3.03(b) without objection as provided in Section 3.03(d), or by written agreement between HH and Olsten or action of the accountant as provided in Section 3.03(e), an adjusting payment or payments shall be made in accordance with this Section. If the ASB Net Asset Amount is less than the ASB Preliminary Net Asset Amount, then Olsten shall pay to HH in cash an amount equal to the amount by which the ASB Preliminary Net Asset Amount exceeds the ASB Net Asset Amount. If the ASB Net Asset Amount is more than the ASB Preliminary Net Asset Amount, then HH shall pay to Olsten in cash an amount equal to the amount by which the ASB Net Asset Amount exceeds the ASB Preliminary Net Asset Amount.

  (iii) Notwithstanding the foregoing, in the event that the amounts, if any, payable pursuant to clauses (i) and (ii) above are determined at the same time, all amounts payable by Olsten pursuant to clauses (i) and (ii) above, if any, on the one hand, and all amounts payable by HH to Olsten pursuant to clauses (i) and (ii) above, if any, on the other hand, shall be netted against one another, and either HH or Olsten, as the case may be, shall make a single payment to the other party. If any such payment exceeds $10,000, interest shall be paid on the excess over $10,000 for the period from the date of the Closing to and until the date such payment is made, at the rate of one percent in excess of the prime rate of the Chase Manhattan Bank, N.A. in New York, New York.

  3.04 Allocation of Purchase Price. HH, HHHC and Olsten agree to allocate the consideration in a manner mutually agreed to by Olsten and HH following the Closing Date. HH, HHHC and Olsten will report such allocations to all taxing authorities that require any of them to report such allocations.

4. CLOSING.

  4.01 Time and Place. The closing of the transactions under this Agreement (the "Closing") shall take place at 10:00 a.m. local time on a date to be
      -------
specified by the parties, which shall be no later than the second business day after the latest to occur of the conditions set forth in Article 9 having been fulfilled or waived in accordance with this Agreement or on such other date agreed upon in writing by HH and Olsten (the "Closing Date") at the offices of
                                              ------------
Olsten or its counsel, as Olsten shall determine. Notwithstanding the Closing Date, the effective time for the transfer of NHC Assets and ASB Shares and the other transactions described herein shall be at 11:59 p.m. on the Closing Date (the "Effective Time").
      --------------
  4.02 Transfer of NHC Assets and ASB Shares. At the Closing, HH and HHHC shall deliver to Olsten the HH Documents (as such term is defined in Section 4.05(a) hereof), including, without limitation, the transfer documents with respect to the NHC Assets, and Olsten shall deliver to HH the Olsten Documents (as such term is defined in Section 4.05(b) hereof). At and after the Closing, and without further consideration, Hooper and Olsten shall execute and deliver to the other party such further instruments as such other party may reasonably request in order to more effectively transfer to such other party title to and possession of the NHC Assets or the ASB Shares, as the case may be, and all rights with respect thereto.

  4.03 Employment and Contractor Arrangements. Olsten shall offer employment to all NHC Branch level employees as well as all of the NHC Branch active assignment employees on such terms and conditions as Olsten, in its sole discretion, determines is reasonable. Olsten also shall be entitled to offer employment, as of the Closing Date, to any one or more of Hooper's other employees, agents, and contractors utilized in the NHC Business (other than the employees, agents or contractors of HH's Portamedic Division, clerical employees located in HH's corporate offices or other employees located at HH's corporate offices whose services are not reasonably necessary for the operation of the NHC Business as currently conducted), upon such terms and conditions as are acceptable to Olsten; provided, however, that Olsten shall:
(i) provide HH with written notice in the event Olsten offers employment to any such employee, agent or contractor as of the Closing Date; and (ii) not offer employment to any other employees, agents or contractors of HH for a period of 60 days following the Closing Date. Nothing contained in this
Section 4.03 shall in any way limit Olsten's rights or ability to deal with any such employee in any manner it may determine, including, without limitation, the right to terminate the employment of any such employee.

  4.04 Sales Taxes on Transfer. All sales and other transfer or excise taxes imposed in connection with the transfer of the NHC Assets or the ASB Shares shall be borne 50% by Olsten and 50% by HH and HHHC, as determined between them.

  4.05 Delivery of Instruments. Without limiting anything contained in Section
4.02 hereof:

    (a) At the Closing, HH or HHHC, as the case may be, shall execute and deliver to Olsten, or will cause to be delivered to Olsten, all of the agreements and instruments listed on Schedule 4.05(a) hereto (all such agreements and instruments, together with the Accounts Receivable Collection Agreement, dated as of the date hereof, among Olsten, HH and HHHC (the "Receivables Agreement"), and the Escrow Agreement (as defined
             ---------------------
  below), collectively, are referred to herein as the "HH Documents").
                                                       ------------
    (b) At the Closing, Olsten will execute and deliver to HH and HHHC, or will cause to be delivered to HH and HHHC, all of the agreements and instruments listed on Schedule 4.05(b) hereto (all such agreements and instruments, together with the Receivables Agreement and the Escrow Agreement, collectively, are referred to herein as the "Olsten Documents").
                                                          ----------------
    (c) At the Closing, each of Olsten and HH shall execute and deliver the Escrow Agreement in the form of Exhibit 4.05(c) hereto (the "Escrow
                                                               ------
  Agreement").
  ---------
  5. REPRESENTATIONS, WARRANTIES, AND COVENANTS OF HH AND HHHC. HH and HHHC hereby, jointly and severally, represent, warrant and covenant to Olsten as follows as of the date hereof and at the Effective Time:

  5.01 Organization, Standing and Qualification. HH and HHHC are corporations duly organized, validly existing, and in good standing under the laws of the State of New York and New Jersey, respectively. HH and HHHC each has full power and authority to own or lease its properties and to conduct its business as presently conducted. Except where such failure to do so would not have a material adverse effect on the NHC Assets or the NHC Business, HH and HHHC each is duly authorized, qualified, registered, and licensed to do business and is in good standing as a foreign corporation in each of the respective jurisdictions listed on Schedule 5.01 hereof, which are the only jurisdictions
                        -------------
where the nature of its activities conducted in connection with the NHC Business or the character of the properties owned, leased or operated by it in connection with the NHC Business require such qualification, licensing, or domestication.

  5.02 Authority. HH and HHHC have all requisite power and authority to execute and enter into this Agreement and all HH Documents and to perform its obligations hereunder and thereunder, subject to any consents from third parties required by law or by any contract of HH or HHHC or constituting part of the NHC Assets. Except for the requisite vote of the shareholders of HH described on Schedule 5.02, the execution, delivery, and performance by HH and
             -------------
HHHC of this Agreement and the other HH Documents to which either HH or HHHC is a party, have been duly authorized by all necessary action, corporate and otherwise, and this Agreement has been duly executed and delivered and is, and the other HH Documents to which either HH or HHHC is a party, shall be, when executed and delivered by HH or HHHC, as the case may be, the legal, valid and binding agreements of HH or HHHC, as the case may be, enforceable against HH or HHHC, as the case may be, in accordance with their respective terms, except for Limitations on Enforceability (as defined in Section 5.12 hereof).

  5.03 Subsidiaries. Except for the ownership by HH of the capital stock of HHHC, neither HH nor HHHC has any direct or indirect wholly or partially owned subsidiaries or owns any capital stock or other securities of, or any proprietary interest in, any corporation, partnership, joint venture or other business entity related to or through which any part of the NHC Business is operated.

  5.04 Title, Condition and Scope of NHC Assets; Receivables.

  (a) Hooper has good title to the NHC Assets, free and clear of all liabilities, obligations, liens, claims, encumbrances, and contingencies of any kind, except for (a) liens for taxes not yet due and payable; and (b) liens described on Schedule 5.04 ("NHC Permitted Liens").
                   -------------   -------------------

  (b) Hooper's offices, improvements, fixtures, furniture, and equipment and other personal property which constitute any of the NHC Assets are in condition and repair sufficient for the operation of the NHC Business. Hooper's pharmaceutical products and supplies and medical equipment and supplies which constitute any of the NHC Assets are in good condition and are fit for their intended purpose. The NHC Assets and the Excluded NHC Assets constitute all of Hooper's assets and properties of every kind and description utilized in any manner in connection with the NHC Business. Except as set forth in Schedule 5.04, the NHC Assets include all assets and personnel that
         -------------
HH, HHHC or any of their Affiliates owns and that Olsten needs to operate the NHC Business as a going concern.

  (c) All accounts receivable of the NHC Business, other than accounts receivable that were generated by the activities of the NHC Columbus Ohio office (the "Columbus Office"), have arisen in the ordinary course of business
             ---------------
and have been collected or are collectible in the aggregate recorded amounts thereof less (a) with respect to accounts receivable reflected in the HH Audited Balance Sheet and the NHC Unaudited Balance Sheets (as defined in
Section 5.07), the applicable reserves in respect thereof reflected in such balance sheets and (b) with respect to accounts receivable arising subsequent to the NHC Balance Sheet Date and outstanding as of the Closing Date, reserves not in excess of the amount reflected on the NHC Closing Statement.

  5.05 No Violation. Except as set forth on Schedule 5.05, Schedule 5.06 or
Schedule 5.12 hereto, neither the execution and delivery of this Agreement and the other HH Documents nor the consummation of the transactions contemplated hereby or thereby, including, without limitation, the transfer of the NHC Assets to Olsten and the purchase by HH of the ASB Shares (a) conflicts with, constitutes a breach of any term or provision of, constitutes a default under, or results in the creation of, any lien, security interest, charge, or encumbrance upon any of the NHC Assets pursuant to, or gives any third party the right to accelerate any obligation under, any charter provision, bylaw, agreement, indenture, deed of trust, instrument, order, law, or regulation to which HH or HHHC is a party or by which HH or HHHC, or any of the NHC Assets is in any way bound or affected, or (b) will (with the giving of notice or the lapse of time, or both), conflict with, constitute a breach of any term or provision of, constitute a default under, or result in the creation of, any lien, security interest, charge, or encumbrance upon any of the NHC Assets pursuant to, or give any third party the right to accelerate any obligation affecting any of the NHC Assets under, any charter provision, bylaw, agreement, indenture, deed of trust, instrument, order, law or regulation to which HH or HHHC is a party or by which HH, HHHC or any of the NHC Assets is in any way bound or affected. Without limiting the foregoing, prior to the execution and delivery of this Agreement and the Receivables Agreement by HH and HHHC, First Fidelity Bank, N.A. (the "Bank") provided HH and HHHC with all consents and waivers required under or pursuant to that certain Loan Agreement by and between the Bank and HH, dated November 3, 1993, as amended, for the execution and delivery by HH and HHHC of this Agreement and all of the HH Documents and the consummation by HH and HHHC of the transactions contemplated hereby and thereby.

  5.06 Governmental Consents. Except as set forth in Schedule 5.06 hereof, no
                                                     -------------
material consent, approval, order, or authorization of, notice to, or registration, qualification, or designation, declaration, or filing with, any governmental authority is required on the part of HH or HHHC in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

  5.07 Financial Statements.

  (a) Attached hereto as Schedule 5.07 is a copy of the consolidated financial
                         -------------
statements of HH and its subsidiaries audited by KPMG Peat Marwick LLP, certified public accountants, and unaudited financial statements of the NHC Business and the NHC Assets (collectively, the "financial statements"), each
                                                --------------------
of which when read together with the respective notes to the financial statements are (except as specified on Schedule 5.07 hereof) true, correct,
                                       --------------------
and complete and present accurately the financial condition and results of respective operations of HH, HHHC and the NHC Business as of the dates thereof and for the periods indicated. Except as specified on Schedule 5.07 hereof,
                                                      -------------
and except that the unaudited financial statements do not contain notes and do not reflect cash on hand or intercompany indebtedness, the financial statements have been prepared from the books and records of HH and HHHC in accordance with generally accepted accounting principles applied on a consistent basis for the periods stated and consist of:

  The consolidated balance sheet of HH and its subsidiaries (the "HH Audited
                                                                  ----------
Balance Sheet") as at December 31, 1994 and unaudited balance sheets of the
-------------
NHC Business and the NHC Assets (the "NHC Unaudited Balance Sheet") as at
                                      ---------------------------
November 30, 1994 (the "NHC Balance Sheet Date"); and
                        ----------------------
  Audited related statement of income for the twelve month period ended December 31, 1994 of HH, and unaudited related statements of revenue and certain expenses for the NHC Business for the eleven-month period ended November 30, 1994. Such financial statements do not contain any material items of special or nonrecurring income or any other income not earned in the ordinary course of business except as specified therein.

  (b) Except as specifically set forth in Schedule 5.07 hereof or any other
                                          -------------
Schedule to this Agreement, neither HHHC nor HH with respect to the NHC Business, has any debts, liabilities or obligations of any nature, whether accrued, absolute, contingent, due or to become due, known or unknown, and there is no basis for the assertion against HHHC or HH with respect to the NHC Business of any debt, liability or obligation, except:

    (i) to the extent set forth on or reserved against in the HH Audited Balance Sheet or the NHC Unaudited Balance Sheets; and

    (ii) normal and usual current liabilities incurred, and normal and usual obligations under agreements entered into in the ordinary course of business since the NHC Balance Sheet Date.

  5.08 Absence of Material Adverse Change. Since November 30, 1994 and except as disclosed in Schedule 5.08 hereof, there has not been: (a) any material
                -------------
adverse change in the financial condition, results of operations, business, prospects, assets, or liabilities (contingent or otherwise) of the NHC Business or with respect to the manner in which HH or HHHC, as the case may be, conducts the NHC Business or operations; (b) any increase in salary, wages, bonus, commission, or other compensation to any officers, employees, or agents of HHHC or of HH utilized in the NHC Business whom Olsten shall or has a right to offer employment to in accordance with Section 4.03 hereof, in each case, other than in the ordinary course of business consistent with past practice; (c) any pending or threatened labor dispute or other labor problem relating to any employees of HHHC or HH utilized in the NHC Business; (d) any default or termination (including, without limitation, any event that with the giving of notice or lapse of time, or both, would cause a default or termination), or threatened default or termination, under, or material amendment to, any material agreement, arrangement, contract, lease, license, permit, or certificate relating to the NHC Business or any of the NHC Assets;
(e) any material theft, damage, destruction, casualty, loss condemnation, or eminent domain proceeding affecting any of the NHC Assets, whether or not covered by insurance (for purposes of this subsection only, materiality is defined as a loss in excess of $10,000 in any one incident or $50,000 in the aggregate); (f) any sale, assignment, or transfer of a material portion of assets of the NHC Business except in the ordinary course of business and consistent with past practices; (g) any material waiver by HHHC or HH of any rights related to HHHC or HH in the conduct of business of the NHC Business or any of the NHC Assets; (h) any other transactions, agreements, contracts or commitments entered into by HHHC or HH affecting any of the NHC Assets, except in the ordinary course of business and consistent with past practices; (i) any agreement or understanding to do, or resulting in any of the foregoing; (j) any problems which may have a material adverse effect on the relationship between HHHC or HH and any of the employees, agents, contractors, vendors, suppliers, payors, intermediaries, or clients of the NHC Business, except in the ordinary course of business; or (k) except as disclosed on Schedule 5.09 hereto, any developments with respect to any Investigation or Proceeding which could reasonably be expected to (x) have a material adverse effect on the financial condition, results of operation, business, prospects, assets or liabilities (whether contingent or otherwise) of the NHC Business or (y) materially limit or restrict or materially and adversely impact on Olsten's operation and conduct of the NHC Business or the NHC Assets from and after the Effective Time.

  5.09 Litigation; Investigations. Except as set forth in Schedule 5.09 hereto
                                                          -------------
(which shall include the parties' names, case number, and court where pending), there are no pending, and (except for customer complaints arising in the ordinary course of the NHC Business consistent with past practice which, individually or in the aggregate, will not have a material adverse effect on the NHC Business) neither HHHC nor HH has any knowledge of any threatened, lawsuits, administrative proceedings, reviews, or investigations by any person or governmental or administrative authority or agency against or relating to HH, HHHC, the NHC Business or any of the NHC Assets or to which any of the NHC Assets is subject (any such administrative proceedings, reviews or investigations referred to herein, collectively as "Proceedings"), and neither HHHC nor HH has any knowledge of any facts or
 -----------
conditions that are reasonably likely to result in any Proceeding or any material adverse judgment or liability affecting the NHC Assets or the operations of the NHC Business. Except as set forth in Schedule 5.09 hereof,
                                                       -------------
neither HHHC nor HH is subject to any judgment, order, writ, injunction, or decree relating to HHHC or any of the NHC Assets or the business or operations of HHHC or the NHC Business. Except to the extent Excludable (as hereinafter defined), HH has delivered to Olsten true and correct copies of all documents received from or correspondence delivered to any governmental or administrative authority or agency and has delivered to Olsten or provided Olsten with access to true and correct copies of all other documents related to any administrative proceeding, review or investigation by any governmental or administrative authority or agency referred to on Schedule 5.09 (collectively, "Investigations"), including, without limitation, any and all investigative demands, subpoenas and correspondence related thereto. As used in this Agreement, "Excludable" shall mean that a document, correspondence, communication or information related to an Investigation is, in the good faith opinion of HH's outside legal counsel, subject to the attorney-client and/or work product privileges.

  5.10 Compliance. Except as disclosed on Schedule 5.10 hereunder, HHHC and HH
                                          -------------
has each performed all obligations to be performed by it under all material contracts, leases, and commitments which are included in or materially affect the NHC Assets and there is not, under any such contract, lease, or commitment, any existing material default or event of default, or event that, with notice or lapse of time, or both, would constitute a material default or event of default thereunder. HH's and HHHC's operation of the NHC Branches and the NHC Business is currently materially complying with and has at all times materially complied with, and the NHC Assets, their use, operation, and maintenance thereof, materially comply with and have at all times materially complied with, and neither the NHC Branches nor any of the NHC Assets nor the use, operation, or maintenance thereof, are, individually or in the aggregate, in material default under or in material violation of, or materially contravene, any applicable statute, law, ordinance, decree, order, rule or regulation of any federal, state or local, foreign or domestic governmental authority, including, without limitation, any applicable tax, health, fraud, false claims, environmental or employment statute, law, ordinance, decree, order, rule or regulation and there are no pending claims which have been filed against HH, HHHC or any of their Affiliates alleging a violation of any such statute, law, ordinance, decree, order, rule or regulation which related to the NHC Business in any material respect. Except as set forth on Schedule 5.10, no notice has been received by HH, HHHC or any of their Affiliates with respect to a violation or investigation of any possible violation of any such legal requirement.

  5.11 Environmental Compliance. None of the NHC Branches is, as a result of any actions, operations, or activities of HHHC or HH or any officer, Affiliate, agent, employee, or contractor of HHHC or HH on any federal or state "Superfund" list or, to the knowledge of HHHC or HH, has ever been the site of any activity that would violate any Environmental Laws. To the knowledge of HHHC and HH, none of the NHC Branches is, as a result of actions, operations, or activities of persons other than those described in the preceding sentence, on any federal or state "Superfund" list or has even been the site of any activity that would violate any Environmental Laws. Without limiting the generality of the preceding two sentences, each of the NHC Branches has at all times while leased or operated by HHHC or HH (and, to the knowledge of HHHC and HH has at all other times), been in compliance with all Environmental Laws governing or in any way relating to the generation, handling, manufacturing, treatment, storage, use, transportation, spillage, leakage, dumping, discharge or disposal (whether legal or illegal, accidental or intentional) (collectively referred to as "discharge") of any Hazardous
                                              ---------
Materials, as described below, except where the failure to comply with Environmental Laws would not have a material adverse effect on Olsten, the NHC Business or the NHC Assets. Neither HHHC, HH nor any of its Affiliates has permitted or has knowledge of the discharge of Hazardous Materials on or about the NHC Branches. No past or present activity of HH or HHHC has caused or is likely to cause the violation of any Environmental Law with respect to any of the NHC Branches, which is likely to have a materially adverse effect on Olsten, the NHC Business or the NHC Assets.

  For purposes of this Agreement, "Hazardous Materials" shall mean any
                                   -------------------
hazardous or toxic substances, materials, or wastes, including, without limitation, those substances, materials, and wastes listed in the U.S. Department of Transportation Hazardous Materials Table (49 C.F.R. (S) 172.101) or by the U.S. Environmental Protection Agency as "hazardous substances" (40 C.F.R. Part 302) and amendments thereto, designated or listed as a "hazardous substance" pursuant to the Clean Water Act, 33 U.S.C. (S) 1251 et seq. or pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (S) 9601 et seq., defined as a "hazardous waste" pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6901 et seq., or any material, waste, or substance which is regulated under federal, state or local law or regulation, including, those pertaining to: (i) petroleum; (ii) asbestos; (iii) polychlorinated biphenyls, or (iv) biohazardous waste (all of the above being collectively referred to as "Environmental Laws").
 ------------------
  5.12 Certain Contracts and Property Rights. Schedule 5.12 to this Agreement
                                              -------------
contains true, correct, and complete lists of the written (and an accurate and complete description of any oral) agreements, contracts, leases, instruments, arrangements, commitments, and property rights of the types listed in subsections (a) through (i) below (and all amendments, supplements, and modifications thereto) to which HHHC is a party or to which HH or any of its Affiliates is a party relating to the NHC Business or by which any of the NHC Assets is in any way bound or affected, except to the extent that such contracts do not principally relate to the NHC Business and are not reasonably necessary for the operation of the NHC Business as currently conducted. Prior to the Closing, HH shall make available to Olsten the originals, or correct and complete copies of executed documents which conform to the originals if the originals thereof are not available, of all agreements, contracts, leases, instruments, arrangements, commitments, and property rights referred to on
Schedule 5.12.

    (a) all agreements or arrangements for HH or HHHC to provide any service, product or supply to clients or customers which, during any one or more of the last three fiscal years, resulted in, or by their terms provide for, an annualized revenue of $50,000.00 or more; provided, however, that in the case of agreements with individuals for services to one natural person, the form of agreement used by HH or HHHC is attached hereto but the individual agreements are not required to be scheduled unless the terms of any such agreement contains material variations from the attached form (Schedule
                                                                 --------
  5.12(a));
  -------
    (b) all real estate leases (Schedule 5.12(b));
                                ----------------
    (c) all equipment leases by their terms involving aggregate annualized payments of $25,000 or more and having a remaining term of six months or more (the "NHC Equipment Leases") (Schedule 5.12(c));
             --------------------    ----------------
    (d) all agreements with any agent, licensee, franchisee or distributor of HH or HHHC which cannot be terminated upon 30 days notice without cause and without penalty to HH or HHHC (Schedule 5.12(d));
                                 ----------------
    (e) all loan and credit agreements, indentures, security agreements, guaranties, and liens, encumbrances, and pledges, conditional sale or title retention agreement, or equipment obligation, to which HHHC is a party or (except NHC Permitted Liens), relating to the NHC Business or the NHC Assets (Schedule 5.12(e));
          ----------------
    (f) all agreements or arrangements with respect to the purchase or receipt by HH or HHHC of any services, products, inventories or supplies which (1) during any one or more of the last three fiscal years involved, or by their terms involves, payments by HH or HHHC of $10,000 or more and have a remaining term of six months or more, or (2) payments to a referral source; or (3) data processing programs, software or source codes utilized in connection with the NHC Business or the NHC Assets other than commercially available, off-the-shelf software (Schedule 5.12(f));
                                                  ----------------
    (g) all agreements or arrangements relating to promotional activities of the NHC Business (Schedule 5.12(g));
                    ----------------
    (h) all partnership, joint venture, joint operating or similar agreements and any contracts or commitments providing for payments based in any manner on the revenues or profits of HHHC or the NHC Business or the NHC Assets (Schedule 5.12(h)); and
   ----------------

    (i) all other agreements or arrangements (other than those of the type described above) that (1) during any one or more of the last three fiscal years involved, or by their terms involve, payments or receipts of HH or HHHC of $10,000 or more and have a remaining term of six months or more, or
  (2) prohibition or restriction of competition or solicitation of clients, or (3) otherwise materially affects the condition (financial or other), assets, business or prospects of HHHC, the NHC Business or the NHC Assets (Schedule 5.12(i)).
   ----------------
All of such agreements, contracts, leases, instruments, arrangements, commitments, and property rights referred to in this Section above, or in any of the Schedules pursuant to this Agreement are, as to HH, valid, binding and in full force and effect and enforceable by HH in all material respects in accordance with their respective terms and conditions, except to the extent that the same may be limited by insolvency, bankruptcy, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally, or by general principles of equity (collectively called "Limitations on Enforceability"), and to the knowledge of HH, there is no
 -----------------------------
existing material default thereunder or breach thereof or condition which, with notice, the lapse of time, or both, might constitute such a material default by any party thereto. There has been no termination or threatened termination or notice of default under any material agreement, contract, lease, instrument, arrangement, commitment, or property right described in this Section 5.12. None of the rights of HH or HHHC thereunder will be impaired by the consummation of the transactions contemplated by this Agreement, and all of such rights will be enforceable by Olsten after the Closing without the consent or agreement of any other person or entity, except consents and agreements specifically listed in Schedules 5.06 or 5.12 hereto.
                                               ----------------------
  5.13 Licenses, Permits and Authorizations. HH and HHHC each holds the respective certificates of need, governmental licenses, provider numbers, permits, and authorizations described in Schedule 5.13 hereto. Such
                                         -------------
certificates of need, licenses, provider numbers, permits, and authorizations have not been suspended or revoked and there are no proceedings or actions pending or, to the knowledge of HH, threatened, to materially and adversely modify or restrict, or to revoke any of such licenses, permits, or authorizations. To the extent requested by Olsten and permitted by law, HH and HHHC shall each execute and deliver to Olsten assignment documents for all such certificates of need, governmental licenses, provider numbers, permits and authorizations.

  5.14 Employee and Independent Contractors. Schedule 5.14 hereto contains a
                                             -------------
true, correct and complete listing of all of the NHC Branch level employees, agents, and contractors and all other employees (other than assignment employees and employees located at HH's corporate headquarters) of the NHC Business as of the most recent date practicable, as well as a computerized listing of all assignment employees of the NHC Business who received a paycheck from HH and/or HHHC on the most recent date practicable. For the NHC Branch level employees and the other employees of the NHC Business (excluding all assignment employees and employees located at HH's corporate headquarters), Schedule 5.14 also includes their current positions, their
               -------------
dates of hire or contract by HH, and current salaries, as of the most recent date practicable. Schedule 5.14 also sets forth which of these employees are
                  -------------
enrolled in HH's health insurance plan and designates whether such employees are employees of HH, HHHC or both.

  5.15 Employee Benefit Plans. Schedule 5.15 lists each pension, retirement,
                               -------------
profit-sharing, deferred compensation, bonus, stock option or other incentive plan, or other employee benefit program arrangement, agreement, or understanding, or medical, dental, vision, or other health plan, or life insurance or disability plan, or any other employee benefit plan, whether written or oral, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Employee Benefit Plans"), to which HH or HHHC
                   -----     ----------------------
contributes or is a party or is bound or under which it may have liability and under which employees or former employees of HHHC or the NHC Business (or their beneficiaries) are eligible to participate or derive a benefit.

  HH and HHHC expressly warrant that Olsten shall not be subject to any liability resulting from the termination by HH or HHHC of any employee of HH or HHHC or termination of any profit-sharing, pension, stock option, severance, retirement, bonus, deferred compensation, group life and health insurance, or other Employee Benefit Plan, trust, agreement, or similar arrangement with respect to any of HH's or HHHC's employees, whether or not legally binding, and Olsten shall not be responsible for any liability whatsoever under any of HH's or HHHC's health plan, trust, agreement or arrangement, including, without limitation, any obligation to provide health continuation coverage (which continuation coverage shall be provided by HH or HHHC). Neither HH nor HHHC contributes to or has an obligation to contribute to any defined benefit plan within the meaning of
Section 3(35) of ERISA or any multiemployer plan within the meaning of Section 3(37) or 4001(3) of ERISA, on behalf of any of the employees of HH or HHHC. HH and HHHC each has been, and is now, in material compliance with all applicable laws and regulations with respect to such Employee Benefit Plans. With respect to any Employee Benefit Plans (whether or not terminated) maintained or contributed to by any entity under common control with HH or HHHC, determined under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended ("IRC"), no event has occurred and no condition exists, which could, on or after the Closing, subject HH, HHHC or Olsten or any of its Affiliates, directly or indirectly (through an indemnification agreement or otherwise), to any liability, including, without limitation, any liability under sections 412, 4971 or 4980B of the IRC or Title IV of ERISA.

  HH and HHHC expressly warrant that Olsten shall not be liable for any accrued vacation or sick leave benefits or pay with respect to any employees, officers, agents, or contractors of HH or HHHC. Within 15 days after the Closing Date, HH and HHHC shall pay their employees, officers, agents, or contractors who are terminated by HH in accordance with the terms of this Agreement for any earned and accrued but unpaid vacation benefits and sick leave benefits.

  5.16 Labor Matters. HHHC has, and as to the NHC Branch level employees and other employees of the NHC Business HH has, no collective bargaining, union, or similar labor agreements, or other arrangements with any employees or group of employees, labor union, or employee representatives. Neither HH nor HHHC has any knowledge of any organizing effort currently being made or threatened by or on behalf of any labor union or other group with respect to the above-referenced employees. There are no organized labor controversies, work stoppages or slowdowns pending or, to the knowledge of HH and HHHC, threatened against HHHC or with respect to the NHC Business. Except as set forth on
Schedule 5.16 hereof, there is no written or, to the knowledge of HH and HHHC,
-------------
oral contract with any of the NHC Branch level employees that cannot be terminated at will and without liability to HHHC or HH.

  As to NHC Business and the NHC Branch level employees, HH and HHHC each has substantially complied with all applicable laws and regulations relating to employment and labor.

  As to NHC Business employees, except as set forth in Schedule 5.09 hereto,
                                                       -------------
there are no pending or, to the knowledge of HH and HHHC, threatened, lawsuits, administrative proceedings, reviews, or investigations by any person or governmental authority against HH or HHHC with respect to any violation or alleged violation of any applicable federal, state or local laws, rules, or regulations: (a) prohibiting discrimination on any basis, including, without limitation, on the basis of race, color, religion, sex, disability, national origin, or age; or (b) relating to employment or labor, including, without limitation, those related to immigration, wages, hours, or collective bargaining; and neither HH nor HHHC has any knowledge of any facts or conditions concerning such types of matters that are reasonably likely to result in any material adverse judgment or liability affecting the NHC Assets or the NHC Business.

  5.17 Intangible Rights. The Licenses outlined in Section 1.04 hereof and the licenses, permits, and authorizations set forth in Schedule 5.13, and the
                                                   -------------
names, marks, rights and logos set forth in Schedule 1.01(i) constitute all of
                                            ----------------
the intangible rights utilized in or necessary for the conduct of the NHC Business, as currently conducted (collectively, the "NHC Intangible Rights").
                                                     ---------------------
All of the registrations and applications of the NHC Intangible Rights are in HH's name, and HH owns and it or its agents have the sole right to use the same in the geographic areas in which they are currently being used in respect of services with which they are currently being used, and none of such items, or the use thereof, infringes on the rights of any person or entity. To the knowledge of HH and HHHC, no individual or entity has any property rights or claims to have any property rights that infringe upon the NHC Intangible Rights.

  5.18 Real Estate and Improvements. HHHC does not own or purport to own and has never owned real property. Neither HH nor any of its Affiliates owns, purports to own or has ever owned real property used in the NHC Business (other than HH's corporate offices) and the NHC Assets do not include any owned real property. The location, construction, occupancy, operation, and use of any improvements attached to or placed, erected, constructed, or developed as a portion of the NHC Branches do not materially violate any applicable statute, law, ordinance, decree, order, rule, regulation, policy, or determination of any federal, state, local or other governmental authority of any board of fire underwriters (or other body exercising similar functions), or any restrictive covenant or deed restriction affecting any portion of such property, including, without limitation, any applicable zoning ordinances and building codes, flood disaster laws, and health and environmental laws, rules and regulations.

  HHHC and HH each has the right to quiet enjoyment of all real property leased in connection with the NHC Business for the full term of each respective lease and has all easements and rights of ingress and egress necessary for utilities and services and for all operations of the NHC Business.

  5.19 Insurance, Unemployment and Worker's Compensation.

  (a) HH maintains, and for the past five years has maintained, the listed insurance coverages exceeding the minimum limits set forth below with insurance companies HH believes to be financially sound:

            COVERAGES                                    MINIMUM LIMITS ($)
            ---------                                    ------------------
   Property, Fire & Casualty                             Value of Property
   Workmen's Compensation                                Statutory
   Errors and Omissions (including medical malpractice)  1,000,000
   General Liability                                     1,000,000
   Umbrella Liability                                    5,000,000

  (b) Schedule 5.19 contains a true, correct, and complete listing of all
      -------------
pending unemployment claims and worker's compensation claims relating to employees of the NHC Business as well as all unemployment claims filed by any employees of HHHC or HH or any of their Affiliates utilized in the NHC Business for the period since January 1, 1994, and worker's compensation claims filed by any such employees of or utilized in the NHC Business for calendar year 1993 and the disposition thereof, and HHHC's and HH's (with respect to the NHC Business) current unemployment and workers' compensation rates.

  5.20 Taxes. Within the times and in the manner prescribed by law, HHHC and HH, with respect to the NHC Assets and the NHC Business, have filed all federal, state and local tax returns required to have been filed by HHHC and HH, and HH and HHHC have paid all taxes, assessments, and penalties when due and payable. At the Effective Time, except for the NHC Permitted Liens and liens created by the transactions contemplated by this Agreement, there will be no valid federal, state, or local tax liens or liability (including, without limitation, liens for sales taxes or personal property taxes) which are not paid, against any of the NHC Assets nor will there be any overdue federal, state, or local taxes which in any way affect the NHC Assets or the NHC Business. As they relate to the NHC Assets and the NHC Business, HH shall pay, when due, all federal, state, and local taxes attributable to periods ending on and prior to the Effective Time and HHHC's and HH's operations on and prior to the Effective Time. HH and HHHC each has made all payments and withholdings of taxes and other sums as required by appropriate governmental authorities and has withheld and paid to the appropriate governmental authorities, or is holding for payment not yet due to such authorities, and will pay when due, all amounts required to be withheld from employees of HHHC or HH or any of their Affiliates in the NHC Business and is not liable for any arrearages of wages, taxes, penalties or other sums for failure to comply with any laws, rules, or regulations relating to the foregoing.

  5.21 Conflicts of Interests. Except as set forth on Schedule 5.21 hereof,
                                                      -------------
neither HH, HHHC, nor any of their Affiliates owns, directly or indirectly, an interest in any corporation (other than as a stockholder of 1% or less of a publicly traded company's securities), partnership, firm, association, or other entity that is a competitor, customer, supplier, or landlord of HHHC or HH with respect to the NHC Business or the NHC Assets or that otherwise has business dealings with HHHC or HH with respect to the NHC Business or the NHC Assets.

  5.22 No Other Agreements. Except in the ordinary course of business and consistent with past practices, neither HHHC nor HH has entered into any agreement, commitment, or understanding with any other person with respect to the sale, transfer, lease, or other disposition of all or any portion of the NHC Assets or the NHC Business. HH and HHHC have informed Olsten of the identities of all persons with whom HH or HHHC has negotiated or held discussions with respect to any Acquisition Proposal (as defined in Section
7.09 hereto) and the identities of all persons with whom HH or HHHC has entered into confidentiality agreements with respect thereto.

  5.23 Relationships. Except as set forth on Schedule 5.23 hereof, HH and HHHC
                                             -------------
each has good relationships with the NHC Business' vendors, suppliers, payors, intermediaries, clients, employees, contractors, and agents; provided, however, problems in the relationships with HH's or HHHC's vendors, suppliers, payors, intermediaries, clients, employees, contractors, and agents which individually or collectively do not or would not after the Closing have a materially adverse effect on the NHC Business are not required to be listed on
Schedule 5.23 hereof.

  5.24 Medicare Participation/Accreditation.

  (a) Schedule 5.24 describes the NHC Branches which are qualified for participation in the Medicare and/or Medicaid programs, have current and valid provider contracts with the Medicare and/or Medicaid programs, are in compliance with the conditions of participation in such programs in all material respects and have received all approvals or qualifications necessary for reimbursement. Except as provided in Schedule 5.24, the NHC Branches are
                                         -------------
duly accredited by the Joint Commission on Accreditation of Healthcare Organizations. The NHC Branches presently have the Medicare and Medicaid certified provider numbers described on Schedule 5.24 hereto (collectively,
                                        -------------
the "Provider Numbers").

  (b) HH has delivered to or shall deliver to Olsten as soon as it becomes available (with respect to 1994) complete and correct copies of Medicare cost reports of the NHC Business for fiscal years ended in 1993 and 1994 and each of such cost reports has been or shall be duly filed on a timely basis. Such cost reports are accurate and complete in all material respects and have been prepared in accordance with methodologies accepted and approved by the Medicare fiscal intermediary for the certified NHC Branches. Schedule 5.24
                                                             -------------
hereto indicates which of such cost reports have been audited and finally settled, the status of such cost reports which have not been audited and finally settled and a brief description of any proposed or pending audit adjustments, disallowances, appeals of disallowances and any and all other unresolved claims or disputes in respect of such cost reports. Except as provided in Schedule 5.24, and to the best knowledge of HH and HHHC, there are
            -------------
no facts or circumstances which may reasonably be expected to give rise to any disallowance under any such cost reports.

  5.25 Certain Payments. Neither HHHC, HH nor any of their Affiliates, nor anyone acting on behalf of any of them, is making or receiving any Sensitive Payments (as hereinafter defined) pertaining to the NHC Business or any of the NHC Assets, and no such person has maintained any unrecorded cash or noncash assets out of which any Sensitive Payments might be made. As used herein, Sensitive Payments means, whether or not unlawful, (i) payments to or from governmental officials or employees, (ii) commercial bribes or kick-backs (including, without limitation, any payment or consideration to any physician or other referral source), (iii) amounts paid with an understanding that rebates or refunds will be made in contravention of the laws of any applicable jurisdiction, either directly or through a third party, (iv) political contributions and (v) payments or commitments (whether made in the form of commissions, payments of fees for goods or services received, or otherwise) made with the understanding or under circumstances which would indicate that all or part thereof is to be paid by the recipient to government officials or employees or as a commercial bribe, influence payment or kick-back.

  5.26 Purchase for Investment. HH is purchasing the ASB Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Any such distribution which may occur after the Closing shall either be registered under the Securities Act of 1933, or pursuant to an available exemption.

  5.27 No Misrepresentations. The representations, warranties, and statements made by HH or HHHC in or pursuant to this Agreement and the Schedules hereto are true, complete, and correct in all material respects. None of such representations, warranties, or statements contains any untrue statements of a material fact or omits to state any material fact necessary to make any such representation, warranty, or statement, under the circumstances in which it was or will be made, not misleading.

  6. REPRESENTATIONS, WARRANTIES, AND COVENANTS OF OLSTEN. Olsten hereby represents, warrants and covenants to HH as follows as of the date hereof and at the Effective Time:

  6.01 Organization, Standing and Qualification. Olsten and ASB are corporations duly organized, validly existing, and in good standing under the laws of the States of Delaware and Illinois, respectively. Olsten and ASB each has full power and authority to own or lease its properties and to conduct its business as presently conducted. Except where such failure to do so would not have a material adverse effect on ASB's assets or business, ASB is duly authorized, qualified, registered, and licensed to do business and is in good standing as a foreign corporation in each of the jurisdictions listed on
Schedule 6.01 hereof, which are the only jurisdictions where the nature of its
-------------
activities or the character of the properties owned, leased or operated by it require such qualification, licensing, or domestication. ASB has delivered to HH true and complete copies of its Articles of Incorporation and Bylaws, as amended and in effect.

  6.02 Authority. Olsten has all requisite power and authority to execute and enter into this Agreement and all Olsten Documents and to perform its obligations hereunder and thereunder, subject to any consents from third parties required by law or by any contract of ASB or Olsten. The execution, delivery, and performance by Olsten of this Agreement and the other Olsten Documents have been duly authorized by all necessary action, corporate and otherwise, and this Agreement has been duly executed and delivered and is, and the other Olsten Documents shall be, when executed and delivered by Olsten, the legal, valid and binding agreements of Olsten, enforceable against Olsten in accordance with their respective terms, except for Limitations on Enforceability (as defined in Section 5.12 hereof).

  6.03 The ASB Shares; ASB Subsidiaries.

  (a) The authorized capital stock of ASB consists of 1000 shares of common stock, par value $5.00 per share, of which 1000 shares are issued and outstanding, all of which outstanding shares are owned beneficially and of record by Olsten, free and clear of all liens. All of the ASB Shares have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in Schedule 6.03, there are no outstanding options,
                       -------------
warrants, conversion, preemptive or other rights or other agreements of any kind (other than this Agreement) for the purchase or acquisition from, or the sale or issuance by, Olsten or ASB of any shares of capital stock of ASB.

  (b) (i) Schedule 6.03 lists all of the subsidiaries of ASB (each an "ASB
          -------------                                                ---
Subsidiary" and collectively the "ASB Subsidiaries") and shows for each: its
----------                        ----------------
name; the jurisdiction of its incorporation; its authorized and outstanding shares of capital stock of each class; the shareholders thereof; and the total number of shares owned by each shareholder. Except as otherwise set forth in
Schedule 6.03, (A) all of such outstanding shares of capital stock of each ASB
-------------
Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable, are owned by the shareholder or shareholders indicated in the
Schedule 6.03, and are owned free and clear of all liens, and (B) there are no
-------------
outstanding options, warrants, conversion, preemptive or other rights or other agreements of any kind (other than this Agreement) for the purchase or acquisition from, or the sale or issuance by ASB or Subsidiary of any shares of capital stock of any ASB Subsidiary.

  6.04 Title, Condition and Scope of ASB's Assets; Receivables.

  (a) ASB has good title to its assets, free and clear of all liabilities, obligations, liens, claims, encumbrances, and contingencies of any kind, except for (i) liens for taxes not yet due and payable; and (ii) liens described on Schedule 6.04 ("ASB Permitted Liens").
             -------------   -------------------
  (b) ASB's offices, improvements, fixtures, furniture, and equipment and other personal property are in condition and repair sufficient for the operation of its business. Except as set forth on Schedule 6.04, ASB's assets
                                                  -------------
include everything that ASB, Olsten or any of their Affiliates owns and that HH needs to operate ASB's business as a going concern.

  (c) All accounts receivable of ASB have arisen in the ordinary course of business and have been collected or are collectible in the aggregate recorded amounts thereof less (a) with respect to accounts receivable reflected in the ASB Audited Balance Sheet and the ASB Unaudited Balance Sheets (as defined in
Section 6.07), the applicable reserves in respect thereof reflected in such balance sheets and (b) with respect to accounts receivable arising subsequent to the ASB Balance Sheet Date and outstanding as of the Closing Date, reserves not in excess of the amount reflected on the ASB Closing Statement.

  6.05 No Violation. Except as set forth on Schedule 6.06 or Schedule 6.12 hereto, neither the execution and delivery of this Agreement and the other Olsten Documents nor the consummation of the transactions contemplated hereby or thereby, including, without limitation, the transfer of the ASB Shares to HH and the purchase by Olsten of the NHC Business and the NHC Assets (a) conflicts with, constitutes a breach of any term or provision of, constitutes a default under, or results in the creation of, any lien, security interest, charge, or encumbrance upon the ASB Shares pursuant to, or gives any third party the right to accelerate any obligation under, any charter provision, bylaw, agreement, indenture, deed of trust, instrument, order, law, or regulation to which Olsten or ASB is a party or by which Olsten or ASB is in any way bound or affected, or (b) will (with the giving of notice or the lapse of time, or both), conflict with, constitute a breach of any term or provision of, constitute a default under, or result in the creation of, any lien, security interest, charge, or encumbrance upon ASB's assets pursuant to, or give any third party the right to accelerate any obligation affecting ASB's assets under, any charter provision, bylaw, agreement, indenture, deed of trust, instrument, order, law or regulation to which Olsten or ASB is a party or by which Olsten or ASB or any of ASB's assets is in any way bound or affected.

  6.06 Governmental Consents. Except as set forth in Schedule 6.06 hereof, no
                                                     -------------
material consent, approval, order, or authorization of, notice to, or registration, qualification, or designation, declaration, or filing with, any governmental authority is required on the part of Olsten or ASB in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

  6.07 Financial Statements.

  (a) Attached hereto as Schedule 6.07 is a copy of the audited and unaudited
                         -------------
financial statements of ASB, each of which when read together with the respective notes to the financial statements are true, correct, and complete and present accurately the financial condition and results of operations of ASB as of the dates thereof and for the periods indicated. The financial statements have been prepared from the books and records of ASB in accordance with generally accepted accounting principles applied on a consistent basis for the periods stated and consist of:

  The audited Balance sheets of ASB (the "ASB Audited Balance Sheet") as
                                          -------------------------
  at December 31, 1994 and the unaudited balance sheets of ASB (the "ASB
                                                                     ---
  Unaudited Balance Sheet") as at January 1, 1995 (the "ASB Balance Sheet
  -----------------------                               -----------------
  Date"); and audited related statement of income for the twelve month
  ----
  period ended December 31, 1994, and unaudited related statements of revenue and certain expenses for the year ended January 1, 1995. Such financial statements do not contain any material items of special or nonrecurring income or any other income not earned in the ordinary course of business except as specified therein.

  (b) Except as specifically set forth in Schedule 6.07 hereof or any other
                                          -------------
schedule to this Agreement, neither ASB nor any of the ASB Subsidiaries has any debts, liabilities or obligations of any nature, whether accrued, absolute, contingent, due or to become due, known or unknown, and there is no basis for the assertion against ASB or any ASB Subsidiary of any debt, liability or obligation, except:

    (i) to the extent set forth on or reserved against in the ASB Audited Balance Sheets or the ASB Unaudited Balance Sheets; and

    (ii) normal and usual current liabilities incurred, and normal and usual obligations under agreements entered into, in the ordinary course of business since the ASB Balance Sheet Date.

  6.08 Absence of Material Adverse Change. Since December 31, 1994 and except as disclosed in Schedule 6.08 hereof, there has not been: (a) any material
                -------------
adverse change in the financial condition, results of operations, business, prospects, assets, or liabilities (contingent or otherwise) of ASB or with respect to the manner in which ASB conducts its business or operations; (b) any increase in salary, wages, bonus, commission, or other compensation to any of ASB's Branch level officers, employees, or agents in each case, other than in the ordinary course of business consistent with past practice; (c) any pending or threatened labor dispute or other labor problem relating to any employees of ASB; (d) any default or termination (including, without limitation, any event that with the giving of notice or lapse of time, or both, would cause a default or termination), or threatened default or termination, under or material amendment to, any material agreement, arrangement, contract, lease, license, permit, or certificate relating to ASB's business or assets; (e) any material theft, damage, destruction, casualty, loss condemnation, or eminent domain proceeding affecting any of the ASB's assets, whether or not covered by insurance (for purposes of this subsection only, materiality is defined as a loss in excess of $10,000 in any one incident or $50,000 in the aggregate); (f) any sale, assignment, or transfer of a material portion of ASB's assets except in the ordinary course of business and consistent with past practices; (g) any material waiver by ASB of any rights related to the conduct of ASB's business or any of its assets;
(h) any other transactions, agreements, contracts or commitments entered into by ASB affecting any of its assets, except in the ordinary course of business and consistent with past practices; (i) any agreement or understanding to do, or resulting in any of the foregoing; or (j) any problems which may have a material adverse effect on the relationship between ASB and any of its employees, agents, contractors, vendors, suppliers, payors, intermediaries, or clients, except in the ordinary course of business.

  6.09 Litigation; Investigations. Except as set forth in Schedule 6.09 hereto
                                                          -------------
(which shall include the parties' names, case number, and court where pending), there are no pending, and (except for customer complaints arising in the ordinary course of ASB's business consistent with past practice which, individually or in the aggregate, will not have a material adverse effect on ASB's business) Olsten has no knowledge of any threatened, lawsuits, administrative proceedings, reviews, or investigations by any person or governmental or administrative authority or agency against or relating to ASB or any of its assets or to which any of its assets is subject (any such administrative proceeding, review or investigation referred to herein, collectively, as "ASB Proceedings"), and Olsten has no knowledge of any facts or conditions that are reasonably likely to result in any ASB Proceeding or material adverse judgment or liability affecting ASB's assets or the operations. Except as set forth in Schedule 6.09 hereof, ASB is not subject to
                                   -------------
any judgment, order, writ, injunction, or decree relating to any of its assets, business or operations.

  6.10 Compliance. Except as disclosed on Schedule 6.10 hereunder, ASB has
                                          -------------
performed all obligations to be performed by it under all material contracts, leases, and commitments to which it is a party and there is not under any such contract, lease, or commitment, any existing material default or event of default, or event that, with notice or lapse of time, or both, would constitute a material default or event of default thereunder. ASB's operation of the ASB Branches and its business is currently materially complying with and has at all times materially complied with, and ASB's assets, their use, operation, and maintenance thereof, materially comply with and have at all times materially complied with, and neither the ASB Branches nor any of its assets nor the use, operation, or maintenance thereof, are, individually or in the aggregate, in material default under or in material violation of, or materially contravene, any applicable statute, law, ordinance, decree, order, rule or regulation of any federal, state, local, domestic or foreign, governmental authority, including, without limitation, any applicable tax, health, environmental or employment statute, law, ordinance, decree, order, rule or regulation and there are no pending claims which have been filed against ASB or any of its Affiliates alleging a violation of any such statute, law, ordinance, decree, order, rule or regulation which related to ASB in any material respect. Except as set forth on Schedule 6.10 no notice has been received by ASB, Olsten or any of their Affiliates, with respect to a violation or investigation of any possible violations of any such legal requirement.

  6.11 Environmental Compliance. None of the premises covered by the leases described on Schedule 6.12(b) (the "ASB Branches") is, as a result of any
             ----------------       ------------
actions, operations, or activities of ASB or any officer, Affiliate, agent, employee, or contractor of ASB, on any federal or state "Superfund" list or, to the knowledge of Olsten has ever been the site of any activity that would violate any Environmental Laws. To the knowledge of Olsten, none of the ASB Branches is, as a result of actions, operations, or activities of persons other than those described in the preceding sentence, on any federal or state "Superfund" list or has even been the site of any activity that would violate any Environmental Laws. Without limiting the generality of the preceding two sentences, each of the ASB Branches has at all times while leased or operated by ASB (and, to the knowledge of Olsten has at all other times), been in compliance with all Environmental Laws governing or in any way relating to the generation, handling, manufacturing, treatment, storage, use, transportation, spillage, leakage, dumping, discharge or disposal (whether legal or illegal, accidental or intentional) (collectively referred to as "discharge") of any Hazardous Materials, as described below, except where the failure to comply with Environmental Laws would not have a material adverse effect on HH or ASB. Neither ASB nor any of its Affiliates has permitted or has knowledge of the discharge of Hazardous Materials on or about the ASB Branches. No past or present activity of ASB has or is likely to cause the violation of any Environmental Law with respect to any of the ASB Branches, which is likely to have a materially adverse effect on HH or ASB.

  6.12 Certain Contracts and Property Rights. Schedule 6.12 to this Agreement
                                              -------------
contains true, correct, and complete lists of the written (and an accurate and complete description of any oral) agreements, contracts, leases, instruments, arrangements, commitments, and property rights of the types listed in subsections (a) through (i) below (and all amendments, supplements, and modifications thereto) to which ASB is a party or by which any of its assets is in any way bound or affected. Prior to the Closing, Olsten shall make available to HH the originals, or correct and complete copies of executed documents which conform to the originals if the originals thereof are not available, of all agreements, contracts, leases, instruments, arrangements, commitments, and property rights of ASB referred to on Schedule 6.12.

    (a) all agreements or arrangements for ASB to provide any service, product or supply to clients or customers which, during any one or more of the last three fiscal years, resulted in, or by their terms provide for, an annualized revenue of $50,000.00 or more; provided, however, that in the case of agreements with individuals for services to one natural person, the form of agreement used by ASB is attached hereto but the individual agreements are not required to be scheduled unless the terms of such agreements contain material variations from the attached form (Schedule
                                                                 --------
  6.12(a));
  -------
    (b) all real estate leases (Schedule 6.12(b));
                                ----------------
    (c) all equipment leases by their terms involving aggregate annualized payments of $25,000 or more and having a remaining term of six months or more (the "ASB Equipment Leases") (Schedule 6.12(c));
                 ----------------    ----------------
    (d) all agreements with any agent, franchisee or distributor of ASB which cannot be terminated upon 30 days notice without cause and without penalty to ASB (Schedule 6.12(d));
          ----------------
    (e) all loan and credit agreements, indentures, security agreements, guaranties, and liens, encumbrances, and pledges, conditional sale or title retention agreement, or equipment obligation (except ASB Permitted Liens), to which ASB is a party or relating to business or assets (Schedule
                                                             --------
  6.12(e));
  -------
    (f) all agreements or arrangements with respect to the purchase or receipt by ASB of any services, products, inventories or supplies which (i) during any one or more of the last three fiscal years involved, or by their terms involves, payments by ASB of $10,000 or more and have a remaining term of six months or more, or (ii) payments to a referral source; or (iii) data processing programs, software or source codes utilized by ASB in connection with its business or the assets other than commercially available off-the-shelf software (Schedule 6.12(f));
                                                 ----------------
    (g) all agreements or arrangements relating to promotional activities of ASB (Schedule 6.12(g));
       ----------------
    (h) all partnership, joint venture, joint operating or similar agreements and any contracts or commitments providing for payments based in any manner on the revenues or profits of ASB (Schedule 6.12(h)); and
                                     ----------------
    (i) all other agreements or arrangements (other than those of the type described above) that (1) during any one or more of the last three fiscal years involved, or by their terms involve, payments or receipts of ASB of $10,000 or more and have a remaining term of six months or more, or (2) prohibition or restriction of competition or solicitation of clients, or
  (3) otherwise materially affects the condition (financial or other), assets, business or prospects of ASB or its business or assets (Schedule
                                                                  --------
  6.12(i)).
  -------
All of such agreements, contracts, leases, instruments, arrangements, commitments, and property rights referred to in this Section above, or in any of the Schedules pursuant to this Agreement are, as to ASB, valid, binding and in full force and effect and enforceable by ASB in all material respects in accordance with their respective terms and conditions, except to the extent that the same may be limited by "Limitations on Enforceability", and to the knowledge of Olsten, there is no existing material default thereunder or breach thereof or condition which, with notice, the lapse of time, or both, might constitute such a material default by any party thereto. There has been no termination or threatened termination or notice of default under any material agreement, contract, lease, instrument, arrangement, commitment, or property right described in this Section 6.12. None of the rights of ASB thereunder will be impaired by the consummation of the transactions contemplated by this Agreement, and all of such rights will be enforceable by ASB after the Closing without the consent or agreement of any other person or entity, except consents and agreements specifically listed in Schedules 6.06
                                                              --------------
or 6.12 hereto.
-------
  6.13 Licenses, Permits and Authorizations. ASB holds the certificates of need, governmental licenses, provider numbers, permits, and authorizations described in Schedule 6.13 hereto. Such certificates of need, licenses,
             -------------
provider numbers, permits, and authorizations have not been suspended or revoked and there are no proceedings or actions pending or, to the knowledge of Olsten, threatened, to materially and adversely modify or restrict, or to revoke any of such licenses, permits, or authorizations.

  6.14 Employee and Independent Contractors. Schedule 6.14 hereto contains a
                                             -------------
true, correct and complete listing of all of the employees, agents, and contractors of ASB as of the most recent date practicable. Schedule 6.14 also includes their current positions, their dates of hire or contract by ASB, and current salaries, as of the most recent date practicable. Schedule 6.14 also sets forth which of these employees are enrolled in ASB's health insurance plan.

  6.15 Employee Benefit Plans. Schedule 6.15 lists each Employee Benefit Plan
                               -------------
to which ASB contributes or is a party or is bound or under which it may have liability and under which employees or former employees of ASB (or their beneficiaries) are eligible to participate or derive a benefit. ASB does not contribute to or have an obligation to contribute to any defined benefit plan within the meaning of Section 3(35) of ERISA or any multiemployer plan within the meaning of Section 3(37) or 4001(3) of ERISA, on behalf of any of the employees of ASB. ASB has been, and is now, in material compliance with all applicable laws and regulations with respect to such Employee Benefits Plans. With respect to any Employee Benefit Plan (whether or not terminated) maintained or contributed to by any entity under common control with ASB, determined under Section 414(b), (c), (m) or (o) of the IRC, no event has occurred and no conditions exists which could, on or after the Closing, subject HH, HHHC, ASB, Olsten or any of its Affiliates, directly or indirectly (through an indemnification agreement or otherwise) to any liability, including, without limitation, any liability under Sections 412, 4971 or 4980B of the IRC or Title IV of ERISA.

  6.16 Labor Matters. ASB has no collective bargaining, union, or similar labor agreements, or other arrangements with any employees or group of employees, labor union, or employee representatives. Olsten does not have any knowledge of any organizing effort currently being made or threatened by or on behalf of any labor union or other group with respect to the above-referenced employees. There are no organized labor controversies, work stoppages or slowdowns pending or, to the knowledge of Olsten, threatened against ASB. Except as set forth on
Schedule 6.16 hereof, there is no written or, to the knowledge of Olsten, oral
-------------
contract with any of ASB's employees that cannot be terminated at will and without liability to ASB.

  ASB has substantially complied with all applicable laws and regulations relating to employment and labor.

  As to ASB employees, except as set forth in Schedule 6.9 hereto, there are
                                              ------------
no pending or, to the knowledge of Olsten, threatened lawsuits, administrative proceedings, reviews, or investigations by any person or governmental authority against ASB with respect to any violation or alleged violation of any applicable federal, state or local laws, rules, or regulations: (a) prohibiting discrimination on any basis, including, without limitation, on the basis of race, color, religion, sex, disability, national origin, or age; or
(b) relating to employment or labor, including, without limitation, those related to immigration, wages, hours, or collective bargaining; and Olsten has no knowledge of any facts or conditions concerning such types of matters that are reasonably likely to result in any material adverse judgment or liability affecting ASB.

  6.17 Intangible Rights. The licenses, permits, and authorizations and the names, marks, rights and logos set forth in Schedule 6.17 constitute all of
                                            -------------
the intangible rights utilized in or necessary for the conduct of ASB business, as currently conducted (collectively, the "ASB Intangible Rights").
                                                     ---------------------
All of the registrations and applications of the ASB Intangible Rights are in ASB's name, and ASB owns or shall own at the Effective Time and it or its agents or shall at the Effective Time have the sole right to use the same in the geographic areas in which they are currently being used in respect of services with which they are currently being used, and none of such items, or the use thereof, infringes on the rights of any person or entity. To the knowledge of Olsten, no individual or entity has any property rights or claims to have any property rights that infringe upon the ASB Intangible Rights.

  6.18 Real Estate and Improvements. Neither ASB nor any of its Affiliates (to the extent used in ASB's business) owns, purports to own or has ever owned real property used in its business and its assets do not include any owned real property. The location, construction, occupancy, operation, and use of any improvements attached to or placed, erected, constructed, or developed as a portion of the ASB Branches do not materially violate any applicable statute, law, ordinance, decree, order, rule, regulation, policy, or determination of any federal, state, local or other governmental authority of any board of fire underwriters (or other body exercising similar functions), or any restrictive covenant or deed restriction affecting any portion of such property, including, without limitation, any applicable zoning ordinances and building codes, flood disaster laws, and health and environmental laws, rules and regulations.

  ASB has the right to quiet enjoyment of all real property leased in connection with its business for the full term of each respective lease and has all easements and rights of ingress and egress necessary for utilities and services and for all operations of its business.

  6.19 Insurance, Unemployment and Worker's Compensation.

  (a) ASB maintains, and for the past five years has maintained, the listed insurance coverages exceeding the minimum limits set forth below with insurance companies ASB believes to be financially sound:

            COVERAGES                                    MINIMUM LIMITS ($)
            ---------                                    ------------------
   Property, Fire & Casualty                             Value of Property
   Workmen's Compensation                                Statutory
   Errors and Omissions (including medical malpractice)          1,000,000
   General Liability                                             1,000,000
   Umbrella Liability                                           10,000,000

  (b) Schedule 6.19 contains a true, correct, and complete listing of all pending unemployment claims and worker's compensation claims relating to employees of ASB as well as all unemployment claims filed by any employees of ASB for the period since January 1, 1994, and worker's compensation claims filed by any such employees for calendar year 1993 and the disposition thereof, and ASB's current unemployment and worker's compensation rates.

  6.20 Taxes. Within the times and in the manner prescribed by law, ASB, has filed all federal, state and local tax returns required to have been filed by it, and ASB has paid all taxes, assessments, and penalties when due and payable. At the Effective Time, except for the ASB Permitted Liens and liens created by the transactions contemplated by this Agreement, there will be no valid federal, state, or local tax liens or liability (including, without limitation, liens for sales taxes or personal property taxes) which are not paid, against any of ASB's assets nor will there be any overdue federal, state, or local taxes which in any way affect ASB's assets or business. ASB shall pay, when due, all federal, state, and local taxes attributable to periods ending on and prior to the Effective Time. ASB has made all payments and withholdings of taxes and other sums as required by appropriate governmental authorities and has withheld and paid to the appropriate governmental authorities, or is holding for payment not yet due to such authorities, and will pay when due, all amounts required to be withheld from employees of ASB and is not liable for any arrearages of wages, taxes, penalties or other sums for failure to comply with any laws, rules, or regulations relating to the foregoing.

  6.21 Conflicts of Interests. Except as set forth on Schedule 6.21 hereof,
                                                      -------------
neither ASB nor any of its Affiliates owns, directly or indirectly, an interest in any corporation (other than as a stockholder of 1% or less of a publicly traded company's securities), partnership, firm, association, or other entity that is a competitor, customer, supplier, or landlord of ASB or that otherwise has business dealings with ASB.

  6.22 No Other Agreements. Except in the ordinary course of business and consistent with past practices, ASB has not entered into any agreement, commitment, or understanding with any other person with respect to the sale, transfer, lease, or other disposition of all or any portion of its assets or business.

  6.23 Relationships. Except as set forth on Schedule 6.23 hereof, ASB has
                                             -------------
good relationships with its vendors, suppliers, payors, intermediaries, clients, employees, contractors, and agents; provided, however, problems in the relationships with ASB's vendors, suppliers, payors, intermediaries, clients, employees, contractors, and agents which individually or collectively do not or would not after the Closing have a materially adverse effect on its business are not required to be listed on Schedule 6.23 hereof.
                                          -------------
  6.24 Certain Payments. Neither ASB nor anyone acting on behalf of ASB is making or receiving any Sensitive Payments, and no such person has maintained any unrecorded cash or noncash assets out of which any Sensitive Payments might be made.

  6.25 No Misrepresentations. The representations, warranties, and statements made by Olsten in or pursuant to this Agreement and the Exhibits and Schedules hereto are true, complete, and correct in all material respects. None of such representations, warranties, or statements contains any untrue statements of a material fact or omits to state any material fact necessary to make any such representation, warranty, or statement, under the circumstances in which it was or will be made, not misleading.

  7. COVENANTS OF SELLER. For the purposes of Articles 7, 8, 9, and 11 of this Agreement, "Subject Business" shall mean (a) the NHC Business and the NHC
            ----------------
Assets with respect to covenants of and actions to be taken by HH or HHHC, and
(b) ASB's business and assets with respect to covenants of and actions to be taken by Olsten; "Seller" shall mean (a) HH or HHHC, as applicable, with
                  ------
respect to the NHC Business and the NHC Assets and (b) Olsten with respect to ASB's business and assets; and "party," when referring to HH, shall include HHHC.

  Hooper and Olsten each individually covenants and agrees as to Sections 7.01 through 7.08 and Section 7.14 and 7.15, and Hooper covenants and agrees as to Sections 7.09 through 7.13, 7.16 and 7.17 as follows (all of which covenants and agreements shall be conditions to the other party's obligations hereunder):

  7.01 Conduct of Subject Business. From the date of execution of this Agreement to the Effective Time, Seller shall, unless Buyer agrees in writing, with respect to the Subject Business: (a) operate in the ordinary course and in accordance with its current methods of transacting business and shall use its best efforts to preserve the goodwill of the Subject Business and the goodwill of clients, suppliers, employees, agents, contractors, governmental authorities, intermediaries, and others having business dealings with the Subject Business, consistent with past practices and in the ordinary course of business; (b) not institute a new and material marketing campaign or materially change its collection practices regarding the Subject Business; (c) maintain its established advertising and promotion campaigns, and Seller shall not, other than pursuant to written agreements listed in the Schedules hereto and provided to the other party, engage in any transactions with Affiliates, except in the ordinary course of business and consistent with past practices;
(d) maintain all certificates of need, licenses, provider numbers, permits, certificates, qualifications, authorizations, and registrations that are required for Seller to carry on the Subject Business in accordance with
Section 7.01(a) above; (e) except for increases in the ordinary course of business consistent with past practices, not increase the salary, wages, bonus, commission, fees, or other compensation of any director, officer, employee, contractor, agent, or representative of the Subject Business (f) not make or commit to make any capital expenditures, capital additions, or capital improvements exceeding $25,000 without the prior written approval of the other party; (g) maintain books of account and records in the usual, regular and ordinary manner and consistent with past practices; and (h) maintain all insurance policies and surety bonds, letters of credit, guaranties and similar instruments and commitments now in place for the benefit of the Subject Business.

  7.02 Cooperation. Prior to the Effective Time, except for conduct exercised in good faith and in the ordinary course of business, Seller shall not take any action that would cause the conditions upon the obligations of the parties to effect the transactions contemplated hereby not to be fulfilled, including, without limitation, taking or causing to be taken any action that would cause the representations and warranties made by such party herein not to be true, correct and complete as of the Effective Time.

  7.03 Certain Acts. Prior to the Closing, Seller shall take all reasonable steps (including, without limitation, the payment of any reasonable fees and expenses related thereto) that are within its power to cause to be fulfilled the conditions precedent to the other party's obligations to consummate the transactions contemplated hereby that are dependent on the actions of Seller with respect to the Subject Business, including without limitation, obtaining the consents of any third party or governmental authority, necessary or desirable to consummate the transactions contemplated hereby.

  7.04 Access to Information. Except to the extent Excludable, prior to the Effective Time, Seller shall permit the authorized representatives of the other party to have reasonable access to Seller's officers, employees, contractors, agents, payors, intermediaries, assets, and properties, and all books, records, and documents of or relating to the Subject Business (including without limitation a review of those items referred to on the Schedules to the Agreement) on reasonable notice during normal business hours and shall make available for inspection or copying by the other party such information, financial records, and other documents with respect to the Subject Business as the other party shall reasonably request. Except to the extent Excludable, Seller shall permit the other party access to Seller's accountants, auditors, clients, and suppliers for consultation or verification of any information obtained by the other party and shall use its best efforts to cause such persons or entities to cooperate with the other party in such consultation and in verifying such information. In the exercise of its rights under this Section, the other party shall not unreasonably interfere with the operations of Seller, the conduct of Subject Business, or the relationship with Seller's or the Subject Business' customers or employees.

  7.05 Repair and Casualty. Prior to the Effective Time:

  (a) Consistent with past practices, Seller shall make all normal and customary repairs to its equipment, assets, and facilities that are utilized by the Subject Business.

  (b) If Seller shall become aware of any material loss, theft, casualty, or condemnation exceeding $25,000 which affects the Subject Business, Seller shall promptly advise the other party of such loss, theft, casualty, or condemnation, as the case may be.

  (c) If any of the assets of the Subject Business having a market value of $25,000 or more are lost or stolen or suffer any damage or destruction or are subject to a condemnation or eminent domain proceeding or order, Seller shall commence and thereafter diligently pursue the repair, replacement or reconstruction of such assets. If such repair, replacement or reconstruction is not completed prior to the Closing and the failure to complete same is material to Seller, the Subject Business, its assets, or the use, operation, or maintenance thereof, the other party may elect either to terminate this Agreement or to proceed with the Closing. If the other party elects to proceed with the Closing (or if the failure to complete such repair, replacement, or reconstruction is immaterial to Seller, the Subject Business or the use, operation, or maintenance thereof, or if any of the assets of the Subject Business having a market value of $25,000 or more or less are lost or stolen or suffer any damage or destruction or are subject to a condemnation or eminent domain proceeding or order after the Closing, but before the Effective
Time) Seller shall, at the Closing or as soon thereafter as is practicable, assign and transfer to the other party, without any additional consideration therefor: (1) all insurance proceeds to which Seller is entitled pursuant to any applicable contract, agreement, policy, or instrument relating to such lost, stolen, damaged, or destroyed assets, but excluding any proceeds for loss of business or business interruption; and (2) all condemnation proceeds to which the Seller is entitled with respect to such condemnation. Notwithstanding anything to the contrary in this Agreement, either (A) the Cash Purchase Price shall be (x) reduced by the amount, after subtracting all insurance and condemnation proceeds received by Olsten pursuant to clauses (1) and (2) above, necessary to pay for the repair, replacement, or restoration of any such NHC Assets (which NHC Assets shall be valued at full replacement cost), or (y) increased by the amount, after subtracting all insurance and condemnation proceeds received by HH pursuant to clauses (1) and (2) above, necessary to pay for the repair, replacement, or restoration of any of ASB's assets (which assets shall be valued at full replacement cost); or (B) Seller shall pay such amount to the other party at the Closing in immediately available United States funds.

  (d) Seller shall not compromise, adjust, or otherwise settle any property damage claim made that relates to any of the assets of the Subject Business and that exceeds $25,000 without the other party's prior written approval.

  (e) Seller shall consult with the other party regarding any condemnation or eminent domain proceedings affecting any of the assets of the Subject Business in excess of $25,000 and shall not settle, compromise or otherwise terminate same without the other party's prior written approval.

  7.06 Obligation to Maintain Insurance. Unless Seller's insurance is occurrence-based insurance, for five (5) years after the Effective Time, Seller shall maintain, at the sole expense of Seller, professional errors and omissions insurance or tail insurance, with such coverage of at least $1,000,000 per occurrence, for acts and omissions of Seller relating to the operation of the Subject Business on and prior to the Effective Time.

  7.07 Employees. Seller shall use reasonable efforts to cause the employees and agents of the Subject Business to make available their employment services to the other party. For one (1) year after the Effective Time, Seller shall not, and will not permit any of its Affiliates to hire, contract with, or employ any former employee of Seller that the other party or any of its Affiliates employs or offers employment to as of the Effective Time. For two
(2) years after the Effective Time, Seller shall not, and will not permit any of its Affiliates to, initiate contact for the purpose of soliciting for employment, any former employee of Seller that the other party employs or offers employment to as of the Effective Time. The provisions of this Section shall not apply in the event of responses to general advertisements.

  7.08 HSR Act Filing. Seller, in consultation and cooperation with the other party, will file as promptly as practicable after the date hereof, with the Federal Trade Commission and the United States Department of Justice, such filings and documents, with respect to the transactions under this Agreement, as are required to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"). The cost of all filing fees (which shall not include legal fees) for the HSR filings shall be borne equally by HH and Olsten.

  7.09 Acquisition Proposals. Hooper will not, nor will it authorize or permit any of its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives to (i) solicit or otherwise encourage any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or agree to or endorse any Acquisition Proposal or (ii) except to the extent permitted by the last sentence of this Section, engage in negotiations concerning, provide any nonpublic information to, or have any discussions with, any person relating to any Acquisition Proposal. HH will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. HH shall immediately notify Olsten of any negotiations, requests for nonpublic information or discussions with respect to an Acquisition Proposal and will keep Olsten fully informed of the status and details of any such Acquisition Proposal, indication or request. As used in this Agreement, "Acquisition Proposal" means any proposal or offer for a
                    --------------------
merger or other business combination involving HH or the NHC Business or any of HH's subsidiaries or any proposal or offer to acquire any equity interest in, or a material portion of the assets of HH, (including any capital stock of any of its subsidiaries) other than the transactions contemplated by this Agreement (a "Business Combination"). Notwithstanding any other provision of
              --------------------
this Agreement, nothing contained in this Agreement shall prohibit HH or its Board of Directors (i) from taking and disclosing to its stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act, or from making such other disclosures to its stockholders, as based upon advice of its outside counsel, may be required by law, (ii) from withdrawing, modifying or changing its recommendations to HH's stockholders with respect to the transactions contemplated by this Agreement or (iii) from taking, authorizing or permitting any action or actions in response to or in connection with any Acquisition Proposal, or any action contemplated by clause
(ii) of the first sentence of this Section, if, based upon the written opinion of its outside counsel, the failure to do so would violate its fiduciary duties to the holders of HH's common stock under applicable law.

  7.10 Transition Services. HH agrees to make available to Olsten, at charges equal to HH's cost, such services as may be reasonably required by Olsten for the conduct of the NHC Business after the Closing and for purposes of assisting Olsten in the transition of ownership of the NHC Business for a period of up to 12 months after Closing, including, without limitation, payroll, billing, accounts receivable and general accounting systems, and the services of certain employees to be retained by HH and previously identified by HH and Olsten. The terms and conditions of such services shall be determined by mutual agreement.

  7.11 Franchisees, Licensees, Joint Ventures and Other Third Parties. HH will, following the Closing, use its reasonable efforts to cause the parties identified as licensees or franchisees in Schedule 5.12(d) to amend their
                                          ----------------
existing agreements with HH or to enter into agreements with Olsten on terms substantially the same as those currently maintained by Olsten with similar third parties.

  7.12 Medicare Cost Reports. Within forty-five (45) days after the Closing Date, HH shall prepare and file a final cost report with Medicare with respect to its or HHHC's ownership and operation of the Medicare certified NHC Branches through the Closing Date. Upon receipt by HH or HHHC of any reimbursements made by Medicare related to the operations of the NHC Branches (other than the Columbus Office) prior to the Effective Time to the extent reflected on the NHC Closing Statement or related to the ownership or operation of the NHC Branches from and after the Closing Date, HH will, within ten (10) business days of receipt of such reimbursement, pay to Olsten an amount equal to such reimbursement.

  7.13 HH Proxy Statement and Shareholders Meeting. As soon as practicable after the date hereof, HH shall file with the Securities and Exchange Commission a proxy statement (the "Proxy Statement") relating to a special meeting of its shareholders to be called for the purpose of voting on the sale of the NHC Business and the NHC Assets contemplated by this Agreement, which meeting shall be held as soon as practicable. HH shall use its best efforts to hold such meeting not later than September 30, 1995. HH agrees that the Proxy Statement shall contain disclosure regarding the existence and the general nature of any Investigation.

  7.14 Pre-Closing Financial Statements. Seller shall deliver to the other party balance sheets and statements of income for the Subject Business relating to each monthly period ending after the NHC Balance

Sheet Date or the ASB Balance Sheet Date, as the case may be, and prior to the Closing Date (except any such period ending less than 30 days prior to the Closing Date). Each such financial statement (each a "NHC Pre-Closing Balance
                                                      -----------------------
Sheet" and a "ASB Pre-Closing Balance Sheet," respectively) shall present
-----         -----------------------------
accurately the financial condition and results of the Subject Business as of the dates thereof and for the periods indicated, and shall be prepared from the books and records of the Subject Business in accordance with the generally accepted accounting principles (except as specified in Schedule 5.07 or
                                                       -------------
Schedule 6.07) and on a basis consistent with the NHC Unaudited Balance Sheets
-------------
or the ASB Unaudited Balance Sheets, as the case may be.

  7.15 Amendments to Schedules. On or prior to June 30, 1995, each of Hooper and Olsten shall amend its Schedules contained in Articles 5 and 6 of this Agreement, respectively (and deliver such amended Schedules to the other party hereto) by making such additions to or deletions from the Schedules delivered by such party as are necessary to reflect those matters occurring prior to June 30, 1995.

  7.16 HH Stockholder Rights Plan. If the transactions contemplated by this Agreement would result in any rights arising under HH's Stockholder Rights Plan, HH shall amend such plan so that no such rights shall arise in connection with such transactions.

  7.17 Investigations. (a) From and after the date hereof, except to the extent Excludable, HH shall promptly: (i) advise Olsten of all actions taken or developments occurring with respect to any Investigation (as defined in Section 5.09 hereof), including, without limitation, any modification to or expansion of the nature or scope of any Investigation; and (ii) provide to Olsten copies of all documents, including, without limitation, all subpoenas, demands, document requests, interrogatories and the like, received by HH or any of its Affiliates from or correspondence delivered to any governmental or administrative agency with respect to any Investigation. From and after the Effective Date, except to the extent Excludable, each party shall provide the other party with reasonable cooperation with respect to any Investigation.

  (b) If at any time prior to the Effective Time, HH or HHHC becomes aware of any facts, circumstances or developments with respect to an Investigation which could reasonably be expected to prevent the representations or warranties contained in Section 5.08(k) or Section 5.09 hereof from being true and correct as of such time, HH and HHHC shall, to the extent not Excludable, provide Olsten with notice thereof in such reasonable specificity as shall permit Olsten to determine the existence and nature of such facts circumstances or developments.

  (c) In the event that, following the Effective Time, HH or HHHC becomes aware of any facts, circumstances or developments with respect to an Investigation which could reasonably be expected to materially limit or restrict or materially and adversely impact on Olsten's operation and conduct of the NHC Business from and after the Effective Time and the documents, correspondence, communication or information with respect to such facts, circumstances or developments are Excludable, HH shall: (i) provide Olsten with notice of the existence thereof in such specificity as will not cause HH or HHHC to waive the attorney-client and/or work product privileges with respect thereto; and (ii) enter into mutually acceptable arrangements in order to permit HH or HHHC to disclose such facts, circumstances or developments without causing HH or HHHC to waive the attorney-client and/or work product privileges with respect thereto, including, without limitation, entering into a joint defense agreement or jointly retaining independent legal counsel.

  (d) In the event that, following the Effective Time, HH or HHHC intends to take any action with respect to any Investigation which could reasonably be expected to materially limit or restrict or materially and adversely impact Olsten's operation and conduct of the NHC Business from and after the Effective Time, including, without limitation, entering into any settlement, compromise, consent decree or the like with any government agency with respect to such Investigation, HH and HHHC shall, prior to taking any such action: (i) provide Olsten with notice thereof and consult with Olsten regarding the possible effect of such action by HH or HHHC on Olsten's operation and conduct of the NHC Business from and after the Effective Time; and (ii) in good faith, consider and take Olsten's comments, concerns and suggestions into account prior to taking any such action.

  (e) Nothing contained in this Agreement shall, or shall be construed to, transfer control of any applicable privilege (including, without limitation, the attorney-client and/or work product privileges) of HH principally related to the operation of the NHC Business prior to the Closing Date.

  (f) Following the Closing, Olsten may, without any responsibility to HH or HHHC hereunder, provide any investigative authority with any cooperation Olsten believes is reasonably appropriate in connection with any Investigation or Proceeding, including, without limitation, responding to document requests, subpoenas, interrogatories and the like; provided, however, that (x) to the extent practicable, Olsten shall provide HH with notice thereof and an opportunity to seek a protective order or other appropriate relief with respect to the provision of information by Olsten with respect to the Investigation in an appropriate forum and (y) Olsten shall use its best efforts to comply with its obligations under Sections 7.17(a), 12.04 and 14.16 hereof.

  7.18 Certain Tax Returns of ASB. (a) Olsten shall cause ASB to be included in the consolidated federal Income Tax Returns that include Olsten for all periods for which ASB is required to be so included, including but not limited to the period from and including January 1, 1995 to and including the Closing Date, and in any other required state or local consolidated, affiliated, combined, unitary or other similar group Income Tax Returns that include Olsten or any affiliate of Olsten, for all Pre-Closing Periods for which ASB is required to be so included. HH shall cause ASB to prepare and deliver to Olsten, on a timely basis, all information necessary in Olsten's judgment to prepare all Income Tax Returns required to be prepared and filed or caused to be prepared and filed by Olsten hereunder.

  (b) Any Income Taxes with respect to ASB that relate to a tax period beginning before the Closing Date and ending after the Closing Date (an "Overlap Period") shall be allocated between Olsten and HH as determined from the books and records of ASB during the portion of such period ending on the Closing Date and the portion of such period beginning on the date following the Closing Date, and based on accounting methods, elections and conventions then in effect and which are consistent with past Tax accounting practices except to the extent HH and Olsten mutually agree in writing to a change of said methods, elections, conventions or practices. HH shall cause ASB to file any Income Tax Returns for any Overlap Period and pay, or cause to be paid, when due any Income Taxes shown as due on any such Returns. Olsten shall pay HH its share of any income taxes (to the extent Olsten is liable therefore in accordance with this paragraph (b) and to the extent not already paid by Olsten or ASB) due pursuant to the filing of any such Returns under the provisions of this paragraph (b). HH shall pay to Olsten, the amount, if any, by which Olsten's calculated share of Overlap Period Income Taxes is less than the amounts already paid by Olsten or ASB.

  7.19 Certain ASB Employment Matters. (a) After the Closing Date, Olsten agrees to reimburse HH for any amount paid by ASB to the employee listed on
Schedule 7.19(a) hereto pursuant to the letter agreement between ASB and such employee dated April 14, 1995 regarding the change of control of ASB, which amount shall be paid by Olsten within five (5) days following notice by HH to Olsten that ASB has terminated such employee.

  (b) In the event that any of the employees listed on Schedule 7.19(b) hereto (each a "Covered Employee") is terminated by ASB within ninety (90) days
         ----------------
following the Closing Date, Olsten shall reimburse HH the amount, if any, by which (i) the amount paid by ASB to the Covered Employee pursuant to the letter agreement between ASB and such employee dated April 14, 1995 regarding the change of control of ASB (the "Covered Employee Letter") exceeds (ii) one
                                   -----------------------
month's base salary of such Covered Employee (assuming for such purpose a base salary at the rate paid by ASB to such Covered Employee immediately prior to the Closing Date), which amount shall be paid by Olsten within five (5) days following notice by HH to Olsten that ASB has terminated such Covered Employee.

  (c) In the event that any Covered Employee is terminated by ASB following the 90th day following the Closing Date, Olsten shall reimburse HH an amount equal to 50% of the amount, if any, paid by ASB to such Covered Employee pursuant to applicable Covered Employee Letter, if any.

  (d) Notwithstanding the foregoing, in no event shall Olsten be required to reimburse HH for any amount pursuant to paragraphs (b) or (c) above in excess of amounts that would have been payable by Olsten pursuant thereto if the base salary paid by ASB to a Covered Employee at the time of the termination of such Covered Employee's employment with ASB was the same as such Covered Employee's base salary immediately prior to the Closing Date.

  (e) HH agrees to provide Olsten with prior notice of its intention to terminate the employment of any Covered Employee. At Olsten's option, following the Closing and at the time of the termination of the employment of any Covered Employee, Olsten shall have the right to negotiate with such Covered Employee regarding the amount payable by ASB to such Covered Employee pursuant to the applicable Covered Employee Letter.

  7.20 ASB Intercompany Obligations. Olsten agrees that, immediately prior to the Closing, Olsten shall forgive all intercompany liabilities and obligations owed by ASB to Olsten as of the Closing Date, which amounts so forgiven shall be deemed to constitute a capital contribution to ASB.

  7.21 Certain Assets and Liabilities. At Olsten's option, at the Closing, Olsten may exclude from the NHC Assets the agreement listed on Schedule 7.21 hereto and may exclude from the Specified Liabilities any liability related to such agreement, including, without limitation, any lawsuit related thereto.

  8. COVENANTS OF BUYER. For the purposes of Articles 8, 9, and 11 of this Agreement, "Buyer" shall mean (a) Olsten with respect to the NHC Business and
            -----
the NHC Assets, and (b) HH with respect to ASB's business and assets and the ASB Shares. Buyer covenants and agrees as follows (which covenants and agreements shall be conditions to Seller's obligations hereunder):

  8.01 Cooperation. Prior to the Effective Time, except for conduct exercised in good faith and in the ordinary course of business, Buyer shall not take any action that would cause the conditions upon the obligations of the parties to effect the transactions contemplated hereby not to be fulfilled, including without limitation, taking or causing to be taken, any action that would cause the representations and warranties made by Buyer herein not to be true, correct, and complete as of the Effective Time.

  8.02 Certain Acts. Prior to the Closing, Buyer shall take all reasonable steps (including, without limitation, the payment of any reasonable fees and expenses related thereto) that are within its power to cause to be fulfilled the conditions precedent to the other party's obligations to consummate the transactions contemplated hereby that are dependent upon the actions of Buyer.

  8.03 HSR Act Filing. Buyer, in consultation and cooperation with the other party, will file as promptly as practicable after the date hereof with the Federal Trade Commission and the United States Department of Justice such filings and documents, with respect to the transactions under this Agreement, as are required to comply with the HSR Act. The cost of all filing fees (which shall not include legal fees) for the HSR filings shall be borne equally by HH and Olsten.

  9. CONDITIONS TO OBLIGATIONS. The obligations of each party under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any of such conditions may be waived by Buyer in writing.

  9.01 Representations and Warranties True; Conditions Satisfied. All representations and warranties of the other party contained in this Agreement and the Schedules hereto (as such Schedules have been amended or modified (in accordance with Section 7.15 hereof)) shall be true and correct at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing; the other party shall have performed and complied with all the covenants and agreements and satisfied all of the conditions required by this Agreement to be performed, complied with, or satisfied by them at or prior to the Closing; and Buyer shall have received a certificate to the foregoing effect from both the President or any Vice President and the Chief Financial Officer of the other party.

  9.02 Litigation. There shall be no pending or threatened litigation in any court or any proceeding before or by any administrative or governmental authority to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the consummation of the transactions contemplated hereby or as a result of which, in the reasonable judgment of Buyer, Buyer could be deprived of any of the material benefits of the transactions contemplated hereby.

  9.03 Permits and Licenses. Buyer shall have obtained all permits, licenses, approvals and other authorizations necessary to be obtained by Buyer in order to be permitted to use the assets of the Subject Business purchased from Seller in Buyer's operations and to operate the Subject Business, except to the extent that failure to obtain such permits, licenses, approvals or authorizations would not have a material adverse effect on Buyer's ability to use such assets or operate the Subject Business in a manner substantially consistent with the manner in which the Subject Business was operated by the Seller.

  9.04 No Material Adverse Changes. Since the date of this Agreement, there shall not have occurred any material adverse change in the condition (financial or otherwise), business properties, assets, or prospects of the Subject Business and Buyer shall have received a certificate to the foregoing effect from both the President or any Vice President and Chief Financial Officer of Seller, or ASB in the case of ASB.

  9.05 Expiration of HSR Act Waiting Period. The waiting period or periods with respect to the transactions contemplated hereby shall have expired or been terminated under the HSR Act.

  9.06 Liens. Olsten shall have received evidence, reasonably satisfactory to Olsten, that all liens, mortgages, claims, encumbrances charges on and security interests in the NHC Assets, including, without limitation, the lien on such assets in favor of the Bank, other than Permitted Liens, shall have been released, terminated and discharged.

  9.07 Stockholder Approval. The sale of the NHC Business and the NHC Assets contemplated hereby shall have been approved by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of HH's common stock.

10. [INTENTIONALLY LEFT BLANK]

11. COVENANTS NOT TO COMPETE AND NOT TO DISPARAGE.

  11.01 Terms of Covenants. Seller hereby covenants, as follows:

  (a) Noncompetition. (i) For a period of five years following the Effective Time, neither HH, HHHC nor any of their Affiliates, directly or indirectly, on its own behalf or on behalf of any competitor of Olsten or any of its Affiliates shall: (1) engage, whether as owner, partner, stockholder (except as a stockholder of 5% or less of a publicly traded company's securities), joint venturer, manager, investor, employee, contractor, or otherwise, in the business of performing any of the services currently performed by the NHC Business ("NHC Services") anywhere within the United States of America (the
           ------------
"NHC Market"); (2) influence or attempt to influence any client or potential
 ----------
client of Olsten or any of its Affiliates in the NHC Market to purchase, acquire, or contract for any NHC Services other than from Olsten or its Affiliates; or (3) affiliate with any business or firm that is in competition with Olsten or any of its Affiliates in the NHC Market, for the purpose of providing NHC Services hereunder.

  (ii) For a period of five years following the Effective Time, neither Olsten nor any of its Affiliates, directly or indirectly, on its own behalf or on behalf of any competitor of HH or any of its Affiliates shall: (1) engage, whether as owner, partner, stockholder (except as a stockholder of 5% or less of a publicly traded company's securities), joint venturer, manager, investor, employee, contractor, or otherwise, in the business of performing paramedical examinations and related services to the life and health insurance industries ("ASB Services") anywhere within the United States of America (the "ASB
  ------------                                                      ---
Market"); (2) influence or attempt to influence any client or potential client
------
of HH or any of its Affiliates in the ASB Market to purchase, acquire, or contract for any ASB Services other than from HH or its Affiliates; or (3) affiliate with any business or firm that is in competition with HH or any of its Affiliates in the ASB Market, for the purpose of providing ASB Services hereunder.

  (b) Non-Disparagement. At no time shall any of the executive officers of Seller disparage Buyer. At no time shall any of the executive officers of Buyer disparage Seller.

  11.02 Consideration. Buyer acknowledges that the benefits to be derived by it from payment of the consideration to be received hereunder constitutes full and adequate consideration for its covenants set forth in Section 11.01 above.

  11.03 Remedies; Curtailment. In the event of a violation of the covenants set forth in Section 11.01 above, Buyer shall be entitled to injunctive relief against the party that committed the violation in addition to any other legal or equitable remedies that may be available, and without the necessity of proving monetary damages. If any portion of the covenants in Section 11.01 is deemed invalid in part or in whole, it shall be curtailed, whether as to time, area covered, or otherwise, as and to the extent required for its validity under applicable law and, as so curtailed, shall be enforceable.

  Seller acknowledges that this Article 11 and the obligations of Sellers hereunder were a material inducement and condition to Buyer's entering into this Agreement and performing the transactions contemplated hereby.

  11.04 Limited License to Use Tradename, Service Marks and Logos. HH hereby grants to Olsten, and Olsten shall have, for the period of up to one (1) year commencing on the Closing Date, the non-exclusive right and license to use HH's tradename, service marks and logos as shown on Schedule 11.04 ("Marks")
                                                    --------------
within the NHC Market, in connection with the operation of the NHC Branches during such period. HH expressly reserves the sole and exclusive ownership of the Marks covered by this Section. On the termination of one (1) year from the Closing Date, Olsten shall discontinue use of such Marks. From and after the Closing Date, neither HH nor HHHC shall use the name "Nurses House Call" or any variation thereof or any marks or logos related thereto.

12. INDEMNIFICATION.

  12.01 Olsten's Right to Indemnification. HH and HHHC, jointly and severally, shall indemnify and hold Olsten and its Affiliates harmless from any and all liabilities, obligations, claims, damages, costs, and expenses (including, without limitation, all court costs and reasonable attorneys' fees and disbursements) (excluding those associated with the collection of accounts receivable in accordance with the provisions of the Receivables Agreement) (collectively, "Losses") exceeding Twenty Five Thousand Dollars ($25,000) in the aggregate, other than the Specified Liabilities, which Olsten and its Affiliates may suffer or incur arising out of or relating to: (a) the breach or inaccuracy of any of the representations, warranties, covenants, or agreements made by HH or HHHC herein (except that with respect to the representations and warranties contained in Section 5.04(c), HH's responsibilities shall be subject to and in accordance with the Escrow Agreement and the Accounts Receivable Collection Agreement attached hereto as
Exhibit 12.01; (b) any Investigation or Proceeding (for which purpose (and without otherwise limiting the definition of Losses) Losses shall specifically include, without limitation, all court costs and reasonable attorneys' fees and disbursements, and all reasonable accountants' fees, salaries or wages of employees, allocated overhead, transportation or travel expenses and storage and duplicating costs, all such costs and expenses incurred in connection with any internal document review or any document production, attendance at meetings and negotiations with respect to any such Investigations or Proceedings); (c) any lawsuit, claim, or proceeding of any nature (i) relating to HHHC, HH or any of their Affiliates, the NHC Business or the NHC Assets and arising out of any act or omission of HHHC, HH or their Affiliates occurring prior to the Effective Time or arising out of any facts or circumstances that existed at or prior to the Effective Time, or (ii) relating to ASB and arising out of any act or omission of HH, HHHC or any of their Affiliates occurring after the Effective Time, except to the extent such lawsuits, claims, or proceedings result from Olsten's own negligent or willful acts or omissions;
(d) any income or other tax assessed against HHHC, HH or its Affiliates arising out of, or resulting from, the sale of the NHC Assets or the purchase of ASB hereunder (except as otherwise expressly provided herein), or arising out of or resulting from the operations, transactions or activities of HHHC, HH, or the NHC Business prior to the Effective Time, or of ASB or its Affiliates after the Effective Time, or any income derived by HHHC, HH or the NHC Business prior to the Effective Time, or by ASB after the Effective Time; (e) any wages, salaries, bonuses, commissions, rebates, expenses, benefits, and compensation, fees, and other liabilities, obligations, claims, of any nature (including, without limitation, vacation or vacation pay, sick leave or sick pay, worker's compensation, unemployment compensation, or liabilities under any profit-sharing, pension, stock option, severance, retirement, bonus, deferred compensation, group life and health insurance, or other Employee Benefit Plan, or under any trust, agreement, or arrangement) due or payable at any time whatsoever to any director, officer, employee, contractor, agent, or representative of (i) HHHC, HH or the NHC Business, including, without limitation, any of such persons terminated by HHHC, HH or any of their Affiliates at or prior to the Effective Time and any of such persons hired by Olsten as of the Effective Time, in connection with their services to or employment by HHHC, HH or any of their Affiliates prior to the Closing, or
(ii) HH, HHHC or ASB, including without limitation any of such persons terminated by Olsten or ASB at or prior to the Effective Time who were hired by HH, HHHC or ASB as of the Effective Time, in connection with their services to or employment by HH, HHHC or ASB after the Effective Time; in either case,
(f) any other liabilities or obligations of HH or any of its Affiliates not expressly assumed by Olsten pursuant to this Agreement; (g) any violation, or alleged violation, of any state's bulk sales or transfers act related to the transactions contemplated herein; and (h) the liabilities of ASB reflected on the ASB Closing Statement.

  12.02 HH's Right to Indemnification. Olsten agrees to indemnify and hold HH and HHHC harmless from any and all Losses exceeding Twenty Five Thousand Dollars ($25,000), that HH or HHHC may suffer or incur arising out of or relating to: (a) the breach or inaccuracy of any of the representations, warranties, covenants, or agreements made by Olsten herein; (b) any lawsuit, claim, or proceeding of any nature (i) relating to the NHC Business or the NHC Assets and arising out of any act or omission of Olsten, occurring after the Effective Time or arising out of any facts or circumstances that existed at or after the Effective Time, except to the extent such lawsuits, claims, or proceedings result from HH's, HHHC's or any of their Affiliates' own negligent or willful acts or omissions, or (ii) relating to ASB or any of its Affiliates and arising out of any act or omission of Olsten or its Affiliates occurring prior to the Effective Time or arising out of any facts or circumstances that existed at or prior to the Effective Time; (c) the Specified Liabilities; (d) any income or other tax assessed against Olsten arising out of, or resulting from, the sale of the ASB Shares or the purchase of the NHC Business or the NHC Assets hereunder (except as otherwise expressly provided herein), or arising out of or resulting from the operations of Olsten after the Effective Time, any transaction or activity of Olsten after the Effective Time, or any income derived by Olsten after the Effective Time; (e) any wages, salaries, bonuses, commissions, rebates, expenses, benefits, and compensation, fees, and other liabilities, obligations, claims, of any nature (including, without limitation, vacation or vacation pay, sick leave or sick pay, worker's compensation, unemployment compensation, or under any profit-sharing, pension, stock option, severance, retirement, bonus, deferred compensation, group life and health insurance, or other Employee Benefit Plan, or under any trust, agreement, or arrangement) due or payable at any time whatsoever to any director, officer, employee, contractor, agent, or representative of Olsten, including, without limitation, any of such persons terminated by HH at or prior to the Effective Time who were hired by Olsten as of the Effective Time, in connection with their services to or employment by Olsten after the Effective Time, accrued after the Effective Time.

  12.03 Notice. The party seeking indemnification hereunder ("Indemnitee")
                                                              ----------
shall promptly, and within 15 days after notice to it (notice to Indemnitee with respect to third-party claims being the filing of any legal action, receipt of any claim in writing, or similar form of actual notice) of any claim as to which it asserts a right to indemnification, notify the party or parties from whom indemnification is sought ("Indemnitor") of such claim.
                                              ----------
Indemnitee shall set forth in each such notice the section of this Agreement under which the indemnification is claimed, factual support and information regarding the claim, and the amount of such claim. Indemnitor shall have the right to object to all or any part of the claim by providing notice to Indemnitees within 15 days of the receipt thereof. If Indemnitor does not respond within 15 days of receipt of the notice, then such claim shall constitute final and binding acceptance of the claim. If Indemnitor objects to all or any part of a claim and Indemnitee does not agree with Indemnitor's objection, then the claim shall be arbitrated as contemplated in Section 14.15 hereof.

  Once a claim has been accepted, whether for failure to object, through negotiation or mediation, Indemnitee shall bill Indemnitor for any such claims no more frequently than on a monthly basis, and Indemnitor shall promptly pay Indemnitee upon receipt of any such bill. The failure of Indemnitee to give such notice under this Section shall not relieve Indemnitor from any liability that it may have pursuant to this Agreement except to the extent the failure to give such notice within such time shall have been prejudicial to it, and in no event shall the failure to give such notice relieve Indemnitor from any liability it may have other than pursuant to this Agreement. Except for a claim made under Sections 4.04, 5.04(a), 5.09, 5.10, 5.11, 5.15, 5.20, 5.24,
5.25, 6.03, 6.04(a), 6.09, 6.10, 6.11, 6.15, 6.20, 7.06, 7.10, 7.12, 7.17,
7.18, 7.19, 11.01, 11.03, Article 12, 14.01, 14.02, 14.03, 14.04, 14.06,
14.07, 14.12, 14.14, 14.15 or 14.16 hereof, which notice may be given at any time during the statutory period, the notice of any other claim must be given to the Indemnitor prior to the second anniversary of the Closing Date or the indemnities in Section 12.01 and Section 12.02 shall cease.

  12.04 Third-Party Claims. If any claim for indemnification by Indemnitee arises out of a claim for monetary damages by a person other than Indemnitee, Indemnitor may, by written notice to Indemnitee, undertake to conduct any proceedings or negotiations in connection therewith or necessary to defend Indemnitee and take all other steps or proceedings to settle or defeat any such claims or to employ counsel to contest any such claims; provided, however, that Indemnitor shall reasonably consider the advice of Indemnitee as to the defense of such claims, and Indemnitee shall have the right to participate, at its own expense, in such defense, but control of such litigation and settlement shall remain exclusively with Indemnitor. Indemnitee shall provide all reasonable cooperation in connection with any such defense by Indemnitor. Counsel and auditor fees, filing fees, and court fees in all proceedings, contests, or lawsuits with respect to any such claim or asserted liability shall be borne by Indemnitor. Notwithstanding the foregoing (and without limiting Section 7.17 hereof), if the claim to indemnification relates to (i) any Investigation or Proceeding and any governmental or administrative authority or agency has asserted, brought or commenced any claim, charge, audit, complaint, action, suit, proceeding, hearing, investigation, claim or demand against Olsten or any of its Affiliates in connection therewith or (ii) with respect to any other claim to indemnification with respect to which Indemnitor does not elect to undertake the defense thereof, by written notice to Indemnitor, Indemnitee shall be entitled to control such litigation and settlement and shall be entitled to indemnity with respect thereto pursuant to the terms of this Article 12. To the extent that Indemnitor undertakes the defense of such claim by written notice to Indemnitee and diligently pursues such defense at its expense, Indemnitee shall be entitled to indemnification hereunder only to the extent that such defense is unsuccessful as determined by a final judgment of a court of competent jurisdiction, or by written acknowledgement of the parties.

13. TERMINATION.

  13.01 Events of Termination. This Agreement and the transactions contemplated hereby may be terminated and abandoned:

    (a) at any time prior to the Closing by mutual written consent of the Board of Directors of Olsten and the Board of Directors of HH;

    (b) subject to Section 13.02 below, by either party if a condition to its performance hereunder shall not be satisfied or waived in writing at the Closing;

    (c) by either party if a final, non-appealable judgment has been entered against it or its respective Affiliates restraining, prohibiting, declaring illegal or awarding substantial damages in connection with the transactions contemplated hereby;

    (d) by either party at any time on or prior to the earlier of (i) July 15, 1995 or (ii) the twentieth (20th) business day following the date on which the other party delivers amended Schedules to the terminating party in accordance with Section 7.15 hereto, in either case, in the event that the terminating party reasonably determines that the amended Schedules, individually or in the aggregate, are materially adversely different from those delivered upon the execution of this Agreement.

    (e) by either party, if the Closing does not occur on or before October 31, 1995;

    (f) by Olsten, if a Trigger Event (as defined in Section 14.06) shall have occurred;

    (g) by HH if HH or HHHC receives from any person other than Olsten or its Affiliates an offer with respect to an Acquisition Proposal and the Board of Directors of HH so terminates after receipt of a written opinion from its outside counsel that to cause HH to proceed with the transactions contemplated hereby in light of the receipt of such offer, would violate the Board of Directors' fiduciary duties to HH's stockholders;

    (h) by either party if any required approval of the stockholders of HH shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders of at any adjournment thereof; or

    (i) by either party at any time on or prior to the twentieth (20th) business day following the day of this Agreement in the event that such party reasonably determines that it is not satisfied with the results of its due diligence investigation of the Subject Business; or

    (j) by Olsten in the event that: (i) Olsten reasonably determines that the nature or scope of, or remedies sought with respect to, any Investigation has or might reasonably be expected to have a material adverse effect on the NHC Business or the NHC Assets; (ii) Olsten becomes aware of any facts, circumstances or developments with respect to an Investigation which could reasonably be expected to materially limit or restrict or materially and adversely impact Olsten's operation and conduct of the NHC Business from and after the Effective Time; or (iii) any Proceeding is initiated by any governmental or administrative agency or authority based upon or related to substantially similar facts, circumstances or substance as those of any Investigation.

  13.02 Limitation on Right to Terminate. A party shall not be allowed to exercise any right of termination pursuant to Section 13.01(b) above if the event giving rise to the termination right shall be due to the material and willful breach of this Agreement by such party seeking to terminate this Agreement to perform or observe in any material respect any of the covenants or agreements set forth herein to be performed or observed by such party.

  13.03 Rights Upon Termination. If this Agreement is terminated as permitted under this Article 13, such termination shall be without liability of or to any party to this Agreement (except pursuant to this Article 13 and to Sections 14.02, 14.06 and 14.07, which shall survive such termination). In any such event, except as otherwise expressly provided in this Agreement, all parties hereto shall thereupon be relieved of all further obligations to each other hereunder.

14. MISCELLANEOUS.

  14.01 Notices. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered personally or by registered or certified mail, postage prepaid, to the parties at the following addresses (or to such other address as any party shall provide to the other parties in writing):

    If to Olsten:
    Olsten Kimberly QualityCare
    175 Broad Hollow Road
    Melville, New York 11747-8905
    Attention: Robert A. Fusco, President

    With copies to:
    Nancy F. Lanis, Esq.,
    Vice President & Assistant General Counsel
    Olsten Kimberly QualityCare
    175 Broad Hollow Road
    Melville, New York 11747-8905

    If to HH:
    Hooper Holmes, Inc.
    170 Mount Airy Road
    Basking Ridge, New Jersey 07920
    Attention: Fred Lash, Senior Vice President,
              Chief Financial Officer and Treasurer

    With copies to:
    Terence P. Quinn, Esq.
    Steptoe & Johnson
    1330 Connecticut Avenue NW Suite 400
    Washington, D. C. 20005

  Any notice or demand to be given or that may be given hereunder shall be deemed to have been given: (a) five (5) days after mailing, if such notice or demand is deposited in the United States Mail, certified, return receipt requested, with proper postage affixed thereto; (b) upon the first business day after depositing any such notice or demand with Federal Express, Express Mail or other expedited mail or package delivery service guaranteeing delivery no later than the next business day, or (c) the date of hand delivery to the appropriate address as herein provided if a receipted copy is retained upon delivery.

  Any party hereto may change the address provided hereinabove or the person to whose attention such notice is to be given by notice in writing to the other parties in the manner provided in this Section.

  14.02 [Intentionally Omitted]

  14.03 Survival. Except for the statements, representations, warranties, indemnities, covenants, and agreements contained in Sections 4.04, 5.04(a), 5.09, 5.10, 5.11, 5.15, 5.20, 5.24, 5.25, 6.03, 6.04(a), 6.09, 6.10, 7.06,
7.10, 7.12, 7.17, 7.18, 7.19, 11.01, 11.03, Article 12, 14.01, 14.02, 14.03,
14.04, 14.06, 14.07, 14.12, 14.14, 14.15 and 14.16 hereof, which shall survive the Closing for the statutory period, the remaining statements, representations, warranties, indemnities, covenants, and agreements contained in this Agreement shall survive the Closing but shall expire on the second anniversary of the Effective Time.

  14.04 Further Assurances. Each party hereto agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the transactions contemplated hereby, including without limitation, those documents and acts required in, or to obtain consents referred to in, Sections 5.06, 5.12, 9.03 and 14.16 hereof.

  14.05 Publicity. HH and Olsten shall cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated hereby. Neither HH nor Olsten shall issue or make, or cause to be issued or made, any press release or announcement concerning the transactions contemplated hereby without the advance review and opportunity to comment upon the form and substance thereof by the other party hereto, unless otherwise required by law or by the rules and regulations of the New York or American Stock Exchanges.

  14.06 Fees and Expenses.

  (a) Except as otherwise stated herein, each of the parties hereto shall, whether or not the transactions contemplated hereby are consummated, bear its own attorneys', accountants', auditors', or other fees, costs, and expenses incurred in connection with the negotiation, execution, and performance of this Agreement or any of the transactions contemplated hereunder.

  (b) HH agrees to pay Olsten a fee in immediately available funds equal to $3,750,000 promptly, but in no event later than two business days, after any termination of this Agreement (x) by Olsten as permitted under Section 13.01(f), as a result of the occurrence of any of the events set forth in clause (i) and (ii) of this Section 14.06(b) (each such event, a "Trigger
                                                                  -------
Event") or (y) by HH, pursuant to Section 13.01(g):
-----

    (i) The Board of Directors of HH shall have withdrawn or materially modified its approval or recommendation of this Agreement for any reason; or

    (ii) This sale of the NHC Business and the NHC Assets contemplated by this Agreement shall not have been approved by any requisite vote of HH stockholders in circumstances where (a) an offer or proposal to effect an Acquisition Proposal with or for HH or any of its subsidiaries has been publicly announced or (b) any person or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") ("Group") (other than Olsten or any of its Affiliates) shall have
          -----
  become a beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of at least 15% of the outstanding shares of HH Common Stock (a "Beneficial Owner"), or any person or group shall have commenced, or shall have publicly announced its intention to commence, a tender or exchange offer for at least 25% of the outstanding shares of HH's common stock unless at least five days prior to the latest scheduled date for HH's meeting of stockholders at which the transactions contemplated by this Agreement will be voted upon, such person or Group publicly announces its withdrawal of such offer or intention not to commence such tender or exchange offer (or transaction having similar purpose or effect).

  (c) In the event that this Agreement is terminated pursuant to Section 13.01(e) and, within one year after such termination, HH or HHHC effects or enters into an agreement to effect a Business Combination (as defined in Section 7.09), then HH shall pay to Olsten promptly, but in no event later than two (2) business days after the earlier of (x) the consummation of, or
(y) the execution of any agreement relating to, such Business Combination, $3,750,000 in immediately available funds.

  14.07 Brokers. Each party ("Representing Party") represents to the other party that it has not incurred and will not incur any liability for brokerage fees or agents' commissions in connection with this Agreement and the transactions contemplated hereby, except with respect to Bear Stearns by HH and Smith Barney by Olsten, and agrees that it will indemnify and hold the other party harmless against any claim for such fees or commissions incurred by such other party, based on any agreement or arrangement made by or on behalf of the Representing Party. HH shall be solely liable for any fees and expenses relating to Bear Stearns and Olsten shall be solely liable for any fees and expenses relating to Smith Barney.

  14.08 Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, all of which together shall constitute one and the same instrument.

  14.09 Agreement Binding; Assignment; No Third Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or delegated by either party without the prior written consent of the other party. Any assignment or delegation made in violation of this Agreement shall be null and void. Olsten may assign this Agreement and/or any of its rights and obligations hereunder and under the Olsten Documents to a wholly-owned subsidiary or subsidiaries prior to the Closing; provided, however, that such assignment shall not release Olsten with respect to the representations, warranties, covenants or indemnifications of Olsten in this Agreement and Olsten shall guaranty the subsidiary's obligations under this Agreement. This Agreement is not intended to confer upon any person, other than the parties hereto and their successors and permitted assigns, any rights or remedies hereunder.

  14.10 Entire Agreement. This Agreement and the related documents contained as Schedules hereto or expressly referenced herein contained the entire understanding of the parties relating to the subject matter contained herein and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. This Agreement cannot be modified, amended, or terminated except in writing signed by the party against whom enforcement is sought.

  14.11 Schedules. All Schedules to this Agreement are incorporated herein by reference and made a part hereof for all purposes.

  14.12 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to any conflict of laws rule or principle that might require the application of the laws of another jurisdiction.

  14.13 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

  14.14 Definition of Knowledge. As used in this Agreement, the term "knowledge" means the knowledge of supervisory, managerial, and executive
 ---------
employees have or should have after making due inquiry and exercising due diligence with respect thereto.

  14.15 Arbitration. Except to the extent a party hereto seeks specific performance, injunctive relief or any other form of equitable remedies, any controversy or claim relating to or arising out of this Agreement or the breach thereof shall be settled by arbitration in New York, New York or in the States of New Jersey or New York, in accordance with the then current rules of the American Arbitration Association. Any demand for arbitration must be made within thirty (30) days of the discovery of such claim by the claiming party, and the party who does not initiate the arbitration shall select the arbitration site. The parties shall select one arbitrator to hear the controversy. If the parties are unable to agree on an arbitrator, HH and Olsten shall each select one arbitrator and the two arbitrators shall select a third arbitrator who shall hear the controversy. Any judgment upon an award rendered by the arbitrator shall bear interest at six percent (6%) per annum from the date such claim arose through the date paid, shall be binding upon the parties and may be entered in any court having jurisdiction thereof. The expenses of the arbitration and the reasonable expenses of the prevailing party shall be borne by the party losing the arbitration.

  14.16 Continuing Obligations of Olsten and Hooper. Olsten and Hooper each agree to (i) retain the books and records of or relating to the NHC Business, NHC Assets and ASB, including without limitation all patient, personnel, client, tax and accounting records ("Records"), whether in hard copy or
                                     -------
computer storage system, for a minimum of six (6) years commencing on the Effective Time, (ii) except to the extent Excludable, provide access to the Records in their respective possession or control to the other party at all reasonable times for business purposes, (iii) not destroy or otherwise dispose of the Records without giving notice to the other, (iv) except to the extent Excludable, cooperate in providing personnel for interviews, testimony and consultation, documentary evidence, and records reasonably requested by the other for audits, investigations, proceedings or litigation with third parties, (v) remit to the other within seven (7) days any money they receive that belongs to the other whether representing payment for services provided by the other, return of deposits, or otherwise and (vi) assist the other party in obtaining, and diligently work toward obtaining, all of the assignments and consents as either party shall request. In the event and for so long as any party actively is contesting or defending against any charge, audit, complaint, action, suit, proceeding, hearing, investigation, claim or demand identified on Schedule 5.09 or in connection with (i) any transaction contemplated under this Agreement or (ii) any other fact, circumstance, situation, condition, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the NHC Business or ASB, the other party shall, to the extent not Excludable, cooperate with the contesting or defending party and its counsel in the contest or defense and make available its personnel, retain and not destroy or otherwise dispose of and provide such access to its books and records, including, without limitation, computer records, as may be relevant to or necessary in connection with the contest or defense, in each case, at the sole cost and expense of the contesting or defending party (except to the extent the contesting or defending party is entitled to indemnification under Article 12 hereof).

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          Hooper Holmes, Inc.
                                          By: /s/ Fred Lash
                                          Its:  Senior Vice President

                                          Hooper Holmes Health Care, Inc.
                                          By: /s/ Fred Lash
                                          Its:  Senior Vice President

                                          Olsten Corporation
                                          By: /s/ William Costantini
                                          Its:   Senior Vice President

                                 SCHEDULE 1.03

                             SPECIFIED LIABILITIES

  Defined terms and references to Sections shall have the respective meanings assigned to such terms, or correspond to such sections, of the Agreement of Acquisition to which this schedule relates.

  (a) Specified Liabilities are (i) liabilities of HH or HHHC relating solely to the NHC Business existing at the Effective Time to the extent specifically set forth or reserved against on the NHC Closing Statement and (ii) obligations to be performed and fulfilled by HH or HHHC accruing or arising after the Closing and relating solely to the NHC Business, under lawful and enforceable executory contracts, agreements, leases, commitments and undertakings listed or described on Schedule 5.12 (collectively, "Contracts");
                                    -------------
  (b) Notwithstanding anything to the contrary in the paragraph (a) above, Olsten is not assuming any other liabilities or obligations of whatever kind
          ---
and nature including without limitation any of the following:

    (i) indebtedness or other obligations or guarantees of HH or HHHC or any of their Affiliates, including, without limitation, current liabilities and short-term and long-term indebtedness;

    (ii) liabilities or obligations of HH or HHHC or any of their Affiliates in respect of periods prior to and including Closing Date arising under the terms of the Medicare, Medicaid, Blue Cross or other third party payor programs, including, without limitation, any claim, penalty or sanction relating to any claim for overpayment;

    (iii) any liability arising pursuant to the Medicare, Medicaid, Blue Cross or any other third party payor program as a result of the effect on operations of the consummation of the transactions contemplated herein, including, without limitation, recapture of previously reimbursed expenses;

    (iv) federal, state or local tax liabilities or obligations of HH or HHHC or any of its Affiliates in respect of periods on, prior to or following the Closing Date or resulting from the consummation of the transactions contemplated herein, including, without limitation, any income tax, any franchise tax, any tax recapture, any sales and/or use tax, and state and local recording fees and taxes which may arise upon the consummation of the transactions contemplated herein and any FICA, FUTA, workers' compensation and any and all other taxes or amounts due and payable as a result of the exercise by HH or HHHC or any of their Affiliates employees of such employees' right to vacation, sick leave and holiday benefits accrued while in the employ of HH, HHHC or such Affiliate;

    (v) obligation or liability for any and all claims by or on behalf of any of HH's, HHHC's or their Affiliate's employees relating to periods prior to Closing, including, without limitation, obligation or liability for any EEOC claim, wage and hour claim, unemployment compensation claim or workers' compensation claim, and liability for all employee wages and benefits, including, without limitation, accrued vacation, sick leave, severance and holiday pay to the extent such may apply, if at all, under HH's or HHHC's existing personnel policies ("Accrued PTO") and taxes or other liability related thereto in respect of any HH's, HHHC's (or their Affiliates') employees.

    (vi) liability or obligation arising out of or in connection with any (a) Employee Benefit Plan irrespective of whether any such employee benefit plan is excluded in whole or in part from the provisions of ERISA, or (b) personnel policy, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy, or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice, or understanding that is not described in the preceding Clause (a), including, without limitation, any obligations, liabilities penalties, or sanctions arising under ERISA or any other federal law, or any taxes, interest, penalties, or sanctions arising under the Internal Revenue Code of 1986, as amended ("Code"), or under applicable state or local tax laws;

    (vii) liabilities or obligations arising as a result of any breach by HH, HHHC or any of their Affiliates at any time of any contract or commitment that is not assumed by Olsten;

    (viii) liabilities or obligations arising out of any breach by HH, HHHC or any of their Affiliates prior to Closing of any Contract;

    (ix) any liability arising out of or in connection with claims for any acts, omissions and medical malpractice relating to the ownership or operations of the NHC Business or the NHC Assets which occurred prior to Closing;

    (x) contracts and agreements between HH, HHHC and one or more of their Affiliates not specifically assumed by Olsten;

    (xi) any debt, obligation, expense or liability of HH, HHHC or any of their Affiliates arising out of or incurred solely as a result of any transaction of HH, HHHC or such Affiliate occurring after Closing or for any violation by HH, HHHC or any of their Affiliates of any law, regulation or ordinance at any time;

    (xii) liabilities against which HH, HHHC or any of their Affiliates is insured or otherwise indemnified except to the extent, if any, which the benefits of such insurance policies and rights to indemnification are transferred to Olsten;

    (xiii) obligations of HH, HHHC or their Affiliates under Contracts the performance or fulfillment of which by the HH, HHHC or Olsten would be unlawful under applicable laws, rules or regulations and liabilities or obligations under any Contracts arising from breaches thereof or defaults thereunder by HH, HHHC or their Affiliates;

    (xiv) obligations of HH, HHHC or its Affiliates under Contracts assigned to Olsten at the Closing with respect to which required third party consents to assignment have not been obtained, except to the extent, if any, that Olsten receives the benefits of such Contracts pursuant to
  Section 1.01; and

    (xv) any liability of HH referred to in Section 14.06;

    (xvi) liabilities and obligations relating exclusively to any Excluded Asset, and liabilities for premiums, charges or adjustments in connection with insurance policies not transferred to Olsten hereunder;

    (xvii) liabilities and obligations arising from any breach, or from any fact or transaction involving a breach, of a covenant, agreement, representation or warranty contained in the Agreement or in any HH Document or arising from, out of, or in connection with, the transactions contemplated by the Agreement or any HH Document; and

    (xix) liabilities and obligations arising from or in any way related to any Investigation.

                               SCHEDULE 4.05(A)

                                 HH DOCUMENTS

  Documents relating to the sale of the NHC Business and the NHC Assets. At the Closing and unless otherwise waived in writing by Olsten, HH and HHHC shall deliver to Olsten the following:

    1. Assignments, fully executed by HH and HHHC in form acceptable to Olsten assigning to Olsten leasehold interests to any real property which is a leasehold estate, in each case subject only to the Permitted Liens;

    2. A General Bill of Sale and Assignment, fully executed by HH, conveying to Olsten good and marketable title to all tangible assets which are a part of the NHC Assets and valid title to all tangible assets which are part of the NHC Assets, free and clear of all liabilities, claims, liens, security interests and restrictions other than the Specified Liabilities and Permitted Liens;

    3. An Assignment of Leases and Contracts, fully executed by HH and HHHC, conveying to Olsten HH's and HHHC's interests in the Contracts;

    4. Estoppel certificates, in form and substance satisfactory to Olsten, executed by each landlord of any of the Real Property constituting a leasehold estate, among other things consenting to the assignment of the lease to Olsten and stating that there are no uncured defaults under such lease;

    5. Copies of resolutions duly adopted by the board of directors and shareholders of HH and HHHC, respectively, authorizing and approving HH's and HHHC's respective performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force as of Closing, by the appropriate officers of HH and HHHC;

    6. Certificates of incumbency for the respective officers of HH and HHHC executing this Agreement or making certifications for Closing dated as of Closing;

    7. Certificates of existence and good standing of each of HH and HHHC from their respective states of incorporation, dated the most recent practical date prior to Closing;

    8. To the extent requested by Olsten, the License Pending Management Agreement; and

    9. Such other instruments and documents as are reasonably necessary to satisfy the conditions precedent to Olsten's obligations hereunder.

                                                                      EXHIBIT B

                   ACCOUNTS RECEIVABLE COLLECTION AGREEMENT

  ACCOUNTS RECEIVABLE COLLECTION AGREEMENT (the "Agreement"), dated as of May 26, 1995, by and among OLSTEN CORPORATION, a Delaware corporation ("Olsten"), HOOPER HOLMES, INC., a New York corporation ("HH") and HOOPER HOLMES HEALTH CARE, INC., a New Jersey corporation ("HHHC").

                                  WITNESSETH:

  WHEREAS, Olsten, HH and HHHC are parties to an Agreement of Acquisition (the "Acquisition Agreement") dated May , 1995, pursuant to which, among other things, Olsten has agreed, subject to the terms and conditions set forth in the Agreement, to purchase from HH and HHHC substantially all of the assets and properties owned by either HH or HHHC relating to the NHC Business (as defined in the Agreement) as a going concern, including, without limitation, the accounts receivable of the NHC Business;

  WHEREAS, Olsten, HH and HHHC wish to establish certain procedures with respect to the collection of certain of the accounts receivable of the NHC Business; and

  WHEREAS, in order to induce Olsten to enter into the Acquisition Agreement, HH and HHHC have agreed to execute and deliver this Agreement.

  NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:

  1. Defined Terms. Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the meanings ascribed to them in the Acquisition Agreement.

  2. List of Receivables; Establishment of Collection Team; Collection Procedures. (a) For purposes of this Agreement, the terms "Receivable" and "Receivables" refer to the general ledger balance of all accounts receivable purchased by Olsten from HH and HHHC (whether or not billed) which relate to services performed by the NHC Business on or prior to the Closing Date; provided, however, that: (i) in the event that the Provider Numbers are transferred to Olsten at the Closing, the Receivables shall include all reimbursements due to HH or HHHC from Medicare and Medicaid with respect HH's or HHHC's ownership of Medicare or Medicaid certified NHC Branches through the Closing Date which are reflected on the NHC Closing Statement (collectively, "Medicare Receivables"); or (ii) in the event that the Provider Numbers are not transferred to Olsten at the Closing, the Receivables shall include the amount to be paid by HH to Olsten pursuant to Section 7.12 of the Acquisition Agreement as a result of the collection by HH or HHHC of any Medicare Receivables from and after the Closing Date. On the Closing Date, HH and HHHC shall attach as Schedule A hereto a true, complete and correct accounts receivable aging list of all Receivables (the "Receivables List") as of the most recent period for which a Receivables List is available. The Receivables List will include the amount of such Receivable, the name and address of the account debtor and the date of any invoice or invoices relating to such Receivable. HH and HHHC agree to amend Schedule A as soon as practicable but not later than fifteen business days after the Closing Date to reflect Receivables, as actually in existence on the Closing Date.

  (b) Promptly following the execution and delivery of this Agreement, Olsten and HH will assemble a team of employees (the "Preliminary Collection Team") which will, as promptly as practicable following the date hereof: (i) perform a needs assessment of and determine the scope and responsibility of a permanent collection team (the "Permanent Collection Team") to be appointed by the Preliminary Collection Team upon the Closing Date; (ii) establish procedures for the improvement of collection of the accounts receivable of HH (with respect to the NHC Business) and HHHC (the "Pre-Closing Receivables") prior to the Closing Date and for the collection of the Receivables by the Permanent Collection Team following the Closing Date (the "Collection Procedures"); (iii) to the extent requested by HH and HHHC and agreed to by Olsten, assist HH and HHHC in B-1 the collection of the Pre-Closing Receivables prior to the Closing Date; and
(iv) at Olsten's option, implement reasonable steps in order to speed up the collection of the Pre-Closing Receivables prior to Closing. Unless otherwise agreed to by Olsten, HH and HHHC, the Preliminary Collection Team will consist of four members, two of whom shall be appointed by Olsten and two of whom shall be appointed by HH and reasonably satisfactory to Olsten. The supervisor of the Preliminary Collection Team shall be one of the members designated by Olsten and the deputy supervisor of the Preliminary Collection Team shall be one of the members designated by HH. In the event of a dispute among the members of the Preliminary Collection Team, the decision of the supervisor shall govern. Without the prior consent of Olsten and HH, the number of members of the Preliminary Collection Team shall not be reduced prior to the Closing Date. All costs and expenses of or incurred by the Preliminary Collection Team, including, without limitation, salaries of the members of the Preliminary Collection Team, shall be shared 50% by Olsten and 50% by HH and HHHC.

  (c) Prior to the Closing Date, the Preliminary Collection Team shall establish the Permanent Collection Team which will coordinate and monitor the collection of all Receivables during the period commencing on the Closing Date and ending on the last day of the 18th calendar month following the Closing Date (the "Collection Period"). Unless otherwise mutually agreed to by Olsten and HH, the Permanent Collection Team will consist of such number of members as shall be determined by the Preliminary Collection Team (provided that such number shall be an even number and any dispute among the members of the Preliminary Collection Team regarding the number of members of the Permanent Collection Team shall resolved by the mutual agreement of the supervisor and the deputy supervisor of the Preliminary Collection Team), half of whom shall be appointed by Olsten and half of whom shall be appointed by HH and shall be reasonably satisfactory to Olsten. The supervisor of the Permanent Collection Team shall be one of the members designated by Olsten and the deputy supervisor of the Permanent Collection Team shall be one of the members designated by HH. Without the prior consent of Olsten and HH, the number of members of the Permanent Collection Team shall not be reduced prior to the end of the Collection Period. All costs and expenses of or incurred by the Permanent Collection Team, Olsten, HH or HHHC during the Collection Period in connection with the collection of the Receivables, including, without limitation, salaries of the members of the Permanent Collection Team, shall be shared 50% by Olsten and 50% by HH and HHHC.

  (d) From and after the Closing, the Permanent Collection Team shall attempt to collect the Receivables in accordance with the Collection Procedures. In the event of any dispute between the parties regarding the interpretation of any provision of the Collection Procedures, the interpretation of the supervisor of the Permanent Collection Team shall govern. Without limiting the foregoing, Olsten, HH and HHHC agree that the Permanent Collection Team shall use such efforts and take such actions as are not less than the efforts and actions customarily taken, and as are consistent with the prevailing standards in, the home health care services business for the collection of accounts receivable; provided, however, that, without Olsten's prior written consent (which consent may not be unreasonably withheld) no party shall institute or pursue litigation in any action, suit or proceeding, whether administrative, civil or criminal, against any account debtor of any Receivable.

  (e) From and after the Closing Date, HH and HHHC (i) shall instruct all account debtors of any Receivables to forward all checks or other forms of payment on account of any Receivable (each, a "Payment") to a lockbox to be established by the Permanent Collection Team solely for the purpose of facilitating the recording and reporting of Payments as provided herein, (ii) shall promptly deliver to such lockbox all Payments received by HH or HHHC and
(iii) in the event that the Provider Numbers are not transferred to Olsten at the Closing, shall promptly deliver to the lockbox all amounts payable by HH to Olsten pursuant to Section 7.12 of the Acquisition Agreement. At Olsten's request, HH or HHHC shall endorse over to Olsten, without recourse, any Payment received by Olsten or by HH or HHHC which names HH or HHHC as the payee thereof. Olsten shall have the right and authority to endorse, without recourse, any Payment received by Olsten or by HH or HHHC on account of any Receivables. During the Collection Period, Olsten shall report the receipt by Olsten of any Payments to the Permanent Collection Team no less frequently than monthly. Subject only to Section 4 hereof, Olsten shall be entitled to withdraw from the lockbox and/or retain for its own account all amounts received by Olsten or by HH or HHHC on account of any Receivables. If HH, HHHC or Olsten receives any Payment which relates both to services performed by HH or HHHC prior to the Closing Date and by Olsten on or after the Closing Date, HH, HHHC and Olsten shall use reasonable efforts to determine the portion of such Payment which relates to services performed by HH or HHHC and the portion which relates to services provided by Olsten and HH and HHHC agree that any portion of such payment which relates to services provided by Olsten shall not be subject to the provisions of Section 4.

  3. Receivables Escrow. Anything contained in the Acquisition Agreement to the contrary notwithstanding, in lieu of delivery to HH or HHHC in accordance with Section 3.01(a) of the Acquisition Agreement, on the Closing Date, Olsten shall deposit $15,000,000 of the Cash Purchase Price (the "Escrowed Funds") with First Fidelity Bank, N.A., as escrow agent (the "Escrow Agent") pursuant to the Escrow Agreement. The Escrow Agent will maintain interest bearing escrow accounts (collectively, the "Escrow Account") in which it shall deposit the Escrowed Funds.

  4. Allocation of Collections; Release of Escrowed Funds. (a) Within ten days following the last day of each calendar month during the Collection Period, the Permanent Collection Team shall deliver to each of Olsten and HH a written report (a "Collection Report") showing in reasonable detail: (i) the Receivables that were collected during the immediately preceding calendar month; (ii) the aggregate amount of all Receivables collected since the Closing Date and (iii) the amount of Receivables that remained outstanding as of the end of such calendar month.

  (b) HH, HHHC and Olsten agree that: (i) Olsten shall be entitled to retain for its own account 100% of any First Level Collections, and no Escrowed Funds shall be released on account of First Level Collections; (ii) (x) until the Escrow Release Date (as defined in Section 4(d) below), Olsten shall be entitled to retain for its own account 100% of any Second Level Collections, and HH (for its own account and for the account of HHHC) shall be entitled to receive out of the Escrowed Funds, in accordance with Section 4(c) hereof, an amount equal to 100% of any Second Level Collections or (y) after the Escrow Release Date and until the end of the Collection Period, Olsten shall remit to HH (for the account of HH and HHHC) 100% of any Second Level Collections in accordance with Section 4(e) hereof; (iii) until the end of the Collection Period, Olsten shall remit to HH (for the account of HH and HHHC) 50% of any Third Level Collections and Olsten shall be entitled to retain for its own account the remaining amount of such Third Level Collections in accordance with Section 4(e) below; and (iv) Olsten shall be entitled to retain for its own account, 100% of any Remaining Collections.

  For purposes of this Agreement: (w) "First Level Collections" means all collections of Receivables since the Closing Date (as shown on the most recent Collection Report) until the outstanding balance of Receivables has been reduced to $30 million; (x) "Second Level Collections" means the first $15 million of collections of Receivables since the Closing Date (as shown on the most recent Collection Report) in excess of First Level Collections; (y) "Third Level Collections" means the first $3 million of collections of Receivables since the Closing Date (as shown on the most recent Collection Report) in excess of Second Level Collections and (z) "Remaining Collections" means all collections of Receivables since the Closing Date (as shown on the most recent Collections Report) in excess of Third Level Collections. Olsten may in its discretion write-off any Receivable as not collectible, but such write-offs shall not be taken into account in determining the level of remaining Receivables or the amount of collections; provided, however, that no such write-off shall in any way limit or alter the Permanent Collection Team's obligations or responsibility for collecting any Receivable in accordance with
Section 2(d) hereof.

  (c) Until the Escrow Release Date, within five days after delivery of any Collection Report which shows that there have been any Second Level Collections during the immediately preceding calendar month: (i) Olsten, HH and HHHC shall jointly instruct the Escrow Agent to release to HH the amount (if any) of Escrowed Funds equal to the amount of Second Level Collections during the applicable calendar month, together with all interest earned on such Escrowed Funds in the Escrow Account since the Closing Date (the "Escrow Interest") and (ii) Olsten shall pay to HH an amount equal to 50% of: (x) an amount in cash equal to the interest which would have accrued during the same period on the principal amount of Escrowed Funds so released had interest accrued thereon at a rate equal to 0.25% less than the prime rate of interest as published from time to time by First Fidelity Bank, N.A., New Jersey less (y) the amount of Escrow Interest.

  (d) As soon as practicable after delivery of the Collection Report in respect of the 12th month of the Collection Period (the last day of the 12th month of the Collection Period is referred to herein as the "Escrow Release Date"), and the application of Escrow Funds with respect to the collections reflected in such Collection Report in accordance with the foregoing provisions of the Section 4, Olsten shall have the right to instruct the Escrow Agent to release to: (i) Olsten any remaining principal amount of the Escrowed Funds; and (ii) HH any interest earned thereon since the Closing Date and not theretofore distributed.

  (e) Olsten shall pay all amounts due and payable by it to HH pursuant to
Section 4(b)(ii)(y) or 4(b)(iii), within ten days after delivery of any Collection Report which shows that there have been any Second Level Collections or Third Level Collections during the immediately preceding calendar month.

  (f) Olsten shall have no obligation to HH or HHHC with respect to any Receivable collected from and after the last day of the Collection Period.

  (g) Anything contained in this Agreement to the contrary notwithstanding, without limiting any other rights Olsten may have, Olsten shall have the right to offset against any amount payable by Olsten to HH hereunder or payable out of the Escrow Account to HH in accordance with the terms hereof, any amount payable by HH or HHHC to Olsten pursuant to Section 3.03 of the Acquisition Agreement which has not been paid within ten (10) days following demand by Olsten for payment therefor and Olsten shall have the right to instruct the Escrow Agent to release funds from the Escrow Account to Olsten on account thereof. In the event that any amount is released from the Escrow Account to Olsten pursuant to this paragraph (g), HH shall be obligated to deposit into the Escrow Account an amount equal to the amount so released.

  5. Notices. All notices, requests, demands, waivers, consents, approvals or other communications hereunder shall be given in the manner set forth in the Acquisition Agreement.

  6. Assignment. Olsten, HH and HHHC may assign their rights under this Agreement to the same extent they are permitted to assign their rights and obligations under the Acquisition Agreement.

  7. Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

  8. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New York applicable to contracts made and performed therein without giving effect to the principles of conflict of laws thereof.

  9. Amendment; Waiver. No amendment, modification or waiver of the provisions of this Agreement shall be effective unless in a writing executed by the party against whom such amendment or modification is sought to be enforced (or in the case of a waiver by the party waiving one or more of its rights hereunder).

  10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but collectively all of such counterparts shall constitute one and the same agreement.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                          Hooper Holmes, Inc.


                                          By:          /s/ Fred Lash
                                              ---------------------------------
                                                   Senior Vice President

                                          Hooper Holmes Health Care, Inc.


                                          By:          /s/ Fred Lash
                                              ---------------------------------
                                                   Senior Vice President

                                          Olsten Corporation


                                          By:     /s/ William Costantini
                                              ---------------------------------
                                                   Senior Vice President

                                                                      EXHIBIT C

                                EXHIBIT 4.05(C)

                               ESCROW AGREEMENT

  ESCROW AGREEMENT ("Agreement"), dated as of    , 1995, by and among OLSTEN
CORPORATION, a Delaware corporation ("Olsten"), HOOPER HOLMES, INC., a New
York corporation ("HH"), and      , a      (the "Escrow Agent").

                                  WITNESSETH:

  WHEREAS, Olsten, HH and Hooper Holmes Health Care, Inc. ("HHHC") are parties to an Agreement of Acquisition (the "Acquisition Agreement") dated May , 1995, pursuant to which, among other things, Olsten has agreed, subject to the terms and conditions set forth in the Acquisition Agreement, to purchase from HH and HHHC substantially all of the assets and properties relating to the NHC Business (as defined in the Acquisition Agreement) as a going concern, including, without limitation, the accounts receivable of HH and HHHC which relate to services performed by the NHC Business prior to the Closing Date (the "Receivables");

  WHEREAS, Olsten, HH and HHHC are also parties to an Accounts Receivable Collection Agreement dated as of May , 1995 (the "Receivables Agreement") which, among other things, establishes certain rights and procedures with respect to the collection of the Receivables and the escrow of a portion of the cash purchase price contemplated by the Acquisition Agreement; and

  WHEREAS, as a condition to the execution and delivery of the Acquisition Agreement, Olsten and HH have agreed to execute and deliver this Escrow Agreement.

  NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

  1. Appointment of Escrow Agent. HH and Olsten hereby appoint the Escrow Agent as their agent to hold and to release or transfer the Escrowed Funds (as hereinafter defined) and interest thereon, on the terms and conditions hereinafter set forth, and the Escrow Agent hereby accepts such appointment. By execution of this Agreement, HH and Olsten expressly authorize the Escrow Agent to, and the Escrow Agent agrees to, take the actions contemplated herein in accordance with the provisions of this Agreement.

  2. Deposit. Simultaneously with the execution and delivery of this Agreement, Olsten is depositing into the Escrow Account (as hereinafter defined), in immediately available funds, by certified check or by wire transfer, $15,000,000 (the "Escrowed Funds"). Schedule A also sets forth HH's and Olsten's respective employer identification numbers.

  3. Escrow Account. The Escrow Agent has established a separate account described on Schedule B hereto (the "Escrow Account"), which is an interest bearing escrow account maintained by Escrow Agent, into which the Escrowed Funds have been deposited. The Escrow Account is and shall remain in the name, and under the sole control, of the Escrow Agent. The Escrowed Funds, together with all interest accrued thereon, are referred to herein collectively as the "Funds". Interest on the Funds shall be reported by the parties hereto as being the income of HH for all income tax purposes.

  4. Distribution. (a) If the Escrow Agent receives a notice from Olsten (a "Requesting Party") requesting the Escrow Agent to release any of the Funds (a "Release Notice"), the Escrow Agent shall deliver a copy of the Release Notice, as the case may be, to the non-requesting parties and to [the Supervisor of the Collection Team] within ten days after the Escrow Agent's receipt thereof. If the Escrow Agent has not received, within ten days following the Escrow Agent's delivery of the Release Notice to the non-requesting party, a written notice from the non-requesting party that such party objects to the release of Funds in accordance with the Release Notice (an "Objection Notice"), the Escrow Agent shall promptly release such C-1 amount of Funds in accordance with the Release Notice. The Escrow Agent shall distribute Funds pursuant to this Section 4(a) by check or wire transfer in accordance with the wire instructions set forth on Schedule A hereto.

  (b) If the Escrow Agent receives any Objection Notice within the period provided for in Section 4(a), the Escrow Agent shall not release any Funds to the extent the release of such portion of the Funds is objected to in the Objection Notice unless the Escrow Agent is instructed to do so: (i) by written instructions signed by HH and by Olsten; or (ii) by a final, binding, non-appealable order or judgment of a court of competent jurisdiction. The Escrow Agent may release the portion of the Funds, the release of which is not objected to in the Objection Notice, in accordance with Section 4(a).

  (c) Notwithstanding anything in this Agreement to the contrary, the Escrow Agent shall not surrender or deliver any Funds to any person other than in accordance with this Agreement, unless the Escrow Agent is instructed to do so: (i) by written instructions signed by HH and by Olsten or (ii) by a final, binding, non-appealable order or judgment of a court of competent jurisdiction.

  5. Termination of Escrow. All Funds in the Escrow Account shall be released by the Escrow Agent in accordance with Section 4 hereof.

  6. Duties and Obligations. It is agreed that the duties and obligations of the Escrow Agent are those herein specifically provided and no other. The Escrow Agent shall not have any liability under, or duty to inquire into, the terms and provisions of any agreement, other than this Agreement. The Escrow Agent's duties are ministerial in nature and the Escrow Agent shall not incur any liability whatsoever so long as it has acted in good faith, except for willful misconduct or gross negligence.

  The Escrow Agent may consult with counsel of its choice, and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel. The Escrow Agent shall not be bound by any modification, amendment, termination, cancellation, rescission or supersession of this Agreement unless the same shall be in writing and signed by both all of HH and Olsten and, if its duties as Escrow Agent hereunder are affected thereby, unless it shall have given its prior written consent thereto.

  In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep all Funds then held by it in the Escrow Account pursuant to this Agreement until it shall be directed otherwise: (i) by written instructions signed by all of HH and by Olsten; or (ii) by a final, binding, non-appealable order or judgment of a court of competent jurisdiction.

  The Escrow Agent shall not incur any liability for following the instructions herein contained or expressly provided for.

  The Escrow Agent shall not have any responsibility for the genuineness or validity of any document or other item deposited with it or any liability for action in accordance with any written instructions or certificates given to it hereunder (including, without limitation, the Payment Notice or any Objection Notice) and reasonably believed by it to be signed by the proper parties.

  The Escrow Agent shall not be required to institute legal proceedings of any kind and shall not be required to initiate or defend any legal proceedings which may be instituted against it in respect of the subject matter of these instructions. If it does elect to act, it will do so only if it is indemnified against the reasonable cost and expense of such defense or initiation.

  Nothing contained in this Agreement will limit or restrict the Escrow Agent from rendering legal services to any party to this Agreement.

  7. Resignation. The Escrow Agent may at any time resign hereunder by giving written notice of its resignation to HH, HHHC and Olsten at the addresses set forth in Section 9 hereof, at least ten days prior to the date specified for such resignation to take effect, and, upon the effective date of such resignation, all Funds then held the by Escrow Agent hereunder shall be delivered by it to such person as may be designated in writing by both HH and Olsten, whereupon all of Escrow Agent's obligations hereunder shall cease and terminate. If no such person shall have been designated by such date, all obligations of Escrow Agent hereunder shall nevertheless cease and terminate except that Escrow Agent's sole responsibility thereafter shall be to keep all the Funds then held by it in the Escrow Account and to deliver the same to a person designated in writing by all of HH, HHHC and Olsten or in accordance with the directions of a final, binding, non-appealable order or judgment of a court of competent jurisdiction.

  8. Indemnification. HH and Olsten agree to indemnify, defend and hold the Escrow Agent harmless from and against any and all loss, damage, tax, liability and expense that may be incurred by the Escrow Agent arising out of or in connection with its acceptance of appointment as Escrow Agent hereunder, except as caused by its gross negligence or willful misconduct, including, without limitation, the legal costs and expenses of defending itself against any claim or liability in connection with its performance hereunder.

  9. Expenses. All fees and expenses of the Escrow Agent shall be shared 50% by HH and 50% by Olsten. HH and Olsten acknowledge that their obligations under this Section 8 are joint and several. Any expenses incurred by HH or Olsten in connection with this Agreement shall be borne by the party incurring the expense. If there arises a dispute concerning a party's entitlement to some or all of the Funds, the prevailing party shall be entitled to recover its reasonable costs (including attorneys' fees) incurred in connection with such dispute.

  10. Notices. All notices, requests, demands, waivers, consents, approvals or other communications to any party hereunder shall be in writing and shall be deemed to have been duly given if: (i) delivered personally to such party; or
(ii) sent to such party by telegram or telecopy, with a copy sent on the same day for overnight delivery by Federal Express to the following addresses:

  If to HH, to:
    Hooper Holmes, Inc.
    170 Mount Airy Road
    Basking Ridge, New Jersey 07920
    Attention: Fred Lash, Chief Financial Officer and Treasurer

  With copies (which will not constitute notice) to:
    Steptoe & Johnson
    1330 Connecticut Avenue
    Washington, D.C. 20036-1795
    Attention: Terence P. Quinn, Esq.

  If to Olsten, to:
    Olsten Kimberly QualityCare
    175 Broad Hollow Road
    Melville, New York 11747-8905
    Attention: Robert A. Fusco, President

  With copies (which will not constitute notice) to:
    Nancy F. Lanis, Esq.
    Vice President & Assistant General Counsel
    Olsten Kimberly QualityCare
    175 Broad Hollow Road
    Melville, New York 11747-8905

  If to Escrow Agent, to it at:

or to such other address as the addressee may have specified in notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communications will be deemed to have been given as of the date so delivered, telegraphed or telecopied.

  11. Assignment. HH, HHHC and Olsten may assign their rights under this Agreement to the same extent they are permitted to assign their rights and obligations under the Acquisition Agreement.

  12. Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

  13. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New York applicable to contracts made and performed therein without giving effect to the principles of conflict of laws thereof.

  14. Amendment; Waiver. No amendment, modification or waiver of the provisions of this Agreement shall be effective unless in a writing executed by the party against whom such amendment or modification is sought to be enforced (or in the case of a waiver by the party waiving one or more of its rights hereunder).

  15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but collectively all of such counterparts shall constitute one and the same agreement.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                          Hooper Holmes, Inc.

                                          By: _________________________________

                                          Olsten Corporation

                                          By: _________________________________

                                          [Escrow Agent]

                                          By: _________________________________

                                                                      EXHIBIT D

                            OPINION OF BEAR STEARNS

August  , 1995

Board of Directors
Hooper Holmes, Inc.
170 Mt. Airy Road
Basking Ridge, NJ 07920

Dear Sirs:

  We understand that Hooper Holmes, Inc. ("the Company") and Olsten Corporation ("Olsten") have entered into an Agreement of Acquisition dated May 26, 1995 ("Acquisition Agreement"), pursuant to which the Company would sell substantially all of the assets and transfer certain liabilities of NHC ("the NHC Division"), the Company's home health care business, to Olsten in exchange for all the capital stock of American Service Bureau, Inc. (referred to herein as "ASB Meditest"), Olsten's health information business, plus $34.5 million in cash, as adjusted to reflect changes in the NHC Division Net Asset Amount between November 30, 1994 and the Closing Date, and in the ASB Meditest Net Asset Amount between December 31, 1994 and the Closing Date (the "NHC Transaction"). You have provided us with the Proxy Statement/Prospectus, which includes the Acquisition Agreement, in substantially the form to be sent to the shareholders of the Company (the "Proxy Statement").

  You have asked us to render our opinion as to whether the NHC Transaction is fair, from a financial point of view, to the shareholders of the Company.

  In the course of our analyses for rendering this opinion, we have:

    1. reviewed the Proxy Statement;

    2. reviewed the Company's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1992 through 1994, and its Quarterly Report on Form 10-Q for the period ended March 31, 1995;

    3. reviewed certain operating and financial information, including financial projections, provided to us by the management of the Company relating to the NHC Division;

    4. met with certain members of the Company's senior management to discuss the NHC Division's operations, historical financial statements and future prospects;

    5. visited the Company's facilities in Basking Ridge, New Jersey;

    6. reviewed Olsten's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1992 through 1994, and its Quarterly Report on Form 10-Q for the period ended March 31, 1995;

    7. reviewed certain operating and financial information, including financial projections, provided to us by the managements of Olsten and ASB Meditest relating to ASB Meditest;

    8. met with certain members of the senior management of Olsten and ASB Meditest to discuss ASB's operations, historical financial statements and future prospects;

    9. visited ASB Meditest's facilities in Framingham, Massachusetts;

    10. reviewed certain publicly available financial data and stock market performance data of companies which we deemed generally comparable to the NHC Division and ASB Meditest;

    11. reviewed the terms of recent acquisitions of companies which we deemed generally comparable to the NHC Transaction; and

    12. conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

  In the course of our review, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us by the Company and Olsten. With respect to the NHC Division's and ASB Meditest's projected financial results, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and Olsten as to the expected future performance of the NHC Division and ASB Meditest, respectively. We have not assumed any responsibility for the information or projections provided to us and we have further relied upon the assurances of the managements of the NHC Division and ASB Meditest that they are unaware of any facts that would make the information or projections provided to us incomplete or misleading. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets of the NHC Division and ASB Meditest. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof.

  Based on the foregoing, it is our opinion that the NHC Transaction is fair, from a financial point of view, to the shareholders of the Company.

  We have acted as financial advisor to the Company in connection with the NHC Transaction and will receive a fee for such services, payment of a significant portion of which is contingent upon the consummation of the NHC Transaction.

                                          Very truly yours,

                                          Bear, Stearns & Co. Inc.

                                          By: _________________________________
                                               Managing Director

                                                                      EXHIBIT E

                              SECTION 623 OF THE
                       NEW YORK BUSINESS CORPORATION LAW

APPRAISAL RIGHTS

  (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

  (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

  (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or an outline of the material features thereof under section 905 or 913.

  (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

  (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

  (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

  (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by
(1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

  (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

    (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

    (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

    (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

    (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

    (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

    (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

    (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

    (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

  (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be canceled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

  (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

    (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

    (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

    (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

  (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

  (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

  (m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).